As filed with the Securities and Exchange Commission on April 6, 2020

Registration No. 333-237277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to the

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORWOOD FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23-2828306
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

717 Main Street

Honesdale, Pennsylvania 18431

(570) 253-1455

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lewis J. Critelli, President

717 Main Street

Honesdale, Pennsylvania 18431

(570) 253-1455

(Name, address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Spidi, Esq. Jones Walker, LLP 499 South Capitol Street, S.W., Suite 600 Washington, D.C. 20003 (202) 434-4670	Edward C. Hogan, Esq. Stevens & Lee, PC 100 Lenox Drive, Suite 200 Lawrenceville, New Jersey 08648 (609) 243-6434

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Norwood Financial Corp. common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED APRIL 6, 2020, SUBJECT TO COMPLETION

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On January 8, 2020, Norwood Financial Corp., or Norwood, and UpState New York Bancorp, Inc., or UpState, entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the combination of the two companies. Under the merger agreement, UpState will merge with and into Norwood, with Norwood as the surviving corporation (which we refer to as the “merger”). Following the completion of the merger, USNY Bank, a wholly-owned bank subsidiary of UpState, will merge with and into Wayne Bank, a wholly-owned bank subsidiary of Norwood, with Wayne Bank as the surviving bank (which we refer to as the “bank merger”).

Pursuant to the terms of the merger agreement, shareholders of UpState will have the opportunity to elect to receive for each share of UpState common stock they own, either 0.9390 shares of Norwood common stock or $33.33 in cash, or a combination of both. All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 90% of the shares of UpState will be exchanged for Norwood common stock and 10% of the shares of UpState will be exchanged for cash. In addition to the purchase price per share, UpState may also be permitted, under certain performance conditions, to distribute at the closing of the merger, an additional $0.67 per share in cash to UpState’s shareholders. The transaction is expected to be a tax-free exchange for shareholders of UpState receiving Norwood common stock.

Under the terms of the merger agreement, the cash consideration and the exchange ratio will remain fixed, while the value of the stock consideration will fluctuate with the market price of Norwood common stock. Based on the closing price of Norwood common stock on the NASDAQ Global Market on January 8, 2020, the last trading day before public announcement of the merger agreement, the value of the stock consideration represented approximately $38.93 in value for each share of UpState common stock. In addition, based on the closing price of Norwood common stock on the NASDAQ Global Market on April 15, 2020, the value of the stock consideration represented approximately $[●] in value for each share of UpState common stock. You should obtain current stock price quotations, if available, for Norwood and UpState common stock. Norwood common stock trades on the NASDAQ Global Market under the symbol “NWFL”. There is no established trading market for UpState common stock. UpState may choose to terminate the merger agreement, including if Norwood’s share price declines to below $31.14 (subject to customary anti-dilution adjustments) as of the first date when all regulatory approvals for the merger have been received, combined with such decline being at least 20% greater than a corresponding decline in the value of the NASDAQ Bank Index, and no adjustment pursuant to a specified formula is made to the exchange ratio by Norwood, as is discussed in further detail beginning on page 96 of this joint proxy statement/prospectus.

Norwood will hold an annual meeting of their shareholders at which, among other things, the merger agreement and other matters will be submitted for approval. UpState will hold a special meeting of their shareholders in connection with the merger and related matters. UpState and Norwood shareholders will be asked to vote to approve the merger agreement and approve related and other matters, as described in the attached joint proxy statement/prospectus. Approval of the merger agreement requires a majority of the votes cast in favor of the proposal by Norwood shareholders and the affirmative vote of a majority of the outstanding shares entitled to vote by the holders of UpState common stock.

The annual meeting of Norwood shareholders will be held on May 26, 2020, at 11:00 a.m., local time, at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania.

Norwood is actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. In the event it is not possible or advisable for us to hold our annual meeting at a physical location, we will host a virtual-only annual meeting. We anticipate making a final decision on our meeting location by May 12, 2020, and will announce our decision by press release and posting on our website at www.waynebank.com/stockholder-services. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before our annual meeting or please call us at (570) 253-1455 or (800) 598-5002. As always, we encourage you to vote your shares in advance of the annual meeting.

The special meeting of UpState shareholders will be held on May 26, 2020 at 11:00 a.m., local time, and accessed virtually via the Internet at www.meetingcenter.io/268451970, where you will be able to listen to the meeting live, submit questions and vote online. The online password is USNY2020. Shareholders of record will also need a control number and a password to access the meeting, which can be found on your proxy card. In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our people, including UpState shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the special meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Norwood’s board of directors unanimously recommends that Norwood shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Norwood annual meeting.

UpState’s board of directors unanimously recommends that UpState shareholders vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the UpState special meeting.

The attached joint proxy statement/prospectus describes the annual meeting of Norwood, the special meeting of UpState, the merger, the documents related to the merger, and other related matters. It also contains information about Norwood and UpState and related matters. PLEASE CAREFULLY READ THE ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING “RISK FACTORS” BEGINNING ON PAGE 22, FOR A DISCUSSION OF THE RISKS RELATING TO THE MERGER. You can also obtain information about Norwood from documents that Norwood has publicly filed with the Securities and Exchange Commission.

Lewis J. Critelli	R. Michael Briggs
President and Chief Executive Officer	President
Norwood Financial Corp.	UpState New York Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the merger, the issuance of the Norwood common stock in connection with the merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated April [●], 2020, and is first being mailed or otherwise delivered to shareholders of Norwood and UpState on or about April [●], 2020.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Norwood from documents filed with the Securities and Exchange Commission (which we refer to as the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Norwood at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Norwood at the following address:

Norwood Financial Corp.

717 Main Street,

Honesdale, Pennsylvania 18431

Telephone: (570) 253-1455

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective meeting of shareholders. This means that Norwood shareholders requesting documents must do so by May 19, 2020, in order to receive them before the Norwood annual meeting, and UpState shareholders requesting documents must also do so by May 19, 2020, in order to receive them before the UpState special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [●], 2020, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document, and neither the mailing of this document to Norwood shareholders or UpState shareholders, nor the issuance by Norwood of shares of Norwood common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding UpState has been provided by UpState and information contained in this document regarding Norwood has been provided by Norwood.

Please see “Where You Can Find More Information” for more details.

NORWOOD FINANCIAL CORP.

717 MAIN STREET

HONESDALE, PENNSYLVANIA 18431

(570) 253-1455

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 26, 2020

The 2020 Annual Meeting of Stockholders of Norwood Financial Corp., will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on May 26, 2020, at 11:00 a.m., local time, for the following purposes:

1.	To elect three directors;

2.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated January 8, 2020, by and among Norwood Financial Corp., Wayne Bank, UpState New York Bancorp, Inc. and USNY Bank, under which UpState New York Bancorp, Inc. will merge with and into Norwood Financial Corp.;

3.	To ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2020;

4.	To consider and vote upon a proposal to adjourn, postpone or continue the annual meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and

5.	To approve a non-binding advisory resolution on executive compensation.

all as set forth in the joint proxy statement/prospectus accompanying this notice, and to transact any other business that may properly come before the annual meeting. The Board of Directors is not aware of any other business to come before the annual meeting. Stockholders of record at the close of business on April 15, 2020, are the stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

We are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. In the event it is not possible or advisable for us to hold our annual meeting at a physical location, we will host a virtual-only annual meeting. We anticipate making a final decision on our meeting location by May 12, 2020, and will announce our decision by press release and posting on our website at www.waynebank.com/stockholder-services. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before our annual meeting or please call us at (570) 253-1455 or (800) 598-5002. As always, we encourage you to vote your shares in advance of the annual meeting.

A copy of our Annual Report for the year ended December 31, 2019, is enclosed.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the annual meeting even if you cannot attend. All stockholders of record can vote by written proxy card. Also, you may vote in person at the annual meeting if you so choose. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Lance Secretary

Honesdale, Pennsylvania

[●], 2020

Important Notice Regarding Internet Availability of Proxy Materials For the Shareholder Meeting to be Held on May 26, 2020
The Proxy Statement and Annual Report to Stockholders are available on the Stockholder Services Page of our website at www.waynebank.com/stockholder-services

UPSTATE NEW YORK BANCORP, INC.

389 Hamilton Street

Geneva, New York 14456

(315) 789- 1500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held On May 26, 2020

NOTICE IS HEREBY GIVEN, that a special meeting of shareholders of UpState New York Bancorp, Inc. (“UpState”) will be held on May 26, 2020 at 11:00 a.m., local time, and accessed virtually via the Internet at www.meetingcenter.io/268451970, where you will be able to listen to the meeting live, submit questions and vote online. The online password is USNY2020. Shareholders of record will also need a control number and a password to access the meeting, which can be found on your proxy card. In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our people, including UpState shareholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the special meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. The special meeting is being held, for the following purposes:

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated January 8, 2020, by and among Norwood Financial Corp., Wayne Bank, UpState and USNY Bank, under which UpState will merge with and into Norwood Financial Corp.; and

2.	To consider and vote upon a proposal to adjourn, postpone or continue the special meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement.

Shareholders of record at the close of business on April 15, 2020 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. The enclosed joint proxy statement/prospectus describes the merger agreement in detail, and a copy of the merger agreement is annexed as Annex A to the joint proxy statement/prospectus and incorporated by reference therein.

The board of directors of UpState New York Bancorp, Inc. unanimously recommends that UpState’s shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal described above.

Your vote is very important. Your proxy is being solicited by the board of directors of UpState. The proposal to approve the merger agreement must be approved by the affirmative vote of a majority of the outstanding shares at the special meeting. Whether or not you expect to attend the special meeting in person or virtually, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope or vote by telephone or on the internet. You may revoke your proxy by written notice to UpState, by submitting a proxy card dated as of a later date, by subsequently voting by telephone or on the internet or by voting in person or online at the special meeting.

Under New York law, if the merger is completed, UpState shareholders of record who do not vote to approve the merger agreement and otherwise comply with the applicable provisions of New York law pertaining to dissenters’ rights will be entitled to exercise dissenters’ rights and obtain payment in cash for the fair value of their shares of UpState common stock by following the procedures set forth in detail in the enclosed joint proxy statement/prospectus. A copy of the section of the New York Business Corporation Law pertaining to dissenters’ rights is included as Annex D to the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors

Jeffrey S. Gifford
Chairman

Geneva, New York

[●], 2020

ANNEXES

A.	Agreement and Plan of Merger, dated as of January 8, 2020, by and among Norwood Financial Corp., Wayne Bank, UpState New York Bancorp, Inc. and USNY Bank.	A-1
B.	Opinion of The Kafafian Group, Inc.	B-1
C.	Opinion of Boenning & Scattergood, Inc.	C-1
D.	New York Business Corporation Law §623.	D-1

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the merger and the Norwood annual meeting or the UpState special meeting. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in documents incorporated by reference into this joint proxy statement/prospectus and in the annexes to this joint proxy statement/prospectus.

Q:	Why am I receiving this document?

A: Norwood and UpState have agreed to combine under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, Norwood and UpState shareholders must vote to approve the merger agreement and the merger. Norwood is holding an annual meeting of shareholders to obtain this approval. UpState is holding a special meeting of shareholders to obtain this approval. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, the annual meeting, the special meeting, and other related matters, and you should read it carefully.

Q:	What will happen to UpState as a result of the merger?

A: If the merger is completed, UpState will merge with and into Norwood and its separate corporate existence will end. In addition, immediately following the merger, USNY Bank will merge with and into Wayne Bank with Wayne Bank being the surviving bank.

Q:	What will UpState shareholders receive in the merger?

A: If the merger agreement is approved and the merger is subsequently completed, each outstanding share of UpState common stock (other than any dissenting shares) will be converted into the right to receive either:

•	$33.33 in cash, without interest, which we refer to as the “cash consideration”; or

•	0.9390 of a share of Norwood common stock, which we refer to as the “stock consideration,”

in each case, subject to adjustment, election and allocation procedures specified in the merger agreement.

As of the end of the month immediately prior to the closing date of the merger, if UpState’s actual equity, as adjusted as provided in the merger agreement (“Actual Equity”), is greater than the target equity as set forth in Column A of Appendix I of the merger agreement for the respective month end (“Target Equity”), then the per share offer price would be increased by an amount equal to (i) Actual Equity minus the Target Equity divided by (ii) 2,208,000 (the “Per Share Increase”). In no event will the Per Share Increase be greater than $0.67 in cash and in no case less than $0.00, resulting in the cash consideration as increased by the Per Share Increase having a maximum value of $34.00 per share for each USNY share. Recipients of the stock consideration will receive the Per Share Increase, if applicable, in cash.

Shareholders may elect to receive all cash, all stock, or cash for some shares and stock for the remainder of the shares they own, subject to adjustment, election and allocation procedures specified in the merger agreement. The ability to receive all stock, all cash or a mix of both may depend on the elections of other UpState shareholders. The allocation of the mix of consideration payable to UpState shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by all UpState shareholders. No guarantee can be made that you will receive the amounts of cash or stock that you elect.

Q:	Will UpState shareholders receive the form of consideration they elect?

A: Each UpState shareholder may not receive the form of consideration that it elects in the merger. The allocation procedures in the merger agreement provide that the aggregate number of shares of UpState common stock to be converted into the right to receive cash consideration, including dissenting shares, will equal 10% of the outstanding shares of UpState common stock, and the number of shares to be converted into Norwood common stock will equal 90% of the outstanding UpState common stock. Pursuant to this limitation, if the aggregate number of shares with respect to which a valid cash consideration election is made, together with any dissenting shares, is greater than 10% of the outstanding shares of UpState common stock, a pro rata portion of those shares will be converted into the right to receive Norwood common stock such that the number of shares of UpState common stock converted into the cash consideration equals 10% of the total. Similarly, if the number of shares pursuant to which a valid cash consideration election is made, together with any dissenting shares, is less than 10% of the outstanding shares of UpState common stock, first such number of shares for which no election has been made and then, if necessary, such number of shares for which a stock consideration election has been made will be converted, as necessary, such that the number of shares of UpState common stock to be converted into cash in the transaction does not exceed 10%.

Q:	How do UpState shareholders register their election for cash, Norwood common stock or a combination thereof?

A: Each UpState shareholder should complete and return an election form, along with the UpState stock certificate(s), according to the instructions included with the form. The election form will be provided to UpState shareholders under separate cover. The election deadline will be 5:00 p.m., Eastern Time, on the date specified in the election form. If you own shares of UpState common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q:	What happens if an UpState shareholder does not make a valid election as to whether to receive cash or stock?

A: If an UpState shareholder does not return a properly completed election form by the election deadline specified in the election form, such shareholder’s shares of UpState common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement.

Q:	When will the merger be completed?

A: We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the merger agreement by Norwood shareholders at the annual meeting and by UpState shareholders at the special meeting. We currently expect to complete the merger during the third calendar quarter of 2020. However, because fulfillment of some of the conditions to completion of the merger, such as the receipt of required regulatory approvals, are not entirely within our control, we cannot predict the actual timing.

Q:	What happens if the merger is not completed?

A: If the merger is not completed, UpState shareholders will not receive any consideration for their shares of common stock in connection with the merger. Instead, UpState will remain an independent company. Under specified circumstances, UpState may be required to pay to Norwood a fee with respect to the termination of the merger agreement, as described under “The Merger and the Merger Agreement — Termination Fee.”

Q:	Who is being asked to approve matters in connection with the merger?

A: Norwood shareholders are being asked to (i) elect three directors; (ii) approve the merger agreement; (iii) ratify the appointment of S.R. Snodgrass, P.C. as Norwood’s independent auditors for its fiscal year ending December 31, 2020; (iv) approve a proposal to adjourn, postpone or continue the annual meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and (v) approve a non-binding advisory resolution on executive compensation. UpState shareholders are being asked (i) to vote to approve the merger agreement and (ii) to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. With respect to UpState, under New York law, the merger cannot be completed unless a majority of the outstanding shares of UpState common stock are voted to adopt the merger agreement and the merger. With respect to Norwood, under the Rules of the Nasdaq Stock Market, approval of the merger agreement requires a majority of the votes cast in favor of the proposal by Norwood shareholders. The boards of directors of Norwood and UpState are using this joint proxy statement/prospectus to obtain approval of the merger agreement at their respective meetings of their shareholders.

Q:	Should UpState shareholders send in their stock certificates with their proxy card?

A: No. An election form and transmittal materials, with instructions for their completion, will be provided to UpState shareholders under separate cover and the stock certificates should be sent at that time.

Q:	What are the material United States federal income tax consequences of the merger to UpState shareholders?

A: Norwood and UpState will not be required to complete the merger unless they receive legal opinions from their respective counsel to the effect that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to an UpState shareholder will depend upon the form of consideration such shareholder will receive in the merger (i.e., cash, stock or a combination thereof).

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “The Merger and the Merger Agreement — Material United States Federal Income Tax Consequences of the Merger.”

Q:	Are UpState shareholders entitled to dissenters’ appraisal rights?

A: Yes. Under New York law, record holders of UpState common stock who submit a written objection, including notice of an intent to dissent, and do not vote in favor of the proposal to adopt the merger agreement will be entitled to seek dissenters’ appraisal rights in connection with the merger, and if the merger is completed, to obtain payment in cash equal to the fair value of their shares of UpState common stock instead of the merger consideration. To exercise their appraisal rights, UpState shareholders must strictly follow the procedures prescribed by New York law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of New York law is included as Annex D to this document. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For a more complete description of appraisal rights, please refer to the section entitled “The Merger and the Merger Agreement — Dissenters’ Rights of Appraisal.”

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger-related proposals?

A: Yes. You should read and carefully consider the risk factors set forth in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 22.

Q:	When and where will Norwood shareholders meet?

A: The annual meeting of Norwood shareholders will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on May 26, 2020, at 11:00 a.m., local time. We are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. In the event it is not possible or advisable for us to hold our annual meeting at a physical location, we will host a virtual-only annual meeting. We anticipate making a final decision on our meeting location by May 12, 2020, and will announce our decision by press release and posting on our website at www.waynebank.com/stockholder-services. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before our annual meeting or please call us at (570) 253-1455 or (800) 598-5002. As always, we encourage you to vote your shares in advance of the annual meeting.

Q:	When and where will UpState shareholders meet?

A: UpState will hold a special meeting of its shareholders on May 26, 2020, at 11:00 a.m., local time, and accessed virtually via the Internet at www.meetingcenter.io/268451970, where you will be able to listen to the meeting live, submit questions and vote online. The online password is USNY2020. Shareholders of record will also need a control number and a password to access the meeting, which can be found on your proxy card. In light of the COVID-19 outbreak, for the safety of all of our people, including UpState shareholders, and taking into account recent federal, state and local guidance that has been issued, the UpState board of directors has determined that the special meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Q:	What do I need in order to attend the UpState special meeting virtually?

A: Shareholders may attend and participate in the UpState special meeting by visiting www.meetingcenter.io/268451970. To participate in the special meeting, you will need to review the information included on your proxy card. The password for the meeting is USNY2020. Shareholders of record will also need a control number to access the special meeting which can be found on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must (1) obtain a written legal proxy from such intermediary and (2) register in advance using the instructions below.

We encourage you to access the meeting before the start time of 11:00 a.m., Eastern Time, on May 26, 2020. Please allow ample time for online check-in, which will begin at 10:45 a.m., Eastern Time, on May 26, 2020. Please follow the instructions as outlined in this proxy statement and your proxy card.

Q:	How do I register to attend the special meeting virtually on the Internet?

A: If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the special meeting virtually on the Internet. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting virtually on the Internet. To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your UpState holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 22, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

•	By email — Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•	By mail — Please enclose an image of your legal proxy addressed to:

Computershare

UpState New York Bancorp Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q:	Why is the special meeting only being held online?

A: In light of the COVID-19 outbreak, for the safety of all of our people, including UpState shareholders, and taking into account recent federal, state and local guidance that has been issued, the UpState board of directors has determined that the special meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Q:	What matters are Norwood shareholders being asked to approve at the annual meeting pursuant to the joint proxy statement/prospectus?

Norwood shareholders are being asked to (i) elect three directors; (ii) approve the merger agreement; (iii) ratify the appointment of S.R. Snodgrass, P.C. as Norwood’s independent auditors for its fiscal year ending December 31, 2020; (iv) approve a proposal to adjourn, postpone or continue the annual meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and (v) approve a non-binding advisory resolution on executive compensation.

Q:	What matters are UpState shareholders being asked to approve at the special meeting pursuant to the joint proxy statement/prospectus?

A: UpState shareholders are being asked to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. UpState shareholders also are being asked to approve a proposal to adjourn, postpone or continue the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:	How may I vote my shares online at the virtual UpState special meeting?

If you hold shares of UpState common stock as the shareholder of record, you have the right to vote those shares at the UpState special meeting. Please visit www.meetingcenter.io/268451970 to participate in the special meeting. You will need to review the information included on your proxy card. The password for the meeting is USNY2020. Shareholders of record will also need a control number to access the meeting, which can be found on your proxy card.

If you are a beneficial owner and hold shares of UpState common stock in street name, you must obtain a written legal proxy from your bank, brokerage firm or other nominee authorizing you to vote those shares online at the special meeting. You cannot vote the shares you beneficially own through the online voting platform unless you have a written legal proxy from your bank, brokerage firm or other nominee to do so. If you obtain a written legal proxy, please follow the instructions above under “How do I register to attend the special meeting virtually on the Internet?”

Even if you plan to attend the UpState special meeting online, you should submit a proxy card or voting instruction form for your shares in advance, so that your vote will be counted if you later decide not to attend the special meeting online.

Q:	What does Norwood’s Board of Directors recommend with respect to the proposals?

A: Norwood’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of Norwood and its shareholders and unanimously recommends that Norwood shareholders vote “FOR” the merger agreement and “FOR” the adjournment proposal. Norwood’s board of directors also unanimously recommends that Norwood shareholders vote “FOR” its nominees for election as directors, “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as Norwood’s independent auditors for its fiscal year ending December 31, 2020, and “FOR” the non-binding advisory resolution on executive compensation.

Q:	What does UpState’s Board of Directors recommend with respect to the proposals?

A: UpState’s board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to and in the best interests of UpState and its shareholders and unanimously recommends that UpState shareholders vote “FOR” the merger agreement and “FOR” the adjournment proposal.

Q:	Did the Board of Directors of Norwood receive an opinion from a financial advisor with respect to the merger?

A: Yes. On January 8, 2020, The Kafafian Group, Inc. which we refer to in this joint proxy statement/prospectus as “Kafafian,” rendered its written opinion to the board of directors of Norwood that, as of such date and based upon and subject to the factors and assumptions described to the Norwood board of directors during its presentation and set forth in the opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of Norwood common stock. You should read and carefully consider the description of Kafafian’s opinion and analysis set forth in the section of this joint proxy statement/prospectus entitled “The Merger and the Merger Agreement — Opinion of Norwood’s Financial Advisor.” The full text of Kafafian’s written opinion is attached as Annex B to this joint proxy statement/prospectus. Norwood shareholders are urged to read the opinion in its entirety.

Q:	Did the Board of Directors of UpState receive an opinion from a financial advisor with respect to the merger?

A: Yes. On January 8, 2020, Boenning & Scattergood, Inc., which we refer to in this joint proxy statement/prospectus as “Boenning,” rendered its written opinion to the board of directors of UpState that, as of such date and based upon and subject to the factors and assumptions described to the UpState board of directors during its presentation and set forth in the opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of UpState common stock. You should read and carefully consider the description of Boenning’s opinion and analysis set forth in the section of this joint proxy statement/prospectus entitled “The Merger and the Merger Agreement — Opinion of UpState’s Financial Advisor.” The full text of Boenning’s written opinion is attached as Annex C to this joint proxy statement/prospectus. UpState shareholders are urged to read the opinion in its entirety.

Q:	Who can vote at Norwood’s annual meeting?

A: Holders of record of Norwood common stock at the close of business on April 15, 2020, which is the record date for the Norwood annual meeting, are entitled to vote at the annual meeting.

Q:	Who can vote at the UpState special meeting?

A: Holders of record of UpState common stock at the close of business on April 15, 2020, which is the record date for the UpState special meeting, are entitled to vote at the special meeting.

Q:	How many votes must be represented in person or by proxy (online if we host a virtual only meeting) at the Norwood annual meeting to have a quorum?

A: The holders of a majority of the shares of Norwood common stock outstanding and entitled to vote at the annual meeting, present in person (online if we host a virtual only meeting), or represented by proxy will constitute a quorum at the annual meeting.

Q:	How many votes must be represented online or by proxy at the UpState special meeting to have a quorum?

A: The holders of a majority of the shares of UpState common stock outstanding and entitled to vote at the special meeting, present online or represented by proxy, will constitute a quorum at the special meeting.

Q:	What vote by Norwood shareholders is required to approve each of the proposals?

A: Norwood directors are elected by a plurality of votes. Approval of the merger agreement requires a majority of the votes cast in favor of the proposal by Norwood shareholders entitled to vote on the proposal. Ratification of the selection of Norwood’s independent auditors, approval of the adjournment proposal and approval of the non-binding advisory resolution on executive compensation will require the affirmative vote of a majority of the votes cast at the Norwood annual meeting, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the merger agreement proposal, the ratification of the selection of independent auditors, the adjournment proposal or the non-binding advisory resolution on executive compensation proposal. As of the record date for the annual meeting, directors and executive officers of Norwood, together with their affiliates, had sole or shared voting power over approximately [●]% of the Norwood common stock outstanding and entitled to vote at the annual meeting. Directors and executive officers of UpState, together with their affiliates, do not have sole or shared voting power over any shares of Norwood common stock entitled to vote at the Norwood annual meeting.

Q:	What vote by UpState shareholders is required to approve each of the proposals?

A: Approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of UpState entitled to vote on the proposal. Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast at the UpState special meeting assuming a quorum is present. Abstentions and broker non-votes will have the same effect as voting against the merger agreement proposal but will have no effect on the adjournment proposal.

As of the record date for the special meeting, directors and executive officers of UpState, together with their affiliates, had sole or shared voting power over approximately 22.3% of the UpState common stock outstanding and entitled to vote at the special meeting. Directors and executive officers of Norwood, together with their affiliates, do not have sole or shared voting power over any shares of UpState common stock entitled to vote at the UpState special meeting.

Q:	How may the Norwood shareholders vote their shares for the proposals being presented at the Norwood annual meeting?

A: Norwood shareholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable their shares to be represented and voted at the annual meeting. Norwood shareholders may also vote by telephone or on the internet by following the instructions on the proxy card.

Q:	How may the UpState shareholders vote their shares for the proposals being presented at the special meeting?

A: UpState shareholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable their shares to be represented and voted at the special meeting. UpState shareholders may also vote by telephone or on the internet by following the instructions on the proxy card.

Q:	Will a broker or bank holding shares in “street name” for a Norwood shareholder automatically vote those shares for a shareholder at the Norwood annual meeting?

A: No. A broker or bank WILL NOT be able to vote your shares with respect to the merger agreement proposal, the election of Norwood directors or the non-binding advisory resolution on executive compensation without first receiving instructions from you on how to vote. If your Norwood shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Norwood common stock that you own are voted at the annual meeting.

Q:	Will a broker or bank holding shares in “street name” for an UpState shareholder automatically vote those shares for a shareholder at the UpState special meeting?

A: No. A broker or bank WILL NOT be able to vote your shares with respect to the merger agreement proposal without first receiving instructions from you on how to vote. If your UpState shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of UpState common stock that you own are voted at the special meeting.

Q:	Will Norwood shareholders be able to vote their shares in person (online only if we host a virtual only meeting) at the Norwood annual meeting?

A: Yes. Submitting a proxy will not affect the right of any Norwood shareholder to vote in person (online only if we host a virtual only meeting) at the Norwood annual meeting. However, if a Norwood shareholder holds shares in “street name,” the shareholder must first ask its broker or bank how to vote those shares in person (online only if we host a virtual only meeting) at the Norwood annual meeting and obtain a “legal proxy.”

Q:	Will UpState shareholders be able to vote their shares online at the UpState special meeting?

A: Yes. Submitting a proxy will not affect the right of any UpState shareholder to vote online at the special meeting. However, if an UpState shareholder holds shares in “street name,” the shareholder must first ask its broker or bank how to vote those shares online at the UpState special meeting and obtain a “legal proxy.”

Q:	What do Norwood shareholders need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares promptly. If you hold your shares of Norwood common stock as a shareholder of record, you should complete, sign, date and promptly return the enclosed proxy card or vote by telephone or on the internet. The proxy card will instruct the persons named on the proxy card to vote your Norwood shares at the annual meeting as you direct. If you sign and send in a proxy card or vote by telephone or on the internet and do not indicate how you wish to vote, the proxy will be voted “FOR” all of the Norwood annual meeting proposals. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card, voting by telephone or on the internet or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Norwood annual meeting.

Q:	What do UpState shareholders need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares promptly. If you hold your shares of UpState common stock as a shareholder of record, you should complete, sign, date and promptly return the enclosed proxy card or vote by telephone or on the internet. The proxy card will instruct the persons named on the proxy card to vote your UpState shares at the special meeting as you direct. If you sign and send in a proxy card or vote by telephone or on the internet and do not indicate how you wish to vote, the proxy will be voted “FOR” all of the UpState special meeting proposals. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card, voting by telephone or on the internet or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:	What should a Norwood shareholder do if he or she receives more than one set of voting materials?

A: As a Norwood shareholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple Norwood proxy cards or voting instruction cards. For example, if you hold your Norwood shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Norwood shares. If you are a holder of record and your Norwood shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the section entitled “The Norwood Annual Meeting of Stockholders.”

Q:	What should an UpState shareholder do if he or she receives more than one set of voting materials?

A: As an UpState shareholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple UpState proxy cards or voting instruction cards. For example, if you hold your UpState shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold UpState shares. If you are a holder of record and your UpState shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the section entitled “The UpState Special Meeting of Shareholders.”

Q:	May a Norwood shareholder change or revoke the shareholder’s vote after submitting a proxy?

A: Yes. If you are a record holder of Norwood common stock, you can change your vote by:

•	providing written notice of revocation to the Secretary of Norwood prior to the time the Norwood annual meeting begins;

•	submitting a later dated, signed and dated proxy card prior to the time the Norwood annual meeting begins (any earlier proxies will be revoked automatically);

•	voting again by telephone or on the internet prior to the time the Norwood annual meeting begins (any earlier proxies will be revoked automatically); or

•

attending the Norwood annual meeting in person or virtually and voting in person or online. Any earlier proxy will be revoked. However, simply attending the annual meeting in person or virtually without voting will not revoke your proxy.

If you have instructed a bank or broker to vote your shares, you must follow your bank’s or broker’s directions to change your vote.

Q:	May an UpState shareholder change or revoke the shareholder’s vote after submitting a proxy?

A: Yes. If you are a record holder of UpState common stock, you can change your vote by:

•	providing written notice of revocation to the Secretary of UpState prior to the time the UpState special meeting begins;

•	submitting a later dated, signed and dated proxy card prior to the time the UpState special meeting begins (any earlier proxies will be revoked automatically);

•	voting again by telephone or on the internet prior to the time the UpState special meeting begins (any earlier proxies will be revoked automatically); or

•	attending the UpState special meeting virtually and voting online. Any earlier proxy will be revoked. However, simply attending the special meeting virtually without voting will not revoke your proxy.

If you have instructed a bank or broker to vote your shares, you must follow your bank’s or broker’s directions to change your vote.

You should send any notice of revocation or your completed new proxy card, as the case may be, to Georgeson, UpState’s proxy solicitor, as follows:

Georgeson

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

upstatenewyorkbank@georgeson.com

Shareholders, Banks and Brokers

Call Toll Free:

866-767-8989

Q:	What happens if I sell my shares of UpState common stock before the special meeting?

A: The record date for UpState shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the merger. If you transfer your UpState shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Who can help answer my questions about the Norwood annual meeting?

A: If you have any questions about the merger or the Norwood annual meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Norwood at (800) 598-5002 (toll free) or (570) 253-1455.

Q:	Who can help answer my questions about the UpState special meeting?

A: If you have any questions about the merger or the UpState special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact UpState’s proxy solicitor, Georgeson, at (866) 767-8989 (toll free).

SUMMARY

This summary, together with the section of this joint proxy statement/prospectus entitled “Questions and Answers” highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus, the annexes attached to this joint proxy statement/prospectus and the documents which are referred to in this joint proxy statement/prospectus. The Agreement and Plan of Merger, dated as of January 8, 2020, is attached as Annex A to this joint proxy statement/prospectus. We have included page references in parentheses to direct you to the appropriate place in this joint proxy statement/prospectus for a more complete description of the topics presented in this summary. This summary and the rest of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements.”

The Parties

Norwood Financial Corp.

717 Main Street

Honesdale, Pennsylvania 18431

(570) 253-1455

Norwood Financial Corp., a Pennsylvania corporation, is the holding company for Wayne Bank. Wayne Bank is a Pennsylvania chartered commercial bank headquartered in Honesdale, Pennsylvania. Wayne Bank was originally chartered on February 17, 1870 as Wayne County Savings Bank. Wayne County Savings Bank changed its name to Wayne County Bank and Trust in December 1943. In September 1993, Wayne Bank adopted the name Wayne Bank. On March 29, 1996, Wayne Bank completed a holding company reorganization and became a wholly owned subsidiary of Norwood. In 2011, Norwood acquired North Penn Bancshares, Inc. and its wholly owned subsidiary, North Penn Bank, which expanded Wayne Bank’s northeastern Pennsylvania footprint with five additional offices. On July 31, 2016, Norwood completed the acquisition of Delaware Bancshares, Inc. and its wholly owned subsidiary, The National Bank of Delaware County, which expanded Wayne Bank’s footprint by adding 12 banking offices in Delaware and Sullivan Counties, New York. Wayne Bank is an independent community bank with 27 offices in Northeastern Pennsylvania and the Southern Tier of New York. Wayne Bank has five offices in Wayne County, two offices in Pike County, four offices in Monroe County, two offices in Lackawanna County and [two] offices in Luzerne County, Pennsylvania. In addition, Wayne Bank has six offices in Delaware County, New York, and six offices in Sullivan County, New York. Wayne Bank offers a wide variety of personal and business credit services and trust and investment products and real estate settlement services to the consumers, businesses, nonprofit organizations, and municipalities in each of the communities that it serves. In addition, Wayne Bank operates 28 automated teller machines, each one located at a branch facility.

Norwood’s common stock is traded on the NASDAQ Global Market under the symbol “NWFL.”

At December 31, 2019, Norwood had total assets of $1.231 billion, total loans receivable of $924.6 million, deposits of $957.5 million, and stockholders’ equity of $137.4 million.

UpState New York Bancorp, Inc.

389 Hamilton Street

Geneva, New York 14456

(315) 789-1500

UpState New York Bancorp, Inc. is the holding company for USNY Bank, a New York chartered bank that conducts its business from its two Bank of the Finger Lakes offices in Geneva and Penn Yan, New York, and two Bank of Cooperstown offices in Cooperstown and Oneonta, New York. As of December 31, 2019, UpState had total assets of $439.6 million, total net loans of $380.7 million, total deposits of $387.9 million and total stockholders’ equity of $46.4 million.

The Merger and the Merger Agreement (page 57)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, UpState will merge with and into Norwood with Norwood as the surviving entity of the merger. Immediately thereafter, USNY Bank will merge with and into Norwood’s wholly owned banking subsidiary, Wayne Bank, with Wayne Bank as the surviving entity of the bank merger.

Consideration to be Received in the Merger by UpState shareholders (page 81)

Under the terms of the merger agreement, UpState shareholders (other than dissenting shareholders) have the opportunity to elect, for each outstanding share of UpState common stock they own, to receive:

•	$33.33 in cash, without interest, which we refer to as the “cash consideration;” or

•	0.9390 of a share of Norwood common stock, which we refer to as the “stock consideration.”

UpState shareholders may also elect to receive the cash consideration for some of their shares of UpState common stock and the stock consideration for the remainder, or make no election at all. Elections will be subject to the adjustment, election and allocation procedures specified in the merger agreement.

As of the end of the month immediately prior to the closing date of the merger, if UpState’s actual equity, as adjusted as provided in the merger agreement (“Actual Equity”), is greater than the target equity as set forth in Column A of Appendix I of the merger agreement for the respective month end (“Target Equity”), then the per share merger consideration would be increased by an amount equal to (i) Actual Equity minus the Target Equity divided by (ii) 2,208,000 (the “Per Share Increase”). In no event will the Per Share Increase be greater than $0.67 in cash and in no case less than $0.00, resulting in the cash consideration as increased by the Per Share Increase having a maximum value of $34.00 per share for each USNY share. Recipients of the stock consideration will receive the Per Share Increase in cash.

All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 90% of the shares of UpState will be exchanged for Norwood common stock and 10% of the shares of UpState will be exchanged for cash. In addition to the purchase price per share, UpState may also be permitted, under certain performance conditions, to distribute at the closing of the merger, a special cash dividend of up to an additional $0.67 per share to UpState’s shareholders. In the event the cash consideration pool is oversubscribed, UpState shareholders who make a cash election will receive a mix of cash and stock consideration in the merger. In the event the cash consideration pool is undersubscribed, shares for which no election has been made first and then, if necessary, shares for which a stock consideration election has been made will be converted into a cash election such that the amount of cash paid out in the transaction equals 10% of the total merger consideration. The allocation of the mix of consideration payable to individual UpState shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by UpState shareholders.

Election Procedures for UpState Shareholders; Surrender of UpState Stock Certificates (page 82)

An election form and transmittal materials, with instructions for their completion, will be provided to UpState shareholders of record as of April 15, 2020 under separate cover. The election form entitles such shareholders to elect to receive cash, Norwood common stock, or to elect cash for some of their shares and stock for the remainder, or make no election with respect to the merger consideration. To make an effective election, an UpState shareholder of record must submit a properly completed election form along with the stock certificate(s) to the exchange agent by the election deadline, which shall be as specified in the election form. Once a shareholder submits a properly completed election form along with the stock certificate(s) to the exchange agent, the shareholder will no longer be able to transfer the shares of UpState common stock. UpState shareholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form, together with their stock certificates, in advance of the election deadline.

Time of Completion of the Merger (page 91)

The merger will occur after the satisfaction of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be effective during the third calendar quarter of 2020. However, there can be no assurance as to when or if the merger will occur.

Norwood Annual Meeting of Stockholders (page 32)

An annual meeting of shareholders of Norwood will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on May 26, 2020, at 11:00 a.m., local time, for the following purposes:

•	to elect three directors;

•	to consider and vote upon a proposal to adopt the merger agreement;

•	to ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2020;

•	to consider and vote upon a proposal to adjourn, postpone or continue the annual meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and

•	to approve a non-binding advisory resolution on executive compensation.

We are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. In the event it is not possible or advisable for us to hold our annual meeting at a physical location, we will host a virtual-only annual meeting. We anticipate making a final decision on our meeting location by May 12, 2020, and will announce our decision by press release and posting on our website at www.waynebank.com/stockholder-services. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before our annual meeting or please call us at (570) 253-1455 or (800) 598-5002. As always, we encourage you to vote your shares in advance of the annual meeting.

You can vote at the annual meeting of Norwood shareholders if you owned Norwood common stock at the close of business on April 15, 2020, the record date. On that date, there were [●] shares of Norwood common stock outstanding and entitled to vote, approximately [●]% of which were beneficially owned and entitled to be voted by Norwood directors and executive officers and their affiliates. These individuals have entered into agreements with UpState requiring them to vote all of these shares in favor of adoption of the merger agreement. You can cast one vote for each share of Norwood common stock you owned on the record date.

Norwood directors are elected by a plurality of votes. Under the Rules of the Nasdaq Stock Market, approval of the merger agreement requires a majority of the votes cast in favor of the proposal by Norwood shareholders entitled to vote on the proposal. Ratification of the selection of Norwood’s independent auditors, approval of the adjournment proposal and approval of the non-binding advisory resolution on executive compensation, will require the affirmative vote of a majority of the votes cast at the Norwood annual meeting assuming a quorum is present. Abstentions and broker non-votes will have no effect on the merger agreement proposal, the ratification of the selection of independent auditors, the adjournment proposal or the non-binding advisory resolution on executive compensation proposal.

UpState Special Meeting of Shareholders (page 54)

A special meeting of shareholders of UpState will be held on May 26, 2020 at 11:00 a.m., local time, and accessed virtually via the Internet at www.meetingcenter.io/268451970, where you will be able to listen to the meeting live, submit questions and vote online. We are holding the special meeting, for the following purposes:

•	to approve the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger; and

•	to approve a proposal to adjourn, postpone or continue the special meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement.

You can vote at the special meeting of UpState shareholders if you owned UpState common stock at the close of business on April 15, 2020, the record date. On that date, there were 2,208,000 shares of UpState common stock outstanding and entitled to vote, approximately 22.3% of which were owned and entitled to be voted by UpState directors and executive officers and their affiliates. These individuals have entered into agreements with Norwood requiring them to vote all of these shares in favor of adoption of the merger agreement. You can cast one vote for each share of UpState common stock you owned on the record date.

In order to approve the proposal to adopt the merger agreement, the holders of at least a majority of the outstanding shares entitled to vote must vote in favor of the proposal. In order to approve the adjournment proposal, if necessary, the holders of a majority of the votes cast online, or represented by proxy at the special meeting and entitled to vote must vote in favor of the proposal, assuming a quorum is present.

Norwood’s Reasons for the Merger and Recommendation of Norwood’s Board of Directors (page 63)

Norwood’s board of directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of Norwood and its shareholders and accordingly unanimously approved the merger agreement and recommends that Norwood shareholders vote “FOR” the adoption of the merger agreement.

In determining whether to approve the merger agreement and recommend adoption of the merger agreement to the Norwood shareholders, Norwood’s board considered the factors described under “The Merger and the Merger Agreement —Norwood’s Reasons for the Merger; Recommendation of the Norwood Board of Directors.”

UpState’s Reasons for the Merger and Recommendation of the UpState Board of Directors (page 60)

The UpState board of directors has unanimously determined that the merger agreement and the merger are fair to and in the best interests of UpState and its shareholders and accordingly unanimously approved the merger agreement and recommends that UpState shareholders vote “FOR” the adoption of the merger agreement.

In determining whether to approve the merger agreement and recommend adoption of the merger agreement to the UpState shareholders, UpState’s board considered the factors described under “The Merger and the Merger Agreement — UpState’s Reasons for the Merger; Recommendation of the UpState Board of Directors.”

Opinion of Norwood’s Financial Advisor (page 73 and Annex B)

On January 8, 2020, Kafafian rendered its written opinion to the board of directors of Norwood, that, as of such date and based upon and subject to the factors and assumptions described to the Norwood board of directors during its presentation and set forth in its written opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of Norwood common stock. The full text of Kafafian’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. Norwood shareholders are urged to read the opinion in its entirety. Kafafian’s written opinion is addressed to the board of directors of Norwood, is directed only to the fairness, from a financial point of view, of the consideration in the merger to the holders of Norwood common stock and does not constitute a recommendation as to how any holder of Norwood common stock should vote with respect to the merger or any other matter.

Opinion of UpState’s Financial Advisor (page 64 and Annex C)

On January 8, 2020, Boenning rendered its written opinion to the board of directors of UpState, that, as of such date and based upon and subject to the factors and assumptions described to the UpState board of directors during its presentation and set forth in its written opinion, the consideration in the proposed merger was fair, from a financial point of view, to holders of UpState common stock. The full text of Boenning’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. UpState shareholders are urged to read the opinion in its entirety. Boenning’s written opinion is addressed to the board of directors of UpState, is directed only to the fairness, from a financial point of view, of the consideration in the merger to the holders of UpState common stock and does not constitute a recommendation as to how any holder of UpState common stock should vote with respect to the merger or any other matter.

Interests of Norwood’s Directors and Executive Officers in the Merger (page 89)

In considering the recommendation of the board of directors of Norwood to adopt the merger agreement, you should be aware that executive officers and directors of Norwood have interests in the merger that may be different from, or in addition to, the interests of Norwood shareholders generally. These interests include, among others, continued service as a director, continued employment for executive officers of Norwood, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

Norwood’s board of directors was aware of these interests and took them into account, among other matters, in its decision to approve the merger agreement and the transactions contemplated thereby, including the merger. For information concerning these interests, please see the discussion under the caption “The Merger and the Merger Agreement-Interests of Norwood’s Directors and Executive Officers in the Merger” beginning on page 89 of this joint proxy statement/prospectus.

Interests of UpState’s Directors and Executive Officers in the Merger (page 89)

In considering the recommendation of the board of directors of UpState to adopt the merger agreement, you should be aware that executive officers and directors of UpState have employment and other compensation agreements or plans that give them interests in the merger that may be different from, or in addition to, their interests as UpState shareholders. These interests and agreements include:

•

employment and severance agreements that provide for severance payments and other benefits following a change in control and a termination of employment by the employer for reasons other than cause, disability, retirement or death;

•	supplemental executive retirement agreements that provide for lump-sum payouts of amounts accrued for benefits in connection with a change in control;

•	retention bonus plans through which certain officers will receive bonuses if they remain employed with Norwood for at least three months following the merger;

•

the fact that two current directors of UpState, Jeffrey S. Gifford and Alexandra K. Nolan, unless either individual is unable to serve, in which case the replacement appointee shall be mutually agreed upon by Norwood and UpState, will be appointed as directors of Norwood and Wayne Bank on or after the Effective Time of the merger, with one person appointed as a member of the class of the Norwood board of directors with a term expiring in 2022 and one person appointed as a member of the class of the Norwood board of directors with a term expiring in 2023, and will receive the same remuneration as other Norwood and Wayne Bank directors;

•

the fact that the current UpState directors who are not appointed to the boards of Norwood and Wayne Bank will be offered an appointment to a Regional Advisory Board and receive cash compensation in the amount of $1,000 per quarter for a period of not less than two years;

•	rights of UpState officers and directors to indemnification and directors’ and officers’ liability insurance for a period of up to six years following the merger;

•	immediate vesting of any unvested long-term incentive compensation awards;

•

a settlement agreement entered into by each executive with an employment agreement or a change in control agreement with USNY Bank concurrent with the execution of the merger agreement, providing for the payment following the merger of the amount of any change in control severance benefits under their respective agreements even without a termination of employment and certain other arrangements, including for Mr. White and Mr. Franklin, a new change in control agreement with Wayne Bank providing for a severance payment in the event of a termination of employment from Wayne Bank within two years following the merger as a result of a future change in control of Wayne Bank, in which case they would each be eligible to receive a payment equal to 100% of base salary if such termination occurs within one year following the merger and a payment of 200% of base salary in the event that such termination of employment occurs during the second year following the merger;

•	Mr. White, Mr. Franklin, Ms. McNicholas, Ms. Westfall and Ms. Murray will each be offered employment with Wayne Bank following the merger for a minimum period of one year;

•

Mr. Briggs has been offered a consulting agreement for a period of six months to provide advice on integration and business continuity with compensation continuing at his current monthly rate of pay during such consulting period;

•	10,500 shares of restricted stock, in the aggregate, previously granted to Messrs. Briggs, Franklin, White and Sollenne will vest in connection with a change in control;

•	19,500 stock appreciation rights of USNY Bank previously granted to Messes. McNicholas, Westfall and Murray will vest in connection with a change in control; and

•

4,000 stock units granted, in the aggregate, to members of UpState’s board of directors and 10,500 restricted stock units granted, in the aggregate to Messrs. Briggs, Franklin, White and Sollenne will settle, in connection with a change in control, into cash, with each unit equal to the amount of merger consideration payable in cash to UpState shareholders for each share of UpState common stock.

These additional interests of UpState’s executive officers and directors may create potential conflicts of interest and cause these persons to view the proposed transaction differently than you may view it as a shareholder.

UpState’s board of directors was aware of these interests and took them into account, among other matters, in its decision to approve the merger agreement and the transactions contemplated thereby, including the merger. For information concerning these interests, please see the discussion under the caption “The Merger and the Merger Agreement-Interests of UpState’s Directors and Executive Officers in the Merger” beginning on page 89 of this joint proxy statement/prospectus.

Regulatory Matters Relating to the Merger (page 88)

Completion of the merger is subject to various regulatory approvals or waivers, including, in connection with the planned merger of our subsidiary banks following completion of the merger, the Federal Deposit Insurance Corporation (the “FDIC”), the Pennsylvania Department of Banking and Securities (the “Department”) and the New York Department of Financial Services. Norwood also intends to request a waiver from the Federal Reserve Board (the “FRB”) of its application requirement. We have completed, or will complete, filing all the required applications and notices with regulatory authorities. We also have made or will make filings with various other federal and state regulatory agencies and self-regulatory organizations, notifying, or requesting approval from, those agencies and organizations for or in connection with the merger and the bank merger. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Norwood or Wayne Bank of the merger. Please see the discussion under the caption “The Merger and the Merger Agreement-Regulatory Matters Relating to the Merger” beginning on page 88 of this joint proxy statement/prospectus

Conditions to Completing the Merger (page 91)

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	approval of the merger agreement by the requisite vote of shareholders of Norwood and UpState;

•

receipt of all required regulatory approvals, the expiration of all statutory waiting periods and the satisfaction of all conditions to the consummation of the merger set forth in the regulatory approvals;

•

there shall be no pending causes of action, investigations or proceedings (1) challenging the validity or legality of the merger agreement or the consummation of the merger, or (2) seeking damages in connection with the merger, or (3) seeking to restrain or invalidate the merger; unless actual or threatened causes of action, investigations or proceedings would not have a material adverse effect with respect to the interests of Norwood or UpState, as the case may be;

•	no judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the completion of the merger shall be in effect;

•

no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by a regulatory authority that prohibits, restraints, or makes illegal the consummation of the merger;

•	Norwood’s registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the SEC;

•	the shares of Norwood common stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

•

Norwood and UpState shall have received opinions from their respective legal counsel to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

the other party having performed in all material respects its obligations under the merger agreement and the other party’s representations and warranties being true and correct as of the effective date of the merger;

•

Norwood and UpState shall have each delivered to the other a certificate of their Chief Executive Officer dated as of the closing date of the merger as to the satisfaction of the matters described in Article 8 and Article 9 of the merger agreement, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of UpState and Norwood under Articles 3 and 4, respectively, of the merger agreement; and

•	since the date of the merger agreement, there shall not have occurred any Material Adverse Effect (as defined in the merger agreement) with respect to the parties to the merger agreement.

Norwood’s obligations to consummate the merger are also conditioned on the following:

•

none of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by the merger agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Norwood or Wayne Bank of the merger that, had such condition or requirement been known, Norwood would not, in its reasonable judgment, have entered into the merger agreement;

•

UpState shall have delivered a certificate to Norwood that, other than as set forth in such certificate, UpState is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of UpState; and

•	the holders of no more than 10% of the issued and outstanding shares of UpState common stock shall have exercised dissenters’ rights.

UpState’s obligation to consummate the merger is also conditioned upon the delivery by Norwood to the exchange agent of the exchange fund.

Although we anticipate that the closing will occur during the third calendar quarter of 2020, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

No Solicitation; Board Recommendation (page 94)

Under the terms of the merger agreement, UpState has agreed not to initiate, solicit, encourage or facilitate, directly or indirectly, any inquiries or proposals from any third party relating to an acquisition of UpState, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances prior to shareholder approval of the merger agreement, in response to an unsolicited bona fide acquisition proposal from a third party if, in the good faith judgment of the UpState board of directors (after consultation with and considering the advice of its legal counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such proposal and (ii) such proposal constitutes a “superior proposal” as compared to the terms of the merger with Norwood, UpState may furnish information regarding UpState and participate in discussions and negotiations with such third party. UpState has agreed to submit the merger agreement for adoption by its shareholders. The UpState board of directors has recommended that its shareholders vote in favor of adopting the merger agreement and has agreed that it will not withdraw, qualify or adversely modify its recommendation to its shareholders to vote in favor of adoption of the merger agreement, except as permitted under the merger agreement in connection with an unsolicited superior acquisition proposal after giving effect to any adjustments that may be offered by Norwood.

Termination; Termination Fee (pages 96 and 97)

Norwood and UpState may mutually agree at any time to terminate the merger agreement without completing the merger, even if the UpState shareholders have adopted the merger agreement in connection with the merger. The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either party, if the shareholders of Norwood or UpState fail to approve the merger agreement;

•	by either party, if a required regulatory approval, consent or waiver is denied;

•

by either party, if the merger is not consummated by October 31, 2020 or other mutually agreed upon later date, unless failure to complete the merger by that time is due to a breach of a representation, warranty or covenant by the party seeking to terminate the merger agreement;

•

by either party, if it is determined that any condition precedent to the obligation of such party to consummate the merger (other than the receipt of regulatory and shareholder approvals) cannot be satisfied by October 31, 2020, provided that the party seeking to terminate is not in breach of any representation or warranty contained in the merger agreement;

•

by either party, if the other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, or in the event of an inaccuracy of any representation or warranty by the other party, in either case that has not been cured within 30 days following written notice to such party;

•	by Norwood, if UpState fails to hold its shareholder meeting to vote on the merger within the time frame set in the merger agreement;

•	by Norwood, if the board of directors of UpState does not recommend approval of the merger to the UpState shareholders or withdraws or revises its recommendation in a manner adverse to Norwood;

•

by UpState, if prior the approval of the merger agreement by the shareholders of UpState, it receives a superior proposal from a third party that, in the good faith determination of UpState’s board of directors based upon the advice of legal counsel, the board is required to accept in order to comply with its fiduciary duties and Norwood does not make an offer at least as favorable to UpState within 5 days after notice; or

•

by UpState, at any time during a 5-day period beginning on the date that all required regulatory approvals have been received (the “Determination Date”) if both of the following conditions are satisfied:

•

the average of the daily closing sales prices for the Norwood common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Norwood Market Value”) is less than $30.91;

•

the number obtained by dividing the Norwood Market Value by $38.64 is less than the number obtained by dividing the average closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the Determination Date divided by the NASDAQ Index Price on January 7, 2020 minus 0.20;

unless within five business days of notice of such termination, Norwood notifies UpState that it will increase the exchange ratio for the stock consideration so that the Norwood Market Value is equal to a dollar amount that is the lesser of $30.91 or the amount obtained by reducing the Initial Norwood Market Value ($38.64) by the percentage change in the NASDAQ Bank Index less 20 percentage points.

UpState may be required to pay to Norwood a termination fee of $3.2 million in certain circumstances described under “The Merger and the Merger Agreement — Termination Fee” beginning on page 97.

Material United States Federal Income Tax Consequences of the Merger (page 85)

Norwood and UpState will not be required to complete the merger unless they each receive legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to an UpState shareholder will depend upon the form of consideration such UpState shareholder receives in the merger.

If you receive solely shares of Norwood common stock and cash instead of a fractional share of Norwood common stock in exchange for your UpState common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Norwood common stock.

If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your UpState common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of UpState common stock.

If you receive a combination of Norwood common stock and cash, other than cash instead of a fractional share of Norwood common stock, in exchange for your UpState common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of UpState common stock for shares of Norwood common stock and cash. If the sum of the fair market value of the Norwood common stock and the amount of cash you receive in exchange for your shares of UpState common stock exceeds the cost basis of your shares of UpState common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of UpState common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “The Merger and the Merger Agreement — Material United States Federal Income Tax Consequences of the Merger” beginning on page 85.

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Stock Market Listing (page 92)

Application will be made by Norwood to have the shares of Norwood common stock to be issued in the merger approved for listing on the NASDAQ Global Market, which is the principal trading market for existing shares of Norwood common stock. It is a condition to both parties’ obligation to complete the merger that such approval be obtained, subject to official notice of issuance.

Comparison of Shareholders’ Rights (page 108)

The rights of UpState shareholders who continue as Norwood shareholders after the merger will be governed by the Pennsylvania Business Corporation Law and the amended and restated articles of incorporation and bylaws of Norwood rather than by the New York Business Corporation Law and the certificate of incorporation and bylaws of UpState.

Dissenters’ Appraisal Rights (page 97 and Annex D)

UpState is organized under New York law. Under applicable New York law, UpState shareholders are entitled to dissent from the merger and obtain payment of the judicially determined “fair value” of their shares of UpState common stock. The judicially determined “fair value” could be more or less than the merger consideration. If you wish to dissent from the merger:

•	you must submit a written objection to UpState before the vote upon the merger agreement at the special meeting; and

•	you may not vote in favor of the merger agreement.

In submitting your written demand, you must follow the procedures set forth in Section 623 of the New York Business Corporation Law, a copy of which is attached as Annex D to this joint proxy statement/prospectus.

Comparative Market Value of Securities and Per Share Information (pages 29 and 30)

Norwood common stock is traded on the NASDAQ Global Market under the symbol “NWFL.” There is no established or active trading market for UpState common stock or any published market quotations or trading prices available. The following table shows the last closing sale price of Norwood common stock as reported on the NASDAQ Global Market as of January 7, 2020, the last trading day before we announced the merger, and as of April 15, 2020, the latest practicable date prior to mailing this joint proxy statement/prospectus, and the last sales price of UpState common stock as reported to UpState through privately negotiated transactions as of December 8, 2019. The table also presents the equivalent value of the merger consideration per share of UpState common stock on December 8, 2019 and April 15, 2020. The equivalent value per share of UpState common stock on such dates is calculated by multiplying the closing price of Norwood common stock on those dates by 0.9390, which represents the number of shares of Norwood common stock that UpState shareholders electing to receive Norwood common stock would receive in the merger for each share of UpState common stock.

	Historical Price Per Share			Pro Forma Equivalent Price Per Share
Norwood Common Stock
Closing Price on January 7, 2020		$38.64		N/A
Closing Price on April 15, 2020	$			N/A
UpState Common Stock
Closing Price on January 7, 2020		$22.00	(1)	$36.28
Closing Price on April 15, 2020		$22.00	(1)

(1)	Per share price of last trade known to UpState on December 8, 2019.

The market price of Norwood common stock will fluctuate prior to the merger. You should obtain current stock price quotations, if available. Given the absence of an active trading market and publicly available trading information for UpState shares, such prices may not reflect actual current market values.

SELECTED HISTORICAL FINANCIAL DATA FOR NORWOOD

The following selected financial information for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015 is derived from audited consolidated financial statements of Norwood Financial Corp. You should read this information in conjunction with Norwood’s consolidated financial statements and related notes at December 31, 2019 and 2018 and for the two years ended December 31, 2019 incorporated by reference into this joint proxy statement/prospectus.

	At or for the years ended December 31,
	2019	2018	2017	2016	2015
	(dollars in thousands except per share data)
Net interest income	$38,606	$36,839	$34,908	$28,590	$24,521
Provision for loan losses	1,250	1,725	2,200	2,050	4,580
Other income	6,355	6,837	6,496	4,841	3,969
Net realized gains on sales of securities	423	228	415	338	730
Other expenses	27,311	25,975	24,870	23,124	17,100

Income before income taxes	16,823	16,204	14,749	8,595	7,540
Income tax expense	2,608	2,553	6,551	1,884	1,632

Net Income	$14,215	$13,651	$8,198	$6,711	$5,908

Net income per share-Basic	$2.27	$2.19	$1.32	$1.16	$1.07
Diluted	$2.25	$2.17	$1.31	$1.15	$1.07
Cash dividends declared	$0.97	$0.90	$0.87	$0.83	$0.83
Dividend pay-out ratio	42.73%	41.10%	65.91%	71.84%	77.50%
Return on average assets	1.18%	1.19%	0.73%	0.74%	0.80%
Return on average equity	10.83%	11.71%	7.04%	6.17%	5.83%
Balances at Period-End
Total assets	$1,230,610	$1,184,559	$1,132,916	$1,111,183	$750,505
Loans receivable	924,581	850,182	764,092	713,889	559,925
Allowance for loan losses	8,509	8,452	7,634	6,463	7,298
Total deposits	957,529	946,780	929,384	925,385	550,909
Shareholders’ equity	137,428	122,285	115,739	111,079	100,998
Trust assets under management	170,685	151,224	157,838	138,167	131,690
Book value per share	$21.67	$19.43	$18.61	$17.43	$18.26
Average equity to average assets
Tier 1 Capital to risk-adjusted assets	13.08%	13.04%	13.16%	13.27%	15.86%
Total Capital to risk-adjusted assets	13.98%	14.00%	14.11%	14.12%	17.09%
Allowance for loan losses to total loans	0.92%	0.99%	1.00%	0.91%	1.30%
Non-performing assets to total assets	0.19%	0.19%	0.37%	0.64%	1.33%

SELECTED HISTORICAL FINANCIAL DATA FOR UPSTATE

The following selected financial information for the fiscal years ended December 31, 2019 and 2018 is derived from audited consolidated financial statements of UpState New York Bancorp, Inc. You should read this information in conjunction with UpState’s consolidated financial statements and related notes at December 31, 2019 and 2018 and for the two years ended December 31, 2019, beginning on page F-1 of this joint proxy statement/prospectus.

	At or for the years ended December 31,
(dollars in thousands, except per share data)	2019	2018
Financial Condition Data:
Total assets	$439,582	405,142
Investment securities	19,854	18,484
Loans receivable, net	380,725	358,716
Deposits	387,913	356,221
FHLB overnight advances	0	0
Long-term debt	1,761	2,293
Junior subordinated debentures	0	0
Total shareholders’ equity	46,439	41,145
Operating Data:
Interest income	$20,739	18,123
Interest expense	5,666	3,854

Net interest income	15,073	14,269
Provision for loan losses	1,942	1,059

Net interest income after provision for loan losses	13,131	13,210
Other income	1,181	1,276
Other expenses	8,564	7,350

Income before taxes	5,748	7,136
Income tax expense	1,121	1,562

Net income	$4,627	5,574

Per Share Data:
Earnings per share	$2.12	2.58
Dividends per share	0	0

	At or for the years Ended December 31,
	2019	2018
Performance Ratios:
Return on average assets	1.10%	1.45%
Return on average equity	10.53%	14.58%
Dividend payout ratio	0	0
Average equity to average assets	10.40%	9.97%
Asset Quality Ratios:
Loan loss reserve	1.57%	1.44%
Net charge-offs in $$ (000)	$177	$278
Allowance for loan losses as a percent of total loans	2.00%	1.65%
Net loan losses to average total loans	.05%	.08%

RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus or in any of the documents incorporated by reference herein, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. You should also consider the other information in this joint proxy statement/prospectus. For a discussion of the business of Norwood and of some important factors to consider in connection with that business, see the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Risks Related to the Merger

UpState Shareholders May Not Receive the Form of Merger Consideration They Elect.

The merger agreement contains provisions relating to adjustment, election and allocation of the merger consideration under certain circumstances. The allocation procedures are intended to provide that the aggregate number of shares of UpState common stock converted into the right to receive cash consideration, including dissenting shares, will equal 10% of the shares of UpState common stock outstanding.

Norwood common stock may be issued to UpState shareholders who make cash elections if the cash consideration pool is oversubscribed, so that aggregate cash consideration payable to UpState shareholders in the merger will not exceed the aggregate cash limit. Similarly, cash may be paid to UpState shareholders who make stock elections if the cash consideration pool is undersubscribed so that the aggregate stock consideration paid in the merger will not exceed the aggregate stock consideration limit. In addition, the aggregate cash consideration pool may be decreased, and the aggregate stock consideration pool may be increased, in order for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Since the cash consideration will be paid for only approximately 10% of the UpState shares outstanding at the effective time of the merger, it is possible that the cash consideration pool will be oversubscribed and UpState shareholders who elect to receive the cash consideration will receive a mix of cash and stock consideration in the merger. It is also possible that the cash consideration pool could be undersubscribed and that UpState shareholders who elect to receive the stock consideration will receive a mix of cash and stock in exchange for their shares. The allocation of the mix of consideration payable to UpState shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by UpState shareholders. UpState shareholders may not receive the amounts of cash or stock they elected. Accordingly, if there is an oversubscription of cash or an oversubscription of stock, it is likely that UpState shareholders will not receive a portion of the merger consideration in the form that they elect, which could result in, among other things, tax consequences that differ from those that would have resulted had such shareholders received the form of consideration they elected.

UpState Shareholders May Not Receive an Increase in the Per Share Offer Price.

The merger agreement provides that if UpState meets the financial performance conditions set forth in Appendix I to the merger agreement as of the end of the month immediately prior to the closing date of the merger, the per share merger consideration would be increased by up to $0.67 in cash, resulting in the cash consideration as increased by the per share increase having a maximum value of $34.00 per share for each USNY share. Recipients of the stock consideration will receive the per share increase in cash. There can be no assurances, however, that UpState will achieve the financial performance conditions set forth in the merger agreement or that UpState shareholders will receive an increase in the amount of consideration offered in the merger.

Because the Market Price of Norwood Common Stock May Fluctuate, UpState Shareholders Cannot be Sure of the Value of the Stock Consideration They May Receive.

UpState shareholders may elect to receive cash, stock or cash for some shares and Norwood common stock for others in the merger. The exchange ratio of 0.9390 of a share of Norwood common stock per share of UpState common stock at which Norwood is issuing its shares as part of the merger consideration is fixed (subject to customary anti-dilution adjustments and potential adjustment in certain circumstances involving a decline in Norwood’s stock price that exceeds a specified index).

Consequently, changes in the price of Norwood common stock prior to completion of the merger will affect the value of any shares of Norwood common stock that UpState shareholders may receive upon completion of the merger. The value of the Norwood stock consideration will vary from the date of the announcement of the merger agreement, the date that this joint proxy statement/prospectus was mailed, the date of the special meeting and the date the merger is completed and thereafter. At the time that the merger is completed, the value of the stock consideration could be more or less than the value of the cash consideration. Accordingly, at the time of the UpState special meeting, you will not know or be able to determine the value of the Norwood common stock you may receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the respective businesses, operations and prospects, and regulatory considerations of Norwood and UpState. Many of these factors are beyond Norwood’s and UpState’s control.

UpState Shareholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.

UpState shareholders may elect to receive cash, stock or cash for some shares and Norwood common stock for others in the merger by completing an election form that will be sent under separate cover. Elections will require that shareholders making the election turn in their UpState stock certificates. This means that during the time between when the election is made and the date the merger is completed, UpState shareholders will be unable to sell their UpState common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. UpState shareholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

UpState Shareholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

UpState shareholders currently have the right to vote in the election of the board of directors of UpState and on other matters affecting UpState. Upon the completion of the merger, each UpState shareholder who receives shares of Norwood common stock will become a shareholder of Norwood with a percentage ownership of Norwood that is smaller than the shareholder’s percentage ownership of UpState. It is currently expected that the former shareholders of UpState as a group will receive shares in the merger constituting approximately 29% of the outstanding shares of Norwood common stock immediately after the merger. Because of this, UpState shareholders may have less influence on the management and policies of Norwood than they now have on the management and policies of UpState.

Norwood Shareholders Will Have Reduced Ownership and Voting Power After the Merger.

Norwood shareholders currently control 100% of the outstanding common stock of Norwood and have the exclusive right to vote in the election of the board of directors of Norwood and on all other matters affecting Norwood. Under the merger agreement, 90% of the consideration in the merger must be paid in shares of Norwood common stock. It is currently expected that the shareholders of UpState as a group will receive shares in the merger constituting approximately 29% of Norwood’s outstanding shares of Norwood prior to the merger. As a result, current Norwood shareholders will own approximately 71% of Norwood’s outstanding shares of common stock after completion of the merger. As a result, Norwood shareholders may have less influence on the management and policies of Norwood than they now have.

Norwood May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Norwood’s ability to realize anticipated cost savings and to combine the businesses of Wayne Bank and USNY Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of USNY Bank or result in decreased revenues due to any loss of customers. If Norwood is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Norwood and UpState have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of UpState may not be employed after the merger. In addition, employees of UpState that Norwood wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Norwood’s or UpState’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Norwood or UpState to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement, including the merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, such conditions or changes may be imposed, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the merger agreement or imposing additional costs on or limiting Norwood’s revenues, any of which might have a material adverse effect on Norwood following the merger. In addition, the regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Norwood and UpState shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, approval of the shares of Norwood common stock to be issued to UpState shareholders for listing on the NASDAQ Global Market, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. Furthermore, there shall not have occurred any Material Adverse Effect (as defined in the merger agreement) with respect to UpState, Norwood or their subsidiaries.

In addition, certain circumstances exist whereby UpState may choose to terminate the merger agreement, including if Norwood’s share price declines to below $30.91 (subject to customary anti-dilution adjustments) as of the first date when all regulatory approvals for the merger have been received, combined with such decline being at least 20% greater than a corresponding decline in the value of the NASDAQ Bank Index, and no adjustment pursuant to a specified formula is made to the exchange ratio by Norwood. See “The Merger and the Merger Agreement — Terminating the Merger Agreement” beginning on page 96 for a more complete discussion of the circumstances under which the merger agreement could be terminated. Therefore, the conditions to closing of the merger may not be fulfilled and the merger may not be completed.

Termination of the Merger Agreement Could Negatively Impact UpState.

If the merger agreement is terminated, there may be various consequences, including:

•

UpState’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of UpState common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and UpState’s board of directors seeks another merger or business combination, UpState shareholders cannot be certain that UpState will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Norwood has agreed to provide in the merger.

If the merger agreement is terminated under certain circumstances, UpState may be required to pay a termination fee of $3.2 million to Norwood. See “The Merger and the Merger Agreement — Termination Fee” beginning on page 97.

UpState Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on UpState and consequently on Norwood. These uncertainties may impair UpState’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with UpState to seek to change existing business relationships with UpState. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Norwood’s business following the merger could be negatively impacted. In addition, the merger agreement restricts UpState from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Norwood. These restrictions may prevent UpState from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger and the Merger Agreement — Conduct of Business Before Completion of the Merger” beginning on page 92 for a description of the restrictive covenants to which UpState is subject.

The Merger Agreement Limits UpState’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains “no-shop” provisions that, subject to limited exceptions, limit UpState’s ability to initiate, solicit, encourage or facilitate any inquiries or competing third-party proposals, or engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of UpState. In addition, UpState has agreed to pay Norwood a termination fee in the amount of $3.2 million in the event that Norwood or UpState terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of UpState from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire UpState than it might otherwise have proposed to pay. Until the merger agreement is approved by UpState shareholders, UpState can consider and participate in discussions and negotiations with respect to an alternative unsolicited bona fide acquisition proposal (subject to its obligation to pay a termination fee under certain circumstances) so long as the UpState board of directors determines in good faith (after consultation with and considering the advice of legal counsel and its financial advisor) that it is legally necessary to do so to comply with its fiduciary duties to UpState shareholders under New York law and that such alternative acquisition proposal constitutes a superior proposal. UpState has agreed to keep Norwood apprised of developments, discussions and negotiations relating to any such acquisition proposal.

Interests of Norwood’s Directors and Executive Officers in the Merger.

In considering the recommendation of the board of directors of Norwood to adopt the merger agreement, you should be aware that executive officers and directors of Norwood have interests in the merger that may be different from, or in addition to, the interests of Norwood shareholders generally. These interests include, among others, continued service as a director, continued employment for executive officers of Norwood, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. For information concerning these interests, please see the discussion under the caption “The Merger-Interests of Norwood’s Directors and Executive Officers in the Merger” on page 89 of this joint proxy statement/prospectus.

Interests of UpState’s Directors and Executive Officers in the Merger.

In considering the recommendation of the board of directors of UpState to adopt the merger agreement, you should be aware that the interests of some of the directors and executive officers of UpState may be different from those of UpState shareholders, and directors and officers of UpState may be participants in arrangements that are different from, or are in addition to, those of UpState shareholders generally. For information concerning these interests, please see the discussion under the caption “The Merger-Interests of UpState’s Directors and Executive Officers in the Merger” beginning on page 89 of this joint proxy statement/prospectus.

The Shares of Norwood Common Stock to Be Received by UpState Shareholders as a Result of the Merger Will Have Rights Different from the Shares of UpState Common Stock.

Upon completion of the merger, the rights of former UpState shareholders who become Norwood shareholders will be governed by the Pennsylvania Business Corporation Law and the amended and restated articles of incorporation and bylaws of Norwood. The rights associated with UpState common stock are different from the rights associated with Norwood common stock. See “Comparison of Shareholders’ Rights” beginning on page 108 for a discussion of the different rights associated with Norwood common stock.

The Unaudited Pro Forma Combined Financial Information Included in this Joint Proxy Statement/Prospectus Is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Norwood’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the UpState identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of UpState as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Combined Financial Data” beginning on page 100.

The fairness opinion obtained by UpState from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Boenning, UpState’s financial advisor in connection with the merger, has delivered to the board of directors of UpState its opinion dated as of January 8, 2020. The opinion of Boenning stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of UpState common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Norwood or UpState, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Norwood and UpState.

The recent global coronavirus outbreak may pose risks and could harm business and results of operations for each of Norwood and UpState and the combined company following the completion of the merger.

In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread to additional countries including the United States. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on businesses of Norwood, UpState and the combined company, and there is no guarantee that efforts by Norwood, UpState and the combined company to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.

The ultimate risk posed by coronavirus remains highly uncertain; however, reports as of the date of this proxy statement/prospectus suggest that COVID-19 spreads more quickly and has a higher mortality rate than flu-like epidemics of the recent past. COVID-19 therefore poses a material risk to the business, financial condition and results of operations of both Norwood and UpState and potentially could create risks for the combined company, including:

•	risks to the capital markets that may impact the performance of the investment securities portfolios of Norwood and UpState;

•	effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls;

•

declines in demand for loans and other banking services and products, as well as a decline in the credit quality of our loan portfolio, owing to the effects of COVID-19 in the markets served by Norwood and UpState;

•	declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments in the markets served by Norwood and UpState; and

•	increasing or protracted volatility in the price of Norwood common stock.

These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the merger consideration or could delay or prevent the consummation of the merger and the related transactions. If Norwood or UpState is unable to recover from a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of Norwood and UpState may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. Each of Norwood, UpState and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate”, “estimate”, “continue”, “expect”, “project”, “intend”, “plan”, “believe”, “target”, “objective”, “goal”, “positions”, “prospects”, “potential”, “will”, “would”, “should”, “could”, “may” and words and terms of similar substance used in connection with any discussions regarding timing of completion of the merger, expected benefits of the merger and the future operating or financial performance of Norwood, UpState or the combined company identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 22 and the factors previously disclosed in Norwood’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the right of one or both of the parties to terminate the merger agreement;

•	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•	delays in completing the merger;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger) and shareholder approvals or to satisfy any of the other conditions to the closing of the merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength or weakness of the economy and competitive factors in the area where Norwood and UpState do business;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships and customer relationships, including those resulting from the announcement or completion of the merger;

•	the ability to complete the merger and integration of Norwood and UpState successfully;

•	the challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers or retain existing customers in the manner anticipated;

•	any interruption or breach of security as a result of systems integration resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•

the uncertainty of the value of the merger consideration that UpState shareholders will receive in the merger due to a fixed exchange ratio and changes in Norwood’s stock price before closing, including as a result of the financial performance of Norwood or UpState prior to closing;

•	the dilution caused by Norwood’s issuance of additional shares of its common stock in connection with the merger;

•

operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which Norwood and UpState are highly dependent;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the FRB;

•	changes in interest rates, which may affect Norwood’s or UpState’s net income and other future cash flows, or the market value of Norwood’s or UpState’s assets, including their investment securities;

•	changes in accounting principles, policies, practices or guidelines;

•	changes in Norwood’s credit ratings or in Norwood’s ability to access the capital markets;

•	natural disasters, pandemics, war or terrorist activities; and

•	other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting Norwood’s or UpState’s operations, pricing and services.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Norwood and UpState claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither Norwood nor UpState undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Norwood has filed with the SEC as described under “Where You Can Find More Information” beginning on page 127.

MARKET VALUE OF SECURITIES

Norwood. Norwood’s common stock is traded on the NASDAQ Global Market under the symbol “NWFL”. As of close of business on April 15, 2020, there were approximately [●] shareholders based on information from our transfer agent and recent mailings to Norwood stockholders. The following table sets forth the price range and cash dividends declared per share regarding Norwood common stock for the periods indicated:

	Closing Price Range		Cash dividends declared per share
	High	Low
Year 2020
First Quarter	$39.03	$24.37	$0.25
Second Quarter (through April 15, 2020)
Year 2019
First Quarter	$33.00	$28.08	$0.24
Second Quarter	34.97	31.00	0.24
Third Quarter	35.90	29.76	0.24
Fourth Quarter	39.25	30.39	0.25
Year 2018
First Quarter	$33.00	$28.85	$0.22
Second Quarter	38.86	29.02	0.22
Third Quarter	40.41	34.51	0.22
Fourth Quarter	39.06	30.30	0.24

UpState. An active trading market does not currently exist for UpState common stock. As of April 15, 2020, there were approximately [●] holders of record of UpState common stock.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth historical per share information for Norwood and UpState and additional information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.

Pursuant to the terms of the merger agreement, shareholders of UpState will have the opportunity to elect to receive for each share of UpState stock they own, either 0.9390 shares of Norwood common stock or $33.33 in cash. The merger agreement also sets forth election allocations that are subject to allocation and proration procedures intended to ensure that, in the aggregate, 90% of the outstanding shares of the UpState common stock will be converted into Norwood common stock, and 10% will be converted into cash. Based on the merger allocation requirements, this pro forma information assumes 1,987,200 of the 2,208,000 shares of UpState common stock outstanding as of December 31, 2019 would be exchanged for Norwood common stock, with the balance of the outstanding UpState shares being exchanged for cash of $7.4 million. In addition to the purchase price per share, UpState may also be permitted, under certain performance conditions, to distribute at the closing of the merger, a special cash dividend of up to an additional $0.67 per share or $1.5 million to UpState’s shareholders. This pro forma information assumes that the special cash dividend of $1.5 million was paid at closing. The transaction is expected to be a tax-free exchange for shareholders of UpState receiving Norwood common stock. The shares of Norwood common stock issued for the merger consideration in the pro forma data were assumed to be recorded at a fair value of $38.90 per share, which represents Norwood’s common stock closing price per share as of December 31, 2019.

The UpState pro forma equivalent per share amounts are calculated by multiplying the Norwood pro forma combined book value per share, cash dividends per share and net income per share by the exchange ratio of 0.9390 so that the per share amounts equate to the respective values for one share of UpState common stock. The unaudited pro forma Norwood per share equivalents are calculated by combining the Norwood historical share amounts with pro forma amounts from UpState, assuming the exchange ratio of 0.9390.

We present below for Norwood and UpState historical, unaudited pro forma combined and pro forma equivalent per share financial data for the years ended December 31, 2018 and 2019. This data should be read together with the selected historical financial data of Norwood and UpState and the unaudited pro forma combined financial statements included in this document. This data should also be read together with Norwood’s consolidated financial statements and related notes which are incorporated by reference herein and UpState’s consolidated financial statements and related notes beginning on page F-1 of this joint proxy statement/prospectus. The per share data is not necessarily indicative of the operating results that Norwood would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

Unaudited Pro Forma Per Share Data

For The Twelve Months Ended December 31, 2019

($ in Thousands, Except Per Share Data)

	Norwood Historical	UpState Historical	Pro Forma Combined (1)(2)(3)	Pro Forma Equivalent UpState Share(4)
Earnings per share:
For the year ended December 31, 2019
Net income per share (basic)	$2.27	$2.12	$2.38	$2.24
Net income per share (diluted)	2.25	2.12	2.37	2.22
Cash dividends per share	$0.97	$—	$0.97	$0.91
Book value per common share as of December 31, 2019	$21.67	$21.03	$25.39	$23.84
Tangible book value per common share as of December 31, 2019	$19.89	$21.03	$18.70	$17.56

Unaudited Pro Forma Per Share Data

For The Twelve Months Ended December 31, 2018

($ in Thousands, Except Per Share Data)

	Norwood Historical	UpState Historical	Pro Forma Combined (1)(2)(3)	Pro Forma Equivalent UpState Share(4)
Earnings per share:
For the year ended December 31, 2018
Net income per share (basic)	$2.19	$2.58	$2.44	$2.29
Net income per share (diluted)	$2.17	$2.58	$2.42	$2.27
Cash dividends per share	$0.90	$—	$0.90	$0.85
Book value per common share as of December 31, 2018	$19.43	$18.76	$22.14	$20.79
Tangible book value per common share as of December 31, 2018	$17.58	$18.76	$15.64	$14.68

(1)

The pro forma combined basic earnings and diluted earnings per share of Norwood common stock is based on the pro forma combined net income for Norwood and UpState divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities UpState and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed.

(2)	The pro forma earnings do not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income.
(3)

The pro forma combined balance sheet and book value per share data does include the impact of merger-related expenses on the balance sheet with UpState’s after tax charges currently estimated at $3.6 million, illustrated as a pro forma fair value liability accrual, Norwood’s after-tax estimated charges of $1.6 million, illustrated as a pro forma adjustment to retained earnings, and the payment of a special cash dividend of $.067 per share or $1.5 million to UpState’s stockholders. The pro forma combined book value and tangible book value per share of Norwood common stock is based on the pro forma combined common stockholders’ equity of Norwood and UpState divided by total pro forma common shares of the combined entities.

(4)	Pro forma equivalent UpState per share amount is calculated by multiplying the pro forma combined per share amount by the exchange ratio of 0.9390 in accordance with the reorganization agreement.

THE NORWOOD ANNUAL MEETING OF STOCKHOLDERS

Norwood is first mailing this joint proxy statement/prospectus to you as a Norwood shareholder on or about [●], 2020. With this joint proxy statement/prospectus, Norwood is sending you a notice of the Norwood annual meeting of stockholders and a form of proxy that is solicited by Norwood’s board of directors. The Norwood annual meeting will be held at the administrative office of Wayne Bank, 717 Main Street, Honesdale, Pennsylvania on May 26, 2020, at 11:00 a.m., local time.

We are actively monitoring the health and safety concerns and government recommendations and restrictions relating to the COVID-19 pandemic. In the event it is not possible or advisable for us to hold our annual meeting at a physical location, we will host a virtual-only annual meeting. We anticipate making a final decision on our meeting location by May 12, 2020, and will announce our decision by press release and posting on our website at www.waynebank.com/stockholder-services. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before our annual meeting or please call us at (570) 253-1455 or (800) 598-5002. As always, we encourage you to vote your shares in advance of the annual meeting.

Matters to be Considered

The purpose of the Norwood annual meeting of stockholders is to elect three directors; to vote on the adoption of the merger agreement; to ratify the appointment of S.R. Snodgrass, P.C. as Norwood’s independent auditors for the fiscal year ending December 31, 2020; to vote on a proposal to adjourn, postpone or continue the annual meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement; and to vote on a non-binding advisory resolution on executive compensation.

Who Can Vote at the Annual Meeting

You are only entitled to vote at the annual meeting if our records show that you held shares of Norwood common stock, $0.10 par value, as of the close of business on April 15, 2020 (the “Norwood record date”). If your shares are held by a broker or other intermediary, you can only vote your shares at the annual meeting if you have a properly executed proxy from the record holder of your shares (or their designee). For directions to the annual meeting, please visit our website at www.waynebank.com/honesdale-map. As of the Norwood record date, a total of [●] shares of Norwood common stock were outstanding. Each share of Norwood common stock has one vote in each matter presented.

Voting by Proxy

The Norwood board of directors is sending you this joint proxy statement/prospectus for the purpose of requesting that you allow your shares of Norwood common stock to be represented at the annual meeting by the persons named in the Norwood board of directors’ form of proxy. Norwood stockholders of record may vote by proxy in any of three different ways:

•	Voting by Telephone. Call the toll-free number on the enclosed proxy card and follow the instructions in the recorded message. You will need to have your proxy card with you when you call.

•	Voting on the Internet. Go to www.investorvote.com/nwfl and follow the instructions. You will need to have your proxy card with you when you link to the internet voting site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.

All shares of Norwood common stock represented at the annual meeting by properly executed or authenticated and dated proxies will be voted according to the instructions indicated on the form of proxy. If you return a proxy without giving voting instructions, your shares will be voted as recommended by Norwood’s board of directors. The Norwood board of directors recommends a vote “FOR” each of its nominees for director, “FOR” the adoption of the merger agreement, “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2020, “FOR” the proposal to adjourn, postpone or continue the annual meeting, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement and “FOR” the proposal to approve a non-binding advisory resolution on executive compensation.

If any matters not described in this joint proxy statement/prospectus are properly presented at the annual meeting, the persons named in the Norwood board of directors’ form of proxy will vote your shares as determined by a majority of the board of directors. If the annual meeting is postponed or adjourned, your Norwood common stock may be voted by the persons named in the Norwood board of directors’ form of proxy on the new annual meeting dates as well, unless you have revoked your proxy or the board of directors sets a new record date. Norwood does not know of any other matters to be presented at the annual meeting.

You may revoke your proxy at any time before the vote is taken at the Norwood annual meeting. To revoke your proxy you must either advise Norwood’s Secretary in writing before your Norwood common stock has been voted at the annual meeting, deliver a later-dated proxy, or attend the annual meeting and vote your shares in person or online if we hold a virtual only meeting. Attendance at the annual meeting in person or online will not by itself revoke your proxy.

If you hold your Norwood common stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this joint proxy statement/prospectus.

Internet Access to Proxy Materials

Copies of this joint proxy statement/prospectus and the 2019 Annual Report to Stockholders are available on the Stockholder Services page of Norwood’s website at www.waynebank.com/stockholder-services. Stockholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form. Stockholders of record can make this election by calling toll-free to 1 (800) 598-5002, sending an email to info@waynebank.com, or by following the instructions on the Stockholder Services page at www.waynebank.com/stockholder-services. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

Participants in the Wayne Bank Employee Stock Ownership Plan

The enclosed proxy card also serves as a voting instruction form for participants in the Wayne Bank Employee Stock Ownership Plan (the “ESOP”), and reflects all shares participants may vote under the ESOP. ESOP participants may also give voting instructions by telephone or by internet as provided in the form. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Norwood common stock allocated to his or her ESOP account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as the shares for which the trustees have received timely voting instructions, provided that in the absence of any voting directions as to allocated stock, the board of directors of Wayne Bank will direct the ESOP trustees as to the voting of all shares of stock in the ESOP. The deadline for returning your voting instruction form to the ESOP trustees by mail is May 15, 2020.

Vote Required

The Norwood annual meeting can only transact business if a majority of the outstanding shares of Norwood common stock entitled to vote are represented at the annual meeting. If you return valid proxy instructions or attend the annual meeting in person, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the annual meeting. Under Pennsylvania law, if a proxy casts a vote for a matter on the agenda, the stockholder represented by that proxy is considered present for purposes of a quorum. Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of a nominee or withhold your vote from a nominee. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting (i) to approve the merger agreement, (ii) to ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors, (iii) to approve the proposal to adjourn, postpone or continue the annual meeting, or (iv) to approve a non-binding advisory resolution on executive compensation, you may vote in favor of the proposals, against the proposals or abstain from voting. To be approved, these proposals require the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on these proposals.

Principal Holders of Norwood Common Stock

Persons and groups beneficially owning more than 5% of Norwood common stock are required to report on their ownership to the SEC. A person is the beneficial owner of shares of Norwood common stock over which he or she has or shares voting or investment power or which he or she has the right to acquire at any time within 60 days from the Norwood record date. As of the Norwood record date, no persons or groups were known to Norwood to beneficially own more than 5% of Norwood common stock.

NORWOOD PROPOSAL I — ELECTION OF NORWOOD DIRECTORS

The Norwood board of directors currently consists of nine members, each of whom also serves as a director of Wayne Bank. Norwood’s amended and restated articles of incorporation provide that the board of directors must be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, each of the successors of the directors whose terms expire at the meeting will be elected to serve for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which the successor director was elected.

Joseph W. Adams, Kevin M. Lamont and Dr. Kenneth A. Phillips (collectively, the “Norwood Nominees”) have been nominated by the board of directors for terms of three years each. The Norwood Nominees currently serve as directors of Norwood and have consented to serve, if elected.

The persons named as proxies in the Norwood board of directors’ form of proxy intend to vote for the election of the Norwood Nominees, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the Norwood Nominees withdraw or be unable to serve (which the board of directors does not expect) or should any other vacancy occur in the board of directors, it is the intention of the persons named in the board of directors’ form of proxy to vote for the election of such person as may be recommended to the board of directors by the Norwood Nominating Committee of the board. If there is no substitute nominee, the size of the Norwood board of directors may be reduced.

The following table sets forth the names, ages, positions with Norwood, terms and length of board service, number of shares owned and percentage ownership of Norwood common stock for: (i) each of the persons nominated for election as directors of Norwood at the Norwood annual meeting; (ii) each other director of Norwood who will continue to serve as director after the annual meeting; and (iii) each executive officer who is not a director. Beneficial ownership of the directors and executive officers of Norwood as a group is also set forth below.

Name and Position(s) with Company	Age(1)	Year First Elected or Appointed(2)	Current Term Expires	Common Stock Beneficially Owned as of Record Date(3)(4)	Percent of Class
BOARD NOMINEES FOR TERMS TO EXPIRE IN 2023
Joseph W. Adams	57	2015	2020	(5)		*
Director
Kevin M. Lamont	61	2011	2020	(5)		%
Director
Dr. Kenneth A. Phillips	69	1988	2020			*
Director

DIRECTORS CONTINUING IN OFFICE
Lewis J. Critelli	60	2009	2021			%
President, Chief Executive Officer and Director
William W. Davis, Jr.	75	1996	2021	(5)		*
Director and Chairman of the Board
Meg L. Hungerford	43	2017	2021			*
Director
Dr. Andrew A. Forte	61	2007	2022			*
Director and Vice Chairman of the Board
Ralph A. Matergia	70	2004	2022	(5)		*
Director
Susan Campfield	62	2006	2022			*
Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
William S. Lance	60	Na	Na			*
Executive Vice President, Chief Financial Officer and Secretary
James F. Burke	51	Na	Na			*
Executive Vice President and Chief Lending Officer
Robert J. Mancuso	62	Na	Na			*
Executive Vice President and Chief Operating Officer
John F. Carmody	50	Na	Na			*
Executive Vice President and Chief Credit Officer
John H. Sanders	62	Na	Na			*
Senior Vice President, Retail Lending Manager
All directors, nominees and executive officers as a group (14 persons)						%

*	Less than 1% of the Common Stock outstanding.
(1)	As of December 31, 2019.
(2)	Refers to the year the individual first became a director of Norwood or Wayne Bank.
(3)

Unless otherwise noted, the directors, executive officers and group named in the table have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts include shares of common stock that the following persons may acquire through the exercise of stock options within 60 days of the Norwood record date: Joseph W. Adams – _____; Lewis J. Critelli – ______; Susan Campfield – _____; William W. Davis, Jr., – _____;

(footnotes continued on following page)

Dr. Andrew A. Forte – _____; Meg L. Hungerford – _____; Kevin M. Lamont – _____; Ralph A. Matergia – _____; Dr. Kenneth A. Phillips – _____; William S. Lance – _____; James F. Burke – _____; John F. Carmody – _____; Robert J. Mancuso – _____; and John H. Sanders – _____.
(4)	Excludes shares of restricted stock awarded under Norwood’s 2014 Equity Incentive Plan that have not yet vested.
(5)

Excludes _______ shares of Common Stock held under the Wayne Bank Employee Stock Ownership Plan (“ESOP”) for which such individuals serve as the ESOP trustees. Such shares are voted by the ESOP trustees in a manner proportionate to the voting directions of the allocated shares received by the ESOP participants, subject to the fiduciary duty of the trustees. Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.

Biographical Information

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Norwood board of directors to determine that the person should serve as a director for Norwood.

Norwood Nominees for Director:

Joseph W. Adams is a member of the Wayne County Board of Commissioners. He retired as Superintendent of Schools for the Western Wayne School District on February 1, 2017. Previously, he served as Senior Executive Vice President for Wealth Management at the Dime Bank, Honesdale, Pennsylvania, with which he had been employed in various officer positions since 2003. Mr. Adams had also previously served as the Business Manager of Wallenpaupack Area School District for 13 years. A fifth generation resident of Wayne County, his strong local ties, business experience, financial background and his participation in our local community for over 34 years, brings knowledge and business opportunities to the Bank.

Kevin M. Lamont was appointed to the board of directors upon the completion of Norwood’s acquisition of North Penn Bancorp, Inc. on May 31, 2011. Prior to the merger, he served as the Chairman of the Board of North Penn Bancorp, Inc. and North Penn Bank. He is also President of Lamont Development Company, Inc. Mr. Lamont developed, owned and operated two major assisted living communities in Northeast Pennsylvania. Mr. Lamont has been a licensed Nursing Home Administrator in Pennsylvania since 1980 and has extensive experience in all aspects of business management and finance. His participation in our local community for over 40 years brings knowledge of the local economy and business opportunities for Wayne Bank.

Dr. Kenneth A. Phillips is a retired optometrist. Dr. Phillips has in-depth knowledge of Wayne Bank’s market area and is active in various community activities. His participation in our local community for over 45 years brings knowledge of the local economy and business opportunities for Wayne Bank.

NORWOOD’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NORWOOD NOMINEES

Continuing Directors:

Lewis J. Critelli was named President and Chief Executive Officer of Norwood and Wayne Bank effective January 1, 2010. He had served as Executive Vice President, Secretary and Chief Financial Officer of Norwood and Wayne Bank since 1998 after joining Wayne Bank in 1995. His many years of service in many areas of operations at Wayne Bank and current duties as President and Chief Executive Officer of Norwood and Wayne Bank bring a special knowledge of the financial, economic and regulatory challenges Norwood faces and makes him well-suited to educating the board on these matters.

William W. Davis, Jr. served as President and Chief Executive Officer of Norwood and Wayne Bank from August, 1996 until his retirement on December 31, 2009. His many years of service in many areas of operations at Wayne Bank and past duties as President and Chief Executive Officer of Norwood and Wayne Bank bring a special knowledge of the financial, economic and regulatory challenges Norwood faces and makes him well-suited to educating the Board on these matters.

Meg L. Hungerford serves as the School Business Manager for the Walton, NY, Central School District. Previously, she has served as the Director of Finance for the City of Oneonta, New York for ten years. She also currently serves as a Director for NYMIR – the New York Municipal Insurance Reciprocal. Ms. Hungerford served on the board of directors and audit committee of Delaware Bancshares, Inc. and its wholly owned subsidiary, The National Bank of Delaware County, from 2010 until their acquisition by Norwood in July 2016. Her public service and involvement in her community for over 22 years provides knowledge of the local economy and business opportunities and make her a valuable contributor to the board.

Dr. Andrew A. Forte is the President of Forte, Inc., a family owned corporation which operates the Stroudsmoor Country Inn, a hospitality and banquet facility in Stroudsburg, Pennsylvania. He has a Doctoral Degree in management from the Lubin School of Business, Pace University. He is a Certified Public Accountant, who practiced public accountancy with KPMG Peat Marwick as an Audit Manager through June 1985. His financial and accounting background brings valuable expertise to the Board and his participation in our local community for over 36 years brings knowledge of the local economy and business opportunities for Wayne Bank.

Ralph A. Matergia is a founding partner of the law firm of Matergia and Dunn in Stroudsburg, Pennsylvania with which he has practiced for over 45 years. Previously, he had served as Solicitor for the Monroe County Treasurer for over 30 years. He also served as the Solicitor for the Borough of Stroudsburg from 1979 to 2016. His participation in our local community for over 45 years brings knowledge of the local economy and business opportunities for Wayne Bank.

Susan Campfield is the President and Chief Executive Officer of Gumble Brothers, Inc., a building material supplier located in Paupack, Pennsylvania. She works with various contractors and builders and has an extensive knowledge of the local construction market. Her participation in our local community for over 29 years brings knowledge of the local economy and business opportunities for Wayne Bank.

Business Background of Norwood Executive Officers Who Are Not Directors

The business experience for the past five years of each of Norwood’s executive officers who is not a director is set forth below. Unless otherwise indicated, the executive officer has held his position for the past five years.

William S. Lance was named Executive Vice President in December 2011. He joined Norwood as Senior Vice President and Chief Financial Officer in March 2010.

James F. Burke was named Executive Vice President in December, 2014. He joined Norwood as Senior Vice President of Norwood and Senior Vice President-Chief Lending Officer of Wayne Bank in October 2013.

Robert J. Mancuso was named Executive Vice President in June, 2014 and Chief Operating Officer in 2018. He joined Norwood as Senior Vice President of Norwood and Senior Vice President-Chief Information Officer of Wayne Bank in January 2013.

John F. Carmody was named Chief Credit Officer in October 2013 and Executive Vice President in April 2015. Prior thereto, he had served as Senior Vice President, Senior Loan Officer and head of Commercial Banking since January 1, 2012. Prior to that time, he had served as a Commercial Loan Officer at Wayne Bank since April 2001.

John H. Sanders is Senior Vice President of Norwood and Senior Vice President – Retail Lending Manager for Wayne Bank.

In order to resolve an investigation into the accounting and reporting by a bank holding company with which he was previously employed with respect to certain pooled trust preferred securities in 2009 and 2010, the bank holding company and William S. Lance, without admitting or denying the findings therein, consented to the issuance of an administrative order by the SEC on January 28, 2015, finding violations of certain provisions of the securities laws, including Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934. The administrative order applicable to Mr. Lance included a cease and desist order and a separate civil money penalty of $20,000.

Corporate Governance

Norwood Director Independence

The Norwood board of directors has determined that Directors Davis, Phillips, Matergia, Adams, Campfield, Forte, Hungerford and Lamont are independent under the independence standards of The NASDAQ Global Market on which the Norwood common stock is currently listed. In determining the independence of directors, the board of directors considered the deposit and loan relationships which various directors have with Wayne Bank and certain business relationships between Wayne Bank and organizations in which certain directors have an interest. In determining whether Mr. Matergia is independent, the board of directors considered work occasionally done by his law firm for Wayne Bank but determined that due to the small volume of work done, his independence was not affected. There are no members of the Audit Committee of the Norwood board of directors who do not meet the independence standards of The NASDAQ Global Market for Audit Committee members, and no members of the Audit Committee are serving under any exceptions to these standards.

Code of Ethics

Norwood has adopted a Code of Ethics, which applies to all directors, officers and employees of Norwood and Wayne Bank. The Code of Ethics is available on the Stockholder Services page of Norwood’s website at www.waynebank.com/stockholder-services. It is expected that all directors, officers and employees act, in all matters, in accordance with the highest standards of personal and professional conduct in all aspects of their employment and association with Norwood and Wayne Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by Norwood and Wayne Bank.

Board Leadership Structure and Role in Risk Oversight

Under the board of directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals. William W. Davis, Jr. serves as Chairman of the Board of Directors. Mr. Davis is an independent director and does not serve in any executive capacity with Norwood. Norwood’s Chief Executive Officer is Mr. Lewis J. Critelli. Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the board of directors has not made a determination that this is the appropriate leadership structure for the board of directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The board of directors has general authority over Norwood’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of Norwood’s business. The Audit Committee is primarily responsible for overseeing Norwood’s risk management. The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit Committee.

Meetings and Committees of the Board of Directors

The board of directors conducts its business through meetings of the board and through activities of its committees. All committees act for both Norwood and Wayne Bank. During the fiscal year ended December 31, 2019, the board of directors of Norwood Financial Corp. held five regular meetings and one special meeting, and the board of directors of Wayne Bank held twelve regular meetings. Independent directors met once in executive session. No director attended fewer than 75% of the total meetings of the board of directors of Norwood and committees on which such director served during the fiscal year ended December 31, 2019.

Audit Committee. The Audit Committee is comprised of Directors Forte, Phillips, Matergia, Hungerford and Campfield. The board of directors has determined that each of the members of the Audit Committee is independent in accordance with the listing requirements for The NASDAQ Global Market. The board of directors has adopted a charter for the Audit Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services. The Audit Committee is a standing committee and, among other matters, is responsible for developing and maintaining Norwood’s audit program. The Audit Committee also meets with Norwood’s independent auditors to discuss the results of the annual audit and any related matters.

In addition to regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of Norwood. The Audit Committee met four times during the fiscal year ended December 31, 2019.

Compensation Committee. The Compensation Committee consists of Directors Lamont, Matergia, Davis and Adams. This standing committee met once during the fiscal year ended December 31, 2019 to review the compensation of the chief executive officer and other executive officers. The members of the Compensation Committee are independent in accordance with the listing requirements of The NASDAQ Global Market. For a discussion of the committee’s processes and procedures for determining director and executive officer compensation, see the “Compensation Discussion and Analysis” below. The board of directors has adopted a charter for the Compensation Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.

Audit Committee Financial Expert

The board of directors has determined that Dr. Andrew A. Forte, a member of Norwood’s Audit Committee, is an “Audit Committee Financial Expert” as that term is defined in the Securities Exchange Act of 1934. The board of directors has also determined that Dr. Forte is independent as that term is used in the Securities Exchange Act of 1934.

Director Nomination Process

The Nominating Committee consists of Directors Lamont, Matergia, Davis and Adams, each of whom is independent within the meaning of the rules of The NASDAQ Global Market. The Nominating Committee met once during the year ended December 31, 2019. The board of directors has adopted a charter for the Nominating Committee which is available on the Stockholder Services page of our website at www.waynebank.com/stockholder-services.

Norwood does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of Norwood and Wayne Bank. Additionally, the committee will consider persons recommended by stockholders of Norwood in selecting the committee’s nominees for election. There is no difference in the manner in which the committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting board nominees.

To be considered in the committee’s selection of board nominees, recommendations from stockholders must be received by Norwood in writing by at least 120 days prior to the anniversary of the date the proxy statement for the previous year’s annual meeting was first distributed to stockholders. Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered. The committee believes potential directors should be stockholders, should have the highest personal and professional integrity and should be knowledgeable about the business activities and market areas in which Norwood and its subsidiaries engage. The committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Stockholder Communications

The board of directors does not have a formal process for stockholders to send communications to the board. In view of the infrequency of stockholder communications to the board of directors, the board does not believe that a formal process is necessary. Written communications received by Norwood from stockholders are shared with the full board no later than the next regularly scheduled board meeting. In addition, directors are accessible to stockholders on an informal basis throughout the year and formally at the annual meeting. The board encourages, but does not require, directors to attend the annual meeting of stockholders. All then-serving directors attended the 2019 annual meeting of stockholders.

Norwood Compensation Discussion and Analysis

Norwood’s operating results for 2019 indicate that our compensation programs continue to support our operating goals and our financial targets in our efforts to build long-term value for our stockholders. Our return on assets was 1.18% and return on equity was 10.83% for 2019. Norwood maintained a net interest margin of 3.53% and capital levels above our peers. Our cash dividends declared for the year increased to $0.97 per share in 2019, up from $0.90 per share in 2018, our 28th consecutive year of dividend increases.

Stockholder Advisory Votes on Executive Compensation

At the 2017 annual meeting of stockholders, stockholders approved the advisory vote on Norwood’s executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis and the proxy statement by 92.7% of the shares voting on the matter. The Committee considered this supportive vote in continuing its administration of compensation for the named executive officers (“NEOs”) in 2019.

Philosophy and Objectives

Norwood’s compensation programs are designed to effectively attract, retain, motivate and reward the NEOs and all employees for their performance. Norwood believes in maintaining a competitive compensation package to insure continuity of the management team with the goal of increasing shareholder value over the long-term.

The objectives of the compensation package include the following:

•

Create an overall compensation package that is competitive with those offered by other financial institutions in our market area while providing appropriate incentives for the achievement of short and long term performance goals;

•	Encourage achievement of both short-term and long-term performance goals through cash incentive programs;

•	Use stock incentive plans to encourage long-term corporate performance and align interests of management with stockholders;

•	Encourage long-term management continuity and loyalty through the accrual of post-employment benefits; and

•	Monitoring the incentive compensation applicable to NEOs and other officers and employees within acceptable parameters of risk to Norwood.

Financial service is a competitive industry and Norwood operates in a market area which is headquarters to many other community banks as well as much larger institutions. The NEO officer compensation packages are therefore structured to retain the current team. Norwood believes this is important due to the following attributes of the NEOs:

•	In-depth knowledge of the local markets;

•	Familiarity with Norwood’s operations;

•	Strong customer relationships; and

•	Management succession planning.

Norwood has a balanced package of short-term, cash-based compensation and longer-term, stock-based plans and retirement plans. Norwood’s Executive Compensation package includes the following key elements:

•	Base Salary;

•	Executive Annual Incentive Bonus Plan (implemented effective January 1, 2019 and replacing executive participation in the Cash Incentive Plan);

•	Long-Term Equity-Based Incentive Compensation;

•	Employment and Change of Control Agreements;

•	Post-Employment and Retirement Programs;

•	Insurance and Other Benefits; and

•	Perquisites and Other Personal Benefits.

Administration of Compensation Program

The Compensation Committee of Norwood is responsible for the administration of the compensation program of the President and Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officer.

The Committee meets in the fourth quarter of each year to determine annual salary adjustments, cash bonus, stock and stock option awards for NEOs. Norwood does not have a formal policy addressing each specific type of compensation.

The Committee does consider a variety of factors as it evaluates compensation for each NEO, including:

•	Overall company performance as compared to budget and prior year’s performance;

•	Bank regulatory compliance;

•	Bank performance metrics compared to peers, including return on assets, return on equity, charge-offs, level of non-performing loans and efficiency ratio; and

•	The individual achievements of each NEO in their respective areas of responsibility.

In establishing base salaries and increases, the committee has access to various compensation surveys to ensure a competitive salary level. These include:

•	The Conference Board Salary increase survey;

•	SNL Executive Compensation Review; and

•	A peer group of companies, as listed below.

In addition, in 2019, the Committee received information from Mosteller & Associates related to updating the 2019 peer group and additional compensation survey information sources, including ERI, a survey of financial institutions in the Carbondale, Pennsylvania region with assets of approximately $1.2 billion and CompAnalyst, a survey of financial institutions in the Scranton, Pennsylvania region with assets of between $1 billion and $2 billion.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2019, the Committee retained the services of Mosteller & Associates (“Mosteller & Associates”), an independent compensation consulting firm. Mosteller & Associates assisted the Committee during the fiscal year in preparing a review of Norwood’s peer group of companies and providing guidance with respect to Norwood’s market competitiveness to the selected peer group in terms of base salary, cash compensation, direct compensation (salary, annual cash incentives and the economic value of equity awards) and total compensation. A representative from Mosteller & Associates is available to attend Committee meetings upon request for the purpose of reviewing compensation data with the Committee and participating in general discussions on compensation for the named executive officers. While the Committee considers input from Mosteller & Associates when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

Mosteller & Associates reports directly to the Committee and does not provide any other services to Norwood. The Committee has analyzed whether the work of Mosteller & Associates as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to Norwood by Mosteller & Associates; (ii) the amount of fees from Norwood paid to Mosteller & Associates as a percentage of Mosteller & Associates’s total revenue; (iii) Mosteller & Associates’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mosteller & Associates or the individual compensation advisors employed by Mosteller & Associates with an executive officer of Norwood; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of Norwood owned by Mosteller & Associates or the individual compensation advisors employed by Mosteller & Associates. The Committee has determined, based on its analysis of the above factors, among others, that the work of Mosteller & Associates and the individual compensation advisors employed by Mosteller & Associates as compensation consultants to Norwood has not created any conflict of interest.

Norwood does not specifically benchmark compensation to any specific group of companies.

The peer group of financial institutions utilized in 2019 consisted of the following banks with total assets between $981 million and $2.3 billion competing in the Pennsylvania market: Peoples Financial Services Corp. (PFIS); Codorus Valley Bancorp, Inc. (CVLY); Orrstown Financial Services, Inc. (ORRF); Citizens & Northern Corp. (CZNC); Citizens Financial Services, Inc. (CZFS); AmeriServ Financial Inc. (ASRV); ACNB Corp. (ACNB); FNCB Bancorp, Inc. (FNCB); Franklin Financial Services Corporation (FRAF); ENB Financial Corp. (ENBP); CB Financial Services, Inc. (CBFV); Malvern Bancorp, Inc. (MLVF); Fidelity D&D Bancorp, Inc. (FDBC); ESSA Bancorp, Inc. (ESSA); Embassy Bancorp, Inc. (EMYB); Mid Penn Bancorp, Inc. (MPB); Penns Woods Bancorp, Inc. (PWOD); First Keystone Corporation (FKYS); QNB Corp. (QNBC); and Prudential Bancorp, Inc. (PBIP). Changes to this peer group from 2018 were: removal of DNB Financial Corporation due to merger; removal of Republic First Bancorp because of its growth above $2.3 billion in assert size; removal of Riverview Financial Corporation due to high turnover of top five executives in 2018; addition of Chemung Financial Corp (CHMG); addition of First Bank, Hamilton, NJ (FRBA) and addition of Unity Bancorp, Inc. (UNTY).

In reviewing the available information, we review the overall information available, including salary, bonus, incentive compensation and other compensation. We do not have a pre-defined target level of compensation to which we set our compensation levels. A review of the 2019 peer group report provided by Mosteller & Associates, indicates that Norwood’s base salaries and total compensation for each of its NEOs range from 72.3% to 85.9% of the peer group average base salaries and total compensation for comparable positions in the peer group based upon 2019 proxy statement information. Annual cash bonus compensation for the NEOs range from 92.3% to 121.8% of the peer group average annual cash bonuses (or non-equity incentive compensation) for comparable positions in the peer group based upon 2019 proxy statement information.

NEO salaries are not increased materially from year to year. At each Committee meeting, the Chief Executive Officer discusses with the Committee the performance evaluations of each of the NEOs, excluding himself, and presents his recommendations. The Chief Executive Officer is not present for any discussion involving his compensation.

Beginning in 2019, the annual cash bonus program for NEOs will be based upon pre-defined performance criteria and attainment of such performance during the fiscal year, rather than such cash bonus awards being discretionary and determined at the end of the fiscal year. Depending on Norwood’s targeted performance for the year, the Committee establishes a cash incentive bonus pool based on a percentage of pre-tax earnings. Specific bonus amounts are awarded to each NEO based on attainment of pre-determined performance targets as determined by the Committee. Norwood realizes that all employees contribute to its success, and therefore, cash bonuses are also distributed to employees at all levels based on merit as determined by the President and approved by the Committee at the end of the fiscal year. Norwood has never been required to materially adjust or restate the pre-tax earnings on which the bonus pool has been calculated and does not have a policy regarding the adjustment or recovery of bonuses in such an event.

The Committee also may grant stock option awards and restricted stock awards under Norwood’s 2014 Equity Incentive Plan. Such equity awards are designed to provide long-term incentives to NEOs, directors and other key employees that contribute to the success of Norwood. The ten-year life of the options and five-year vesting of restricted stock awards are structured to retain the NEOs and promote the long-term success of Norwood.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of stockholders and has established the Wayne Bank Employee Stock Ownership Plan and the 2014 Equity Incentive Plan to help it achieve this objective. Although each of the NEOs has a substantial personal investment in the Common Stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Components of Compensation Program

The major components of compensation for 2019 were as follows:

Salary. As a result of Norwood’s ongoing success and the continuity of the management team, the average base salary increase of 6.0% was above the median of 3.0% as stated in the Conference Board Survey. The Committee approved an average 3.9% increase in staff salaries at the December meeting. This level was based on information from the Conference Board which indicated commercial banks would increase officer salaries by 3%. NEO salary increases ranged from 5.4% to 7.1%, excluding increases related to any material changes in duties. The employment agreement in effect in 2019 with Mr. Critelli provided for a base salary of $370,000 and a minimum annual increase of $5,000.

Annually, the Committee reviews the salary levels of the CEOs in the peer group established (as detailed above). In 2019, the salary range paid to the CEOs in this peer group was $723,000 to $185,000 with a 50th percentile amount of $436,000. The base salary for Mr. Critelli will increase from $370,000 to $390,000, a 5.4% increase, effective January 1, 2020. Other salary increases approved for the NEOs, effective as of January 1, 2020, ranged from 5.8% to 7.1%.

Bonus. For 2019, the Board approved a bonus pool equal to $842,500, or 5.0%, of pre-tax earnings to be distributed to all NEOs, other officers and employees. Historically, this bonus pool percentage has varied from 3.0% to 5.1% of pre-tax earnings. In establishing this bonus pool, the Committee reviewed Norwood’s overall performance which exceeded expectations after considering the impact of any non-recurring events. In 2019, bonus awards to the NEO were determined under the Annual Incentive Plan based upon pre-determined performance targets for the Company and individual performance goals. Such Company performance criteria were based 50% on net income targets and 50% on earnings per share targets. The potential range of bonus awards were between 8% of base pay and 54% of base pay for the CEO and between 8% and 42% for other NEOs. The Committee retains the authority to reduce bonus awards if it determines that excessive risk has been taken in obtaining such performance or if significant regulatory issues exist with respect to such performance. Cash Bonuses approved by the Committee in December 2019 for the NEOs were as follows:

Name	Bonus	% of Base Salary
Critelli	125,000	33.7
Lance	58,000	27.6
Burke	57,000	27.4

Stock Based Awards. The Committee approved stock option awards and restricted stock awards under the 2014 Equity Incentive Plan. The purpose of the plan is to provide incentives and rewards to officers, employees and directors that contribute to the success and growth of Norwood. In 2019, a total of 26,750 options were granted to key employees. Such options granted in 2019 represent .42% of total shares outstanding.

At the 2014 annual meeting of stockholders, the stockholders approved a new stock-based incentive plan providing for a new program which may award up to an additional 375,000 shares of Common Stock in the form of stock options and restricted stock awards. At the 2018 annual meeting of stockholders, stockholders approved an amendment to the plan to increase the proportion of shares available for restricted stock awards. In 2019, a total of 13,100 shares of restricted stock were awarded under this plan to executive officers and directors. NEOs received 5,000 stock awards in December 2019, as follows:

Name	Stock Award
Lewis J. Critelli	2,500 Shares
William S. Lance	1,250 Shares
James F. Burke	1,250 Shares

Timing of Grants. Stock awards are typically granted annually as part of the individual performance review process. This takes place at the Compensation Committee Meeting in the fourth quarter. The full board ratifies the actions of the Committee in December and establishes the grant date. The exercise price of stock options is based upon the last sale price of Norwood’s stock at the closing on the effective date of grant or if there is no trading on such date then the last trading day prior to such date of grant. As described above, options for 26,750 shares were awarded in December, 2019.

Retirement Arrangements. Norwood has entered into Salary Continuation Plan agreements with President and Chief Executive Officer Lewis J. Critelli, Executive Vice President and Chief Financial Officer William S. Lance, and Executive

Vice President and Chief Lending Officer James F. Burke. The Salary Continuation Agreements are intended to provide benefits to the Executives upon retirement, death, or disability, or in the event of a Change in Control (as defined in the Salary Continuation Agreements). Upon termination of employment on or after reaching age 65 (age 62 in the case of Mr. Critelli), or following a change-in-control, if earlier, Messrs. Critelli, Lance and Burke will be entitled under the Salary Continuation Agreements to a Normal Retirement Benefit of $70,923, $50,000 and $60,000 per annum, respectively, payable in monthly installments for a period of fifteen (15) years. Mr. Critelli will be entitled to an annual retirement benefit of $100,000 if he continues working until age 65 (the “Age 65 Benefit”). An Executive who continues working past the Normal Retirement Age will earn an increased benefit for each month worked up to age 67. If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he will be eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be. The Salary Continuation Agreements require the Executives to comply with certain non-competition and non-solicitation restrictions following a termination of employment as a condition to the continued receipt of benefits.

The benefit amounts under the Salary Continuation Agreements were calculated based on the amount of supplemental retirement income needed to allow the executive to retire on approximately 40%-75% of projected final salary when such supplemental benefit is added to Norwood’s qualified retirement plans and social security. The range of 40% to 75% of final salary is based on total years of service with Norwood from inception date of the plan. The target supplemental salary level payable at normal retirement age as follows: up to 15 years of service – 40%, 15-25 years – 65% and 25 or more – 75%. We believe that the Salary Continuation Agreements serve the interests of stockholders by encouraging long-term service by the Executives and helping make Norwood’s executive compensation program competitive with other financial institutions.

The NEOs participate in Wayne Bank’s defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and Wayne Bank will match the first 3% of the contribution. In addition, in 2019, the Committee approved an additional corporate contribution equal to 3% of each eligible employee’s compensation. The Committee considers the financial performance of Norwood when it sets Norwood’s annual contribution under the plan. For each eligible NEO, Norwood contributed a total of 9% of the NEOs base salary to the Plan, the same percentage as for all eligible employees who contributed at least 3% of their compensation to their account.

Each of the NEOs participate in the Employee Stock Ownership Plan (ESOP) which is open to all employees who have met the eligibility requirements. There have been no contributions to the Plan since 1996. The compensation reported for Mr. Critelli represents shares purchased with dividends received on previously allocated shares of common stock.

Employment Agreement and Change in Control Severance Arrangements. As part of the long-term compensation package, Norwood and Wayne Bank have entered into a three-year employment agreement with Mr. Critelli. If Norwood terminates Mr. Critelli, without just cause and absent a Change in Control, he would be entitled to a payment of salary for amounts due under the agreement with a minimum severance payment of one year’s salary. The agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in control or an involuntary termination without just cause or a voluntary termination for good reason occurring during the six months before or within one year after a change-in-control, Mr. Critelli would be paid a lump sum amount equal to three times the five-year average of his annual compensation less $1.00. We believe that the change-in-control provision is desirable in order to ensure that Mr. Critelli remains focused on the interests of Norwood and its stockholders in the event of a pending change-in-control. In the event of a change in control, Norwood will indemnify Mr. Critelli for any tax penalties that may be incurred by him for amounts received that exceed the limitations under Sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Code”). A portion of such payments that could be made by Norwood to Mr. Critelli as severance payments following a Change in Control transaction might be a non-deductible payment of Norwood for federal income tax purposes. The Committee believes that it is in the best interests of Norwood’s stockholders that the Committee has the flexibility to make severance payments that might exceed deductibility limits under Section 280G of the Code.

Norwood and Wayne Bank have entered into a five-year change in control severance agreement with Mr. William S. Lance, Chief Financial Officer and a three-year change in control severance agreement with Mr. James F. Burke, Chief Lending Officer. Each agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination without just cause or a voluntary termination for good reason occurring during the six months before or within one year after a change-in-control, Messrs. Lance and Burke would be paid a lump sum amount equal to two times their then-current base salary, and not to exceed the tax-deductible limits under Section 280G of the Code of three times the five-year average of their total taxable annual compensation less $1.00. We believe that the change-in-control provisions are desirable in order to ensure that Messrs. Lance and Burke remain focused on the interests of Norwood and its stockholders in the event of a pending change-in-control.

Other Benefits and Perquisites. In accordance with the terms of Mr. Critelli’s employment agreement, Norwood provides him with use of an automobile, including insurance, maintenance, fuel, fees and other costs. In 2019, Norwood provided Mr. Burke with the use of an automobile, including insurance, maintenance, fuel, fees and other costs. In lieu of providing company-owned vehicles, Norwood provides an automobile allowance to Mr. Lance. Norwood also pays the costs for use of a local country club to facilitate business activities by the NEOs.

Other Matters. The Committee balances short-term and long-term compensation for the NEOs. Long term compensation includes stock option grants, stock awards, salary continuation plan and other benefits available to all employees which includes contributions to 401(k) Plan, ESOP and life insurance. For 2019, the target range for short-term compensation as a percentage of total compensation was 50% to 75% with long-term compensation at 25% to 50% of total compensation. We believe this formula is competitive within our market place and peer group.

Norwood Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on foregoing review and discussions, the Compensation Committee recommended to the board of directors that the foregoing Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

COMPENSATION COMMITTEE

Kevin M. Lamont, Chairman
Ralph A. Matergia
William W. Davis, Jr. Joseph W. Adams

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Norwood Executive Compensation

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned during the last two fiscal years by our principal executive officer, and the two other most highly compensated executive officers whose total compensation (excluding compensation attributable to non-qualified deferred compensation earnings) during the fiscal year ended December 31, 2019 exceeded $100,000 for services rendered in all capacities to Norwood and its subsidiaries. We do not have any plans providing for non-equity incentive compensation to the NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Lewis J. Critelli	2019	$370,000	$125,000	$90,050	$—	$—	$55,216	$640,266
President and Chief Executive Officer	2018	325,000	125,000	80,850	—	—	51,029	581,879
William S. Lance	2019	$210,000	$58,000	$45,025	$—	$—	$30,158	$343,183
Executive Vice President, Chief Financial Officer and Secretary	2018	191,300	58,000	40,425	—	—	29,466	319,031
James F. Burke	2019	$208,000	$57,000	$45,025	$—	$—	$24,536	$334,561
Executive Vice President and Chief Lending Officer	2018	190,000	57,000	40,425	—	—	22,916	310,341

(1)

Based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining the grant date for value of the options and restricted stock awards, see Note 11 of Notes to the Consolidated Financial Statements in the 2019 Annual Report to Stockholders. The fair value of restricted stock awards is equal to the market value of the Common Stock underlying the award on the date of grant.

(2)	All other compensation for 2019 consists of the following:

				ESOP
	401(k) Matching Contributions	Life Insurance Paid	Automobile Allowance	No. of Shares	Value at $38.90 Share*	Total
Lewis J. Critelli	$27,569	$1,778	$—	665	$25,869	$55,216
William S. Lance	21,762	2,396	6,000	—	—	30,158
James F. Burke	22,140	2,396	—	—	—	24,536

*	Fair market value of Common Stock as of December 31, 2019.

Excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any named executive officer.

Lewis J. Critelli has entered into a three-year employment agreement with Norwood and Wayne Bank. The employment agreement provides for annual one-year renewals on each anniversary date of the agreement unless either party provides prior written notice to the contrary. The agreement provides that the board of directors will review his salary not less often than annually and shall increase his base salary by no less than $5,000 per year. The employment agreement provides that Mr. Critelli will participate equitably in discretionary bonuses that the board of directors may award to senior management from time to time. Mr. Critelli is also entitled to participate in specified benefit plans and in any fringe benefits made available to senior management.

In accordance with SEC regulations, the Summary Compensation Table reports the aggregate grant date value of option and restricted stock awards in the fiscal year in which the award was made. Stock options vest and become exercisable one year from the date of grant. Restricted stock awards are earned and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an employee, director or director emeritus. Stock option and restricted stock awards fully vest upon a change-in-control. Stock options vest upon a termination of employment due to death or disability. At the death or disability of the NEO, restricted stock awards vest as if the NEO had reached the next applicable vesting event. Recipients of restricted stock awards are entitled to receive dividends paid on the underlying Norwood common stock prior to vesting but have no voting rights until the award vests.

The Summary Compensation Table includes various miscellaneous income items under “All Other Compensation.” Under Norwood’s 401(k) Plan, eligible employees may annually contribute between 2% and 10% of their compensation to their accounts in the 401(k) Plan. Norwood generally matches employee contributions up to 3% of salary. Norwood also makes a Safe Harbor contribution of 3% annually to eligible employees. In 2019, Norwood made a discretionary contribution of 3% of salary. Since all eligible NEOs each contributed at least 3% of salary, a contribution of 9% was made to each of their accounts. Norwood pays premiums on life insurance coverage for all eligible employees including the NEOs with insurance coverage of three times the base salary. Each NEO also participates in the Wayne Bank ESOP. In accordance with SEC regulations, the table excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any NEO.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information concerning outstanding equity awards of the NEOs at December 31, 2019. Shares and per share amounts have been restated for the 50% stock dividend declared August 8, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)
Lewis J. Critelli	4,500	—	$17.93	12/31/2023	2,500	(2)	$97,250
	5,775	—	18.03	12/31/2022	2,000	(3)	77,800
	5,775	—	16.65	12/30/2021	1,800	(4)	70,020
	5,775	—	16.83	12/31/2020	1,200	(5)	46,680
		—			375	(6)	14,588
William S. Lance	2,250	—	$17.93	12/31/2023	1,250	(2)	$48,625
	2,475	—	18.03	12/31/2022	1,000	(3)	38,900
	2,475	—	16.65	12/30/2021	900	(4)	35,010
					600	(5)	23,340
					225	(6)	8,753
James F. Burke	750	—	$17.93	12/31/2023	1,250	(2)	$48,625
	3,000	—	19.30	10/08/2023	1,000	(3)	38,900
					900	(4)	35,010
					600	(5)	23,340
					225	(6)	8,753

(1)	Based on fair market value of Norwood common stock underlying the award ($38.90 per share) as of December 31, 2019.
(2)	Awards vests in five equal installments beginning on December 10, 2020.
(3)	Award vests in five equal installments beginning on December 11, 2019.
(4)	Award vests in five equal installments beginning on December 12, 2018.
(5)	Award vests in five equal installments beginning on December 13, 2017.
(6)	Award vests in five equal installments beginning on December 8, 2016.

Potential Payments Upon Retirement, Termination or Change-in-Control. The NEOs are parties to various agreements that provide for payments in connection with any termination of their employment.

Employment and Severance Agreements. Under his employment agreement, Norwood or Wayne Bank may terminate Mr. Critelli’s employment at any time for “just cause” as defined in the employment agreement without further liability. If Norwood or Wayne Bank terminated Mr. Critelli without just cause, he would be entitled to a continuation of his salary for the remaining term of the employment agreement with a minimum of one year from the date of termination as well as the continuation of other benefits. In the event of an involuntary termination without just cause or a voluntary termination with good reason occurring during the period beginning six months prior and ending one year after a change in control, Mr. Critelli will be paid in a lump sum an amount equal to three times the five-year average of his annual compensation minus $1.00. Under the employment agreement, Mr. Critelli is prohibited from competing with Wayne Bank for one year if his employment is terminated for just cause or he resigns for a reason other than good reason. Norwood has entered into change in control severance agreements with William S. Lance and James F. Burke, pursuant to which Messrs. Lance and Burke would be entitled to severance payments equal to two times their base salary, in the event of an involuntary termination without just cause or a voluntary termination with good reason during the period beginning six months prior and ending one year after a change in control.

Salary Continuation Plan. Upon a separation of service from Wayne Bank at the Normal Retirement Age of 65 (age 62 in the case of Mr. Critelli), Wayne Bank is obligated to pay to Messrs. Critelli, Lance and Burke (the “Executives”) the Normal Retirement Benefits specified in their respective Salary Continuation Agreements in monthly installments for a period of fifteen (15) years. The Normal Retirement Benefits for Messrs. Critelli, Lance and Burke are $70,923, $50,000 and $60,000 per annum, respectively. Mr. Critelli will be entitled to an annual retirement benefit of $100,000 if he continues working until age 65 (the “Age 65 Benefit”). If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he is eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be. In the event of a Change in Control occurring prior to a separation from service, disability or Normal Retirement Age, the Executives are entitled to receive an annual benefit equal to their Normal Retirement Benefit (or the Age 65 Benefit in the case of Mr. Critelli) in equal monthly installments for 15 years commencing the month following Normal Retirement Age in lieu of any other benefit under the Salary Continuation Agreement. In the event of an Executive’s death before separation from service, disability or a Change in Control, the Normal Retirement Benefit (or the Age 65 Benefit in the case of Mr. Critelli) will be paid to the Executive’s beneficiary over 15 years commencing the month following the Executive’s death. In the event of the Executive’s death after qualifying for benefits under the Salary Continuation Agreements but before Normal Retirement Age, Wayne Bank will pay the Executive’s beneficiary the same amount and for the same period as Wayne Bank would have been required to pay the Executive at Normal Retirement Age but payments will commence the month following the Executive’s death. No Executive will be entitled to receive any benefits under the Salary Continuation Agreements in the event of termination for cause.

Stock Option Plan and Equity Incentive Plan. The 2006 Stock Option Plan and 2014 Equity Incentive Plan provide that each outstanding stock option issued thereunder will become immediately vested in the event of the death or disability of the optionee or upon a change in control of Norwood. The 2014 Equity Incentive Plan provides that outstanding restricted stock awards will be deemed fully earned and non-forfeitable upon a change in control. Upon the death or disability of the Executive, any unearned restricted stock awards would vest as if the Executive had reached the next applicable vesting event. Any portion of stock awards that remain unearned would be forfeited.

401(k) Plan and ESOP. The NEOs participate in Wayne Bank’s defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and Wayne Bank will match the first 3% of the contribution. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. Each of the NEOs also participates in the ESOP which is open to all employees who have met the eligibility requirements. Under the ESOP, shares are allocated to participants’ accounts as they become available. Benefits may be paid either in shares of Norwood common stock or in cash.

Norwood Director Compensation

Set forth below is a table providing information concerning the compensation of Norwood’s directors who are not NEOs for the last completed fiscal year (2019).

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards(1)	All Other Compensation(2)	Total
William W. Davis, Jr.	$52,450	$25,214	$—	$53	$77,717
Dr. Andrew A. Forte	50,250	25,214	—	107	75,571
Joseph W. Adams	51,350	25,214	—	107	76,671
Susan Campfield	50,250	25,214	—	107	75,571
Meg L. Hungerford	50,800	25,214	—	107	76,121
Kevin M. Lamont	51,900	25,214	—	107	77,221
Ralph A. Matergia	50,800	25,214	—	60	76,074
Kenneth A. Phillips	49,700	25,214	—	75	74,989

(1)

Based on the aggregate grant date for value of the award computed in accordance with FASB ASC Topic 718. For assumptions used, see Note 11 of Notes to Consolidated Financial Statements in the 2019 Annual Report to Stockholders. The grant-date fair value of restricted stock awards was equal to the fair market value of the Norwood common stock underlying the award on the date of grant. As of December 31, 2019, directors who are not NEOs had the following number of stock option awards and unvested restricted stock awards outstanding. Share amounts have been restated for the 50% stock dividend declared August 8, 2017.

Name	Stock Option Awards	Restricted Stock Awards
William W. Davis, Jr.	1,300	1,590
Dr. Andrew A. Forte	4,525	1,590
Joseph W. Adams	1,300	1,590
Susan Campfield	4,375	1,590
Meg L. Hungerford	1,300	1,290
Kevin M. Lamont	1,000	1,590
Ralph A. Matergia	4,525	1,590
Kenneth A. Phillips	4,525	1,590

(2)	Consists of the value of life insurance premiums paid by Norwood for the benefit of the director.

Directors who are not full-time employees receive a fee of $550 for each meeting of Norwood’s board of directors attended. Each director of Norwood is also a director of Wayne Bank and receives fees accordingly. Lewis J. Critelli, President and Chief Executive Officer, does not receive board or committee fees for his participation thereon. Each non-employee member of Wayne Bank’s board of directors receives a retainer of $3,500 per month. In addition, fees are paid for various committee meetings as follows: Trust Committee ($550); Audit Committee ($550); Compensation Committee ($550); and Loan Committee ($550). For the fiscal year ended December 31, 2019, fees paid to all directors totaled approximately $407,500. Norwood pays for life insurance coverage up to $50,000 for each non-employee director.

Pursuant to the 2014 Equity Incentive Plan, 700 shares of restricted stock were awarded to each outside Director on December 10, 2019. The restricted stock awards vest and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an outside director or director emeritus. Restricted stock awards will vest immediately upon a change in control of Norwood. Upon the death or disability of the director, the award will be deemed earned and non-forfeitable as if the director had attained the next applicable vesting event. Any portion of stock awards that remain unearned would be forfeited. Directors are entitled to receive all dividends paid on shares underlying restricted stock awards but have no voting rights with respect to these shares until vested.

Norwood Related Party Transactions

Certain directors and executive officers of Wayne Bank, their families and their affiliates are customers of Wayne Bank. Any transactions with such parties including loans and commitments are made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons unrelated to the lender, and do not include more than the normal risk of collectability or present other unfavorable features. Wayne Bank has adopted written policies and procedures for the approval of loans to directors and executive officers. All loans to directors and executive officers are approved by the entire board of directors in advance with the director or executive officer abstaining from participating directly or indirectly in the voting.

NORWOOD PROPOSAL II – APPROVAL OF THE MERGER AND THE MERGER

AGREEMENT

For a discussion of certain information about the merger and the merger agreement, please see “The Merger and the Merger Agreement” below. Please note that discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully and fully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger. The board of directors unanimously recommends that Norwood stockholders vote “FOR” the approval of the merger agreement.

NORWOOD PROPOSAL III — RATIFICATION OF APPOINTMENT OF INDEPENDENT

AUDITORS

S.R. Snodgrass, P.C. was Norwood’s independent auditors for the 2019 fiscal year. The board of directors has appointed S.R. Snodgrass, P.C. to be its independent auditors for the fiscal year ending December 31, 2020, subject to ratification by Norwood’s stockholders. The engagement of S.R. Snodgrass, P.C. was approved in advance by the Audit Committee. A representative of S.R. Snodgrass, P.C. is expected to be available at the annual meeting to respond to stockholders’ questions and will have the opportunity to make a statement if the representative so desires.

Audit Fees. The aggregate fees billed by Norwood’s principal accountant for professional services rendered for the audit of Norwood’s annual consolidated financial statements and for the review of the consolidated financial statements included in Norwood’s Quarterly Reports on Form 10-Q for the fiscal quarters during the years ended December 31, 2019 and 2018 were $196,962 and $187,358, respectively.

Audit Related Fees. The aggregate fees billed by Norwood’s principal accountant for assurance and related services related to the performance of the employee benefit plan audit for the years ended December 31, 2019 and 2018 were $9,007 and $18,500, respectively.

Tax Fees. The aggregate fees billed by Norwood’s principal accountant for professional services rendered for preparation of state and federal tax returns and other tax matters for the years ended December 31, 2019 and 2018 were $26,225 and $20,540, respectively.

All Other Fees. The aggregate fees billed by Norwood’s principal accountant for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the years ended December 31, 2019 and 2018 were $0.

The Audit Committee reviews and pre-approves all audit-related and non-audit related services to be performed by the independent auditors. The Audit Committee may establish policies and procedures regarding pre-approval of audit and permissible non-audit services performed by the independent auditors, provided that policies and procedures are detailed as to the particular service and do not result in the delegation of the Audit Committee’s responsibilities to management. The Chairman of the Audit Committee has been delegated authority to pre-approve audit and non-audit related services in lieu of the full Audit Committee. The Chairman of the Audit Committee must present any previously approved engagements to the full Audit Committee at the next scheduled meeting.

During the year-ended December 31, 2019, all audit and non-audit related services performed by the independent auditors were pre-approved by the Audit Committee. No services were approved pursuant to the de minimis exception of the Sarbanes-Oxley Act of 2002 and SEC regulations thereunder.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the annual meeting. The board of directors recommends that stockholders vote “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as Norwood’s independent auditors for the 2020 fiscal year.

Report of the Audit Committee

For the fiscal year ended December 31, 2019, the Audit Committee: (i) reviewed and discussed Norwood’s audited financial statements with management; (ii) discussed with Norwood’s independent auditor, S.R. Snodgrass, P.C., all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from S.R. Snodgrass, P.C. as required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit Committee concerning independence and has discussed with S.R. Snodgrass, P.C. their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in Norwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee:
Dr. Andrew A. Forte – Chairman
Susan Campfield
Dr. Kenneth A. Phillips
Ralph A. Matergia
Meg L. Hungerford

NORWOOD PROPOSAL IV — ADJOURNMENT OF THE ANNUAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the Norwood annual meeting, the merger agreement may not be adopted unless the annual meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Norwood at the time of the Norwood annual meeting to be voted for an adjournment, if necessary, Norwood has submitted the proposal on adjournment to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the Norwood annual meeting, no notice of the adjourned annual meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the Norwood annual meeting of the hour, date and place to which the annual meeting is adjourned. The board of directors of Norwood unanimously recommends that Norwood shareholders vote “FOR” the adjournment proposal.

NORWOOD PROPOSAL V – APPROVAL OF A NON-BINDING ADVISORY RESOLUTION

ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations adopted by the SEC thereunder provide that, at the first annual meeting of shareholders on or after January 21, 2011 and not less than once every three years thereafter, Norwood must include a separate resolution subject to shareholder vote to approve the compensation of Norwood’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.

At the 2017 annual meeting of Norwood stockholders, the board of directors recommended, and the stockholders approved, a non-binding vote in favor of having an advisory vote on executive compensation every three years. Accordingly, Norwood shareholders are being asked to vote on the compensation of the named executive officers at this year’s annual meeting. This proposal, commonly known as a “say-on-pay” proposal, gives Norwood’s shareholders the opportunity to endorse or not endorse Norwood’s executive pay program and policies, as disclosed in this joint proxy statement/prospectus, through the following resolution:

“Resolved, that the compensation paid to Norwood’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As provided in the Dodd-Frank Act, this vote will not be binding on Norwood’s board of directors and may not be construed as overruling a decision by the board, creating or implying any change to the fiduciary duties of the board or any additional fiduciary duty by the board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. Norwood’s Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Norwood annual meeting. On this matter, abstentions and broker non-votes will have no effect on the outcome of the voting.

Shareholder Proposals

In order to be considered for inclusion in Norwood’s proxy statement for the annual meeting of stockholders to be held in 2021, stockholder proposals must be submitted to the Secretary at Norwood’s office, 717 Main Street, Honesdale, Pennsylvania 18431, on or before December 23, 2020. Under the amended and restated articles of incorporation, in order to be considered for possible action by stockholders at the 2021 annual meeting of stockholders, stockholder nominations for director and stockholder proposals not included in Norwood’s proxy statement must be submitted to the Secretary of Norwood, at the address set forth above, no later than March 27, 2021.

Other Matters

The Board of Directors does not know of any other matters that are likely to be brought before the annual meeting. If any other matters, not now known, properly come before the annual meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

Miscellaneous

Norwood will bear the cost of soliciting proxies. Norwood will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of Norwood may solicit proxies personally or by telephone without additional compensation.

Norwood’s 2019 Annual Report to Stockholders accompanies this proxy statement. Except to the extent specifically incorporated by reference, the Annual Report is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein. A copy of Norwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, will be furnished without charge to stockholders as of the Norwood record date, upon written request to William S. Lance, Secretary, Norwood Financial Corp., 717 Main Street, Honesdale, Pennsylvania 18431.

THE UPSTATE SPECIAL MEETING OF SHAREHOLDERS

UpState is first mailing this joint proxy statement/prospectus to you as an UpState shareholder on or about [●], 2020. With this joint proxy statement/prospectus, UpState is sending you a notice of the UpState special meeting of shareholders and a form of proxy that is solicited by the UpState board of directors. The special meeting will be held on May 26, 2020, at 11:00 a.m., local time, and accessed virtually via the Internet at www.meetingcenter.io/268451970, where you will be able to listen to the meeting live, submit questions and vote online. The online password is USNY2020. Shareholders of record will also need a control number to access the meeting, which can be found on your proxy card. In light of the COVID-19 outbreak, for the safety of all of our people, including UpState shareholders, and taking into account recent federal, state and local guidance that has been issued, the UpState board of directors has determined that the special meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting.

Matters to be Considered

The purpose of the UpState special meeting of shareholders is to vote (i) on the adoption of the merger agreement, pursuant to which UpState will be merged with and into Norwood; and (ii) on a proposal to adjourn, postpone or continue the UpState special meeting of shareholders, if necessary, to permit further solicitation of proxies in favor of adopting the merger agreement. UpState could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.

Who Can Vote at the Meeting

You are entitled to vote the shares of UpState common stock that you owned as of the close of business on April 15, 2020 (the “UpState record date”). As of the close of business on the UpState record date, a total of 2,208,000 shares of UpState common stock were outstanding. Each share of common stock has one vote.

Ownership of Shares; Attending the Meeting

You may own shares of UpState in one of the following ways:

•	directly in your name as the shareholder of record; or

•	indirectly through a broker, bank or other holder of record in “street name”.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote online at the meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this joint proxy statement/prospectus. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of UpState common stock held in street name online at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares. If you hold your shares in street name, you must obtain a written legal proxy from your bank, brokerage firm or other nominee authorizing you to vote those shares online at the special meeting. You cannot vote the shares you beneficially own through the online voting platform unless you have a written legal proxy from your bank, brokerage firm or other nominee to do so. If you obtain a written legal proxy, you must register in advance to attend the special meeting virtually on the Internet. To register to attend the special meeting online by webcast you must submit the legal proxy reflecting your UpState holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 22, 2020.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

•	By email — Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•	By mail — Please address to: Computershare

UpState New York Bancorp Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

We encourage you to access the meeting before the start time of 11:00 a.m., Eastern Time, on May 26, 2020. Please allow ample time for online check-in, which will begin at 10:45 a.m., Eastern Time, on May 26, 2020.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the special meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, online or by proxy.

Votes Required for Proposals. Under New York law, approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of UpState entitled to vote on the proposal. Approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast at the UpState special meeting assuming a quorum is present. Abstentions and broker non-votes will have the same effect as voting against the merger agreement proposal but will have no effect on the adjournment proposal. As of the UpState record date, directors and executive officers of UpState and their affiliates, had the right to vote approximately 491,572 shares of UpState common stock, or 22.3% of the outstanding shares of UpState common stock at that date. Each of the directors and executive officers of UpState has entered into a voting agreement with Norwood to vote all of his or her shares of UpState common stock in favor of the merger.

How We Count Votes. If you return valid proxy instructions or attend the meeting virtually, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. Broker non-votes and abstentions will have the effect of a vote against the proposal to approve the merger agreement and will have no effect on the proposal to adjourn, postpone, or continue the UpState special meeting.

Voting by Proxy

The board of directors of UpState is sending you this joint proxy statement/prospectus for the purpose of requesting that you allow your shares of UpState common stock to be represented at the special meeting by the persons named in the board of directors’ form of proxy. UpState shareholders of record may vote by proxy in any of three different ways:

•	Voting by Telephone. Call (866) 767-8989 (toll free) and follow the instructions in the recorded message. You will need to have your proxy card with you when you call.

•	Voting on the Internet. Go to upstatenewyorkbank@georgeson.com and follow the instructions. You will need to have your proxy card with you when you link to the internet voting site.

•	Voting by Mail. Complete, sign, date and return the enclosed proxy card in the envelope provided.

All shares of UpState common stock represented at the special meeting by properly executed and dated proxies will be voted according to the instructions indicated in the proxy. If you return a proxy without giving voting instructions, your shares will be voted as recommended by UpState’s board of directors. The UpState board of directors recommends a vote “FOR” each of the proposals.

If any matters not described in this joint proxy statement/prospectus are properly presented at the UpState special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. If the UpState special meeting is postponed or adjourned, your UpState common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the UpState special meeting.

You may revoke your proxy at any time before the vote is taken at the UpState special meeting. To revoke your proxy, you must advise the Secretary of UpState in writing before your shares of UpState common stock have been voted at the special meeting, deliver a later dated proxy, vote again by telephone or on the internet or vote your shares online at the special meeting. Attendance at the UpState special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

The costs and expenses of printing this joint proxy statement/prospectus will be borne by Norwood, and UpState will bear all other costs incurred by it in the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation of proxies by mail, UpState will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of UpState common stock and secure their voting instructions. UpState will reimburse the record holders for their reasonable expenses in taking those actions. UpState directors, officers and employees, who will not be specially compensated, may solicit proxies from UpState shareholders, either personally or by telephone, facsimile, letter or other electronic means. In addition, UpState has retained Georgeson to assist in the solicitation of proxies. Georgeson will receive a base fee of $6,000, plus certain incremental costs for its solicitation services.

UPSTATE PROPOSAL I – APPROVAL OF THE MERGER AND THE MERGER

AGREEMENT

For a discussion of certain information about the merger and the merger agreement, please see “The Merger and the Merger Agreement” below. Please note that discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. UpState’s board of directors urges you to read carefully and fully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger. The UpState board of directors unanimously recommends that UpState shareholders vote “FOR” the approval of the merger agreement.

UPSTATE PROPOSAL II — ADJOURNMENT OF THE UPSTATE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the UpState special meeting, the merger agreement may not be adopted unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by UpState at the time of the UpState special meeting to be voted for an adjournment, if necessary, UpState has submitted the proposal on adjournment to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the UpState special meeting, no notice of the adjourned special meeting is required to be given to shareholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the UpState special meeting of the hour, date and place to which the special meeting is adjourned. The board of directors of UpState unanimously recommends that UpState shareholders vote “FOR” the adjournment proposal.

THE MERGER AND THE MERGER AGREEMENT

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully and fully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

General

The merger agreement provides for the merger of UpState with and into Norwood, with Norwood as the surviving entity. Immediately following the merger, USNY Bank will merge with and into Wayne Bank, with Wayne Bank as the surviving entity.

Background of the Merger

USNY Bank was formed in 2007 to provide the communities in and around the Finger Lakes region and Cooperstown, New York with a locally owned bank where decisions are made within the communities in which customers reside, by bankers they know. UpState was formed by USNY Bank in 2016 to provide it with greater flexibility in carrying on its business activities and raising capital.

As part of its ongoing consideration of the long-term prospects and strategies of UpState and USNY Bank, their boards have regularly considered various strategic alternatives, including opportunities for organic growth and potential acquisitions and merger transactions. They have considered strategic options potentially available to UpState and USNY Bank, with the goal of enhancing and focusing on value for their shareholders, as well as USNY Bank’s interest in serving its customers and community, and providing for its employees.

The UpState board believes that UpState needs to continue to grow to reach the scale necessary to operate efficiently and absorb increased costs of operating UpState in order to become more profitable. Like many community banks, USNY Bank has incurred increasing costs in complying with new banking laws, regulations and policies, in addition to changes in technology that affect the way customers conduct banking business, as well as the difficulty of operating in a sustained low interest rate environment. A future economic downturn would make UpState’s continued growth more difficult to achieve.

In light of such concerns, in March 2019, UpState board of directors requested that Boenning meet with it to discuss UpState, options to create liquidity for shareholders, and potential strategic alternatives. In May 2019, the UpState board of directors began discussing the possibility of a merger, and decided in August 2019 to commence formally soliciting indications of interest from potential merger partners. After reviewing potential merger partners, UpState requested that Boenning contact four potential parties to discuss the possibility of a business combination transaction with UpState. Two of the parties notified Boenning that they were not interested in pursuing any potential transaction at that time.

In August 2019, Norwood received a phone call from Boenning inquiring if Norwood had any interest in exploring an opportunity with UpState. Norwood responded that it would be interested in such an opportunity and, in August 2019, Norwood signed a confidentiality agreement with UpState. Norwood also contacted Kafafian to discuss possible engagement for investment banking services relating to the possible transaction with UpState. Also in August, a data room was established and Norwood’s CEO met with UpState’s CEO. A general discussion of UpState’s strategic direction, financial condition, management, operations, board structure and customer based ensued during that meeting.

Boenning also entered into a confidentiality agreement with the other remaining interested party (which we refer to as Party 2), and sent a confidential information memorandum to each of Norwood and Party 2. On September 3, 2019, Norwood received the confidential information memorandum from Boenning and the invitation to submit a non-binding indication of interest.

On September 6, 2019, UpState engaged Boenning as UpState’s exclusive financial advisor, and on September 13, 2019 UpState engaged Stevens & Lee, P.C. as its legal counsel to handle any such transaction.

On September 10, 2019, Norwood and Party 2 each submitted a preliminary non-binding indication of interest (each of which we refer to as an “IOI”). Norwood submitted its IOI with a proposed indicative price of $32.94 per share of UpState common stock, in the form of 85% stock consideration and 15% cash consideration. Party 2 submitted its IOI with a proposed indicative price of $30.94 per share of UpState common stock, in the form of 75% stock consideration and 25% cash consideration. Norwood’s IOI contained a proposal regarding future directorship for one of UpState’s directors, while Party 2’s IOI contained a proposal regarding future directorship for three of UpState’s directors.

The UpState board held a special meeting on September 18, 2019. Mr. Briggs, together with Boenning’s representatives, informed the UpState board concerning the activity described above. Boenning also reviewed with the UpState board Boenning’s expertise as a financial advisor to banking institutions with respect to mergers and acquisitions. Boenning then supplied to the UpState board summary profiles of the two potential buyers, and maps showing a comparison of each potential buyer’s branch network as compared to UpState’s branch network. Boenning reviewed the terms of each of the IOIs and the characteristics of each potential buyer’s common stock. It also provided a comparison of the two potential buyers with a group of peer banks, a comparison of comparable transactions, the risks of each transaction and potential process and timing.

After Boenning’s presentation and further discussion, the UpState board determined to invite both Norwood and Party 2 to do additional due diligence on UpState. UpState also directed Boenning to go back to each of the parties and request a higher price, additional board seats and additional detail regarding the non-financial terms of their bids, and Boenning did so.

On September 30, 2019, Lewis J. Critelli, Norwood’s President and CEO and William S. Lance, Norwood’s Executive Vice President and Chief Financial Officer, met with Mr. Briggs, UpState’s Chairman of the Board and UpState’s Vice Chairman of the Board. At that meeting, the parties discussed the strategic direction of UpState, its banking philosophies, management, board structure, community involvement and customers.

Also, during late September and continuing into October 2019, Norwood and Party 2 each conducted separate due diligence on UpState, including data room document review by their respective management, financial advisors and legal counsel, an off-site credit quality review, and interviews of UpState management. During these interviews, the parties discussed aspects of UpState’s business based on Norwood’s and Party 2’s reviews of UpState’s documents and files.

On October 4, 2019, Norwood engaged a consultant to perform a loan portfolio review and analysis of UpState. At Norwood’s board of directors meeting on October 8, 2019, Mr. Critelli updated the Board regarding the non-binding indication of interest and the due diligence meeting with UpState. On October 29, 2019, Boenning requested that Norwood provide a revised indication of interest addressing certain terms of the proposed transaction.

On November 12, 2019, Norwood and Party 2 each submitted revised IOIs. Norwood’s revised IOI proposed an indicative price of $33.33 per share of UpState common stock, in the form of 100% common stock consideration. Consistent with its initial indication of interest, the exchange ratio for determining how many shares of Norwood common stock each UpState shareholder would receive would be fixed based on an average closing price of Norwood common stock immediately prior to executing a definitive agreement. Party 2’s revised IOI proposed that UpState common stock shareholders could exchange their common stock for either a fixed exchange of Party 2’s common stock (determined as of the date of the IOI as opposed to just prior to signing a definitive agreement), $30.00 in cash, or a combination of both so long as that the total consideration paid in aggregate to UpState shareholders consisted of of 80% common stock and 20% cash. At the time the IOIs were reviewed by UpState’s board, the exchange ratio in Party 2’s IOI implied a per share value of approximately $30.00 in common stock for UpState shareholders. Norwood’s IOI increased its proposal regarding future directorships for UpState’s directors to two, while Party 2’s IOI maintained its proposal regarding future directorship for three of UpState’s directors. Both IOI’s addressed future employment opportunities for the members of UpState’s senior management, the main difference being that Party 2 offered Mr. Briggs a position as Regional President of an expanded Bank of the Finger Lakes, while Norwood offered Mr. Briggs a six-month consulting position and no future employment.

The UpState board held a special meeting on November 20, 2019 to evaluate the revised IOI’s with representatives of Boenning and Stevens & Lee present. The board discussed with Boenning and Stevens & Lee various aspects of Norwood and Party 2, as well as their proposals, and the analyst following for both companies. At the board’s regularly scheduled meeting held on November 21, 2019, the board approved moving forward with Norwood provided that they increase their indicative price to $34.00 per share of UpState common stock and make certain other adjustments to the terms of their IOI, including that a portion of the purchase price be paid in cash. Norwood subsequently agreed to the price increase as long as UpState met certain minimum consolidated shareholders’ equity requirements prior to the consummation of the merger. Furthermore, Norwood agreed that 10% of the purchase price would be paid in cash.

On November 22, 2019, Party 2 submitted another revised IOI on an unsolicited basis through its legal counsel. This revised IOI proposed a higher exchange ratio and an increase in the cash price per share to $32.00. In addition, it proposed a change in the cash and common stock mix of total consideration, reducing the total common stock consideration to be offered from 80% to 75% and increasing the cash component from 20% to 25%. The remaining terms of its IOI remained unchanged. On November 25, 2019, the UpState board met by conference call to discuss the revised proposal, and determined to continue to move forward with the Norwood proposal for a variety of reasons, including that the implied per share value of the Norwood transaction remained superior to that provided by Party 2. Norwood and UpState then continued with negotiations on the exact language governing the minimum consolidated shareholders’ equity requirements for the increase in Norwood’s proposed price from $33.33 to $34.00 per share.

On November 29, 2019, Norwood submitted a revised IOI (which we refer to as the “November 29 IOI”) that contained the parties agreed upon language regarding the terms and conditions for the increase in purchase price from $33.33 to $34.00 per share, subject to a reduction in such pricing to a per share amount not lower than $33.33 per share based on the level of satisfaction of a minimum consolidated shareholders’ equity calculation. In addition, the November 29 IOI provided for cash consideration of up to 10% of the total purchase price, with the balance being paid in Norwood common stock. UpState executed the November 29 IOI on November 30, 2019. The November 29 IOI contained an exclusivity period (until January 10, 2020) to conduct further mutual due diligence and negotiate the terms of a definitive merger agreement.

On December 2, 2019, UpState executed a non-disclosure agreement with Norwood with respect to Norwood’s confidential information and began reverse due diligence on Norwood. This due diligence included data room document review by their management, financial advisors and legal counsel, a December 9, 2019 visit to Norwood’s headquarters in Honesdale, Pennsylvania and interviews with Norwood senior management.

On December 11, 2019, Jones Walker, the legal counsel for Norwood, provided Stevens & Lee with a draft of the merger agreement. Over the next four weeks, the parties, along with their respective legal counsel and investment banking firms, negotiated the terms of the merger, the merger agreement and certain ancillary agreements, and exchanged drafts of the merger agreement and such ancillary agreements. The terms negotiated by the parties and their respective advisors included, but were not limited to, executory period covenants, conditions to closing, termination provisions and termination fees, voting agreements with UpState’s directors and officers, settlement agreements with UpState’s senior management described below, and post-closing employee matters.

At the market close on November 29, 2019, the date of the November 29 IOI, the closing price of Norwood’s common stock was $35.00 per share. At the then proposed minimum purchase price per share of $33.33, UpState shareholders electing and receiving all stock in the merger would have received 0.9523 of a share of Norwood common stock for each share of UpState common stock. Subsequent to November 29, 2019, the price of Norwood’s common stock meaningfully appreciated, resulting in a lower implied exchange ratio to UpState common shareholders.

On December 27, 2019, Messrs. Briggs and Critelli along with representatives of Kafafian and Boenning met in Honesdale, Pennsylvania to discuss and seek agreement on certain unresolved transaction terms. Among the items discussed during this meeting was the continued rise in Norwood’s stock and the resulting decrease in the exchange ratio. On December 26, 2019, Norwood’s stock price closed at $39.05, approximately 11.5% higher than on November 29, 2019 when the November 29 IOI was executed. At the then proposed minimum purchase price per share of $33.33, UpState shareholders electing and receiving all stock in the merger would have received 0.8535 of a share of Norwood common stock for each share of UpState common stock. As a result of such discussions, Norwood proposed a fixed exchange ratio of 0.9390 shares of Norwood common stock for each share of UpState common stock receiving Norwood common stock. Unlike the November 29 IOI, the exchange ratio was to be set at 0.9390 as opposed to being determined based on the average price of Norwood common stock just prior to execution of the definitive agreement. Based on the 0.9390 exchange ratio and Norwood’s December 26, 2019 closing price of $39.05, the implied price per share to UpState shareholders receiving common stock as consideration would be $36.67 per share. The minimum cash purchase price of $33.33 was to remain unchanged. The draft merger agreement being negotiated was revised accordingly.

On January 7, 2020, the Upstate board and its legal and financial advisors met by conference call to discuss the terms of the merger agreement. On January 8, 2020, a special meeting of the UpState board was convened and UpState’s legal and financial advisors participated in the meeting. Prior to these meetings, a copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, had been sent to the members of the UpState board. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement, the bank plan of merger, and the voting agreements to be entered into with Norwood by the directors and executive officers of UpState, as well as the settlement agreements with each member of UpState’s senior management settling the terms of all employment and change in control agreements between UpState and its senior management, effective as of the closing date of the merger, which are described in more detail in the section of this proxy statement/prospectus entitled “—Interests of UpState’s Directors and Executive Officers in the Merger” beginning on page [●]. Representatives of Stevens & Lee also discussed the proposed resolutions that the UpState board would approve, and summarized the directors’ fiduciary duties, specifically in the context of a change of control.

Boenning made a presentation, a copy of which had been sent in advance to the directors, in which it summarized the background and terms of the merger, and the pricing metrics for the merger, and compared those against comparable merger transactions. Boenning also presented several valuation methodologies utilized in its fairness opinion analysis, including comparing UpState to comparable public companies, and an analysis of the estimated net present value per share of UpState’s common stock. Boenning also reviewed the pro forma company’s footprint, metrics about UpState, UpState’s historical financial information, and certain loan and deposit information. Boenning’s presentation included an overview of Norwood and its historical financial results, including the results for Norwood’s trailing twelve months ended September 2019. Boenning also reviewed Norwood’s historical stock price performance, and did a comparison of Norwood to comparable public companies. Boenning also presented a pro forma analysis of the merger. Boenning concluded by making its fairness opinion presentation to the UpState board regarding the fairness of the proposed merger consideration to be received by UpState shareholders from a financial point of view. Furthermore, by letter dated January 8, 2020, and subject to the limitations and qualifications set forth in such letter, Boenning opined that the merger consideration was fair to the holders of UpState common stock from a financial point of view.

Following these presentations and review and discussion among the members of the UpState board, including consideration of the factors described under “—UpState’s Reasons for the Merger; Recommendation of the UpState Board”, the UpState board determined that the merger agreement and the transactions contemplated thereby, including the merger of USNY Bank and Wayne Bank, were advisable and in the best interests of UpState and its shareholders, and the directors unanimously voted to approve the merger agreement and the transactions contemplated thereby, and recommended that UpState’s shareholders approve the merger agreement.

At this UpState board meeting, the UpState board also approved all of the settlement agreements described above.

On January 8, 2020, the Norwood board also met to discuss and consider the merger. Representatives of Kafafian and Jones Walker were present at that meeting. After discussions, including a consideration of the factors described in the section of this proxy statement/prospectus entitled “—Norwood’s Reasons for the Merger,” the Norwood board unanimously adopted the merger agreement.

After the respective board meetings on January 8, 2019, UpState and Norwood signed the definitive merger agreement. Prior to the opening of the market on January 9, 2020, UpState and Norwood publicly announced the merger.

UpState’s Reasons for the Merger; Recommendation of UpState’s Board of Directors

In reaching the conclusion that the merger agreement is in the best interests of and advisable for UpState and its constituents, including its shareholders, and in approving the merger agreement, UpState’s board of directors consulted with senior management, its legal counsel and its financial advisor, and considered a number of factors including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of UpState, its prospects for the future and projected financial results;

•

Norwood’s agreement that if UpState meets the financial performance conditions set forth in the merger agreement as of the end of the month immediately prior to the closing date of the merger, the per share merger consideration would be increased by up to $0.67 in cash;

•

the consideration offered by Norwood, which, as of the close of business on January 7, 2020, the date immediately prior to the date UpState’s board of directors approved the merger agreement, represented between 180.0% and 184.0% of UpState’s tangible book value per fully diluted share; between 16.4x and 16.7x UpState’s core trailing twelve month earnings; and a core deposit premium of between 13.7% and 14.4%, in each case depending upon the amount, if any, of the additional $0.67 of merger consideration per share paid to UpState’s shareholders;

•	that the transaction was estimated by Norwood to be significantly accretive to Norwood’s 2021 and 2022 estimated earnings;

•

that, after the merger, UpState shareholders who continue to hold the Norwood common stock they receive in the merger will receive annual cash dividends from Norwood estimated to equal at least $0.94 per UpState share, on a pro forma basis based on the exchange ratio and Norwood’s current dividend policy, compared to UpState which currently does not pay any dividends to its shareholders;

•

the understanding of UpState’s board of directors of the strategic options available to UpState, the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by UpState of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan was more likely to create greater present value for UpState’s shareholders than the value to be paid by Norwood;

•

the 10% cash component in the merger consideration offered by Norwood to the UpState shareholders, providing for less fluctuation in the value of such merger consideration between the date of the merger agreement and the closing date than an all-stock transaction;

•	the process conducted by UpState’s management and board of directors, in consultation with Boenning, to identify potential strategic acquisition partners;

•

based on the written indication of interest submitted by another potential business combination partner, discussions that UpState’s financial advisor had with that other potential business combination partner, and the fact that the two other solicited potential business combination partners declined to participate in the process, the board’s belief that the transaction offered by Norwood was more attractive in its entirety than what the other potential acquirer had indicated and what could otherwise be obtained;

•

based on the written indication of interest submitted by the other potential business combination partner and other factors, the board’s belief that a transaction with Norwood offered more benefits to UpState’s employees than a transaction with the other potential acquirers in terms of job retention, location, position, retention bonuses, continued career growth opportunities and severance;

•

Norwood’s agreement to (i) operate all of the branches of USNY Bank as divisions of Wayne Bank under the “Bank of the Finger Lake” and “Bank of Cooperstown” brand names for a period of at least one year following the Effective Time, and (ii) maintain and utilize for administrative functions UpState’s administration facility in Geneva, New York for a period of at least one year following the effective time of the merger.

•

that UpState will have the right to terminate the merger agreement if Norwood’s share price declines to below $30.91 (subject to customary anti-dilution adjustments) as of the first date when all regulatory approvals for the merger have been received, combined with such decline being at least 20% greater than a corresponding decline in the value of the NASDAQ Bank Index, and no adjustment pursuant to a specified formula is made to the exchange ratio by Norwood;

•

the challenges facing UpState’s management to grow UpState’s franchise and enhance shareholder value given current market conditions, including economic conditions and prospects, increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin from the current interest rate environment, and competition;

•

expansion of the Norwood and Wayne Bank boards to include two UpState directors, and the agreement by Norwood to invite all of the other UpState directors to join a newly-formed regional advisory board after the effective time of the merger;

•	the strong capital position of the combined company and the larger scale and more diverse revenue of the combined company;

•	the relative value of the Norwood currency compared to peers;

•	the contiguous nature of the markets served by Norwood and UpState, and the prominent role the UpState branches and personnel will have in the combined company’s northern most market;

•	Norwood’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of UpState’s due diligence review of Norwood;

•	the historical stock market performance for Norwood common stock;

•	the greater market capitalization and increased trading liquidity of the common stock of Norwood;

•	the ability to leverage Norwood’s integration expertise gained from its successful integrations of two acquisitions since 2011;

•	the enhanced legal lending limit and an expanded set of products and services that could benefit UpState’s customers;

•	the belief, from discussions with Norwood management, that Norwood would support UpState’s agricultural lending activities and desires to continue growing in UpState’s current markets;

•	the terms of the merger agreement, including the representations, warranties and covenants of the parties, the merger consideration, the benefits to UpState’s employees;

•

the financial analysis presented by Boenning to UpState’s board of directors, and the opinion delivered to UpState’s board of directors by Boenning to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration to be received by the holders of common stock of UpState in the merger is fair, from a financial point of view, to such shareholders; and

•

the long-term and short-term interests of UpState and its shareholders, the interests of the employees and customers of UpState, and societal considerations, including those of the communities in which UpState maintains offices.

UpState’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of UpState’s business and towards the completion of the merger;

•

the restrictions on the conduct of UpState’s business before the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent UpState from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of UpState absent the pending merger;

•

the fact that the 0.9390 exchange ratio of the stock consideration to be paid to UpState shareholders is fixed, and therefore the value of the stock consideration UpState shareholders will receive will fluctuate between the date of the merger agreement and the effective time of the merger;

•	the possibility that Norwood may be unable to successfully integrate UpState into its existing franchise;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating UpState’s business, operations and workforce with those of Norwood;

•	the merger-related costs;

•

that the interests of certain of UpState’s directors and executive officers may be different from, or in addition to, the interests of UpState’s other shareholders as described under the heading “Interests of UpState Directors and Executive Officers in the Merger;”

•

the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or UpState shareholders’ approval might not be obtained and the risk that an event occurs which has a material adverse effect with respect to UpState and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the risk that any potential rights of and benefits to UpState employees from the merger agreement or the merger may not be realized;

•

that: (1) UpState would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) UpState would be obligated to pay to Norwood a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with UpState from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the board of directors of UpState is not intended to be exhaustive, but includes the material factors considered by the board of directors of UpState. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of UpState did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of UpState considered all these factors as a whole, including discussions with, and questioning of UpState’s management and UpState’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

UpState shareholders should be aware that UpState’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other UpState shareholders. The board of directors of UpState was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of UpState. See “—Interests of UpState Executive Officers and Directors in the Merger.”

This summary of the reasoning of the board of directors of UpState and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Norwood’s Reasons for the Merger; Recommendation of Norwood’s Board of Directors

In reaching its determination to approve and adopt the merger agreement, the board of directors of Norwood considered a number of factors, including:

•	the complementary geographical locations of UpState’s branch network, which will augment Norwood’s operations;

•

the board’s understanding of, and the presentations of Norwood’s management and financial advisor regarding, UpState’s business, operations, management, financial condition, asset quality, earnings and prospects;

•	the board’s view that the merger is consistent with Norwood’s expansion strategy and will allow for enhanced opportunities for Norwood’s new and existing clients and customers;

•

the results of management’s due diligence investigation of UpState and the reputation, business practices and experience of UpState and its management, including their impression that UpState is a financially healthy, well-run bank holding company that is deeply committed to its customers, employees, and the communities that it serves;

•	the fact that the merger is expected to be accretive to earnings per share of Norwood in the first full year of operations;

•

the anticipated operating efficiencies, cost savings and opportunities for revenue enhancements of the combined company following the completion of the merger, and the likelihood that they would be achieved after the merger;

•	the fact that the merger consideration consists of a mixture of cash and stock in which shareholders would have an election, subject to limitations;

•	the fact that the per share stock consideration is fixed;

•

the opinion of Kafafian delivered to the Norwood board of directors, dated January 8, 2020, that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration was fair to holders of Norwood common stock from a financial point of view, and the analysis and presentation of Kafafian to the Norwood board of directors in connection with the delivery of the opinion, as more fully described below under “Opinion of Norwood’s Financial Advisor.” A copy of Kafafian’s written opinion that was delivered to Norwood’s board of directors is included as Annex B to this joint proxy statement/prospectus. Shareholders are urged to carefully read the opinion of Kafafian in its entirety;

•

the deal protection provided by the termination fee of $3.2 million payable under certain circumstances in the event of the termination of the merger agreement due to a competing offer or certain other reasons;

•	the intended tax treatment of the merger as a tax-free reorganization; and

•	the likelihood of receiving all of the regulatory approvals required for the merger.

This foregoing discussion of the factors considered by Norwood’s board of directors does not list every factor considered by the board but includes all material factors considered by the board. Based on the factors described above, including the opinion of Kafafian referred to above, Norwood’s and Wayne Bank’s boards of directors determined that the merger with UpState and USNY Bank would be advisable and in the best interests of Norwood and Wayne Bank and Norwood shareholders unanimously approved the merger agreement and the transactions contemplated by the merger agreement. In reaching its determination to approve and adopt the merger agreement, the board did not give relative or specific importance to each of the factors listed above, and individual directors may have given differing importance to different factors. Please note that this explanation of the board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 27.

Opinion of UpState’s Financial Advisor

UpState engaged Boenning to render financial advisory and investment banking services to UpState, including an opinion to the UpState board of directors as to the fairness, from a financial point of view, to UpState of the merger consideration in the merger. UpState selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers & acquisitions and other corporate transactions.

As part of its engagement, representatives of Boenning attended the meeting of the UpState board of directors held on January 8, 2020 at which the UpState board of directors evaluated the proposed merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the merger consideration to be received in the merger by the holders of UpState common stock was fair, from a financial point of view, to such shareholders. The UpState board of directors unanimously adopted the merger agreement at this meeting.

The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.

Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the UpState board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to the holders of UpState common stock, from a financial point of view, of the merger consideration to be received by such shareholders in the merger. It did not address the underlying business decision of UpState to engage in the merger or enter into the merger agreement or constitute a recommendation to the UpState board of directors in connection with the merger, and it does not constitute a recommendation to any holder of UpState common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.

In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of UpState and Norwood and bearing upon the merger, including, among other things:

•

the historical financial performances, current financial positions and general prospects of UpState and Norwood and certain internal financial analyses and forecasts prepared by the management of UpState and Norwood including Consolidated and bank financial statements, current budgets, forecasting assumptions, and strategic plans;

•	a draft version of the merger agreement, dated as of January 7, 2020;

•	the stock market performance and trading history of Norwood;

•	the consolidated financial and operating data of UpState and Norwood;

•

the pro forma financial impact of the proposed merger on UpState, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of UpState and Norwood, and relied upon by Boenning at the direction of such management and with the consent of UpState;

•

the nature and financial terms of the proposed merger between UpState and Norwood as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry; and

•	in person discussions with members of UpState’s and Norwood’s senior management with respect to their respective operations, historical financial statements and future prospects.

Boenning also performed such other financial analyses, studies and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. Boenning also participated in discussions that were held by managements of UpState and Norwood regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as Boenning deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information and representations made or given by UpState and Norwood, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information issued by UpState and Norwood including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the pro forma financial impact of the merger on Norwood, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by senior management of UpState and Norwood. Boenning assumed, at the direction of UpState, that all forecasts and projections provided to Boenning have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of UpState and Norwood as to their most likely future financial performance. Accordingly, with the consent of UpState, in rendering its opinion, Boenning’s reliance upon UpState and Norwood’s management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of UpState and Norwood’s management with respect to such differences.

It is understood that the portion of the foregoing financial information of UpState and Norwood that was provided to Boenning was not prepared with the expectation of public disclosure, that all of the foregoing financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in all of such information. Boenning assumed, based on discussions with the management of UpState, and with the consent of the UpState board of directors, that all such information was reasonably prepared and reflects the best currently available estimates and judgment of the management of UpState and Norwood as to their most likely future performance. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification that the allowances for loan losses indicated on the balance sheets of UpState and Norwood are adequate to cover such losses. In rendering its opinion, Boenning did not review any individual loans or credit files.

Boenning assumed, in all respects material to its analyses:

•

that all of the representations and warranties of all parties contained in the merger agreement and all related agreements and documents were true and correct, that each party under the agreements and documents would perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents would not be waived;

•

that the merger agreement (the final terms of which Boenning have assumed would not differ in any respect material to Boenning’s analyses from the draft version reviewed by it and referred to above) represented the entire agreement between the parties, that it would not be modified or amended, and that its terms would not be superseded or supplemented by other agreements or documents, with no adjustments to the merger consideration and with no other consideration or payments in respect of UpState common stock;

•

that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions would be imposed that would materially affect either UpState and Norwood, the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger; and

•	that the merger would be treated as a tax-free reorganization for federal income tax purposes.

Boenning assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of UpState that UpState relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, tax, regulatory and accounting matters. Boenning did not provide advice with respect to any such matters.

Boenning’s opinion addressed only the fairness to the shareholders of UpState, from a financial point of view, as of the date of such opinion, of the merger consideration in the merger. Boenning expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger) including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to UpState, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date. Developments subsequent to the date of Boenning’s opinion may have affected, and may affect, the conclusion reached in Boenning’s opinion, and Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:

•	the relative merits of the merger and the other business strategies that UpState’s Board of Directors considered or may have considered;

•	the underlying business decision of UpState’s Board of Directors to proceed with the merger;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by UpState or the UpState board of directors;

•

the fairness of the amount or nature of any compensation to any of UpState’s or Norwood’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Norwood common stock or UpState common stock or relative to the financial consideration to be paid;

•	the prices at which Norwood’s securities may trade at any time; or

•	any advice or a recommendation provided by any other advisor to UpState.

In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, UpState and Norwood. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the UpState board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the UpState board of directors with respect to the fairness of the merger consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiation between UpState and Norwood, and the decision to enter into the merger agreement was solely that of the UpState board of directors.

The following is a summary of the material financial analyses presented by Boenning to the UpState board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the UpState board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, Boenning utilized an implied transaction value for the proposed merger of $36.22 per outstanding share of UpState common stock, based on the average per share consideration of $33.33 in cash (10%) and a fixed merger consideration of 0.9390 shares of Norwood common stock (90%), based on Norwood’s closing price of $38.92 on January 3, 2020. Boenning also utilized an implied aggregate transaction value for the proposed merger of $81.5 million based on (i) the implied common stock consideration of $36.55 per share to UpState common stockholders, (ii) cash consideration of $33.33 per share (iii) 2,208,000 shares of UpState common stock outstanding, (iv) 14,500 granted restricted stock units pertaining to UpState’s 2020 long-term incentive plan (“LTIP”), and (v) 71,000 outstanding rights under Upstate’s stock appreciation rights plan (“SAR”). The aggregate value of the implied price to UpState common stockholders was $79.9 million while the implied price to UpState LTIP and SAR holders was $1.5 million, resulting in a total implied purchase price of $81.5 million.

In addition to the financial analyses described below, Boenning reviewed with the UpState board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $36.22 per outstanding share of UpState common stock:

•	180.0% of UpState’s tangible book value;

•	16.4x UpState’s latest twelve months (“LTM”) ended September 30, 2019 net income, and;

•	13.7% core deposit premium defined as the premium paid to tangible book value divided by UpState’s core deposits

UpState Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of UpState to 23 exchange-traded banks and bank holding companies with total assets between $300 million and $500 million with a median of $421.8 million, and excluded companies that are in the process of being acquired, which we refer to as the UpState selected companies. The selected companies are headquartered in the Mid-Atlantic.

The UpState selected companies were as follows:

New Tripoli Bancorp, Inc.	Commercial National Financial Corporation	Hamlin Bank and Trust Company
Muncy Bank Financial, Inc.	IBW Financial Corporation	Glen Burnie Bancorp
Community Heritage Financial, Inc.	Woodlands Financial Services Company	Delmarva Bancshares, Inc.
Susquehanna Community Financial, Inc.	ES Bancshares, Inc.	VSB Bancorp, Inc.
Mauch Chunk Trust Financial Corp.	Peoples Limited	Neffs Bancorp, Inc.
PSB Holding Corporation	Mars Bancorp, Inc.	WVS Financial Corp.
Mifflinburg Bancorp, Inc.	Harford Bank	HV Bancorp, Inc.
Farmers and Merchants Bancshares, Inc.	Bank of Akron

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (or MRQ), latest twelve months (or LTM), and market price information as of January 3, 2020. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in UpState’s historical financial statements, or the data prepared by The Kafafian Group and Norwood presented under the section “The Merger—Opinion of The Kafafian Group” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of UpState and the UpState selected companies for the MRQ:

	USNY Selected Companies
	USNY	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	10.4	5.3	10.9	10.0	23.1
Non-Performing Assets (NPAs) / Assets (%)	0.93	—	0.84	0.77	2.55
LTM Core Return on Average Assets (%)(1)	1.19	0.24	0.86	0.95	1.28
LTM Core Return on Average Tangible Common Equity (%)(1)	11.65	2.42	8.25	8.34	12.91
LTM Efficiency Ratio (%)	51.3	49.0	69.7	67.6	93.6

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of the UpState selected companies:

	USNY Selected Companies
	Low	Average	Median	High
Dividend Yield (%)	—	2.14	2.38	5.09
Stock Price / Tangible Book Value per Share (x)	44.4	108.8	108.9	167.9
Stock Price / LTM Core EPS (x)	9.3	15.7	13.6	35.9

None of the UpState selected companies used as a comparison in the above analyses are identical to UpState. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

In addition, Boenning’s analysis compared pricing multiples for the merger to the implied pricing multiples of the UpState selected companies. To account for an equity control premium, Boenning applied a 25.3% market premium to the UpState selected companies based on the median one-day stock market price premium for all bank and thrift merger transactions with target assets less than $2 billion since January 1, 2018.

	USNY Selected Companies
	USNY / NWFL	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	180.0	108.4	136.4	175.2
Price to LTM Core Earnings (x)	16.4	13.5	17.1	28.7
Core Deposit Premium (%)	13.7	(2.5)	1.6	6.3

None of the UpState selected companies used as a comparison in the above selected companies’ analysis is identical to UpState, Norwood, or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Norwood Selected Companies Analysis. Using publicly available information, Boenning compared the financial performance, financial condition and market performance of Norwood to 28 exchange-traded banks and bank holding companies with total assets between $1.0 billion and $1.5 billion with a median of $1.2 billion, and excluded companies that are in the process of being acquired, which we refer to as the Norwood selected companies. The selected companies are headquartered in the Mid-Atlantic.

The Norwood selected companies were as follows:

Norwood Selected Companies
Citizens Financial Services, Inc.	Somerset Trust Holding Company	Adirondack Trust Company	Meridian Corporation
Evans Bancorp, Inc.	Franklin Financial Services Corporation	FNCB Bancorp, Inc.	Riverview Financial Corporation
First United Corporation	Prudential Bancorp, Inc.	AmeriServ Financial, Inc.	1st Summit Bancorp of Johnstown, Inc.
Bank of Princeton	Malvern Bancorp, Inc.	Embassy Bancorp Inc.	Pathfinder Bancorp, Inc.
1st Constitution Bancorp	Marlin Business Services Corp.	Lyons Bancorp, Inc.	First Keystone Corporation
CB Financial Services, Inc.	QNB Corp.	ENB Financial Corp	Fidelity D&D Bancorp, Inc.
Capital Bancorp, Inc.	Orange County Bancorp, Inc.	Bank of Utica	First Commerce Bank

To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (or MRQ), latest twelve months (or LTM), and market price information as of January 3, 2020. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in Norwood’s historical financial statements, or the data prepared by The Kafafian Group and Norwood presented under the section “The Merger—Opinion of The Kafafian Group” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.

Boenning’s analysis showed the following concerning the financial condition and performance of Norwood and the Norwood selected companies for the MRQ:

	Norwood Selected Companies
	NWFL	Low	Average	Median	High
Tangible Common Equity / Tangible Assets (%)	10.2	6.6	10.2	9.5	20.8
Non-Performing Assets (NPAs) / Assets (%)	0.24	0.17	0.89	0.86	2.24
LTM Core Return on Average Assets (%)(1)	1.15	0.35	1.00	0.97	2.23
LTM Core Return on Average Tangible Common Equity (%)(1)	12.02	3.57	10.42	10.57	15.77
LTM Efficiency Ratio (%)	58.6	48.7	66.1	65.7	83.1

(1)	Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of the Norwood selected companies:

	Norwood Selected Companies
	NWFL	Low	Average	Median	High
Dividend Yield (%)	2.47	—	2.45	2.54	6.14
Stock Price / Tangible Book Value per Share (x)	198.9	64.7	128.3	126.2	224.8
Stock Price / LTM Core EPS (x)	17.6	9.5	13.9	13.0	21.1

None of the Norwood selected companies used as a comparison in the above analyses are identical to Norwood. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:

1.	35 selected national bank and thrift transactions, the National group, announced since January 1, 2019, with target assets between $300 million and $600 million with a median of $434.7 million;

2.

18 selected bank and thrift transactions where the target was headquartered in the Mid-Atlantic, the Regional group, announced since January 1, 2017 with target assets between $300 million and $600 million with a median of $488.0 million; and

3.

13 selected national bank and thrift transactions, the Performance group, announced since January 1, 2018 with target assets between $300 million and $600 million with a median of $411.6 million, LTM ROAE between 1.0% and 1.5%, and non-performing assets (NPAs) / Assets below 1.0%.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.

National Group
Acquirer Company	Company Acquired	Date Announced
Northfield Bancorp, Inc.	VSB Bancorp, Inc.	12/23/2019
Evans Bancorp, Inc.	FSB Bancorp, Inc.	12/19/2019
Kearny Financial Corp.	MSB Financial Corp.	12/18/2019
First Bancshares, Inc.	Southwest Georgia Financial Corporation	12/18/2019
CNB Financial Corporation	Bank of Akron	12/18/2019
Citizens & Northern Corporation	Covenant Financial Inc.	12/18/2019
Cambridge Financial Group, Inc.	Melrose Bancorp, Inc.	12/18/2019
Fidelity D & D Bancorp, Inc.	MNB Corporation	12/10/2019
Centreville Bank	PB Bancorp, Inc.	10/22/2019
Community Bank System, Inc.	Steuben Trust Corporation	10/21/2019
Banco de Credito e Inversiones SA	Executive Banking Corporation	9/25/2019
BancorpSouth Bank	Texas First Bancshares, Inc.	9/23/2019
Community First Bancshares, Inc. (MHC)	ABB Financial Group, Inc.	8/20/2019
Level One Bancorp, Inc.	Ann Arbor Bancorp, Inc.	8/13/2019
Heartland Financial USA, Inc.	Rockford Bank and Trust Company	8/13/2019
Three Rivers Federal Credit Union	West End Bank, S.B.	8/1/2019
Wintrust Financial Corporation	SBC, Incorporated	7/25/2019
South Plains Financial, Inc.	West Texas State Bank	7/25/2019
First Financial Banc Corporation	First National Corporation of Wynne	7/25/2019
Associated Banc-Corp	First Staunton Bancshares, Inc.	7/25/2019
Spirit of Texas Bancshares, Inc.	Chandler Bancorp, Inc.	7/24/2019
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.	7/24/2019
Banner Corporation	AltaPacific Bancorp	7/24/2019
First Bancshares, Inc.	First Florida Bancorp, Inc.	7/22/2019
ACNB Corporation	Frederick County Bancorp, Inc.	7/2/2019
Nicolet Bankshares, Inc.	Choice Bancorp, Inc.	6/27/2019
Santa Cruz County Bank	Lighthouse Bank	5/28/2019
Central Bancompany, Inc.	Liberty Bancorp, Inc.	4/10/2019
Midland States Bancorp, Inc.	HomeStar Financial Group, Inc.	4/2/2019
Liberty Bank	SBT Bancorp, Inc.	3/21/2019
BancorpSouth Bank	Van Alstyne Financial Corporation	3/5/2019
BancorpSouth Bank	Summit Financial Enterprises, Inc.	3/5/2019
German American Bancorp, Inc.	Citizens First Corporation	2/21/2019
Bank First Corporation	Partnership Community Bancshares, Inc.	1/23/2019
Glacier Bancorp, Inc.	FNB Bancorp	1/16/2019

Regional Group
Acquirer Company	Company Acquired	Date Announced
Northfield Bancorp, Inc.	VSB Bancorp, Inc.	12/23/2019
Evans Bancorp, Inc.	FSB Bancorp, Inc.	12/19/2019
Citizens & Northern Corporation	Covenant Financial Inc.	12/18/2019
CNB Financial Corporation	Bank of Akron	12/18/2019
Kearny Financial Corp.	MSB Financial Corp.	12/18/2019
Fidelity D & D Bancorp, Inc.	MNB Corporation	12/10/2019

Regional Group
Acquirer Company	Company Acquired	Date Announced
Community Bank System, Inc.	Steuben Trust Corporation	10/21/2019
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.	7/24/2019
ACNB Corporation	Frederick County Bancorp, Inc.	7/2/2019
OceanFirst Financial Corp.	Capital Bank of New Jersey	10/25/2018
Orrstown Financial Services, Inc.	Hamilton Bancorp, Inc.	10/23/2018
Citizens & Northern Corporation	Monument Bancorp, Inc.	9/28/2018
Lakeland Bancorp, Inc.	Highlands Bancorp, Inc.	8/23/2018
ConnectOne Bancorp, Inc.	Greater Hudson Bank	7/12/2018
Northwest Bancshares, Inc.	Donegal Financial Services Corp.	6/12/2018
Riverview Financial Corporation	CBT Financial Corporation	4/20/2017
Sussex Bancorp	Community Bank of Bergen County, NJ	4/11/2017
Old Line Bancshares, Inc.	DCB Bancshares, Inc.	2/1/2017

Performance group
Acquirer Company	Company Acquired	Date Announced
Community Bank System, Inc.	Steuben Trust Corporation	10/21/2019
Level One Bancorp, Inc.	Ann Arbor Bancorp, Inc.	8/13/2019
South Plains Financial, Inc.	West Texas State Bank	7/25/2019
First Financial Banc Corporation	First National Corporation of Wynne	7/25/2019
Associated Banc-Corp	First Staunton Bancshares, Inc.	7/25/2019
First Bancshares, Inc.	First Florida Bancorp, Inc.	7/22/2019
German American Bancorp, Inc.	Citizens First Corporation	2/21/2019
Bank First Corporation	Partnership Community Bancshares, Inc.	1/23/2019
Spirit of Texas Bancshares, Inc.	First Beeville Financial Corporation	11/27/2018
Peoples Bancorp Inc.	First Prestonsburg Bancshares, Inc.	10/29/2018
OceanFirst Financial Corp.	Capital Bank of New Jersey	10/25/2018
Business First Bancshares, Inc.	Richland State Bancorp, Inc.	6/4/2018
Heritage Commerce Corp	United American Bank	1/11/2018

For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:

•	price per common share to tangible book value per common share of the acquired company;

•	price per common share to LTM earnings; and

•	core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $81.5 million (this is an aggregate number that includes payments for restricted stock units and stock appreciation rights) and using preliminary historical financial information for UpState as of or for the 12 months ended September 30, 2019 provided by UpState’s management.

The results of the analysis are set forth in the following tables:

National Group
	USNY / NWFL Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	180.0	129.4	169.5	201.1
Deal Value to LTM Core Earnings (x)	16.4	12.6	15.9	22.9
Core Deposit Premium (%)	13.7	4.8	9.4	14.2

Regional Group
	USNY / NWFL Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	180.0	127.2	164.8	187.6
Deal Value to LTM Core Earnings (x)	16.4	14.5	20.3	26.8
Core Deposit Premium (%)	13.7	3.8	8.0	11.5

Performance Group
	USNY / NWFL Merger	10th Percentile	Median	90th Percentile
Deal Value to Tangible Book Value (%)	180.0	147.2	169.5	194.4
Deal Value to LTM Core Earnings (x)	16.4	12.8	15.0	16.7
Core Deposit Premium (%)	13.7	6.8	8.1	13.3

No company or transaction used as a comparison in the above selected transactions analysis is identical to UpState, Norwood, or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgment concerning differences in financial and operating characteristics of the companies involved.

Pro Forma Financial Impact Analysis. Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of UpState and Norwood. The analysis assumed year-end closing balance sheet totals of $458 million for UpState and $1.26 billion for Norwood, based on estimates confirmed by UpState and Norwood’s financial advisor. Boenning then assumed a 5% annual asset growth rate for Norwood and UpState. Boenning relied on street estimates of earnings for both Norwood ($14.6 million for 2020 and $15.2 million for 2021) and UpState ($6.0 for 2020 and $6.4 million for 2021), and then applied an assumed growth rate of 6% for UpState and 4% for Norwood) to derive estimated 2022 earnings. Boenning also assumed cost savings of 25% of UpState’s non-interest expenses, and transaction expenses of $6.8 million, as provided to Boenning by Norwood and UpState management. Boenning analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be (i) accretive to Norwood’s 2021 and 2022 estimated EPS by ~18% and ~18%, respectively, (ii) accretive to Norwood’s book value per share at closing by ~14%, and (iii) dilutive to Norwood’s estimated tangible book value per share at closing by ~5%. Furthermore, the analysis indicated that, pro forma for the merger, Norwood’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by Norwood following the merger may vary from the projected results, and the variations may be material.

Present Value Analysis. Boenning performed a present value analysis to estimate a range for the implied equity value of UpState. In this analysis, the future cash flows are derived from UpState’s financial budget and management estimates and discounted back. Cash flows include projected cash dividends – for UpState as well as an assumed value of one share at the end of year five using both earnings and tangible book value multiples. The UpState earnings utilized were as follows: $2.14 per share for 2019, $2.72 per share for 2020 and an estimated growth rate of 6%. In its normal course of business, Boenning employs the Duff & Phelps Cost of Capital Navigator in determining the appropriate discount rate. Boenning also considered comparable company returns on tangible common equity. Based on the two approaches utilized, Boenning determined that a discount rate of 13.0% was appropriate.

The ranges of values were derived by adding (i) the present value of the estimated earnings and cash dividends that UpState could generate over the five-year period from 2019 to 2023 derived as discussed above applying the assumed 6% growth rate for 2021 through 2023; and (ii) the present value of UpState’s implied terminal value at the end of such period. In calculating the net present value of UpState using the earnings multiple, the range of price to earnings ratios used to determine possible future stock prices was 12.6x to 14.6x LTM earnings, with a midpoint of 13.6x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of UpState common stock, of $20.37 per share to $27.96 per share with a midpoint of $23.96 per share. In calculating the net present value of UpState using the tangible book value multiple, the range of price to tangible book value ratios used to determine possible future stock prices was 0.99x to 1.19x of tangible book value, with a midpoint of 1.09x. The mid-point multiple approximates median multiples in the peer group analysis. This present value analysis resulted in a range of implied values per share of UpState common stock, of $17.32 per share to $21.51 per share with a midpoint of $19.38 per share.

The present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of UpState or the pro forma combined company.

Miscellaneous. Boenning acted as financial advisor to UpState in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is regularly engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between each of UpState and Norwood and certain Boenning affiliates, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, UpState and Norwood, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of UpState or Norwood for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning employees and employees of Boenning affiliates may also from time to time maintain individual positions in Norwood common stock.

Pursuant to the Boenning engagement agreement, UpState agreed to pay Boenning a non-refundable cash payment of $20,000 which became payable upon retention of Boenning and a cash fee equal to 1.20% of the implied transaction value, 15% of which became payable concurrently with the rendering of Boenning’s opinion, and the balance of which is contingent upon the consummation of the merger. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. UpState also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.

Boenning has not had any material investment banking relationship with UpState during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and UpState, on the other hand. Boenning & Scattergood, Inc. previously advised Norwood on a potential transaction which was not consummated and no compensation was paid; other than as previously disclosed, Boenning & Scattergood Inc. has not had any other material investment banking relationship with Norwood during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and Norwood, on the other hand. Boenning may provide investment banking services to Norwood and UpState (in the event the proposed merger is not consummated) in the future for which Boenning would expect to receive compensation, although there is no agreement to do so.

Opinion of Norwood’s Financial Advisor

By letter dated August 21, 2019, Norwood engaged Kafafian as its exclusive financial advisor and to render an opinion as to the fairness, from a financial point of view, to the holders of Norwood common shares (“Common Shares”), of the consideration to be paid pursuant to the merger agreement.

The board of directors of Norwood engaged Kafafian based on Kafafian’s qualifications, industry experience, reputation and past assistance with providing financial advisory services to financial institutions. Kafafian, as part of its financial advisory business, is regularly engaged in the valuation of depository institutions and financial services industry firms and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business Kafafian provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit improvement; and various other financial advisory services. Kafafian has provided services to Norwood within the past two years, but has not provided any services to UpState over the past two years.

At the request of the Norwood board of directors, representatives of Kafafian participated in a special board meeting held on January 8, 2020, at which the Norwood board of directors considered the proposed merger with UpState. At that meeting, representatives of Kafafian made a presentation to the Norwood board of directors of Kafafian’s analyses relating to the proposed merger and, in particular, of Kafafian’s determination regarding the fairness, from a financial point of view, of the proposed merger consideration to be paid by Norwood to the UpState common shareholders. At that meeting, Kafafian issued its written opinion that the merger consideration in the proposed merger was fair, from a financial point of view, to Norwood shareholders. Except as discussed herein, no limitations were imposed by the Norwood board of directors upon Kafafian with respect to investigations made or procedures followed in rendering Kafafian’s fairness opinion.

Kafafian’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Norwood board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration. It did not address the underlying business decision of Norwood to engage in the merger or enter into the merger agreement or constitute a recommendation to the Norwood board in connection with the merger, and it does not constitute a recommendation to any holder of Norwood common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter (including, with respect to holders of UpState common stock, what election any such shareholder should make with respect to the cash consideration or the stock consideration), nor does it constitute a recommendation as to whether or not any such Norwood or UpState common shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

In rendering its opinion, Kafafian, among other things:

•	Reviewed the merger agreement;

•	Analyzed regulatory filings and other financial information concerning Norwood;

•	Analyzed regulatory filings and other financial information concerning UpState and USNY Bank;

•	Discussed past, present, and future financial performance and operating philosophies with Norwood and UpState senior managements;

•	Reviewed certain internal financial data and projections of Norwood and UpState;

•	Compared the financial condition and financial performance of Norwood and UpState to similar financial institutions;

•

Compared the merger consideration to be paid to UpState common shareholders pursuant to the merger agreement with the consideration paid in comparable merger transactions of other financial institutions;

•

Reviewed the pro forma impact of the Merger on the earnings and book value of Norwood and UpState and compared the contributions of each institution to the proposed combined company in a number of key financial categories; and,

•	Considered other financial studies, analyses, and investigations and reviewed other information it deemed appropriate by Kafafian to render its opinion.

Kafafian spoke with certain members of senior management and other representatives of Norwood and UpState to discuss the foregoing, as well as matters Kafafian deemed relevant. As part of its analyses, Kafafian took into account its assessment of general economic, market and financial conditions, its experience in similar transactions, as well as its experience in and knowledge of the banking industry. Kafafian’s opinion is based upon conditions as they existed and could be evaluated on the respective dates thereof and the information made available to Kafafian through the respective dates thereof.

Kafafian assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed and/or discussed for the purposes of its opinion, without independent investigation. Kafafian assumed that the financial forecasts relied upon by Kafafian were prepared on a basis that reflected the best currently available estimates and judgments of senior management of each of Norwood and UpState and were based on reasonable assumptions, estimates and judgments. Any estimates contained in the analyses performed by Kafafian are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be bought or sold.

Kafafian did not make any independent evaluation or appraisals of either Norwood’s or UpState’s respective assets or liabilities, nor was it furnished with any such appraisals. Kafafian has not made a review of the loans or loan loss reserves or reviewed any individual loan files of Norwood or UpState. Kafafian also assumed, without independent verification, that the aggregate allowances for loan losses for Norwood and UpState were adequate. Kafafian did not conduct a physical inspection of any properties or facilities of UpState.

On January 8, 2020, Kafafian rendered its written fairness opinion to the Norwood board of directors. The summary set forth below does not purport to be a complete description of the analyses performed by Kafafian in connection with the Merger. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the fairness opinion is not readily translated to a summary description and as such, Kafafian believes that its analyses must be considered as a whole. Only selecting portions of Kafafian’s analyses and of the factors considered by Kafafian could create for a reader of the materials an incomplete view of the evaluation process underlying the opinion. No one component of the analyses performed by Kafafian was assigned a greater significance than another component. Taken as a whole, Kafafian believes these analyses support the conclusion that the merger consideration to be paid by Norwood to the UpState common shareholders is fair, from a financial point of view, to Norwood common shareholders.

Proposal Summary – Pursuant to the terms of the merger agreement, shareholders of UpState will have the opportunity to elect to receive for each share of UpState common stock they own, either 0.9390 shares of Norwood common stock or $33.33 in cash, or a combination of both. All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 90% of the shares of UpState will be exchanged for Norwood common stock and 10% of the shares of UpState will be exchanged for cash. In addition to the purchase price per share, UpState may also be permitted, under certain performance conditions, to distribute at the closing of the Merger, up to an additional $0.67 per share in cash to UpState’s shareholders. The Merger is expected to be a tax-free exchange for shareholders of UpState receiving Norwood common stock.

Contribution Analysis – Kafafian reviewed the contribution made by each of Norwood and UpState to various balance sheet and income statement categories of the combined company based on balance sheet data as of the quarter ended September 30, 2019 and income statement information estimated for the year ended December 31, 2019. Kafafian analyzed the contributions of each of Norwood and UpState to the combined company under a wide range of consideration scenarios. Assuming the merger consideration was comprised of 90% stock and 10% cash to the shareholders of Upstate common stock, at an exchange ratio of 0.9390, the analysis showed that Norwood would contribute the following percentages to the combined company:

Relative Contribution Analysis (prior to fair value adjustments)
	Norwood	UpState
Balance Sheet (as of 9/30/2019)
Gross Loans	70.10%	29.90%
Total Assets	65.88%	34.12%
Total Deposits	71.57%	28.43%
Tangible Common Equity	73.15%	26.85%
Income Statement (estimated for year ended 12/31/19)
Net Interest Income	71.79%	28.21%
Non-Interest Income	85.40%	14.60%
Operating Expense	76.03%	23.97%
Net Income	75.03%	24.97%
Ownership	77.15%	22.85%

Going-Concern Range of Value Analysis – Kafafian used a capitalized earnings method to evaluate the range of value for UpState common stock. The primary assumption made by Kafafian was that UpState would continue to operate as an independent company. The capitalized earnings model for UpState uses a projected net income stream, applies a terminal earnings multiple to the last period’s net income and then discounts the net income stream and terminal value to arrive at a present value for a share of UpState common stock. The range of value produced by the capitalized earnings model analysis was then compared to $36.20 per share (the “Per Share Consideration”), based on the number of shares of UpState outstanding at September 30, 2019, that was offered by Norwood to shareholders of UpState common stock.

The following additional assumptions were made by Kafafian in preparing a range of value for UpState on a going-concern basis:

I.	The financial projections and net income estimates (for the year ended December 31, 2019 through year ended December 31, 2024) as prepared by UpState were reasonable;

II.	Price-to-earnings multiples of 11 to 15 times earnings were used and were based on publicly traded institutions that were comparable to UpState;

III.	Using various methodologies, Kafafian developed discount rates that ranged between 9.00% and 13.00%; and,

IV.	Kafafian did not apply any discounts for lack of marketability or apply premiums for control.

The following table summarizes the results of the capitalized earnings model:

Discount	Trading Price / Earnings Multiple (x)
Rate	11.0	13.0	15.0
9.00%	$24.55	$29.01	$33.47
11.00%	$22.42	$26.49	$30.57
13.00%	$20.51	$24.24	$27.96

Kafafian noted that the Per Share Consideration of $36.20 as of January 8, 2020 was 37% greater than the midpoint value per common share of $26.49.

The following table summarizes the results of the capitalized earnings model assuming cost savings (where the cost saves are assumed to be 25% pre-tax of UpState’s estimated operating expenses, tax-affected at 21.00%):

Discount	Trading Price / Earnings Multiple (x)
Rate	11.0	13.0	15.0
9.00%	$31.37	$37.07	$42.77
11.00%	$28.65	$33.85	$39.06
13.00%	$26.20	$30.97	$35.73

Kafafian noted that the Per Share Consideration was 7% greater than the midpoint value per common share of $33.85 assuming cost saves.

Although the capitalized earnings method is a widely used valuation methodology, it relies on numerous assumptions, including balance sheet and earnings growth rates, discount rates, and market trading multiples that may ultimately be materially different than those actually realizable or available in the capital markets. Therefore, the range of value developed by Kafafian does not purport to be indicative of the actual values or expected values of Upstate common stock.

Peer Group Analysis – An integral part of the evaluation of UpState is to compare the financial condition and financial performance of UpState to commercial banking organizations that possess characteristics that are believed to be similar to that of UpState. For the purpose of the peer analysis, financial information for USNY Bank as (i) there are no material differences between the consolidated shareholders equity and net income for UpState and shareholders’ equity and net income for USNY Bank and, (ii) detailed historical financial information for UpState is largely unavailable. For description purposes, Kafafian uses “UpState” and “USNY Bank” interchangeably in the following discussion regarding peer group analysis. Kafafian undertook a series of “Peer Group” comparisons as part of its analyses of the financial performance of UpState and an imputed potential range of value of UpState on a going-concern basis. For the purposes of Kafafian’s analysis, four peer groups were prepared (the “UpState Peers”).

UpState – Kafafian compared certain of UpState’s financial condition and financial performance measures to four groups of financial institutions. The financial condition and financial performance data for UpState and all companies in the peer groups was as of or for the latest twelve months ended September 30, 2019. For those peer group members that were publicly traded companies, market data were as of January 6, 2020.

The first peer group was termed by Kafafian as “Relational Peers – Privately Held”. Companies in this peer group were included based on four screening criteria (i) privately-owned commercial banks or holding companies (ii) headquartered in the Mid-Atlantic or Northeast region (excludes major metropolitan statistical areas (“MSAs”), (iii) total assets between $275 million and $600 million as of September 30, 2019, (iv) non-performing assets to total assets ratio as of September 30, 2019 of less than 1.75%. Kafafian has listed the eight (8) companies that comprise the Relational Peers – Privately Held peers in the table labeled “UpState Peer Group Members.”

The second peer group was termed by Kafafian as “Relational Peers – Publicly Traded”. Companies in this peer group were included based on five screening criteria (i) publicly-traded commercial banks or holding companies (ii) headquartered in the Mid-Atlantic or Northeast region, (iii) total assets between $275 million and $600 million as of September 30, 2019, (iv) non-performing assets to total assets ratio as of September 30, 2019 of less than 1.75%, and (v) return on average assets greater than 1.00%. Kafafian has listed the seventeen (17) companies that comprise the Relational Peers – Publicly Traded peers in the table labeled “UpState Peer Group Members.”

The third peer group was termed by Kafafian as “Relational Peers – Year Established”. Companies in this peer group were included based on six screening criteria (i) publicly-traded commercial banks or holding companies (ii) headquartered nationally, (iii) institutions established after January 1, 2015, (iv) total assets between $200 million and $700 million as of September 30, 2019, (v) non-performing assets to total assets ratio as of September 30, 2019 of less than 1.75%, and (vi) return on average assets greater than 1.00%. Kafafian has listed the eighteen (18) companies that comprise the Relational Peers – Year Established peers in the table labeled “UpState Peer Group Members.”

The fourth peer group was termed by Kafafian as “Competitors of Interest Peers”. Companies in this peer group were included based on three screening criteria (i) financial institutions headquartered nationally, (ii) institutions that operate a branch location within a twenty-five mile radius of any UpState branch location and, (iii) total assets less than $15 billion. The sixteen (16) companies that comprise the Competitors of Interest Peers are in the table labeled “UpState Peer Group Members.”

UpState Peer Group Members

Relational Peers – Privately Held	Relational Peers – Publicly Traded	Relational Peers – Year Established	Competitors of Interest Peers

Bank of Bird-in-Hand Bank of Ocean City Champlain National Bank Connecticut Community Bank, NA First Hope Bank Genesee Regional Bank Mercer County State Bank Tioga State Bank

Bank of Akron

Calvin B. Taylor Bankshares, Inc.

Commercial National Financial Corp.

Delmarva Bancshares, Inc.

GNB Financial Services, Inc.

National Grand Bank of Marblehead

Hamlin Bank and Trust Company

Ledyard Financial Group, Inc.

Middlebury National Corporation

Mifflinburg Bancorp, Inc.

Muncy Bank Financial, Inc.

Neffs Bancorp, Inc.

New Tripoli Bancorp, Inc.

Peoples Limited

Susquehanna Community Financial, Inc.

VSB Bancorp, Inc.

York Traditions Bank

1st Capital Bank

Bank of San Francisco

blueharbor bank

Commencement Bank

Cornerstone Community Bancorp

Communities First Financial Corp.

Golden Valley Bank

Lewis & Clark Bank

Metro Phoenix Bank

Northern California National Bank

Pinnacle Bank

Primary Bank

Solera National Bancorp, Inc.

SouthPoint Bancshares, Inc.

QCR Holdings, Inc.

U & I Financial Corp.

US Metro Bank

Victory Bancorp, Inc.

Adirondack Bank

Bank of Richmondville

Berkshire Hills Bancorp, Inc.

Canandaigua National Corp.

Cayuga Lake National Bank

Chemung Financial Corp.

Community Bank Systems, Inc.

Delhi Bank Corp.

Elmira Savings Bank

Financial Institutions, Inc.

Lyons Bancorp, Inc.

NBT Bancorp, Inc. Savannah Bank, N.A.

Seneca-Cayuga Bancorp, Inc. (MHC)

Tompkins Financial Corporation

TrustCo Bank Corp NY.

(financial data at or for the quarter ended September 30, 2019, market data as of close of business ended January 6, 2020)	UpState	Relational Peers – Privately Held (Median)	Relational Peers – Publicly Traded (Median)	Relational Peers – Year Established (Median)	Competitors of Interest Peers (Median)
Total Assets ($000s)	$435,907	$444,960	$405,796	$340,580	$1,471,822
Equity/ Assets (%)	10.39	10.66	10.77	10.96	9.97
Tang. Equity/ Tang. Assets (%)	10.39	10.64	10.77	10.92	8.78
Loans/ Deposits (%)	99.79	81.81	81.16	88.84	85.45
NPAs/ Total Assets (%)	0.93	0.54	0.58	0.08	0.39
Reserves/ NPAs (%)	173.71	116.27	124.19	352.60	134.29
Net Interest Margin (%)	3.70	3.84	3.50	4.12	3.39
Non-Int. Income/ Average Assets (%)	0.25	0.74	0.52	0.30	0.87
Non-Int. Expense/ Average Assets (%)	1.95	2.84	2.36	2.72	2.74
Efficiency Ratio (FTE basis) (%)	51.04	64.56	65.02	58.33	65.21
Non-Int. Income/ Operating Rev. (%)	6.59	16.44	12.83	6.84	23.76
Return on Average Assets (%)	0.99	1.09	1.21	1.29	0.94
Return on Average Common Equity (%)	9.64	10.60	10.93	11.99	9.29
Market Capitalization ($millions)			$59.6	$49.0	$441.7
Price/ Book (%)			109.89	119.58	150.23
Price/ Tangible Book (%)			109.89	119.65	155.19
Price/ LTM Earnings (x)			12.4	12.0	14.8
Dividend Yield (%)			2.80	0.72	2.86

The following table provides a summary comparison of UpState financial condition and financial performance to that of the median for each of the UpState Peers:

The following table compares Upstate September 30, 2019 book value per share to (i) the low, midpoint and high values from the capitalized earnings model and (ii) the imputed value of UpState based on the median price/book for each of the three peer groups that comprise the UpState Peers (excludes Relational Peers – Privately Held due to lack of trading information).

Upstate Tangible Book Value per Share 09/30/2019	Values from Capitalized Earnings Model (without cost saves)			Valuations Imputed from UpState Peers (Price/ Tangible Book)
	Min	Mid	Max	Relational – Publicly Traded	Relational – Year Established	Competitors of Interest
$20.50	$20.51	$26.49	$33.47	$22.53	$24.53	$31.81

Kafafian noted that the Per Share Consideration of $36.20 was above imputed values per share for UpState.

Norwood Financial Corp. – Kafafian compared certain of Norwood’s financial condition and financial performance measures to two groups of financial institutions that are believed to possess characteristics similar to that of Norwood (the “Norwood Peers”). The financial condition and financial performance data for Norwood and all companies in the peer groups was as of or for the quarter ended September 30, 2019. For those peer group members that were publicly traded companies, market data were as of January 6, 2020.

The first peer group was termed by Kafafian as “Proxy Peers”. Companies in this peer group were included based on the institutions represented in Norwood’s 2019 Proxy Statement (any member involved in a merger/acquisition was excluded). The twenty-two (22) companies that comprise the Proxy Peers are shown in the table below labeled “Norwood Peer Group Members.”

The second peer group was termed by Kafafian as “Competitors of Interest Peers”. Companies in this peer group were included based on two screening criteria (i) financial institutions that have a branch location within a five mile radius of any Norwood branch, (ii) total assets less than or equal to $35 billion as of September 30, 2019. The twenty-two (22) companies that comprise the Competitors of Interest Peers are shown in the table below labeled “Norwood Peer Group Members.”

Norwood Peer Group Members

Proxy Peers	Competitors of Interest Peers

ACNB Corporation

AmeriServ Financial, Inc.

CB Financial Services, Inc.

Citizens & Northern Corporation

Citizens Financial Services, Inc.

Codorus Valley Bancorp, Inc.

Embassy Bancorp Inc.

ENB Financial Corp

ESSA Bancorp, Inc.

Fidelity D & D Bancorp, Inc.

First Keystone Corporation

FNCB Bancorp, Inc.

Franklin Financial Services Corporation

Malvern Bancorp, Inc.

Mid Penn Bancorp, Inc.

Orrstown Financial Services, Inc.

Penns Woods Bancorp, Inc.

Peoples Financial Services Corp.

Prudential Bancorp, Inc.

QNB Corp.

Republic First Bancorp, Inc.

Riverview Financial Corporation

Delhi Bank Corp.

Citizens Savings Bank

Landmark Bancorp, Inc.

Peoples Ltd.

Catskill Hudson Bancorp, Inc.

Jeffersonville Bancorp

Berkshire Bancorp, Inc.

Honat Bancorp

Palm Bancorp

Dimeco Inc.

First Keystone Corp.

FNCB Bancorp, Inc.

Fidelity D & D Bancorp, Inc.

Penns Woods Bancorp, Inc.

ESSA Bancorp, Inc.

SB One Bancorp

Peoples Financial Services

Woodforest Financial Grp, Inc.

NBT Bancorp, Inc.

Community Bank System Inc.

Sterling Bancorp

F.N.B. Corp.

The following table provides a summary comparison of Norwood financial condition and financial performance to that of the median for each of the Norwood Peers:

(financial data at or for the quarter ended September 30, 2019, market data as of close of business ended January 6, 2020)	Norwood Financial Corp.	Proxy Peers (Median)	Competitors of Interest Peers (Median)
Total Assets ($billions)	$1.2	$1.3	$1.0
Equity/ Assets (%)	11.09	10.40	11.64
Tang. Equity/ Tang. Assets (%)	10.24	9.50	10.06
Loans/ Deposits (%)	92.93	88.80	89.50
NPAs/ Total Assets (%)	0.24	0.68	0.64
Reserves/ NPAs (%)	283.67	97.55	77.38
Net Interest Margin (%)	3.60	3.42	3.31
Non-Int. Income/ Avg. Assets (%)	0.56	0.65	0.63
Non-Int. Expense/ Avg. Assets (%)	2.23	2.62	2.56
Efficiency Ratio (FTE basis) (%)	56.93	62.68	62.56
Non-Int. Income/ Operating Rev. (%)	14.76	16.87	15.63
Return on Avg. Assets (%)	1.29	1.07	1.18
Return on Avg. Common Equity (%)	11.66	9.95	9.29
Market Capitalization ($millions)	$243.7	$176.7	$178.0
Price/ Book (%)	181.65	114.80	122.65
Price/ Tangible Book (%)	198.73	131.67	149.74
Price/ LTM Earnings (x)	17.5	13.6	13.9
Dividend Yield (%)	2.57	2.74	2.38

Kafafian noted that the Norwood’s financial performance and valuation metrics were greater than those of the median for each of the Norwood Peers.

Comparable Transaction Analysis – Kafafian reviewed various financial condition, financial performance and acquisition multiples for three groups of institutions that Kafafian believed to have characteristics similar to that of UpState (the “UpState Comp. Deal Groups”). Kafafian then compared the acquisition multiples for the Norwood and UpState transaction relative to the median acquisition multiples derived from the transactions that comprised the UpState Comp. Deal Groups.

The first set of transactions included commercial bank transactions announced after January 1, 2018 where the target bank was (i) located in New York state, (ii) had a transaction value between $50 million to $100 million at announcement and, (iii) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of five (5) merger and acquisition transactions that possessed characteristics similar to that of the Merger (“New York Comp. Deals”). The median transaction pricing metrics for this group are shown in the table below.

The second set of transactions included commercial bank transactions announced after January 1, 2018 where the transaction (i) targets located in the Mid-Atlantic or Northeast region, (ii) had a transaction value between $50 million to $100 million at announcement and, (iii) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of seventeen (17) merger and acquisition transactions that possessed characteristics similar to that of the Merger (“Regional Comp. Deals”). The median transaction pricing metrics for this group are shown in the table below.

The third set of transactions included commercial bank transactions announced after January 1, 2018, where the target bank was (i) located nationally, (ii) had a transaction value between $50 million to $100 million at announcement, (iii) target nonperforming assets to total assets less than 1.00% at announcement, (iv) target return on average assets greater than 0.50% at announcement and, (v) excluded any transactions involving private equity investors or government assisted transactions. The criteria resulted in a list of 22 merger and acquisition transactions that possessed characteristics similar to that of the Merger (“National Comp. Deals”). The median transaction pricing metrics for this group are shown in the table below.

The following table compares certain financial metrics of UpState relative to the median financial metrics for the UpState Comp. Deal Groups:

Transaction Financial Metric (UpState data as of or for the latest twelve months ended September 30, 2019)	UpState	New York Comp. Deals	Regional Comp. Deals	National Comp. Deals
		(median values*)
Total Assets ($000s)	$435,907	$519,643	$487,870	$389,191
Total Deposits ($000s)	$387,097	$415,673	$401,878	$329,840
Tangible Equity/ Total Assets (%)	10.39	9.88	8.87	10.14
NPAs/ Total Assets (%)	0.93	1.09	0.62	0.45
Non-Interest Income/ Avg. Assets (%)	0.25	0.39	0.37	0.57
Non-Interest Expense/ Avg. Assets (%)	2.00	2.17	2.19	2.42
Return on Average Assets (%)	1.19	0.86	0.65	1.12
Return on Average Equity (%)	11.65	10.04	8.60	10.78

*	Most recent financial data

The following table compares certain valuation metrics of the transaction between Norwood and UpState to certain valuation metrics of the UpState Comp. Deal Groups:

Transaction Valuation Metric	Norwood/ UpState	New York Comp. Deals	Regional Comp. Deals	National Comp. Deals
		(median values*)
Deal Value ($M)	$80.0	$63.6	$63.6	$65.7
Price/ Book (%)	176.56	161.62	164.49	167.07
Price/ Tangible Book (%)	176.56	165.88	172.19	172.20
Price/ LTM EPS (x)	16.1	16.7	20.0	15.8
Price/ Deposits (%)	20.65	16.87	16.87	20.39
Franchise Premium/ Core Deposits (%)	13.10	7.16	8.92	9.52

*	At announcement if transaction is pending, otherwise transaction valuation metrics reflect completion metrics

Kafafian then compared the Per Share Consideration for the Merger with the imputed value per common share for UpState based on the median transaction metrics for all three (3) of the UpState Comp. Deal Groups. The following table summarizes the imputed value for UpState on a change-of-control basis using certain transaction value metrics from the New York Comp. Deals, Regional Comp. Deals and the National Comp. Deals:

UpState Book Value per Share 09/30/2019	New York Comp. Deals			Regional Comp. Deals			National Comp. Deals
	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/ LTM EPS	Price/ Book	Price/ Tang. Book	Price/ LTM EPS
$20.50	$33.13	$34.01	$34.12	$33.72	$35.30	$40.76	$34.25	$35.30	$32.30

Kafafian noted that the Per Share Consideration of $36.20 compared favorably to the imputed values. Kafafian also noted that UpState had a higher level of capital than the median capital levels for the UpState Comp. Deal Groups and numerous financial performance metrics were stronger than the median for the UpState Comp Deal Groups.

In evaluating the various financial condition, financial performance, trading multiples and acquisition multiples for the proposed Norwood / UpState transaction, it is important to note that no company or transaction in the preceding analyses is identical to Norwood, UpState, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematically precise; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. The range of value resulting from the foregoing analyses should not be taken to represent Kafafian’s view of the actual value of Norwood, UpState or the combined company.

Compensation of Kafafian and Other Relationships — Norwood paid Kafafian a fee of $75,000 upon the rendering of its fairness opinion. Kafafian will be reimbursed for reasonable out-of-pocket expenses incurred in connection with its engagement and Norwood has agreed to indemnify Kafafian against certain liabilities. Kafafian will also receive a success fee of $225,000 upon closing of the Merger.

Consideration to be Received in the Merger

Norwood will pay cash for a number of shares equal to approximately 10% of the UpState common stock outstanding immediately prior to the effective time of the merger and will issue shares of Norwood common stock for the remaining 90% of such shares. Under the terms of the merger agreement, UpState shareholders (other than dissenting shareholders) will be given the opportunity to elect for each outstanding share of UpState common stock they own to receive:

•	$33.33 in cash, without interest, which we refer to as “cash consideration”;

•	0.9390 of a share of Norwood common stock, which we refer to as “stock consideration”; or

•	with respect to certain UpState shares owned by such shareholder, the cash consideration, and with respect to all other UpState shares so owned, the stock consideration,

in each case, subject to the adjustment, election and allocation procedures specified in the merger agreement.

As of the end of the month immediately prior to the closing date of the merger, if UpState’s Actual Equity, as adjusted as provided in the merger agreement, is greater than the Target Equity as set forth in Column A of Appendix I of the merger agreement for the respective month end, then the per share offer price would be increased by an amount equal to (i) Actual Equity minus the Target Equity divided by (ii) 2,208,000 (the “Per Share Increase”). In no event will the Per Share Increase be greater than $0.67 in cash and in no case less than $0.00, resulting in the cash consideration as increased by the Per Share Increase having a maximum value of $34.00 per share for each USNY share. Recipients of the stock consideration will receive the Per Share Increase in cash. The cash consideration and the stock consideration shall be increased, as applicable, to reflect such Per Share Increase in accordance with Appendix I of the merger agreement.

No fractional shares of Norwood common stock will be issued in connection with the merger. Instead, Norwood will make a cash payment to each UpState shareholder who would otherwise receive a fractional share.

The per share cash consideration of $33.33 is fixed. The 0.9390 exchange ratio for the stock consideration is fixed, subject to certain customary anti-dilution adjustments and a potential adjustment at Norwood’s option in certain circumstances involving a decline in Norwood’s stock price as described under “— Terminating the Merger Agreement”

beginning on page 96. The per share value of the stock consideration, based upon Norwood’s closing stock price on April 15, 2020, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, was $[●] per share. The market value of the stock consideration will fluctuate with the price of Norwood common stock. At the time of completion of the merger, the market value of the stock consideration could be greater or less than the value of the cash consideration due to fluctuations in the market price of Norwood common stock.

Under the terms of the merger agreement, the aggregate consideration payable to UpState shareholders in the merger as of January 8, 2020 (based on an assumed price of $38.93 per share of Norwood common stock) was allocated approximately 10% in cash and 90% in Norwood common stock. The number of shares of UpState common stock to be converted into cash must equal 10% of the outstanding shares of UpState common stock. Any dissenting shares count towards this amount. Assuming there are no dissenting shares, approximately 220,800 shares of UpState common stock will be exchanged for the cash consideration. We call this number the cash consideration pool.

The allocation procedures in the merger agreement are intended to provide for an approximate 10% stock and 90% cash allocation among all outstanding UpState shares. Norwood common stock will be issued to UpState shareholders who make cash elections if the cash consideration pool is oversubscribed, so that the aggregate number of shares of UpState common stock that will be exchanged for cash consideration in the merger shall not exceed the cash consideration limit, and cash will be paid to UpState shareholders who make stock elections if the cash consideration pool is undersubscribed, so that the aggregate number of shares of UpState common stock that will be exchanged for cash consideration in the merger equals 10% of the outstanding shares of UpState common stock. See “— Allocation Procedures” below. The allocation of the mix of consideration payable to UpState shareholders in the merger will not be known until Norwood tallies the results of the cash/stock elections made by UpState shareholders, which will not occur until near or after the closing of the merger.

No guarantee can be made that UpState shareholders will receive the amounts of cash or stock they elect. As a result of the allocation procedures and other limitations outlined in this joint proxy statement/prospectus and in the merger agreement, UpState shareholders may receive Norwood common stock or cash in amounts that vary from the amounts they elect to receive.

UpState is not making any recommendation as to whether UpState shareholders should elect to receive cash, Norwood common stock or cash for some shares and stock for the remainder in the merger. Each UpState shareholder must make his or her own decision with respect to such election.

Election Procedures; Surrender of Stock Certificates

An election form and other customary transmittal materials, with instructions for their completion, are being mailed separately to all holders of record of UpState common stock as of the record date for the special meeting. The election form and transmittal materials will allow record holders to elect to receive cash, Norwood common stock, or cash for some shares and Norwood common stock for the remainder, or make no election with respect to the merger consideration such shareholders wish to receive. We refer to the shares with respect to which a valid cash consideration election is made as “cash election shares,” the shares with respect to which a valid stock consideration election is made as “stock election shares,” and the shares with respect to which no election is made as “non-election shares.”

To make an effective election, a record shareholder must submit a properly completed election form and transmittal materials along with stock certificates for which an election is made to the exchange agent by the election deadline, which shall be on or before 5:00 p.m., Eastern Time, on the date specified in the election form. An election is properly made only if the exchange agent actually receives a properly completed election form by the election deadline. An election form shall be deemed properly completed only if accompanied by one or more stock certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of UpState common stock covered by such election form, together with the duly executed transmittal materials included with the election form.

If you own shares of UpState common stock in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker or other financial institution sufficiently in advance of the election deadline for record holders in order to allow your broker or other financial institution sufficient time to cause the record holder of your shares to make an election as described above. “Street name” holders may be subject to an election deadline earlier than the deadline applicable to holders of shares in registered form. Therefore, you should carefully read any materials you receive from your broker. If you instruct a broker to submit an election for your shares, you must follow such broker’s directions for revoking or changing those instructions.

If an UpState shareholder either (i) does not submit a properly completed election form on or before the election deadline or (ii) revokes its election form prior to the election deadline (without later submitting a properly completed election form prior to the election deadline), the shares of UpState common stock held by such shareholder shall be designated as non-election shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement and summarized below. Any election form may be revoked or changed by the person submitting such election form to the exchange agent by written notice to the exchange agent only if such notice of revocation or change is actually received by the exchange agent at or prior to the election deadline. Stock certificates relating to any revoked election form will be promptly returned without charge. The exchange agent will have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All elections (whether cash, stock or mixed) will be revoked automatically if the merger agreement is terminated. UpState shareholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form along with the stock certificate(s) in advance of the election deadline.

Allocation Procedures

The aggregate amount of cash and Norwood common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if the number of cash election shares (together with any dissenting shares) would exceed 10% of the outstanding UpState shares, a pro rata portion of those shares will be converted into the right to receive Norwood common stock in order to provide for the required cash/stock allocation among all outstanding UpState shares. Similarly, if the number of cash election shares (together with any dissenting shares) is less than 10% of the outstanding UpState shares, all or a pro rata portion of the non-election shares and, if necessary, a pro rata portion of the stock election shares will be converted into the right to receive the cash consideration.

If the number of cash election shares (together with any dissenting shares) is less than 10% of the outstanding UpState shares, then:

•	All cash election shares will be converted into the right to receive the cash consideration.

•

Non-election shares will be deemed to be cash election shares to the extent necessary to have the total number of cash election shares (together with dissenting shares) equal 10% of the outstanding UpState shares. If less than all of the non-election shares need to be treated as cash election shares, then a sufficient number of non-election shares will be deemed cash election shares on a pro rata basis such that the cash election shares plus the deemed cash election shares equal 10% of the outstanding UpState shares.

•

If all of the non-election shares are treated as cash election shares and the total number of cash election shares (together with dissenting shares) is still less than 10% of the outstanding UpState shares, a pro rata portion of each shareholder’s stock election shares will be converted into cash election shares so that the total number of cash election shares (together with dissenting shares) equals 10% of the outstanding UpState shares and the remaining stock election shares will be converted into the right to receive the stock consideration.

If the number of cash election shares (together with any dissenting shares) is greater than 10% of the outstanding UpState shares, then:

•	All stock election shares and all non-election shares will be converted into the right to receive the stock consideration.

•

A pro rata portion of each shareholder’s cash election shares will be converted into stock election shares so that the remaining number of cash election shares (together with any dissenting shares) equals 10% of the outstanding UpState shares, the converted stock election shares will be converted into the right to receive the stock consideration, and the remaining cash election shares will be converted in the right to receive the cash consideration.

If the number of cash election shares equals 10% of the outstanding UpState shares, then all cash election shares will be converted into the right to receive the cash consideration and all stock election shares and non-election shares will be converted into the right to the stock consideration.

Exchange Procedures

An election form and transmittal materials will be mailed under separate cover to UpState shareholders who hold shares of UpState common stock in registered form. If you wish to make an election with respect to any of your shares, you must submit an election form and transmittal materials and the certificates which represent your election shares to the exchange agent prior to the election deadline. Do not submit your stock certificates with your proxy card. You should only submit your stock certificates which represent your election shares when you have received and properly completed the election form and transmittal materials. See “— Election Procedures; Surrender of Stock Certificates” beginning on page 82 of this joint proxy statement/prospectus.

Exchange Agent. On the business day prior to the effective time of the merger, Norwood will deposit with the exchange agent (1) cash in an amount sufficient to allow the exchange agent to make cash consideration payments under the terms of the merger agreement and (2) certificates (or evidence of shares in book entry form) representing shares of Norwood common stock, which we refer to as the “new certificates,” each to be given to the holders of UpState common stock in exchange for old certificates representing shares of UpState common stock. Any such cash or new certificates remaining in the possession of the exchange agent six months after the effective time will be delivered to Norwood. Any holder of old certificates who has not exchanged his, her or its old certificates by that time will be entitled to look exclusively to Norwood, and only as a general creditor, for the consideration to which he, she or it may be entitled upon exchange of such old certificates.

Exchange Procedures. As promptly as practicable after the effective time of the merger, the exchange agent will mail a form of letter of transmittal to each person who was, immediately prior to the effective time, a holder of record of UpState common stock and who has either (i) not submitted their properly completed election form on or before the election deadline or (ii) revoked their election form prior to the election deadline (without later submitting a properly completed election form prior to the election deadline). The letter of transmittal will contain instructions for use in effecting the surrender of old certificates (to the extent such old certificates have not been surrendered together with the election forms) in exchange for the consideration to which such person may be entitled pursuant to the merger agreement, and will specify that delivery shall be effected, and risk of loss and title to the old certificates shall pass, only upon proper delivery of such certificates to the exchange agent. As soon as practicable after due surrender to the exchange agent of an old certificate for cancellation (to the extent such old certificates have not been surrendered together with the election forms) together with such letter of transmittal duly executed and completed, the holder of such old certificate will be provided a new certificate and a check in the amount to which such holder is entitled pursuant to the merger agreement, and the old certificate shall be canceled. Any amounts required to be deducted and withheld under state, local or foreign tax laws will be deducted and withheld from the consideration otherwise payable under the merger agreement.

Until you surrender your UpState stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the merger with respect to Norwood common stock into which any of your shares may have been converted. When you surrender your UpState stock certificates, to the extent you receive shares of Norwood common stock in exchange, Norwood will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no transfers on the stock transfer books of UpState of any shares of UpState common stock.

If a certificate for UpState common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. The posting of a bond in a reasonable amount may also be required.

Accounting Treatment

Norwood will account for the merger under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States. Using the acquisition method of accounting, the assets and liabilities of UpState will be recorded by Norwood at their respective fair values at the time of the completion of the merger. The excess of Norwood’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill. The value of the shares exchanged will be valued at the acquisition date and all merger-related costs will be expensed when incurred.

Material United States Federal Income Tax Consequences of the Merger

The following summary describes certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below). The summary is based on the Code, U.S. Treasury Department regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, administrative rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of UpState’s common stock that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders that hold their UpState common stock as a capital asset within the meaning of Section 1221 of the Code, which generally means as property held for investment. This summary is for general information only, and it does not address all the U.S. federal income tax consequences that may be relevant to particular holders of UpState common stock in light of their investments or individual tax circumstances or to holders of UpState common stock that are subject to special rules, such as:

•	banks and other financial institutions;

•	investors in S corporations or other pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	persons that hold UpState common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	persons whose “functional currency” for tax purposes (as defined in Section 985 of the Code) is not the U.S. dollar;

•	persons who are not citizens or residents of the United States;

•	holders who acquired their shares of UpState common stock through the exercise of an employee stock option or otherwise as compensation for services;

•	non-U.S. holders; and

•	governments or agencies or instrumentalities thereof.

If a partnership (or other entity or arrangement that is taxed as a partnership for U.S. federal income tax purposes) holds UpState common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger applicable to them.

UPSTATE SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL INCOME (INCLUDING THE ALTERNATIVE MINIMUM TAX), U.S. FEDERAL ESTATE, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger. As a condition to the completion of the merger, Jones Walker LLP, Washington, DC, must have delivered an opinion to Norwood and Stevens & Lee, P.C. must have delivered an opinion to UpState, each dated as of the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the transaction in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering the tax opinion, counsel will rely on representations of UpState and Norwood, to be updated as of the effective time of the merger (and will assume that any such representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any such assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any of which may be changed at any time with retroactive effect.

An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or on any court. Neither UpState nor Norwood intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Based on representations contained in representation letters of officers of UpState and Norwood, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Jones Walker LLP, Washington, DC, and Stevens & Lee, P.C., that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of UpState and Norwood will be a party to such reorganization. Based upon the foregoing, and subject to the limitations and qualifications described herein, the material U.S. federal income tax consequences of the merger will generally be as follows:

•	no gain or loss will be recognized by UpState or Norwood as a result of the merger;

•

gain (but not loss) will be recognized by a U.S. holder that receives shares of Norwood common stock and cash in exchange for shares of UpState common stock pursuant to the merger, and the amount of taxable gain will equal the lesser of (i) the amount by which the sum of the fair market value of the Norwood common stock and cash received (other than cash received in lieu of a fractional share of Norwood common stock) by the U.S. holder exceeds such U.S. holder’s tax basis in its UpState common stock and (ii) the amount of cash received by such U.S. holder;

•

subject to the discussion under “— Potential Recharacterization of Gain as a Dividend” below, gain or loss will generally be recognized by a U.S. holders that receives solely cash in exchange for shares of UpState common stock pursuant to the merger, in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in shares of UpState common stock surrendered, and such gain or loss generally will be long-term capital gain or loss for any shares of UpState common stock for which the holder’s holding period is more than one year as of the effective date of the merger;

•

the aggregate tax basis of the Norwood common stock received by a U.S. holder in the merger (including fractional shares of Norwood common stock deemed received as described below) will be the same as the aggregate tax basis of the UpState common stock for which it is exchanged, decreased by the amount of cash received in the merger (other than cash received in lieu of a fractional share of Norwood common stock), and increased by the amount of gain recognized on the exchange (other than with respect to cash received in lieu of a fractional share in Norwood common stock) (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below under “— Potential Recharacterization of Gain as a Dividend”); and

•

the holding period of Norwood common stock received in exchange for shares of UpState common stock (including fractional shares of Norwood common stock deemed received as described below) will include the holding period of the UpState common stock for which it is exchanged.

If a U.S. holder acquired different blocks of UpState common stock at different times or at different prices, any gain or loss will generally be determined separately with respect to each block of UpState common stock, and the cash and shares of Norwood common stock received will be allocated pro rata to each such block of stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will be able to reduce its recognized capital gains by recognized capital losses in determining its income tax liability. Each

U.S. holder should consult its own tax advisor with regard to identifying the basis or holding periods of the particular shares of Norwood common stock received in the merger.

Taxation of Gain. Except as described under “— Potential Recharacterization of Gain as a Dividend” below, gain that a U.S. holder recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder has held (or is treated as having held) its UpState common stock for more than one year as of the date of the merger.

For a non-corporate U.S. holder, the maximum U.S. federal income tax rate on long-term capital gains generally is 20%.

Potential Recharacterization of Gain as Dividend. All or part of the gain that a particular U.S. holder recognizes could be treated as having the effect of the distribution of dividend to such U.S. holder under the tests set forth in Section 302 of the Code. These tests are complex and dependent upon the specific factual circumstances particular to each U.S. holder and, in particular, the U.S. holder’s level of direct or indirect ownership of Norwood common stock. As such, it is not possible to provide an opinion as to the potential impact of these tests. If the results of these tests were to treat the receipt of cash as having the effect of the distribution of dividend, then all or a portion of the recognized gain would be treated as ordinary dividend income, which, for individuals, is taxed at the same federal rate as capital gain; however, none of the basis of the U.S. holder’s stock could be used to reduce the income attributable to such dividend income. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash Received Instead of a Fractional Share of Norwood Common Stock. A U.S. holder that receives cash in lieu of a fractional share of Norwood common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Norwood. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in the U.S. holder’s fractional share interest as set forth above. The gain or loss recognized by the U.S. holders described in this paragraph will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified gross income for the taxable year over a certain threshold ($125,000, $200,000 or $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as dividend).

Backup Withholding and Information Reporting. U.S. holders, other than certain exempt holders (including a corporation and certain other persons who, when required, demonstrate their exempt status), that receive cash proceeds from the sale of UpState common stock pursuant to the merger through a broker (as defined under the Code, including a custodian, nominee, or other dealer acting on behalf of a holder), will be subject to information reporting to the IRS. Additionally, backup withholding generally will apply to any such payments if the U.S. holder fails to provide an accurate taxpayer identification number and certify that the taxpayer’s identification number is correct, is notified by the IRS that it is subject to backup withholding, or does not certify that it is not subject to backup withholding. If applicable, backup withholding will be imposed at a rate of 24%.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder that receives Norwood common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and that is a “significant holder” receiving Norwood common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the UpState common stock surrendered and the fair market value of the Norwood common stock and cash received in the merger. A “significant holder” is a U.S. holder that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding stock of UpState or securities of UpState with a tax basis of $1 million or more.

This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

UPSTATE SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL INCOME (INCLUDING THE ALTERNATIVE MINIMUM TAX), U.S. FEDERAL ESTATE, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS. THE SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, TAX ADVICE TO ANY PARTICULAR UPSTATE SHAREHOLDER.

Regulatory Matters Relating to the Merger

Consummation of the merger and the bank merger are subject to receipt of certain regulatory approvals.

FDIC. Norwood intends to acquire UpState by way of a merger, whereby UpState will merge with and into Norwood, with Norwood as the surviving company, and by merging USNY Bank with Wayne Bank. The merger of USNY Bank with and into Wayne Bank is subject to the prior approval of the FDIC under the Bank Merger Act. Wayne Bank and USNY Bank have filed an application with the FDIC to obtain prior approval of the merger of USNY Bank with and into Wayne Bank. In reviewing applications, the FDIC considers:

•	the effect of the transaction upon competition;

•	the financial and managerial resources and future prospects of the merging and resulting institutions;

•	the capital levels of the surviving institution;

•	the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods;

•	the effectiveness of the merging banks in combatting money laundering activities; and

•	the convenience and needs of the community to be served.

The FDIC will not approve a transaction:

•	that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

•

whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

Any transaction approved by the FDIC may not be completed until 30 days after the FDIC approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the FDIC and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

Federal Reserve Bank of Philadelphia. Norwood is a bank holding company whose primary federal regulator is the FRB. Because the merger involves an acquisition by a bank holding company, the transaction is also subject to the approval of the Federal Reserve Bank of Philadelphia unless the FRB grants a waiver of its bank holding company application requirements in accordance with applicable regulations. Norwood intends to request such a waiver from the FRB.

Pennsylvania Department of Banking and Securities. The merger of USNY Bank with and into Wayne Bank is also subject to the prior approval of the Department under the Pennsylvania Banking Code of 1965. Wayne Bank has filed an application for approval of the bank merger with the Department and the application is currently pending. In determining whether to approve the application for the merger of USNY Bank with and into Wayne Bank, the Department will consider, among other factors, whether the bank merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition. The Department will also consider the public interest and the needs and convenience of the area primarily to be served by Wayne Bank after the bank merger. Further, it is the policy of the Department to ensure the safe and sound conduct of banking organizations and to maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and shareholders. These factors will be considered by the Department in connection with Wayne Bank’s application.

New York Department of Financial Services. Norwood’s acquisition of control of USNY Bank is subject to the prior approval of the New York Department of Financial Services (the “New York Department”) under the New York Banking Law. Norwood has filed an application with the New York Department for approval of its acquisition of control of USNY Bank, which application is currently pending. In determining whether to approve Norwood’s application for acquisition of control of USNY Bank, the New York Department will consider, among other factors, whether the acquisition would be consistent with adequate or sound banking, whether the acquisition may result in such a lessening of competition as to be injurious to the public interest or tend toward monopoly, and, primarily, the public interest and the needs and convenience thereof. In addition, the New York Department will take into consideration the statutory policy that the New York Department regulate banking organizations so as to ensure the safe and sound conduct of such organizations, to maintain public confidence in the business of banking, and to protect the public interest and the interests of depositors, creditors, and shareholders.

Status of Applications and Notices. Norwood and UpState have filed all required applications with applicable regulatory authorities in connection with the merger of UpState with Norwood and the bank merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that they will not contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Norwood or Wayne Bank of the merger that, had such condition or requirement been known, Norwood would not, in its reasonable judgment, have entered into the merger agreement. If any such term, condition or restriction is imposed, either Norwood may elect not to consummate the merger. See “— Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the acquisition from the standpoint of the adequacy of the merger consideration to be received by UpState shareholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the acquisition.

Interests of Norwood’s Directors and Executive Officers in the Merger

Share Ownership. On the Norwood record date for the Norwood annual meeting, all persons who served as a director or executive officer of Norwood beneficially owned, in the aggregate, [●] shares of Norwood common stock representing approximately [●]% of the outstanding shares of Norwood common stock.

Certain of Norwood’s executive officers and directors have interests in the merger that are in addition to, or different from, the interests of Norwood’s shareholders generally. In considering the recommendation of the board of directors of Norwood to adopt the merger agreement, you should be aware that executive officers and directors of Norwood have interests in the merger that may be different from, or in addition to, their interests of Norwood shareholders generally. These interests include, among others, continued service as a director, continued employment for executive officers of Norwood, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. Norwood’s board of directors was aware of these interests and took them into account when approving the merger.

Interests of UpState’s Directors and Executive Officers in the Merger

Share Ownership. On the UpState record date for the special meeting, all persons who served as a director or executive officer of UpState beneficially owned, in the aggregate, 491,527 shares of UpState common stock representing approximately 22.3% of the outstanding shares of UpState common stock.

As described below, certain of UpState’s executive officers and directors have interests in the merger that are in addition to, or different from, the interests of UpState’s shareholders generally. UpState’s board of directors was aware of these interests and took them into account when approving the merger. These interests and agreements include:

•

employment and severance agreements that provide for severance payments and other benefits following a change in control and a termination of employment by the employer for reasons other than cause, disability, retirement or death;

•	supplemental executive retirement agreements that provide for lump-sum payouts of amounts accrued for benefits in connection with a change in control;

•	retention bonus plans through which certain officers will receive bonuses if they remain with Norwood for at least three months following the merger;

•	the fact that two current directors of UpState will be appointed as directors of Norwood and Wayne Bank on or after the Effective Time of the merger;

•

the fact that the current UpState directors who are not appointed to the boards of Norwood and Wayne Bank will be offered an appointment to a Regional Advisory Board and receive cash compensation in the amount of $1,000 per quarter for a period of not less than two years;

•	rights of UpState officers and directors to indemnification and directors’ and officers’ liability insurance for a period of up to six years following the merger;

•	immediate vesting of any unvested long-term incentive compensation awards;

•

a settlement agreement entered into by each executive with an employment agreement or a change in control agreement with USNY Bank concurrent with the execution of the merger agreement, providing for the payment following the merger of the amount of any change in control severance benefits under their respective agreements even without a termination of employment and certain other arrangements including, for Mr. White and Mr. Franklin, a new change in control agreement with Wayne Bank providing for a severance payment in the event of a termination of employment from Wayne Bank within two years following the merger as a result of a future change in control of Wayne Bank, in which case they would each be eligible to receive a payment equal to 100% of base salary if such termination occurs within one year following the merger and a payment of 200% of base salary in the event that such termination of employment occurs during the second year following the merger;

•	Mr. White, Mr. Franklin, Ms. McNicholas, Ms. Westfall and Ms. Murray will each be offered employment with Wayne Bank following the merger for a minimum period of one year;

•

Mr. Briggs has been offered a consulting agreement for a period of six months to provide advice on integration and business continuity with compensation continuing at his current monthly rate of pay during such consulting period;

•	10,500 shares of restricted stock, in the aggregate, previously granted to Messrs. Briggs, Franklin, White and Sollenne will vest in connection with a change in control;

•	19,500 stock appreciation rights of USNY Bank previously granted to Messes. McNicholas, Westfall and Murray will vest in connection with a change in control; and

•

4,000 stock units granted, in the aggregate, to members of UpState’s board of directors and 10,500 restricted stock units granted, in the aggregate to Messrs. Briggs, Franklin, White and Sollenne will settle, in connection with a change in control, into cash, with each unit equal to the amount of merger consideration payable in cash to UpState shareholders for each share of UpState common stock.

In considering the recommendation of the board of directors of UpState to adopt the merger agreement, you should be aware that executive officers and directors of UpState have interests in the merger that may be different from, or in addition to, their interests of UpState shareholders generally. These additional interests of UpState’s executive officers and directors may create potential conflicts of interest and cause these persons to view the proposed transaction differently than you may view it as an UpState shareholder. UpState’s board of directors was aware of these interests and took them into account, among other matters, in its decision to approve the merger agreement and the transactions contemplated thereby, including the merger.

Appointment of UpState Directors to the Norwood and Wayne Bank Board of Directors. On or immediately after the effective time of the merger, Norwood and Wayne will appoint Jeffrey S. Gifford and Alexandra K. Nolan, unless either individual is unable to serve, in which case the replacement appointee shall be mutually agreed upon by Norwood and UpState, to the boards of directors of Norwood and Wayne Bank (the “Appointees”). One Appointee shall be appointed as a member of the class of the Norwood board of directors with a term expiring in 2022 and one Appointee shall be appointed as a member of the class of the Norwood board of directors with a term expiring in 2023.

Appointment of UpState Directors to Regional Advisory Board. All individuals serving on the board of directors of UpState as of the date of the merger agreement who will not be selected to join the boards of Norwood and Wayne, will be invited to join a newly-formed regional advisory board. Such advisory board members will receive cash compensation for active service on such advisory board at the rate of $1,000 per quarter for a period of not less than two years.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Norwood has agreed to indemnify and hold harmless the directors and officers of UpState against all liability arising out of actions or omissions occurring at or before the effective time of the merger to the same extent as UpState currently provides for indemnification of its officers and directors. For a period of six years following the effective time of the merger, Norwood has also agreed to maintain in effect UpState’s directors’ and officers’ liability insurance coverage or provide a policy with comparable coverage; provided, however, that Norwood shall not be obligated to make an aggregate premium payment for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceeds 250% of the annual premiums currently paid by UpState for such insurance.

Employee Matters

Nothing in the merger agreement shall be construed as constituting an employment agreement between Norwood, Wayne Bank or any of their affiliates and any officer or employee of UpState or any of its subsidiaries or an obligation on the part of Norwood, Wayne Bank or any of their affiliates to employ any such officers or employees.

In the event that Norwood terminates any of UpState’s health and welfare benefit plans, programs, insurance and other policies, all employees of UpState or any of its subsidiaries who continue employment with Norwood or any subsidiary of Norwood following the effective time of the merger will become eligible to participate in Norwood’s or Wayne Bank’s medical, dental, health and disability plans without any gap or interruption in coverage. With respect to each Norwood health plan, Norwood and Wayne Bank shall cause each such plan to (1) waive any waiting period limitation or evidence of insurability requirement under said plans to the extent such limitations have been satisfied under the UpState health plan, and (2) waive any pre-existing condition limitations under such plans to the extent such conditions for such participant are covered under the applicable UpState health plan.

Any employee of UpState (other than those employees who are a party to an employment, a change in control or other type of agreement with UpState which provides for severance) whose employment is terminated by UpState, Norwood or Wayne Bank, absent termination for cause, within 12 months of the effective date of the merger, shall receive severance benefits equal to two weeks of base pay for each completed year of service with a minimum benefit of four weeks’ pay and a maximum benefit of 26 weeks of base pay.

At the effective date of the merger, Norwood will establish a retention bonus pool of up to $250,000 for USNY Bank employees. Such retention bonuses will be paid to selected USNY Bank employees who continue their employment with Norwood or Wayne Bank for a minimum of three months after completion of the merger.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the 10th business day following the later of (1) the effective date (including the expiration of any applicable waiting period) of the last required regulatory approval, and (2) the date on which the shareholders of UpState approve the merger agreement.

Norwood and UpState are working to complete the merger quickly. It is currently expected that the merger will be completed in the third calendar quarter of 2020. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Completion of the merger depends on a number of conditions being satisfied or waived, including the following:

•	approval of the merger agreement by the requisite vote of shareholders of Norwood and UpState;

•

receipt of all required regulatory approvals, the expiration of all statutory waiting periods and the satisfaction of all conditions to the consummation of the merger set forth in the regulatory approvals;

•

there shall be no pending causes of action, investigations or proceedings (1) challenging the validity or legality of the merger agreement or the consummation of the merger, or (2) seeking damages in connection with the merger, or (3) seeking to restrain or invalidate the merger; unless actual or threatened causes of action, investigations or proceedings would not have a material adverse effect with respect to the interests of Norwood or UpState, as the case may be;

•	no judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the completion of the merger shall be in effect;

•

no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by a regulatory authority that prohibits, restraints, or makes illegal the consummation of the merger;

•	Norwood’s registration statement of which this joint proxy statement/prospectus is a part shall have been declared effective by the SEC;

•	the shares of Norwood common stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

•

Norwood and UpState shall have received opinions from their respective legal counsel to the effect that the merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•

the other party having performed in all material respects its obligations under the merger agreement and the other party’s representations and warranties being true and correct as of the effective date of the merger;

•

Norwood and UpState shall have each delivered to the other a certificate of their Chief Executive Officer dated as of the closing date of the merger as to the satisfaction of the matters described in Article 8 and Article 9 of the merger agreement, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of UpState and Norwood under Articles 3 and 4, respectively, of the merger agreement; and

•	Since the date of the merger agreement, there shall not have occurred any Material Adverse Effect (as defined in the merger agreement) with respect to the parties to the merger agreement.

Norwood’s obligations to consummate the merger are also conditioned on the following:

•

None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by the merger agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Norwood or Wayne Bank of the merger that, had such condition or requirement been known, Norwood would not, in its reasonable judgment, have entered into the merger agreement;

•

UpState shall have delivered a certificate to Norwood that, other than as set forth in such certificate, UpState is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of UpState; and

•	the holders of no more than 10% of the issued and outstanding shares of UpState common stock shall have exercised dissenters’ rights.

UpState’s obligation to consummate the merger are also conditioned upon the delivery by Norwood to the exchange agent of the exchange fund.

Although we anticipate that the closing will occur during the third calendar quarter of 2020, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

Conduct of Business Before Completion of the Merger

UpState has agreed that, until completion of the merger, it and its subsidiaries will not, without the prior written consent of Norwood:

(i) change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity or appoint any new director to the board of directors of UpState or USNY Bank;

(ii) except as disclosed to Norwood, change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock;

(iii) incur any material liabilities or material obligations (other than brokered deposits and borrowings from the FHLB of New York with maturities of one year or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv) make any capital expenditures individually in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

(v) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi) except as disclosed to Norwood, pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, severance, consulting, non-competition or independent contractor agreement with any person;

(vii) alter the terms of any existing incentive bonus or commission plan; adopt any new or amend any existing employee benefit plan; grant any increase in compensation or fringe benefits to its directors, officers or employees;

(viii) replacement hire any employee who has total target annual compensation in excess of $75,000;

(ix) except as disclosed to Norwood, enter into, amend or extend any material certificate or agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(x) make any equity investment, either by purchase of stock or securities, contribution of capital, property transfers, or purchase any property or assets of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, UpState shall consult with Norwood with respect to any such foreclosures;

(xi) except for the renewal of existing lines of credit classified as special mention in the ordinary course of business, enter into, renew, extend additional credit, modify, reclassify or increase aggregate exposure of, any assets classified as special mention, substandard, doubtful, loss, nonaccrual, past due more than 60 days or troubled debt restructurings;

(xii) originate, purchase, extend or grant any loan in principal amount in excess of $100,000 if such loan is not fully secured or $750,000 if the loan is fully secured, except loans as to which it has a binding obligation to make such loans as of the date of the merger agreement;

(xiii) merge or consolidate USNY Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of USNY Bank; file any applications or make any contract with respect to branching by USNY Bank (whether de novo, purchase, sale, closure or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xiv) form any new subsidiary;

(xv) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xvi) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger not being satisfied;

(xvii) purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury, a U.S. agency or government sponsored enterprise with a maximum remaining maturity of two years or less, and local/in market municipal bonds;

(xviii) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xx) enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate other than pursuant to existing policies;

(xxi) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xxii) except for actions taken or which will be taken in accordance with the merger agreement and UpState’s performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xxiii) make any change in policies in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a regulatory authority or changes in GAAP, as advised by UpState’s independent public accountants;

(xxiv) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxv) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of hazardous material or an underground storage tank; or

(xxvi) purchase or sell any participation interest in any loan other than in the ordinary course of business consistent with past practice.

Norwood has agreed that, until completion of the merger, it and its subsidiaries will not, without the prior written consent of UpState:

(i) amend, repeal or modify any provision of its amended and restated articles of incorporation or bylaws in a manner that would materially and adversely affect UpState or the ability to consummate the transactions contemplated by the merger agreement;

(ii) knowingly take any action that is intended to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger;

(iii) knowingly take action that would prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

(iv) take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the merger, except as may be required by applicable law; or

(v) make, declare or pay any extraordinary dividend on the capital stock of Norwood.

Covenants of UpState and Norwood in the Merger Agreement

Agreement Not to Solicit Other Proposals. UpState has agreed that neither it nor its officers, directors, employees and representatives will: (1) solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any acquisition proposal or offer by a third party; (2) enter into, continue or otherwise participate in discussions or negotiations regarding, an acquisition proposal; or (3) furnish any non-public information or negotiate or enter into any agreement with respect to an acquisition transaction. An acquisition transaction includes a proposal for any of the following:

•	a merger or consolidation, or any similar transaction of any company with UpState (other than the merger with Norwood);

•	a purchase, lease or other acquisition of all or substantially all of the assets of UpState;

•	a purchase or other acquisition of beneficial ownership by any person or group of securities representing 25% or more of the voting power of UpState; or

•	a tender or exchange offer to acquire securities representing 25% or more of the voting power of UpState.

Despite the agreement of UpState not to solicit other proposals for an acquisition transaction, prior to obtaining shareholder approval of the merger agreement with Norwood, UpState may negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide proposal for an acquisition transaction not solicited in violation of the merger agreement, provided that UpState’s board of directors:

•

after consultation with and considering the written advice of its legal counsel and financial advisor, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties to UpState’s shareholders under applicable law; and

•

after consultation with its outside legal counsel and its financial advisor, in good faith reasonably determines that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, (1) is more favorable from a financial point of view to the UpState shareholders than the merger with Norwood (taking into account any changes to the financial terms of the merger agreement proposed by Norwood in response to the other proposal) and (2) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal (referred to in this document as a “superior proposal”).

If UpState receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, UpState must immediately notify Norwood and provide Norwood with information about the third party and its superior proposal and keep Norwood fully informed in all material respects of the status and details of such proposal.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of Norwood and UpState before consummation of the merger, including the following:

•

UpState will give Norwood reasonable access during normal business hours to its properties, and shall disclose or make available to Norwood and its representatives all books, papers and records relating to its assets, stock, properties, operations, obligations and liabilities, other than confidential supervisory information;

•

each party shall cause to be prepared and filed all required applications and filings with the regulatory authorities which are necessary or contemplated for obtaining the consents of the regulatory authorities or consummation of the merger;

•	Norwood was required to prepare the registration statement of which this joint proxy statement/prospectus forms a part and UpState agreed to cooperate in its preparation;

•

each party will use its best efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations, or otherwise, to consummate the merger and the other transactions contemplated by the merger agreement;

•

UpState will make all reasonable efforts to cause its data processing service providers to cooperate with Norwood in connection with the data processing conversion to occur after the effective time of the merger and will permit its employees to be trained on the new system during normal business hours;

•

UpState will invite a representative of Norwood to attend all regular and special meetings of UpState’s board of directors and committees thereof. UpState may request that the representative of Norwood recuse himself or herself from any meeting (1) if the merger or any other acquisition transaction is the subject of discussion or (2) to preserve attorney-client privilege with respect to any specific matter;

•

UpState will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement to be held no later than 50 days after the registration statement is declared effective;

•	each party shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by the merger agreement;

•

each party will furnish the other with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of either party to any governmental body in connection with the transactions, applications or filings contemplated by the merger agreement;

•	each party will promptly furnish the other party with copies of written communications received by them or their respective subsidiaries from any government body in respect of the merger;

•	UpState and Norwood will consult with one another prior to issuing any press release or other public disclosure related to the merger;

•

UpState’s board of directors will recommend at the meeting of UpState’s shareholders that the shareholders vote to approve the merger agreement and will use its reasonable best efforts to solicit shareholder approval;

•

Norwood will establish a retention bonus plan pursuant to which identified UpState employees will be entitled to a retention bonus if they remain employed with Wayne for a specified duration following the merger; and

Representations and Warranties Made by UpState and Norwood in the Merger Agreement

UpState and Norwood have made certain customary representations and warranties to each other in the merger agreement relating to their respective businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects through the completion of the merger unless any inaccuracies would not result in a material adverse effect. See “— Conditions to Completing the Merger.”

The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and are made as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, as follows:

•	by mutual written consent of Norwood and UpState;

•	by either party, if the shareholders of Norwood or UpState fail to approve the merger agreement;

•	by either party, if a required regulatory approval, consent or waiver is denied;

•

by either party, if the merger is not consummated by October 31, 2020 or other mutually agreed upon later date, unless failure to complete the merger by that time is due to a breach of a representation, warranty or covenant by the party seeking to terminate the merger agreement;

•

by either party, if it is determined that any condition precedent to the obligation of such party to consummate the merger (other than the receipt of regulatory and shareholder approvals) cannot be satisfied by October 31, 2020, provided that the party seeking to terminate is not in breach of any representation or warranty contained in the merger agreement;

•

by either party, if the other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, or in the event of an inaccuracy of any representation or warranty by the other party, in either case that has not been cured within 30 days following written notice to such party;

•	by Norwood, if UpState fails to hold its shareholder meeting to vote on the merger within the time frame set in the merger agreement;

•	by Norwood, if the board of directors of UpState does not recommend approval of the merger to the UpState shareholders or withdraws or revises its recommendation in a manner adverse to Norwood;

•

by UpState, if prior the approval of the merger agreement by the shareholders of UpState, it receives a superior proposal from a third party that, in the good faith determination of UpState’s board of directors based upon the advice of legal counsel, the board is required to accept in order to comply with its fiduciary duties and Norwood does not make an offer at least as favorable to UpState within 5 days after notice; or

•

by UpState, at any time during a 5-day period beginning on the date that all required regulatory approvals have been received (the “Determination Date”) if both of the following conditions are satisfied:

•

the average of the daily closing sales prices for the Norwood common stock for the 20 consecutive trading days immediately preceding the Determination Date (the “Norwood Market Value”) is less than $30.91;

•

the number obtained by dividing the Norwood Market Value by $38.64 is less than the number obtained by dividing the average closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the Determination Date divided by the NASDAQ Index Price on January 7, 2020, minus 0.20;

unless within five business days of notice of such termination, Norwood notifies UpState that it will increase the exchange ratio for the stock consideration so that the Norwood Market Value is equal to a dollar amount that is the lesser of $30.91 or the amount obtained by reducing the Initial Norwood Market Value ($38.64) by the percentage change in the NASDAQ Bank Index less 20 percentage points.

UpState may be required to pay to Norwood a termination fee of $3.2 million in certain circumstances described under “The Merger and the Merger Agreement — Termination Fee.”

Termination Fee

The merger agreement requires UpState to pay Norwood a fee of $3.2 million if the merger agreement is terminated in certain circumstances. Specifically, UpState must pay the termination fee if Norwood terminates the merger agreement as a result of UpState’s failure to hold a shareholder meeting to act upon the merger agreement, or if UpState’s board of directors fails to recommend approval of the merger or upon the withdrawal, qualification or revision of its recommendation to approve the merger. In addition, UpState is also required to pay the $3.2 million termination fee if UpState terminates the merger agreement after having received a superior proposal that, in the good faith determination of UpState’s board of directors based on the advice of counsel, the board is required to accept in order to comply with its fiduciary duties.

In addition, if, after a public announcement that another party would like to enter into a transaction with UpState, Norwood terminates the merger agreement due to the shareholders of UpState failing to approve the merger or due to a material breach by UpState of any of its covenants or agreements in the merger agreement, UpState will be required to pay Norwood a fee of $3.2 million. If UpState enters into a merger agreement with any other party within 15 months of the termination of the merger agreement as a result of the failure of UpState shareholders to approve the merger agreement, UpState will be required to pay $3.2 million to Norwood less any amounts previously paid.

Expenses

Each of Norwood and UpState will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Norwood and UpState may agree to waive, amend or modify any provision of the merger agreement.

Dissenters’ Rights of Appraisal

Under New York law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to object to the merger and file a written objection including a notice of election to dissent and demand for payment of the fair value of your shares with UpState. If you intend to dissent and demand to receive payment of the fair value of your shares, you must comply with the provisions of Section 623 of the New York Business Corporation Law (“Section 623”) in order to receive payment for your shares. UpState and Norwood will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the New York statutory procedures required to be followed by an UpState shareholder in order to dissent from the merger and receive payment of the fair value of his or her shares. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 623 of the New York Business Corporation Law, the full text of which appears in Annex D of this joint proxy statement/prospectus.

This joint proxy statement/prospectus constitutes UpState’s notice to its shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirement of Section 623. If you wish to consider exercising your dissenters’ rights you should carefully review the text of Section 623 contained in Annex D because failure to timely and properly comply with the requirements of Section 623 will result in the loss of your rights under New York law.

If you elect to dissent, you must satisfy the conditions stated below. Section 623 requires that a shareholder intending to enforce his or her right to receive payment for his or her shares in connection with a merger transaction, file with the corporation (in this case, UpState), before the special meeting of shareholders, or at the special meeting, but before the vote, written objection to the merger. The written objection shall include:

•	a notice of election to dissent;

•	the shareholder’s name and residence address;

•	the number and class of shares as to which is dissented; and

•	a demand for payment of the fair value of the shares if the merger is consummated.

A shareholder may not dissent as to less than all of the shares as to which he or she has a right to dissent. The written notice of election to dissent must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute an election to dissent within the meaning of Section 623. You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or online will constitute a waiver of your election to dissent in respect of the shares so voted and will nullify any previously filed written notices of election to dissent. Finally, you must continuously be the beneficial owner of your shares of UpState through the effective date of the merger. If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of UpState common stock as provided for in the merger agreement, but you will have no dissenters’ rights with respect to your shares of UpState common stock.

All notices of election to dissent should be addressed to Nancy C. Murray, Secretary, UpState New York Bancorp, Inc., 389 Hamilton Street, Geneva, New York 14456 and should be executed by, or on behalf of, the record holder of the shares of UpState common stock.

To be effective, a notice of election to dissent by a holder of UpState common stock must be made by or in the name of such registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required notice of election to dissent with respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a notice of election to dissent should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her dissenters’ rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners.

If you hold your shares of UpState common stock in a brokerage account or in other nominee form and you wish to exercise dissenters’ rights, you should consult with your broker or such other nominee to determine the appropriate procedures.

If holders of a majority of the outstanding UpState shares entitled to vote approve the merger, then within ten (10) days of such approval, UpState shall give written notice of such approval by registered mail to each shareholder of UpState who filed an election to dissent with UpState, and who did not withdraw his or her notice of election to dissent prior to the vote or vote in favor of the merger.

At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder shall submit his or her stock certificate(s) to either UpState or the exchange agent. Upon receipt thereof, the applicable entity shall note conspicuously on the stock certificate(s) that a notice of election has been filed and return the stock certificate(s) to the shareholder who submitted them. Any shareholder with stock certificates who fails to submit his or her stock certificates for such notation shall at the option of UpState, by written notice with 45 days of the date of filing such notice of election to dissent, lose his or her dissenters’ rights.

Within 15 days of the effective date of the merger, but not later than 90 days from the date of the shareholders’ meeting at which the merger agreement was adopted and approved, UpState or Norwood, as the successor to UpState, shall make a written offer by registered mail to each shareholder who has filed a notice of election to dissent to pay for his or her shares of common stock at a specified price that UpState or Norwood considers to be their fair value.

This offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. So long as the merger has become effective, such offer must also be accompanied by (1) advance payment to each shareholder who submitted his or her stock certificates to UpState or the exchange agent for notation in an amount equal to eighty percent (80%) of the amount of such offer, or (2) as to a shareholder who has not yet submitted his or her stock certificates, if the time period has not expired, or if UpState or Norwood elects to grant the shareholder additional time, a statement that advance payment of eighty percent (80%) of the offer shall be promptly made by Norwood once certificates have been submitted and notated. If the merger has not become effective at the time of the offer, then Norwood may wait until the merger becomes effective to send the advance payment or statement of advance payment to the dissenting shareholders and any offer extended without the payment or statement of payment may be conditioned on the effectiveness of the merger. Each advance payment or statement as to advance payment shall advise the recipient shareholder that acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer made to each dissenting shareholder shall be made at the same price per share to all dissenting shareholders of the same class of stock. Such offer need not be accompanied by a balance sheet or profit and loss statement of UpState since the financial statements of UpState are being furnished to shareholders with this joint proxy statement/prospectus.

If within 30 days of UpState or Norwood making the offer to the dissenting shareholders, UpState or Norwood and any shareholder agree on the price to be paid for his or her shares, payment for the shares shall made within 60 days after the later of the offer or the effective date of the merger, upon surrender of stock certificates for the subject shares.

If Norwood fails to make an offer for the dissenting shares within 15 days of the effective date of the merger, or if Norwood fails to agree on an offer price with any dissenting shareholder within the 30 day period, Norwood shall within 20 days of the expiration of the applicable period, institute a special proceeding in the supreme court in the judicial district where the offices of UpState were located.

If Norwood fails to timely institute such proceeding, any dissenting shareholder may institute such proceeding with 30 days of the expiration of the 20 day period. If such a proceeding is not then timely instituted, all dissenters’ rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

If a proceeding is instituted, the court shall determine whether a dissenting shareholder is entitled to receive payment for his or her shares, and the court shall fix the fair value of such shares as of the close of business on the day prior to the shareholders’ meeting at which the merger was authorized. A final order shall be entered against Norwood for payment to the dissenting shareholders including interest from the effective date of the merger. Each party to such proceeding shall bear its own costs and expenses, provided that the court may appoint or assess expenses and fees against the dissenting shareholders if the court finds that their refusal to accept the Norwood offer was arbitrary, or not in good faith. Similarly, the court may appoint and assess fees and expenses against Norwood if any of the following occur: (A) the fair value of the shares as determined by the court materially exceeds the amount which Norwood offered to pay; (B) no offer or required advance payment was made by Norwood; (C) Norwood failed to institute the special proceeding; or (D) Norwood failed to act in good faith. Norwood must make payment pursuant to the court order within 60 days after final determination of the proceeding.

In view of the complexity of Section 623, UpState shareholders who may wish to dissent from the merger and pursue dissenters’ rights should consult their legal advisors.

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting, giving effect to Norwood’s proposed acquisition of UpState. Under this method, UpState’s assets and liabilities as of the date of the acquisition will be recorded at their respective fair values and added to those of Norwood. Any difference between the purchase price for UpState and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Norwood in connection with the acquisition will be amortized to expense over their estimated useful lives. The financial statements of Norwood issued after the acquisition will reflect the results attributable to the acquired operations of UpState beginning on the date of completion of the acquisition.

The following unaudited pro forma combined consolidated balance sheet as of December 31, 2019 combines the historical financial statements of Norwood and UpState. The unaudited pro forma consolidated financial statements give effect to the proposed acquisition as if the acquisition occurred on December 31, 2019 with respect to the balance sheet, and at the beginning of the period for the twelve months ended December 31, 2019 and for the year ended December 31, 2018, with respect to the statement of income for the year. The unaudited pro forma consolidated financial statements were prepared with Norwood as the acquirer and UpState as the acquiree under the acquisition method of accounting. Accordingly, the consideration paid by Norwood to complete the acquisition of UpState will be allocated to UpState’s assets and liabilities based upon their estimated fair values as of the date of completion of the acquisition. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the acquisition announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma financial statements.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of UpState’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Norwood’s consolidated statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to UpState shareholders’ equity, including results of operations from December 31, 2019 through the date the merger is completed will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The pro forma calculations, shown herein, assume a closing price for Norwood common stock of $38.90, which represents the closing price of Norwood common stock on December 31, 2019.

The pro forma income statement and per share data information does not include anticipated cost savings or revenue enhancements, nor does it include one-time merger-related expenses which will be expensed against income. UpState and Norwood are currently in the process of assessing the two companies’ personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where the companies may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either UpState or Norwood and certain service providers. The pro forma combined basic earnings and diluted earnings per share of Norwood common stock is based on the pro forma combined net income per common share for UpState and Norwood divided by the pro forma common shares or diluted common shares of the combined entities. The pro forma information includes adjustments related to the fair value of assets and liabilities of UpState and is subject to adjustment as additional information becomes available and as a final merger date analyses are performed. The pro forma combined balance sheet and book value per share data does include the impact of merger-related expenses on the balance sheet with UpState’s after-tax charges currently estimated at $3.6 million, illustrated as a pro forma fair value liability accrual, and Norwood’s after-tax estimated charges of $1.6 million, illustrated as a pro forma adjustment to retained earnings and liability accrual. The pro forma combined book value and tangible book value of Norwood common stock is based on the pro forma combined common stockholders’ equity of UpState and Norwood divided by total pro forma common shares of the combined entities.

Certain reclassification adjustments have been made to UpState’s unaudited pro forma financial statements to conform to Norwood’s financial statement presentation. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both UpState and Norwood that have been included in or incorporated by reference into this joint proxy statement/prospectus.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which changes the impairment model for most financial assets. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses. ASU 2016-13 is effective for Small Reporting Companies (SEC definition) for annual and interim periods beginning after December 15, 2022, and early adoption is permitted for annual and interim periods beginning after December 15, 2019. The transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company does not currently anticipate to early adopt ASU 2016-13 and it is noted that these pro forma statements nor any other financial information in this report reflect any impact of ASU 2016-13.

The unaudited pro forma data are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Norwood common stock or the actual or future results of operations of Norwood for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Combined Pro Forma Balance Sheets as of December 31, 2019

($ In Thousands, Except Per Share Data)

	Norwood Financial Corp	Upstate New York Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$15,038	$14,854	$—		$29,892
Interest-bearing deposits with banks	377	11,993	—		12,370

Cash and cash equivalents	15,415	26,847	—		42,262
Securities available for sale	210,205	17,030	(8,838	)(1)(3)	218,397
Securities held to maturity	—	2,824	90	(4)	2,914
Loans receivable	924,581	388,492	(12,308	)(5)	1,300,765
Less: Allowance for loan losses	8,509	7,767	(7,767	)(6)	8,509

Net loans receivable	916,072	380,725	(4,541)		1,292,256
Regulatory stock, at cost	4,844	2,439	—		7,283
Bank premises and equipment, net	14,228	5,811	—		20,039
Bank owned life insurance	38,763	—	—		38,763
Foreclosed real estate owned	1,556	—	—		1,556
Accrued interest receivable	3,719	1,803	—		5,522
Goodwill	11,331	—	40,373	(1)	51,704
Other intangible assets	235	—	3,184	(7)	3,419
Other assets	14,242	2,103	2,049	(8)	18,394

Total assets	$1,230,610	$439,582	$32,317		$1,702,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest-bearing	$207,299	$60,673	$—		$267,972
Interest-bearing	750,230	327,240	1,003	(9)	1,078,473

Total deposits	957,529	387,913	1,003		1,346,445
Short-term borrowings	62,256	2,000	—		64,256
Other borrowings	56,438	1,762	—		58,200
Accrued interest payable	2,432	258	—		2,690
Other liabilities	14,527	1,210	6,788	(10)	22,525

Total liabilities	1,093,182	393,143	7,791		1,494,116

STOCKHOLDERS’ EQUITY
Common stock	634	10,935	(10,747	)(1)(2)	822
Surplus	49,471	6,695	65,705	(1)(2)	121,871
Retained earnings	86,536	28,592	(30,215	)(2)(9)	84,913
Treasury stock	(400)	—	—		(400)
Accumulated other comprehensive income (loss)	1,187	217	(217	)(2)	1,187

Total stockholders’ equity	137,428	46,439	24,526		208,392

Total liabilities and stockholders’ equity	$1,230,610	$439,582	$32,317		$1,702,509

Per Share Data
Common shares outstanding	6,328,556	2,208,000	(342,019	)(1)	8,194,537
Book value per common share	$21.67	$21.03			$25.39
Tangible book value per common share	$19.89	$21.03			$18.70

Unaudited Pro Forma Combined Statements of Income for the twelve months ended December 31, 2019

($ In Thousands, Except Per Share Data)

	Norwood Financial Corp Bancorp, Inc.	Upstate New York Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$41,889	$19,994	$1,163	(5)	$63,046
Securities	5,314	431	(241	)(3)	5,504
Other	81	314	—		395

Total Interest Income	47,284	20,739	922		68,945

INTEREST EXPENSE
Deposits	7,139	5,620	(334	)(9)	12,425
Short-term borrowings	468	1	—		469
Other borrowings	1,071	45	—		1,116

Total Interest Expense	8,678	5,666	(334)		14,010

Net Interest Income	38,606	15,073	1,256		54,935

PROVISION FOR LOAN LOSSES	1,250	1,942	—		3,192

Net Interest Income after Provision for Loan Losses	37,356	13,131	1,256		51,743

OTHER INCOME
Service charges and fees	4,450	497	—		4,947
Income from fiduciary activities	610	—	—		610
Net realized gains on sales of securities	254	—	—		254
Gains on sales of loans, net	169	439	—		608
Earnings and proceeds on life insurance policies	830	—	—		830
Other	465	245	—		710

Total Other Income	6,778	1,181	—		7,959

OTHER EXPENSES
Salaries and employee benefits	14,655	4,140	—		18,795
Occupancy, furniture and equipment	3,719	902	—		4,621
Data processing and related operations	1,869	680	—		2,549
Taxes, other than income	751	77	—		828
Professional fees	1,113	471	—		1,584
FDIC Insurance assessment	153	110	—		263
Foreclosed real estate	45	—	—		45
Amortization of intangibles	101	—	579	(7)	680
Other	4,905	2,184	—		7,089

Total Other Expenses	27,311	8,564	579		36,454

Income before Income Taxes	16,823	5,748	677		23,248
PROVISION FOR INCOME TAXES	2,608	1,121	142	(8)	3,871

Net income	$14,215	$4,627	$535		$19,377

Earnings per common share:
Basic	$2.27	$2.12			$2.38
Diluted	$2.25	$2.12			$2.36
Weighted average common shares outstanding:
Basic	6,260,215	2,182,397	(316,416	)(1)	8,126,196
Diluted	6,332,291	2,182,397	(316,416	)(1)	8,198,272

Unaudited Pro Forma Combined Statements of Income for the twelve months ended December 31, 2018

($ In Thousands, Except Per Share Data)

	Norwood Financial Corp Bancorp, Inc.	Upstate New York Bancorp, Inc.	Pro Forma Adjustments		Pro Forma Combined
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	36,404	17,516	1,163	(5)	55,083
Securities	6,019	359	(241	)(3)	6,137
Other	73	248	—		321
Total Interest Income	42,496	18,123	922		61,541
INTEREST EXPENSE
Deposits	4,644	3,784	(334	)(9)	8,094
Short-term borrowings	323	1	—		324
Other borrowings	690	69	—		759
Total Interest Expense	5,657	3,854	(334)		9,177
Net Interest Income	36,839	14,269	1,256		52,364
PROVISION FOR LOAN LOSSES	1,725	1,059	—		2,784
Net Interest Income after Provision for Loan Losses	35,114	13,210	1,256		49,580
OTHER INCOME
Service charges and fees	4,295	572	—		4,867
Income from fiduciary activities	589	—	—		589
Net realized gains on sales of securities	213	—	—		213
Gains on sales of loans, net	15	481	—		496
Earnings and proceeds on life insurance policies	1,126	—	—		1,126
Other	827	223	—		1,050
Total Other Income	7,065	1,276	—		8,341
OTHER EXPENSES
Salaries and employee benefits	14,020	3,543	—		17,563
Occupancy, furniture and equipment	3,695	836	—		4,531
Data processing and related operations	1,427	552	—		1,979
Taxes, other than income	572	73	—		645
Professional fees	993	363	—		1,356
FDIC Insurance assessment	347	127	—		474
Foreclosed real estate	172	—	—		172
Amortization of intangibles	126	—	579	(7)	705
Other	4,623	1,856	—		6,479
Total Other Expenses	25,975	7,350	579		33,904
Income before Income Taxes	16,204	7,136	677		24,017
PROVISION FOR INCOME TAXES	2,553	1,562	142	(8)	4,257
Net income	$13,651	$5,574	$535		$19,760
Earnings per common share:
Basic	$2.19	$2.58			$2.44
Diluted	$2.17	$2.58			$2.42
Weighted average common shares outstanding:
Basic	6,232,053	2,164,053	(298,072	)(1)	8,098,034
Diluted	6,290,261	2,164,053	(298,072	)(1)	8,156,242

Notes to Unaudited Pro Forma Combined Financial Statements

1)

The acquisition will be effected by the issuance of shares of Norwood common stock and cash to USNY’s shareholders. Pursuant to the terms of the merger agreement, shareholders of UpState will have the opportunity to elect to receive for each share of UpState common stock they own, either 0.9390 shares of Norwood common stock or $33.33 in cash, or a combination of both. All shareholder elections will be subject to the allocation and proration procedures set forth in the merger agreement which are intended to ensure that 90% of the shares of UpState will be exchanged for Norwood common stock and 10% of the shares of UpState will be exchanged for cash. Based on the merger allocation requirements, this pro forma information assumes 1,987,200 of the 2,208,000 shares of UpState common stock outstanding as of December 31, 2019 would be exchanged for Norwood common stock, with the balance of the outstanding UpState shares being exchanged for cash of $7.4 million. In addition to the purchase price per share, UpState may also be permitted, under certain performance conditions, to distribute at the closing of the merger, a special cash dividend of up to an additional $0.67 per share or $1.5 million to UpState’s shareholders, this pro forma information assumes that the special cash dividend of $1.5 million was paid at closing. The transaction is expected to be a tax-free exchange for shareholders of UpState receiving Norwood common stock. The shares of Norwood common stock issued for the merger in the pro forma data were assumed to be recorded at a fair value of $38.90 per share, which represents Norwood’s common stock closing price per share as of December 31, 2019.

The final accounting purchase price assigned to record the shares issued in the acquisition will be based on the closing price of Norwood common stock on the closing date of the acquisition. Norwood and UpState cannot predict what the value or price of Norwood common stock will be at the closing of the transaction or how the value or price of Norwood common stock may trade at any time. The pro forma calculations, shown herein, assume a closing price for Norwood common stock of $38.90, which represents the closing price of Norwood common stock on December 31, 2019.

The final allocation of the purchase price will be determined after the acquisition is completed and additional analyses are performed to determine the fair values of UpState tangible and identifiable intangible assets and liabilities as of the date the acquisition is completed. Changes in the fair value of the net assets of UpState as of the date of the acquisition will likely change the amount of purchase price allocable to excess purchase price. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of UpState at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this pro forma financial information is $79.9 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

Reconcilation of Pro Forma Shares Outstanding at December 31, 2019

($ in Thousands, Except per Share Data)

		December 31,
		2019
Purchase Price Consideration in Common Stock Outstanding as of 12/31/19:
UpState common shares settled for stock	1,987,200
Exchange Ratio	0.9390
Norwood shares to be issued	1,865,981
Value assigned to Norwood common shares (closing price as of 12/31/19)	$38.90
Purchase price assigned to Norwood common shares exchanged for UpState stock		$72,587
Purchase Price Consideration - Cash for Common Stock Outstanding as of 12/31/19:
UpState shares exchanged for cash	220,800
Purchase price paid to each UpState common share exchanged for cash	$33.33
Purchase price assigned to UpState common shares exchanged for cash		7,359

Total Purchase Price		79,946
Net Assets Acquired:
UpState stockholders’ equity as of 12/31/19	$46,440
UpState special dividend $0.67 per share	1,479

UpState adjusted stockholders’ equity	44,961
UpState goodwill and intangibles	—
Estimated adjustments to reflect assets acquired at fair value:
Investments	90
Loan - ASC 310-20 interest rate fair value	1,511
Loan - ASC 310-20 general credit fair value	(5,000)
Loan - ASC 310-30 acquired with deteriorated credit quality	(7,053)
ASC 310-20 deferred loan expense, net	(1,766)
Allowance for loan losses	7,767
Core deposit intangible	3,184
Deferred tax assets	1,686
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(1,003)
Seller transaction merger liabilities accrued at closing	(4,803)

Net Assets Acquired		39,574

Goodwill resulting from merger		$40,372

Reconcilement of Norwood Pro Forma Shares Issued
UpState shares settled for stock including restricted stock	1,987,200
Exchange ratio	0.939
Norwood shares to be issued to UpState	1,865,981
Norwood common shares outstanding	6,328,556
Pro Forma Norwood common shares outstanding	8,194,537
Percentage ownership for Norwood	77.23%
Percentage ownership for UpState	22.77%

2)

Balance sheet adjustment to reflect the issuance of shares of Norwood common stock with $0.10 per share par value in connection with the acquisition and the adjustments to shareholders’ equity for the reclassification of USNY historical equity accounts (common stock, accumulated other comprehensive loss, and undivided profits) into surplus and adjustment for goodwill created in the transaction.

3)

Securities available-for-sale were recorded at fair value at December 31, 2019 therefore no balance sheet adjustment is necessary. Income statement adjustment includes prospective reclassification of existing available-for-sale securities fair value adjustment to an amortizing premium which will be amortized into income based on the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $78 thousand in the first year following consummation.

Balance sheet adjustment related to payment of cash consideration of $7.4 million and the special cash dividend of $1.5 million for the transaction and corresponding income statement adjustments includes related interest income impact of $137 thousand assumed at a rate of 1.55% (Fed Funds Effective Rate as of 12/31/19).

4)

Balance sheet adjustment to reflect the fair value premium of $90 thousand for securities held-to-maturity. This adjustment will be recognized into income over the expected life. This investment adjustment is expected to decrease pro forma pre-tax interest income by $26 thousand in the first year following consummation.

5)

Balance sheet adjustment includes an interest rate fair value premium of $1.5 million based on current discount rates of similar loans, a $5.0 million fair value general credit risk loan discount, an ASC 310-30 $7.1 million fair value specific credit discount and $1.7 million ASC 310-20 deferred loan expenses net reversal. The interest rate and general credit adjustments will be substantially recognized over the expected life of the loans and is expected to increase pro forma pre-tax interest income by $1.2 million in the first year following consummation. No pro forma earnings impact was assumed from the ASC 310-30 non-accretable discount or ASC 310-20 loan fee reversals.

6)	Balance sheet adjustment for the reversal of the USNY allowance for loan losses in accordance with acquisition method of accounting for the acquisition.

7)

Balance sheet and income statement adjustment to intangible assets to reflect the fair value of $3.2 million for acquired core deposit intangible asset and the related amortization adjustment based upon an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax expense by $579 thousand in the first year following consummation. It is anticipated that the brand names of USNYs two units, Bank of the Finger Lakes and Bank of Cooperstown, will be used for a limited period of time (currently anticipated to be 1 year) and due to the limited time of use no trade name intangible asset is anticipated to be recorded.

8)	Balance sheet and income statement adjustment to reflect an effective tax rate of 21%.

9)

Balance sheet and income statement adjustments to reflect a fair value premium of $1.0 million for USNY’s certificates of deposit. This adjustment will be recognized using into income over the expected life. These adjustments are expected to decrease pro forma pre-tax interest expense by $334 thousand in the first year following consummation.

10)

Balance sheet adjustment to reflect the accrual of one-time merger-related charges for Norwood and USNY: (a) USNY pre-tax charges are estimated at $4.8 million ($3.6 million after-tax) and are included as a pro forma fair value liability accrual, and (b) Wayne Bank pre-tax charges are estimated at $2.0 million ($1.6 million after-tax) and are included as a pro forma liability accrual with the after-tax cost as reduction to retained earnings. Since the Day 1 balance sheet includes one-time merger-related charges, the pro forma income statement does not include one-time merger-related expenses which will be expensed against income when incurred. It is noted that a tax benefit was not taken for certain merger obligations and costs that were not considered to be tax deductible.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Norwood is incorporated under the laws of the Commonwealth of Pennsylvania and UpState is incorporated under the laws of the State of New York. Accordingly, the rights of Norwood shareholders and UpState shareholders are governed by the laws of the Commonwealth of Pennsylvania and the State of New York, respectively. As a result of the merger, UpState shareholders who receive shares of Norwood common stock will become shareholders of Norwood. Thus, following the merger, the rights of UpState shareholders who become Norwood shareholders in the merger will be governed by the laws of the Commonwealth of Pennsylvania, and will also then be governed by Norwood’s amended and restated articles of incorporation and Norwood’s bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of a Norwood shareholder under Norwood’s amended and restated articles of incorporation and the Norwood’s bylaws (right column), and the rights of a shareholder under UpState’s certificate of incorporation and UpState’s bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents but rather to highlight certain areas where there are differences. This summary is qualified in its entirety by reference to the full text of Norwood’s amended and restated articles of incorporation and Norwood’s bylaws, and UpState’s certificate of incorporation and UpState’s bylaws.

UpState New York Bancorp, Inc.	Norwood Financial Corp.

CAPITAL STOCK Authorized Capital

4,000,000 shares of common stock, par value $.01 per share, 2,000,000 shares of preferred stock, par value $.01 per share. As of April 15, 2020, there were 2,208,000 shares of UpState common stock issued and outstanding.	20,000,000 shares of common stock, par value $0.10 per share, 5,000,000 shares of serial preferred stock without par value. As of April 15, 2020, there were [●] shares of Norwood common stock issued and outstanding and an additional 1,865,981 shares are estimated to be issued in the merger, and no shares of preferred stock issued and outstanding.

Preferred Stock. UpState’s certificate of incorporation authorizes the board of directors, without further shareholder action, to issue up to 2,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.	Preferred Stock. Norwood’s amended and restated articles of incorporation authorize the board of directors, without further shareholder action, to issue up to 5,000,000 shares of preferred stock, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series. The rights of preferred shareholders may supersede the rights of common shareholders.

UpState New York Bancorp, Inc.	Norwood Financial Corp.

BOARD OF DIRECTORS Number of Directors; Classification of Board

UpState’s bylaws provide that the number of directors on the board shall be such number as is designated by resolution of the board of directors adopted prior to the election of directors at the annual meeting of shareholders. Directors are elected at each annual meeting of shareholders to serve one year terms and until their successors are elected and qualified.	Norwood’s amended and restated articles of incorporation provide that its board of directors shall have not less than 5 nor more than 15 members as provided in the bylaws. The bylaws currently provide that there shall be nine members of the board. Unlike UpState, the board of directors is divided into three classes with the members of each class elected for three year terms.

Qualification of Directors

UpState’s bylaws do not require each director to be a shareholder.	Norwood’s bylaws require that each director own at least 12 shares of the common stock of Norwood. Such shares must be kept on deposit in the vault of Norwood.

ACTIONS BY SHAREHOLDERS Annual Meeting of Shareholders

UpState’s bylaws provide that the annual meeting of shareholders shall be held at such date as may be fixed by the board of directors.	Norwood’s bylaws provide that the annual meeting shall be held on such date or time as may be determined by the board of directors.

Special Meetings of Shareholders

Special meetings of the shareholders may be called at any time by the President or by the request of a majority of the board of directors. Under certain circumstances specified in the New York Business Corporation Law, holders of ten percent of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors specifying the date and month thereof.	Special meetings of the shareholders may be called by (i) the majority vote of the board of directors, (ii) the Chairman or the President, or (iii) shareholders entitled to cast at least 50% of the votes that all shareholders are entitled to cast.

Action by Shareholders Without a Meeting

Under the New York Business Corporation Law, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote on the matter. UpState’s certificate of incorporation does not provide for taking action by written consent by less than a unanimous consent.	Norwood’s amended and restated articles of incorporation permit shareholder action by written consent. In order to be effective, the consent must be signed by shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action if a meeting were held. If the action is taken by less than unanimous consent, the action may not become effective until after at least 10 days’ written notice of the action has been given to each shareholder entitled to vote thereon who has not consented thereto.

UpState New York Bancorp, Inc.	Norwood Financial Corp.

Record Dates

UpState’s bylaws provide that the board may fix record dates for determining who may vote at annual or special meetings of shareholders or who may receive a dividend of not more than 60 days nor less than 10 days before the meeting date.	Norwood’s bylaws provide that record dates for determining who may vote at annual or special meetings of shareholders or who may receive a dividend must be not more than 90 days prior to the date on which the particular action requiring a record date.

Approval of Certain Business Combinations

UpState’s certificate of incorporation does not include any provision with respect to business combinations.	Norwood’s amended and restated articles of incorporation include a provision requiring an 80% approval vote for business combinations. This supermajority vote requirement is not applicable if first approved by the board although the approval requirement is two-thirds of the entire board of directors if approved before there is any controlling person (defined as a shareholder owning 10% or more of the outstanding shares) or a majority of the continuing directors if after there is a controlling person. In addition, the supermajority vote would not apply if the terms of the business combination satisfy certain fair price provisions.

DISGORGEMENT BY CONTROLLING SHAREHOLDERS FOLLOWING TAKEOVER ATTEMPTS

UpState does not have any provision of this type in its certificate of incorporation.	Norwood’s amended and restated articles of incorporation include a provision requiring that any profit made by a shareholder owning in excess of 10% of the outstanding shares upon the sale of the shares is recoverable by Norwood if the shares are sold within certain time limitations set forth in the articles.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION

Amendments to the certificate must be approved by a majority of the shares entitled to vote generally in the election of directors.

Norwood’s amended and restated articles of incorporation also require a supermajority vote (80%) to amend certain of the articles. These articles relate to the board of directors, preemptive rights, elimination of director liability, indemnification, shareholder meetings and proposals, approval of business combinations, disgorgement of profits by certain controlling share-holders and amendment of the amended and restated articles of incorporation and bylaws.

Aside from these provisions, all amendments to the articles must first be approved by the board of directors and then approved by a majority of the shares entitled to vote generally in the election of directors.

UpState New York Bancorp, Inc.	Norwood Financial Corp.

AMENDMENT OF BYLAWS

UpState’s bylaws may be amended by a majority vote of the board of directors. Any bylaws adopted by the board of directors may be amended or repealed at any meeting of shareholders by a majority vote cast by shareholders.	Norwood’s articles permit the board of directors and shareholders to amend the bylaws. If amended by the board, the amendment must be approved by majority of the directors then in office. If by shareholders, the amendment must be approved by at least 80% of the outstanding shares of stock entitled to vote in the election of directors as well as such additional vote of any preferred shareholders to the extent required by the terms of the series.

STATUTORY ANTI-TAKEOVER PROVISIONS

New York law prohibits business combinations with interested shareholders for a period of five years after they become an interested shareholder unless the interested shareholder is approved in advance by the board of directors or the business combination satisfies certain shareholder approval or fair price requirements. This provision, however, does not apply to corporations like UpState which do not have a class of securities registered under the Securities Exchange Act of 1934 and have not opted into the statute.

Under Pennsylvania Business Corporation Law, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections.

Norwood has opted out of the control share acquisition statute but the other statutory anti-takeover provisions are applicable to it.

DESCRIPTION OF NORWOOD CAPITAL STOCK

Norwood is authorized to issue 20,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock no par value. As of April 15, 2020, there were [●] shares of Norwood common stock outstanding. Norwood has no outstanding shares of preferred stock. Each share of Norwood common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Norwood represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Common Stock

Dividends. Norwood may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Norwood is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of Norwood will be entitled to receive and share equally in dividends as may be declared by the board of directors of Norwood out of funds legally available therefor. If Norwood issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Norwood have exclusive voting rights in Norwood. They elect Norwood’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law, or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Norwood issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% shareholder vote.

Liquidation. In the event of liquidation, dissolution or winding up of Norwood, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Norwood available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Norwood will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Norwood’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Norwood’s board of directors may, without shareholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CERTAIN ANTI-TAKEOVER PROVISIONS OF NORWOOD’S

AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS

The following discussion is a general summary of the material provisions of Norwood’s amended and restated articles of incorporation and bylaws and certain other provisions under the Pennsylvania Business Corporation Law and regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Norwood’s amended and restated articles of incorporation and bylaws, reference should be made in each case to the document in question.

Norwood’s amended and restated articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Norwood more difficult.

The following description is a summary of the provisions of the amended and restated articles of incorporation and bylaws. See “Where You Can Find More Information” as to how to obtain a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Norwood’s board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Prohibition of Cumulative Voting. The amended and restated articles of incorporation prohibit cumulative voting for the election of directors.

Restrictions on Removing Directors from Office. The amended and restated articles of incorporation provide that directors may only be removed for cause. “Cause” is defined in the amended and restated articles of incorporation as being declared of unsound mind by an order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year, or being deemed liable by a court for gross negligence or misconduct in the director’s duties to Norwood. At least 30 days’ prior notice to the director must be given.

Authorized but Unissued Shares. Norwood has authorized but unissued shares of common and preferred stock. The amended and restated articles of incorporation authorize 5,000,000 shares of serial preferred stock. Norwood is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including, without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Norwood that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future attempt to gain control of Norwood. Norwood’s board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the amended and restated articles of incorporation must be approved by Norwood’s board of directors and also by a majority of the outstanding shares of Norwood’s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

•	the provision establishing the board of directors, the classified terms, procedures for removal and procedures for nomination of directors;

•	preemptive rights;

•	elimination of director liability;

•	indemnification;

•	meetings of shareholders and shareholder proposals;

•	approval of business combinations;

•	disgorgement of profits by certain controlling persons following a takeover attempt; and

•	the requisite shareholder vote to approve amendments to the amended and restated articles of incorporation and bylaws.

Anti-takeover Provisions Under the Pennsylvania Business Corporation Law

Under the Pennsylvania Business Corporation Law, certain anti-takeover provisions apply to Pennsylvania registered corporations (e.g., publicly traded companies) including those relating to (1) control share acquisitions, (2) disgorgement of profits by certain controlling persons, (3) business combination transactions with interested shareholders, and (4) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows corporations to opt-out of these anti-takeover sections. Norwood is a registered corporation and has opted out only of the control share acquisition provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (1) any person or group publicly discloses that the person or group may acquire control of the corporation, or (2) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law regarding business combination transactions with interested shareholders provides that a person who acquires the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors or who is an affiliate or associate of such corporation and was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes at any time within the five year period immediately prior to the date in question becomes an “interested shareholder.” A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•

the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding common shares of the corporation; or

•

the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements.

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (1) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (2) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Change in Control Regulations

The Change In Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the FRB has been given 60 days’ prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934 or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the FRB would be required before any person could acquire 10% or more of the common stock of Norwood.

The Bank Holding Company Act provides that no company may acquire control of a bank directly or indirectly without the prior approval of the FRB. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the FRB. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain FRB approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the FRB under the Bank Holding Company Act is not subject to the notice requirements of the Change In Bank Control Act. Accordingly, the prior approval of the FRB under the Bank Holding Company Act would be required (a) before any bank holding company could acquire 5% or more of the common stock of Norwood and (b) before any other company could acquire 25% or more of the common stock of Norwood.

BUSINESS OF UPSTATE

Corporate History

UpState New York Bancorp, Inc., or UpState, was incorporated as a New York corporation in 2016 for the purpose of becoming a one-bank holding company. UpState’s main office is located at 389 Hamilton Street, Geneva, New York. UpState’s primary function is to own all of the common stock of its wholly-owned subsidiary, USNY Bank.

The common stock of UpState is not currently listed on any exchange or quoted in the over the counter market. UpState’s website can be accessed at http://www.usnybank.com. The principal executive offices of UpState are located at 389 Hamilton Street, Geneva, New York 14456, and its telephone number is (315) 789 1500.

USNY Bank is a bank chartered under the Banking Law of the State of New York that was incorporated in 2007. USNY Bank is a community bank serving the continuing banking needs of small to medium-sized businesses, agribusiness enterprises, wineries, production agriculture and individuals in the Finger Lakes and Leatherstocking regions of upstate New York. USNY Bank conducts business under the trade names of the Bank of the Finger Lakes, which has two banking offices in Geneva and Pan Yan, New York, and the Bank of Cooperstown, which has two banking offices in Cooperstown and Oneonta, New York.

UpState’s principal source of revenue is interest earnings on its investment securities and loan portfolios.

As of December 31, 2019, UpState had total assets of $439.6 million, total net loans of $380.7 million, total deposits of $387.9 million and total stockholders’ equity of $46.4 million.

Competition

UpState operates in the two distinct Finger Lakes and Leatherstocking regions of upstate New York. Within this service area, the banking business is highly competitive. UpState competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of UpState. UpState also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies and credit unions. The competitors include Community Bank NA, NBT Bank, N.A., KeyBank, Lyons National Bank, Five Star Bank, Finger Lakes Federal Credit Union and the Leatherstocking Credit Union. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.

Many of UpState’s competitors enjoy several advantages over it, including a larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

Personnel

As of December 31, 2019, USNY Bank employed 46 full-time and 2 part-time employees. None of these employees is represented by a collective bargaining agent, and UpState believes that it enjoys good relations with its personnel.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UPSTATE

General

The following presents a review of UpState’s results of operations and financial condition. This information should be read in conjunction with its consolidated financial statements and the accompanying notes to financial statements included in this document. UpState’s consolidated earnings are derived primarily from the operations of USNY Bank.

UpState’s earnings come primarily from net interest income, which is the difference between interest income on interest-earnings assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. Net interest income is also impacted by the loan loss provision, other income, and other expenses.

Critical Accounting Matters

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. UpState believes that the most critical accounting policies upon which its financial condition and results of operations depend, involve the most complex subjective decisions or assessments including its policies with respect to its allowance for loan losses, deferred tax assets, and the estimation of fair values for accounting and disclosure purposes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by UpState management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the consolidated balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of UpState’s loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. UpState management carefully reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

UpState management performs a quarterly evaluation of the adequacy of the allowance for loan losses. UpState considers a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by UpState management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has specific, general, and unallocated components. The specific component relates to loans that are deemed to be impaired and classified as special mention, substandard, doubtful, or loss. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Actual loan losses may be significantly more than the allowance we have established which could have a material negative effect on our financial results.

Deferred Tax Assets. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of UpState management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Estimation of Fair Values. Fair values for securities available-for-sale are obtained from an independent third-party pricing service. Where available, fair values are based on quoted prices on a nationally recognized securities exchange. If quoted prices are not available, fair values are measured using quoted market prices for similar benchmark securities. UpState management generally makes no adjustments to the fair value quotes provided by the pricing source. The fair values of foreclosed real estate and the underlying collateral value of impaired loans are typically determined based on evaluations by third parties, less estimated costs to sell. When necessary, appraisals are updated to reflect changes in market conditions.

Comparison of Financial Condition at December 31, 2019 and December 31, 2018

General. UpState’s consolidated financial statements and related notes are prepared in accordance with GAAP. The financial information contained within the statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred.

Assets. Total assets were $439.6 million at year-end 2019 versus $405.1 million at year-end 2018, an increase of 8.5%, primarily the result of the growth in total net loans outstanding which increased from $358.7 million in 2018 to $380.7 million at year-end 2019, an increase of 6.14%. This increase was primarily the result of commercial and agricultural loan growth of $19.9 million, representing 6.1% growth versus the prior year. Total investment securities rose from $20.8 million at year-end 2018 to $22.3 million in 2019, an increase of 7.1%. UpState owns four of its five locations and completed significant renovations to the Cooperstown office in 2019 which led to its total investment in net bank premises and equipment increasing by 4.7% versus the prior year.

Deposits. Total deposits grew to $387.9 million from $356.2 million or an increase of 8.9% as USNY Bank had strong growth in non-interest bearing deposits, money market/NOW/savings accounts and certificates of deposit with annual growth rates of 13.5%, 14.6% and 7.6% respectively. The Cooperstown office broke through the $100 million level in total deposits during 2019 and maintained the number one market share in Cooperstown, while the Oneonta office surpassed the $80 million level in total deposits in 2019.

Borrowings. UpState has a minimal amount of borrowed funds outstanding totaling $3.8 million at year-end 2019 versus $6.3 million at the prior year-end, a decrease of 40.2%. This was the result of our strong growth in deposits as well as regular amortization on our longer term borrowings.

Equity. Total equity increased to $46.4 million from $41.1 million or an increase of 12.9%, as the result of an increase in common stock outstanding of $389,000, an increase in other comprehensive income of $279,000, as well as the increase in retained earnings of $4.6 million.

Comparison of Results of Operations for the Years Ended December 31, 2019 and 2018

General. Net interest income represents the primary source of earnings for UpState. Net interest income equals the amount by which interest income on interest earning assets, predominantly loans and securities, exceeds the interest expense on interest bearing liabilities, including deposits and other borrowings. Changes in volume and the mix of interest earning assets and interest bearing liabilities, as well as their respective yields and rates, are the components that impact the level of net interest income. Net interest margin is calculated by dividing tax equivalent net interest income by average earning assets and is a key metric in bank performance. The provision for loan losses, noninterest income and noninterest expense are key components that determine net income. Noninterest income and expense primarily consists of income from service charges on deposit accounts, ATM and check card income, revenue from other customer services, gains recognized for the sale of residential mortgages and government guaranteed loans, general and administrative expenses and amortization expense.

Net Interest Income. For the year ended December 31, 2019, net interest income increased $805,000 or 5.6% to $15.1 million, compared to $14.3 million for the same period in 2018. The increase resulted from higher average earning assets despite a lower net interest margin. Average earning asset balances increased by 11.4% while net interest margin fell by 20 basis points to 3.69% for the year ended December 31, 2019, compared to 3.89% for the same period in 2018. The decrease in net interest margin resulted from a 42 basis point increase in interest expense offset by a 12 basis point increase in the yield on earning assets. A very challenging interest environment was experienced in 2019, as not only did interest rates rise, but competitive factors on both the deposit and loan side of the balance sheet resulted in a challenging year in which the yield on loans could not keep pace with the increase in rates on deposits.

Provision for Loan Losses. The provision for loan losses represents management’s analysis of the existing portfolio and related credit risks. The provision for loan losses is based upon management’s estimate of the amount required to maintain an adequate allowance for loan losses reflective of the risks in the loan portfolio. UpState recorded a provision for loan losses of $1.9 million for 2019 which resulted in a total allowance for loan losses of $7.8 million or 2.00% of total loans at December 31, 2019. This compared to a provision for loan losses of $1.1 million for 2018 which resulted in an allowance for loan losses of $6.0 million or 1.65% of total loans at the end of the prior year. The overall higher level of provision and allowance percentage was the result of loan growth and specific reserves made for a couple of large commercial/agricultural credits that had deteriorated in 2019.

Non-Interest Income. Total non-interest income decreased $94,577 or 7.4% to $1.2 million for the year ended December 31, 2019, compared to $1.3 million for the same period in 2018. The decrease in non-interest income was primarily attributed to decreases in the gain on sale of residential mortgages and government guaranteed loans as well as a decrease in overdraft charges. The sale of residential mortgages was affected by the limited supply of homes for sale especially in the first half of the year. Overdraft charges decreased as the result of improved consumer behavior.

Non-Interest Expense. Total non-interest expense increased to $8.6 million or 16.5%, compared to $7.3 million for the same period in 2018. Key areas of expense increases were staff salary related expense as additional staff positions were added to keep pace with, and prepare USNY Bank for, anticipated growth, data processing expense also related to growth, and professional fees recognized in conjunction with merger related expenses. Overall USNY Bank remained very efficient, with an Efficiency ratio for the period ended December 31, 2019 of 52.59% compared to 47.21% for the same period in 2018.

The table that follows provides an analysis of net interest income on a tax-equivalent basis setting forth (i) average assets, liabilities, and stockholders’ equity, (ii) interest income earned on interest earning assets and interest expense paid on interest bearing liabilities, (iii) average yields earned on interest earning assets and average rates paid on interest bearing liabilities, (iv) interest rate spread (the difference between the average yield earned on interest earning assets and the average rate paid on interest bearing liabilities), and (v) net interest margin (net interest income as a percentage of average total interest earning assets). For purposes of these tables, loan balances include non-accrual loans, and interest income on loans includes loan fees or amortization of such fees which have been deferred, as well as interest recorded on certain non-accrual loans as cash is received. Regulatory stock is included within available for sale investment securities for this analysis. Differences between the net interest spread and margin from a GAAP basis to a tax-equivalent basis were not material.

Average Balance, Interest Income and Expense, Average Yield and Rates

	Average Balance	2019 Interest Income/ Expense	Average Interest Rate	Average Balance	2018 Interest Income/ Expense	Average Interest Rate
	(Dollars in thousands)
Interest-Earning Assets
Loans	$376,605	$19,994	5.31%	$343,666	$17,516	5.10%
Investment securities:
Taxable	3,515	95	2.70%	2,240	68	3.02%
Tax-exempt	15,654	336	2.15%	15,011	291	1.94%
Total Securities	19,169	431		17,251	359
Interest-bearing deposits with banks	8,099	167	2.07%	4,768	94	1.97%
Investments in restricted stocks, at cost	2,385	147	6.16%	2,395	154	6.42%
Total interest-earning assets	406,258	20,739	5.10%	368,080	18,122	4.92%
Non-interest-earning assets:
Cash and due from banks	13,563			11,872
Other assets	9,425			9,101
Less: allowance for loan losses	(6,885)			(5,612)
Total non-interest-earning assets	16,104			15,360
Total assets	$422,362			$383,441
Liabilities and stockholders’ equity
Interest-bearing liabilities
Deposits	$314,948	$5,620	1.78%	$284,336	$3,784	1.33%
Other borrowings	$5,027	46	0.92%	6,178	70	1.13%
Total interest-bearing liabilities	319,975	5,666	1.77%	290,513	3,854	1.33%
Noninterest-bearing deposits	57,119			53,492
Other liabilities	1,476			1,211
Total liabilities	378,570			345,216
Stockholders’ equity	43,792			38,225
Total liabilities and stockholders’ equity	$422,362			$383,441
Net interest spread			3.33%			3.59%
Net interest margin			3.71%			3.88%

Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The table below sets forth an analysis of volume and rate changes in net interest income on a tax-equivalent basis. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates. Changes in net interest income that could not be specifically identified as either a rate or volume change were allocated proportionately to changes in volume and changes in rate.

Rate/Volume Analysis

	Year Ended December 31, 2019 Compared to 2018
		Increase (Decrease) Due to
(Dollars in Thousands)	Net	Volume	Rate
Interest Income:
Loans	$2,478	$1,679	$799
Investment Securities:
Taxable	27	38	(11)
Tax Exempt	45	13	32
Interest-bearing deposits with banks	74	66	8
Restricted stock dividend income	(7)	(1)	(6)

Total	$2,617	$1,795	$822

Interest Expense:
Deposits	$1,836	$408	$1,428
Other Borrowings	$(24)	$(13)	$(11)

Total	$1,812	$395	$1,417

Net Interest Income	$805	$1,400	$(595)

Asset/liability management involves managing the risks associated with changing interest rates and the resulting impact on UpState’s net interest income, net income and capital. UpState’s management and measurement of interest rate risk at UpState is performed by using a static GAP analysis, which analyzes the extent to which interest rate sensitive assets and interest rate sensitive liabilities are matched at specific points in time. The overall interest rate risk position and strategies are reviewed by senior management and UpState’s board of directors on an ongoing basis.

The following table presents a summary of UpState’s static GAP positions at December 31, 2019:

Interest Sensitivity Analysis

		At December 31, 2019 Maturing or Repricing In:
(Dollars in Thousands)	Within 3 Months	4-12 Months	1-5 Years	Over 5 years	Total
Interest Earning Assets:	—	—	—	—	—
Interest bearing deposits	$11,993	—	446	—	12,439
Investment securities	4,420	3,938	11,037	2,425	21,820
Loans	86,006	47,297	220,755	26,604	380,662

Total interest-earning assets	$102,419	51,235	232,238	29,029	414,921
Interest bearing liabilities:
Interest bearing demand	$25,378	—	—	—	25,378
Money market	61,363	—	—	—	61,363
Savings	17,678	—	—	—	17,678
Time deposits	65,496	85,415	77,655	130	228,696
Borrowed funds	2,135	408	1,218	—	3,761

Total interest-bearing liabilities	$172,050	85,823	78,873	130	336,876
Period Gap	-69,631	-34,588	153,365	28,899
Cumulative gap	-69,631	-104,219	49,146	78,045
Ratio of cumulative gap to total assets	-.158	-.237	.112	.177

Assumptions:

*	Adjustable rate loans have been distributed among the categories by repricing dates.

*	Mortgage backed investments and loans do not take into account principal prepayments.

*	All transaction deposit accounts have been placed into the “within three months” category as they have no stated maturity and rates will adjust as market rates adjust.

*	All savings accounts have been placed in the “within three months” category.

Provisions for Loan Losses; Allowance for Loan Losses. The following table sets forth information concerning UpState’s loan delinquency and other non-performing assets.

	At December 31,
(Dollars in thousands)	2019	2018	% Change
Nonaccrual loans	5,802,583	2,492,750	132.78%
Other real estate owned	—	—	—

Total nonperforming assets	5,802,583	2,492,750

Total nonperforming loans to total loans	1.51	.69
Total nonperforming loans to total assets	1.31	.61
Total nonperforming assets to total assets	1.31	.61

Income Taxes. Income tax expense decreased by $440,072, or 28.2%, for the year ended December 31, 2019, compared to the same period for 2018. Income before Taxes for the same period decreased by $1,387,193 versus 2018. The decrease in tax expense and Pre-Tax Income resulted from three primary areas: higher loan loss provisions, lower revenue derived from the sale of residential mortgages and government guaranteed loans as well as a higher level of overall operating expenses. Loan loss provisions were increased in recognition of the deteriorated credit capacity related to some specific commercial and agricultural relationships. Overall gains related to mortgage and loan sales resulted from a slow start to the year in which housing inventory available for sale was at historical lows thereby affecting applications and closed loan volume in the early to mi- part of 2019. Operating expense increase was related to the overall continued growth of USNY Bank.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS OF UPSTATE

As of February 29, 2020, other than Alexandra K. Nolan, no person is known to UpState to be the beneficial owner of more than 5% of UpState’s outstanding common stock. The following table provides information as of February 29, 2020 about the shares of UpState common stock that may be considered to be beneficially owned by each director, each executive officer and all directors and executive officers of UpState as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
R. Michael Briggs	70,000	(2)	3.2%
H. Todd Bullard	3,000		*
H. Taylor Fitch, III	13,400	(3)	*
Jeffrey S. Gifford	31,500	(4)	1.4%
Jeffrey K. Haggerty	12,350	(5)	*
Murray P. Heaton	9,450	(6)	*
J. Michael Moffat	7,000		*
Alexandra K. Nolan	217,300	(7)	9.8%
Steven C. Smith	7,000	(8)	*
Jeffrey E. Franklin	64,500	(9)	2.9%
Robert W. Sollenne	11,850	(10)	*
Scott D. White	44,122	(11)	2.0%
Executive Officers and Directors as a group (12 persons)	491,527		22.3%

*	Less than 1%.
(1)	Based on 2,208,000 shares outstanding on February 29, 2020.
(2)	Includes 50,000 shares held in a retirement account.
(3)	Includes 13,400 shares held in a trust of which Mr. Fitch is a trustee.
(4)	Includes 31,000 shares held in a retirement account.
(5)	Includes 1,500 shares held jointly with Mr. Haggerty’s spouse.
(6)	Includes 5,750 shares held in a retirement account.
(7)	Includes 1,000 shares held jointly with Ms. Nolan’s spouse and 216,300 shares held in a trust of which Ms. Nolan is a trustee.
(8)	Includes 4,500 shares held jointly with Mr. Smith’s spouse.
(9)	Includes 23,500 shares held in a retirement account.
(10)	Includes 600 shares held jointly with Mr. Sollenne’s spouse.
(11)	Includes 7,738 shares held jointly with Mr. White’s spouse and 20,525 shares held in a retirement account.

Information about UpState Designees to Norwood’s Board of Directors

The following provides information, as of March 19, 2020 about Jeffrey S. Gifford and Alexandra K. Nolan, two directors of UpState who are anticipated to be appointed to the board of directors of Norwood and Wayne Bank upon consummation of the merger. The information presented includes information Mr. Gifford and Ms. Nolan have given us about their ages, all positions they hold, and their principal occupations for the past five years. The following also includes certain individual qualifications and skills that contribute to the effectiveness of the boards as a whole. Neither Mr. Gifford nor Ms. Nolan are a director of any other publicly-held company.

Jeffrey S. Gifford, age 64, has been a director of UpState and chairman of its board since the formation of the holding company in 2016, a director of USNY Bank since 2007 and as chairman of its board since 2015. Mr. Gifford is a graduate of The College at Brockport, State University of New York. Since 2007, he has been the president and chief executive officer of The Birkett Mills, a manufacturer of buckwheat and wheat products for wholesale and retail customers, in Penn Yan, NY. Mr. Gifford was also president and chief executive officer of Crooked Lake Management, Inc., which is the holding company for Carey’s Lumber & Building Supply and Carey’s True Value, both located in Penn Yan, NY, from 1991 to 2016. He is the immediate past chairman of the board of directors of the Genesee Reserve Supply Company in Rochester, and is a member of the executive committee for Section V Boys’ Basketball where he also serves as southern tier coordinator. Mr. Gifford has served twice as chairman of the Yates County Industrial Agency.

Alexandra K. Nolan, age 63, has been a director of UpState and vice chairwoman of its board since the formation of the holding company in 2016, a director of USNY Bank since 2010 and as vice chairwoman of its board since 2016. She is a graduate of Smith College and The Harvard Business School. Ms. Nolan began her career as an analyst with the Government Affairs Office of American Express Company. She later joined Shearson/American Express, becoming the director of branch analysis and planning. Subsequently, Ms. Nolan served as the editorial finance manager of Time Warner’s LIFE Magazine. Her more recent focus has been on volunteering in her local community and schools. She has served as a trustee of the Montclair Kimberley Academy.

UpState Director Compensation

Set forth below is a table providing information concerning the compensation of directors Gifford and Nolan for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash	Total
Jeffrey S. Gifford	$20,675	$20,675
Alexandra K. Nolan	17,938	17,938

The Norwood board of directors has determined that Mr. Gifford and Ms. Nolan are independent under the independence standards of the NASDAQ Global Market on which the Norwood common stock is currently listed.

EXPERTS

The reports dated March 12, 2020, with respect to management’s assessment of internal control over financial reporting and the consolidated statement of condition of Norwood and subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the two years ended December 31, 2019 incorporated by reference herein, have been incorporated by reference in reliance upon the reports of S.R. Snodgrass, P.C., an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of UpState and its subsidiaries included in this joint proxy statement/prospectus for the years ended December 31, 2019 and 2018, have been so included in reliance on the report of Bonadio & Co., LLP, independent auditors.

LEGAL MATTERS

The validity of the Norwood common stock to be issued in connection with the merger will be opined on for Norwood by Jones Walker, LLP, Washington, D.C. Certain U.S. federal income tax consequences relating to the merger will also be opined on for Norwood by Jones Walker, LLP, Washington, D.C., and for UpState by Stevens & Lee, P.C.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, the Norwood board of directors does not know of any matters that will be presented for consideration at its annual meeting other than as described in this joint proxy statement/prospectus. However, if any other matter shall properly come before the annual meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of annual meetings.

As of the date of this joint proxy statement/prospectus, the UpState board of directors does not know of any matters that will be presented for consideration at its special meeting other than as described in this joint proxy statement/prospectus. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Norwood to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except to the extent any information is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Norwood (File No. 000-28364):

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Current Reports on Form 8-K filed January 9 , 2020 and March 13, 2020 (other than the portions of those documents not deemed to be filed); and

•

The description of Norwood’s common stock contained in its registration statement on Form 10 filed with the SEC on April 29, 1996 including any amendment or reports filed for the purpose of updating such description.

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to the SEC rather than filed, during the period between the filing of the registration statement and its effectiveness.

In addition, Norwood is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the UpState shareholders, provided, however, that Norwood is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Norwood files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Norwood files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information.”

Norwood has not authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

Norwood has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of Norwood common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Norwood, in addition to being a proxy statement for Norwood and UpState shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Norwood and Norwood common stock. Norwood also files annual, quarterly and current reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains free reports, proxy statements, and other information about issuers, such as Norwood, who file electronically with the SEC. The address of the site is http://www.sec.gov.

Norwood’s website address is www.waynebank.com. Norwood makes available, free of charge, on or through its website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K that are filed with or furnished to the SEC, and amendments to those reports, as soon as reasonably practicable after it electronically files such reports with, or furnishes them to, the SEC. The contents of Norwood’s website are not part of this joint proxy statement/prospectus, and the reference to Norwood’s website does not constitute incorporation by reference in this joint proxy statement/prospectus of the information contained in that website.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Norwood to incorporate by reference information in this joint proxy statement/prospectus. This means that Norwood can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information.

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS OF UPSTATE NEW YORK BANCORP, INC.

INDEPENDENT AUDITOR’S REPORT
February 28, 2020
To the Board of Directors and Stockholders of UpState New York Bancorp, Inc.:

We have audited the accompanying consolidated financial statements of UpState New York Bancorp, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

171 Sully’s Trail Pittsford, New York 14534	We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
p (585) 381-1000
f (585) 381-3131	Opinion
www.bonadio.com	In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UpState New York Bancorp, Inc. and Subsidiary as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

ALBANY • BATAVIA • BUFFALO • DALLAS • EAST AURORA • NY METRO AREA • ROCHESTER • RUTLAND • SYRACUSE • UTICA

UPSTATE NEW YORK BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS
Cash and due from banks	$14,853,987	$12,272,358
Interest-bearing deposits with banks	11,993,078	3,312,726

Cash and cash equivalents	26,847,065	15,585,084
Interest-bearing time deposits with other banks	446,340	446,340
Investment securities available for sale, at fair value	17,029,921	17,192,546
Investment securities held to maturity, at amortized cost	2,824,471	1,291,273
Loans held for sale	—	775,000
Portfolio loans, less allowance for loan losses of $7,767,254 in 2019 and $6,002,275 in 2018	380,725,399	358,715,547
Investments in restricted stocks, at cost	2,438,686	2,330,586
Premises and equipment, net	5,810,930	5,552,888
Accrued interest receivable	1,803,184	1,690,390
Other assets	1,656,195	1,562,319

Total Assets	$439,582,191	$405,141,973

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits
Noninterest-bearing	$60,673,349	$53,564,480
Interest-bearing	327,239,654	302,656,888

Total Deposits	387,913,003	356,221,368
Federal funds purchased	2,000,000	4,000,000
Federal Home Loan Bank term borrowings	1,761,465	2,292,858
Accrued interest payable and other liabilities	1,468,325	1,482,689

Total Liabilities	393,142,793	363,996,915

STOCKHOLDERS’ EQUITY
Common stock	10,935,000	10,840,000
Additional paid-in capital	6,695,047	6,401,013
Retained earnings	28,592,595	23,965,947
Accumulated other comprehensive income (loss)	216,756	(61,902)

Total Stockholders’ Equity	46,439,398	41,145,058

Total Liabilities and Stockholders’ Equity	$439,582,191	$405,141,973

The accompanying notes are an integral part of these statements.

UPSTATE NEW YORK BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
INTEREST INCOME:
Portfolio loans	$19,993,891	$17,515,932
Investment securities:
Taxable	94,863	67,547
Tax-exempt	336,316	291,352
Interest-bearing deposits with banks	167,436	93,909
Restricted stock dividend income	146,922	153,718

Total Interest Income	20,739,428	18,122,458

INTEREST EXPENSE:
Deposits	5,619,994	3,784,188
Federal Home Loan Bank term borrowings	45,534	68,526
Federal funds purchased	611	1,124

Total Interest Expense	5,666,139	3,853,838

Net Interest Income	15,073,289	14,268,620
PROVISION FOR LOAN LOSSES	1,942,000	1,059,000

Net Interest Income after Provision for Loan Losses	13,131,289	13,209,620

NONINTEREST INCOME:
Debit card interchange and ATM servicing fees	290,696	256,855
Gain on sales of residential mortgage loans	270,260	286,139
Service charges on deposit accounts	206,394	314,111
Gain on sales of government-guaranteed loans	168,763	194,719
Other	245,193	224,058

Total Noninterest Income	1,181,306	1,275,882

NONINTEREST EXPENSE:
Salaries and employee benefits	4,140,202	3,542,643
Equipment including depreciation and maintenance	901,691	835,767
Contracted data processing services	679,530	552,251
Occupancy	459,370	440,433
Other	2,383,354	1,978,767

Total Noninterest Expense	8,564,147	7,349,861

Income before Income Taxes	5,748,448	7,135,641
PROVISION FOR INCOME TAXES	1,121,800	1,561,872

Net Income	$4,626,648	$5,573,769

BASIC NET INCOME PER SHARE:	$2.12	$2.58

The accompanying notes are an integral part of these statements.

UPSTATE NEW YORK BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
NET INCOME	$4,626,648	$5,573,769

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains (losses) arising during the period on investment securities available for sale	352,731	(96,245)
Income tax (expense) benefit	(74,073)	22,537

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	278,658	(73,708)

COMPREHENSIVE INCOME	$4,905,306	$5,500,061

The accompanying notes are an integral part of these statements.

UPSTATE NEW YORK BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2018	$10,756,250	$6,143,822	$18,392,178	$11,806	$35,304,056
Net income	—	—	5,573,769	—	5,573,769
Other comprehensive loss	—	—	—	(73,708)	(73,708)
Restricted stock awards	83,750	257,191	—	—	340,941

Balance at December 31, 2018	10,840,000	6,401,013	23,965,947	(61,902)	41,145,058
Net income	—	—	4,626,648	—	4,626,648
Other comprehensive income	—	—	—	278,658	278,658
Restricted stock awards	95,000	294,034	—	—	389,034

Balance at December 31, 2019	$10,935,000	$6,695,047	$28,592,595	$216,756	$46,439,398

The accompanying notes are an integral part of these statements.

UPSTATE NEW YORK BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,626,648	$5,573,769
Adjustments to reconcile net income to net cash flow from operating activities:
Amortization of premiums on investment securities, net	80,172	89,156
Provision for loan losses	1,942,000	1,059,000
Depreciation of premises and equipment	400,272	364,777
Gain on sales of government-guaranteed loans	(168,763)	(194,719)
Gain on sales of residential mortgage loans	(270,260)	(286,139)
Stock-based compensation	389,034	340,941
Deferred income taxes	(405,255)	(167,560)
Originations of residential mortgage loans held for sale	(13,870,458)	(11,802,300)
Proceeds from sales of residential mortgage loans held for sale	14,915,720	11,313,439
Decrease (increase) in accrued interest receivable and other assets	198,585	(190,688)
Increase (decrease) in accrued interest payable and other liabilities	(14,364)	542,575

Net Cash Flow From Operating Activities	7,823,331	6,642,251

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investment securities available for sale	(3,509,816)	(4,072,977)
Proceeds from maturities and calls of investment securities available for sale	3,870,925	882,537
Purchases of investment securities held to maturity	(2,203,971)	(1,136,273)
Proceeds from maturities and calls of investment securities held to maturity	670,773	1,697,608
Redemption (purchase) of investments in restricted stocks	(108,100)	128,600
Net increase in portfolio loans	(25,850,155)	(44,363,981)
Proceeds from sales of government-guaranteed loans	2,067,066	2,177,569
Purchases of premises and equipment	(658,314)	(191,358)

Net Cash Flow From Investing Activities	(25,721,592)	(44,878,275)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, NOW accounts and savings accounts	19,662,942	11,826,119
Net increase in certificates of deposit	12,028,693	24,962,290
Federal funds purchased	—	4,000,000
Repayments of federal funds purchased	(2,000,000)	—
Payments to Federal Home Loan Bank	(531,393)	(3,769,700)

Net Cash Flow From Financing Activities	29,160,242	37,018,709

Net Change in Cash and Cash Equivalents	11,261,981	(1,217,315)
CASH AND CASH EQUIVALENTS—beginning of year	15,585,084	16,802,399

CASH AND CASH EQUIVALENTS—end of year	$26,847,065	$15,585,084

SUPPLEMENTARY CASH FLOWS INFORMATION:
Cash paid for interest	$5,672,615	$3,722,768

Cash paid for income taxes	$1,438,824	$1,230,000

The accompanying notes are an integral part of these statements.

UPSTATE NEW YORK BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2019 AND 2018

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

On July 1, 2016, USNY Bank (the “Bank”) reorganized its corporate structure, forming a bank holding company, UpState New York Bancorp, Inc. (the “Holding Company”), and making the Bank a wholly-owned subsidiary of the Holding Company. The same directors and officers who manage the Bank also manage the Holding Company.

The Bank, a state chartered commercial bank headquartered in Geneva, New York, commenced operations in July 2007 and operates four full-service banking locations: Bank of the Finger Lakes in Geneva, New York and Penn Yan, New York, and Bank of Cooperstown in Cooperstown, New York and Oneonta, New York. The Bank provides a full range of banking services to individuals, businesses and other customers located in the communities served by its locations. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. The principal markets for the Bank’s financial services are the communities in which its facilities are located and the areas immediately surrounding those communities.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of UpState New York Bancorp, Inc. and its wholly-owned subsidiary, USNY Bank (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation. Material estimates that are particularly sensitive to change in the near term relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold. Generally, transactions for the sale of federal funds are entered into for a one-day period.

Time Deposits with Other Financial Institutions

Time deposits with other financial institutions are recorded at cost and have maturities of up to ten years. The Bank’s policy is to purchase time deposits that are within the insured limits ($250,000) of the Federal Deposit Insurance Corporation. At December 31, 2019 and 2018, there were no time deposits that exceeded insured limits.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of the related deferred income tax effect. The tax effects are generally released from accumulated other comprehensive income upon the sale of the related available for sale securities. When the fair value of a held to maturity or available for sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (OTTI) is present.

The Company considers numerous factors when determining whether a potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities  (Continued)

which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, the Company discounts the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, the Company uses available information with respect to security prepayment speeds, expected default rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses and the value of any underlying collateral.

For debt securities, credit-related OTTI is recognized in income while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (OCI). Credit related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis. Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized cost less any credit-related losses recognized. For securities classified as held to maturity, the amount of OTTI recognized in OCI is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods.

Interest and dividend income is recognized when earned. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company has restricted investments primarily in Federal Home Loan Bank of New York (FHLB) stock. Federal law requires a member institution to hold stock of its FHLB district according to predetermined formulas. The stock is carried at cost.

Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying financial statements.

Loans Held for Sale

Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for sale are stated at the aggregate lower of cost or market at the balance sheet date. Government-guaranteed loans which may be sold after origination are not classified as held for sale as sale of such loans is largely dependent upon the extent to which gains may be realized.

Mortgage Servicing Rights

Mortgage servicing rights are recorded at their fair value at the time of origination and are amortized over the estimated period of net servicing income. Net unamortized mortgage servicing rights were $128,826 and $139,023 at December 31, 2019 and 2018, respectively and are included in other assets on the consolidated balance sheets.

Loans

The loan portfolio is segmented into real estate, commercial and other business-purpose loans, consumer and agricultural production and other loans. The real estate segment consists of loans secured by commercial and residential real estate (including multi-family), along with construction, land development, and other land loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans  (Continued)

outstanding unpaid principal balances, plus net deferred loan costs, and less the allowance for loan losses. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the market area.

The risk characteristics within the loan portfolio vary depending on the loan segment. Residential mortgage and consumer loans generally are repaid from personal sources of income. Risks associated with residential mortgage and consumer loans primarily include general economic risks such as declines in the local economy creating higher rates of unemployment. Those conditions may also lead to a decline in collateral values should the Company be required to foreclose on or repossess the collateral securing these loans. These economic risks also impact the commercial loan segment, and commercial loans are considered to have greater risk than residential mortgage and consumer loans as the primary source of repayment is from the cash flow of the business customer. Real estate loans, including residential mortgages, commercial real estate loans and home equity and junior lien loans comprise approximately 73.4% and 73.3% of the portfolio at December 31, 2019 and 2018, respectively. Loans secured by real estate provide the best collateral protection and thus significantly reduce the inherent risk in the portfolio.

Credit risk arises from making loans and loan commitments in the ordinary course of business. Consistent with the Company’s emphasis on business lending, there are concentrations of credit risk in loans secured by commercial real estate and less significant levels of concentration risk may exist in loans secured by equipment and other business assets. The maximum potential credit risk to the Company, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The Company has stand-by letters of credit outstanding that, when issued, commit the Company to make payments on behalf of customers if certain specified future events occur, generally being nonpayment by the customer to a counterparty. These obligations generally expire within one year and require collateral and/or personal guarantees by the borrower and its principals based on management’s assessment of loss exposure. The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the borrower defaults and related collateral proves to be worthless. The total contractual amounts do not necessarily represent future cash requirements since many of those guarantees expire without being drawn upon.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of deposit insurance. The Company monitors the financial position of such financial institutions to evaluate credit risk periodically.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date. Management’s determination of the adequacy of the allowance for loan losses is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions for loan losses charged to operations and reduced by net charge-offs. Delinquent loans are charged-off at 120 days past due for closed-end loans and 180 days past due for revolving lines of credit or at an earlier time if a loss-confirming event has occurred, unless the loan is both well-secured and in the process of collection. Because the allowance for loan losses is based on significant estimates, actual future loan losses will differ from such estimates.

The allowance for loan losses consists of specific and general components. The specific component relates to loans that are individually classified as impaired and loans that are considered to be troubled debt restructurings. The general component covers non-classified loans and is based on historical loss experience adjusted for current qualitative environmental factors, including economic conditions, loan volume/loan growth, delinquency trends, bank staffing, loan policy, and concentrations. Unallocated factors provide additional support for other conditions and impacts beyond the risk from the qualitative factors. The Company maintains a loss history analysis that tracks loan losses and recoveries based on loan class, as well as the loan risk grade assignment.

For all classes of loans except residential real estate and consumer loans, a loan is considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses  (Continued)

contractually scheduled interest and principal payments. If an individual loan is considered impaired, a specific allowance allocation may be recorded. If an individual loan is not considered individually impaired, the loan is included in the general allowance allocation process for like-graded credits.

Groups of smaller-balance homogeneous loans are collectively evaluated for impairment and, accordingly, these loans are generally not separately identified for impairment evaluation unless subject to a troubled debt restructuring.

Loans are accounted for as troubled debt restructurings if, for economic or legal reasons related to the borrower’s financial condition, the Company grants a “concession” to the borrower that they would not otherwise consider. A troubled debt restructuring may involve a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment. Troubled debt restructurings generally remain classified as impaired.

Interest and Fees on Portfolio Loans

Interest income on loans is recognized based upon the principal balance of loans outstanding. Nonrefundable loan fees received and direct origination costs incurred are deferred and amortized over the life of the loan using the simple interest method, resulting in constant effective yield over the loan term. Deferred fees are recognized into income and deferred costs are charged to income immediately upon prepayment of the related loan. Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs were $1,765,879 and $1,650,422 at December 31, 2019 and 2018, respectively).

For all classes of loans, a loan is placed into nonaccrual status generally before the loan becomes 90 days past due if it becomes probable that the borrower cannot make all scheduled payments, full repayment of principal and interest is not expected or the loan is identified as having loss elements, or when any loan becomes past due 90 days or more. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed against interest income. Interest payments subsequently received on such loans may be accounted for on a cash basis as to interest income, provided that collectability of principal is expected and until the loan qualifies for being returned to accrual status. If collectability of principal is not expected, subsequent payments of interest are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due have been brought current, the borrower has demonstrated timely payment performance for a period of time, and future payments are reasonably assured.

Premises and Equipment

Land is stated at cost. All other premises and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Buildings and building improvements have estimated useful lives of 39 years, and equipment, furniture and software have estimated useful lives of three to seven years. Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate

Other real estate (none at December 31, 2019 and 2018) is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. At the time of foreclosure (physical possession), the carrying value of such properties is adjusted to estimated fair value (less estimated costs to sell) when transferred from portfolio loans to other real estate owned, establishing a new cost-basis. Physical possession of residential real estate property collateralizing a residential mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These properties held for sale are subsequently carried at the lower of the new cost-basis or estimated fair value (less estimated costs to sell), and are periodically reviewed for subsequent impairment. Revenue and expenses from operations of foreclosed assets and changes in the valuation allowance are included in other expenses.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses totaled $437,022 and $361,934 for the years ended December 31, 2019 and 2018, respectively.

Net Income Per Common Share

Basic net income per share is based on the weighted average number of common shares outstanding (2,182,397 and 2,164,053 shares in 2019 and 2018, respectively).

Income Taxes

Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. If it is determined that realization of deferred tax assets may be in doubt, a valuation allowance is recorded to reduce deferred tax assets to the amount that is more-likely-than-not realizable. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of stockholders’ equity within the balance sheet, such items along with net income are components of comprehensive income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company and are presumptively beyond the reach of the transferor and its creditors (even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred asset through an agreement to repurchase it before maturity or the ability to unilaterally cause the holder to return specific assets. Transfers of financial assets are generally limited to participating interests in commercial loans sold as well as sale of the guaranteed portion of government-guaranteed loans and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the consolidated statements of cash flows.

Fair Values of Financial Instruments

Fair values of financial instruments are estimated using market information and other assumptions and involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, assumptions and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect such estimates.

Adoption of New Accounting Standards

On January 1, 2019 the Company adopted ASU No. 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as other real estate. The majority of the Company’s revenues come from interest income and other sources, including loans and securities, that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within Noninterest Income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 include service charges on deposits and ATM service fees.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition under ASC 606

Revenue recognition for significant sources of revenue governed by ASC 606 is as follows:

Service Charges on Deposits

The Bank earns fees from its depositors’ accounts for specific transactions and overdraft services. Transaction fees, which include charges for ACH transactions, statement rendering and others, are recognized at the time the transaction is executed as that is the point in time that the Bank satisfies the customer request and satisfies its performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs as that is the point in time that the Bank fulfills its performance obligation to the depositor in covering the amount overdrawn. These fees are withdrawn from the depositor account at the time of the transaction.

ATM Service Fees

The bank earns fees for processing transactions at its ATMs and for processing transactions for its depositors at other institutions’ ATMs. ATM service fees are recognized at the time the transaction is executed as the Bank has satisfied its performance obligation in processing the related transaction. ATM service fees are charged to depositor accounts at the time of the transaction.

Reclassifications

Certain amounts in the 2018 consolidated financial statements have been reclassified whenever necessary to conform to the current year presentation. Such reclassifications had no impact on net income.

2.	INVESTMENT SECURITIES

The amortized cost and fair value of investment securities with gross unrealized gains and losses are as follows at December 31:

	2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. agencies and government sponsored enterprises	$3,291,000	$3,290	$(4,786)	$3,289,504
State and local governments	13,464,547	275,948	(78)	13,740,417

	$16,755,547	$279,238	$(4,864)	$17,029,921

Securities held to maturity:
State and local governments	$2,824,471	$89,354	$—	$2,913,825

	2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. agencies and government sponsored enterprises	$3,760,626	$—	$(20,900)	$3,739,726
State and local governments	13,510,277	51,253	(108,710)	13,452,820

	$17,270,903	$51,253	$(129,610)	$17,192,546

Securities held to maturity:
State and local governments	$1,291,273	$43,567	$—	$1,334,840

2.	INVESTMENT SECURITIES (Continued)

The following table sets forth the Company’s investment securities available for sale with unrealized losses of less than twelve months and unrealized losses of twelve months or more at December 31, 2019:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. agencies and government sponsored enterprises	$996,164	$(3,836)	$249,050	$(950)	$1,245,214	$(4,786)
State and local governments	125,381	(78)	—	—	125,381	(78)

	$1,121,545	$(3,914)	$249,050	$(950)	$1,370,595	$(4,864)

There was 1 security in an unrealized loss position for 12 months or more at December 31, 2019. There were 3 securities in an unrealized loss position for less than 12 months at December 31, 2019.

The following table sets forth the Company’s investment securities available for sale with unrealized losses of less than twelve months and unrealized losses of twelve months or more at December 31, 2018:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. agencies and government sponsored enterprises	$3,249,918	$(10,708)	$489,808	$(10,192)	$3,739,726	$(20,900)
State and local governments	2,220,084	(13,932)	6,048,221	(94,778)	8,268,305	(108,710)

	$5,470,002	$(24,640)	$6,538,029	$(104,970)	$12,008,031	$(129,610)

There were 55 securities in an unrealized loss position for 12 months or more at December 31, 2018. There were 30 securities in an unrealized loss position for less than 12 months at December 31, 2018.

Unrealized losses on these securities have not been recognized into earnings because the issuers of the securities are of high credit quality and the declines in fair value are largely due to market interest rates. In addition, the Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before they recover. The fair values of these securities are expected to recover as they approach maturity and/or market interest rates fluctuate. Therefore, the Company does not consider these securities to be other than temporarily impaired as of December 31, 2019 or 2018.

The amortized cost and fair value of investment securities at December 31, 2019, by contractual maturity, are shown below.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$2,307,240	$2,313,635	$2,278,077	$2,306,772
Due after one year through five years	11,202,674	11,395,108	346,394	374,188
Due after five years through ten years	3,245,633	3,321,178	200,000	232,865

	$16,755,547	$17,029,921	$2,824,471	$2,913,825

Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

There were no sales of available for sale securities for the years ended December 31, 2019 or 2018.

3.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES

Portfolio loans consisted of the following at December 31:

	2019	2018
Loans secured by real estate:
Commercial	$127,041,945	$117,648,553
Residential (including multi-family)	82,445,754	77,556,472
Construction, land development and other land	75,794,346	72,122,959

Total loans secured by real estate	285,282,045	267,327,984
Commercial and other business-purpose loans	58,199,242	54,241,550
Consumer	2,696,369	2,027,176
Agricultural production and other	42,314,997	41,121,112

Total portfolio loans	388,492,653	364,717,822
Less allowance for loan losses	(7,767,254)	(6,002,275)

Net portfolio loans	$380,725,399	$358,715,547

Net deferred loan origination fees totaling $1,765,879 and $1,650,422 were included in loans at December 31, 2019 and 2018, respectively.

Loans serviced for others are not included in the accompanying consolidated balance sheets and were as follows at December 31:

	2019	2018
Commercial loan participations	$11,905,564	$12,241,462
Government-guaranteed loans	19,967,075	19,318,614
Residential mortgages	41,840,379	42,484,593

	$73,713,018	$74,044,669

Changes in the allowance for loan losses for the years ended December 31 are summarized as follows:

2019
	Secured by Real Estate
	Commercial	Residential (including multi-family)	Construction, land development and other land	Commercial and other business- purpose loans	Consumer	Agricultural production and other	Total
Beginning balance	$1,914,781	$782,180	$1,036,213	$1,054,214	$38,043	$1,176,844	$6,002,275
Charge-offs	(189,187)	(10,015)	—	—	—	—	(199,202)
Recoveries	—	—	—	—	1,181	21,000	22,181
Provision for loan losses	1,181,926	341,687	15,289	365,118	4,159	33,821	1,942,000

Ending balance	2,907,520	1,113,852	1,051,502	1,419,332	43,383	1,231,665	7,767,254

Individually evaluated for impairment	790,000	220,000	—	365,000	—	550,000	1,925,000

Collectively evaluated for impairment	$2,117,520	$893,852	$1,051,502	$1,054,332	$43,383	$681,665	$5,842,254

Loans receivable:
Ending balance	$127,041,945	$82,445,754	$75,794,346	$58,199,242	$2,696,369	$42,314,997	$388,492,653

Individually evaluated for impairment	3,315,330	313,269	361,248	612,132	—	1,169,800	5,771,779

Collectively evaluated for impairment	$123,726,615	$82,132,485	$75,433,098	$57,587,110	$2,696,369	$41,145,197	$382,720,874

3.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

Changes in the allowance for loan losses for the years ended December 31 are summarized as follows:

2018
	Secured by Real Estate
	Commercial	Residential (including multi-family)	Construction, land development and other land	Commercial and other business- purpose loans	Consumer	Agricultural production and other	Total
Beginning balance	$2,065,662	$739,864	$943,654	$860,695	$22,925	$588,704	$5,221,504
Charge-offs	(203,962)	(15,000)	—	—	(2,641)	(191,620)	(413,223)
Recoveries	125,440	94	—	5,000	200	4,260	134,994
Provision for loan losses	(72,359)	57,222	92,559	188,519	17,559	775,500	1,059,000

Ending balance	1,914,781	782,180	1,036,213	1,054,214	38,043	1,176,844	6,002,275

Individually evaluated for impairment	—	—	—	—	—	500,000	500,000

Collectively evaluated for impairment	$1,914,781	$782,180	$1,036,213	$1,054,214	$38,043	$676,844	$5,502,275

Loans receivable:
Ending balance	$117,648,553	$77,556,472	$72,122,959	$54,241,550	$2,027,176	$41,121,112	$364,717,822

Individually evaluated for impairment	788,373	—	—	584,529	—	1,119,847	2,492,749

Collectively evaluated for impairment	$116,860,180	$77,556,472	$72,122,959	$53,657,021	$2,027,176	$40,001,265	$362,225,073

The following tables summarize impaired loans by loan portfolio class at December 31:

	2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded:
Commercial – Secured by Real Estate	$1,977,685	$1,977,685	$790,000	$1,884,178	$—

Residential (including multi-family)	$291,801	$291,801	$220,000	$289,574	$—

Commercial and other business-purpose loans	$612,132	$612,132	$365,000	$635,788	$—

Agricultural production and other	$1,169,800	$1,169,800	$550,000	$1,144,824	$—

Without an allowance recorded:
Commercial – Secured by Real Estate	$1,337,645	$1,337,645	$—	$1,086,838	$—

Residential (including multi-family)	$21,468	$21,468	$—	$34,163	$—

Construction, land development and other land	$361,248	$361,248	$—	$362,340	$—

3.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

	2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded:
Agricultural production and other	$1,119,847	$1,119,847	$500,000	$1,119,863	$—

Without an allowance recorded:
Commercial Real Estate	$788,373	$788,373	$—	$814,524	$—

Commercial	$584,529	$584,529	$—	$616,513	$—

There were no loans modified as troubled debt restructurings in 2019 or 2018.

The performance and credit quality of the loan portfolio is monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by past due status at December 31:

2019
	More Than 29 Days, and Less Than 90 Days	Loans on Nonaccrual Status (Generally, 90 Days or More)	Total Amount of Loans More Than 29 Days Past Due or on Nonaccrual Status	Loans Either Current or Less Than 30 Days Past Due	Total Portfolio Loans
Loans secured by real estate:
Commercial	$2,301,717	$3,676,579	$5,978,296	$121,063,649	$127,041,945
Residential (including multi-family)	1,044,089	330,168	1,374,257	81,071,497	82,445,754
Construction, land development and other land	—	1,169,800	1,169,800	74,624,546	75,794,346

Total loans secured by real estate	3,345,806	5,176,547	8,522,353	276,759,692	285,282,045
Commercial and other business-purpose loans	1,120,570	626,036	1,746,606	56,452,636	58,199,242
Consumer	5,991	—	5,991	2,690,378	2,696,369
Agricultural production and other	—	—	—	42,314,997	42,314,997

Total	$4,472,367	$5,802,583	$10,274,950	$378,217,703	$388,492,653

2018
	More Than 29 Days, and Less Than 90 Days	Loans on Nonaccrual Status (Generally, 90 Days or More)	Total Amount of Loans More Than 29 Days Past Due or on Nonaccrual Status	Loans Either Current or Less Than 30 Days Past Due	Total Portfolio Loans
Loans secured by real estate:
Commercial	$1,038,859	$788,373	$1,827,232	$115,821,321	$117,648,553
Residential (including multi-family)	611,733	—	611,733	76,944,739	77,556,472
Construction, land development and other land	709,933	1,119,847	1,829,780	70,293,179	72,122,959

Total loans secured by real estate	2,360,525	1,908,220	4,268,745	263,059,239	267,327,984
Commercial and other business-purpose loans	744,844	584,530	1,329,374	52,912,176	54,241,550
Consumer	3,292	—	3,292	2,023,884	2,027,176
Agricultural production and other	—	—	—	41,121,112	41,121,112

Total	$3,108,661	$2,492,750	$5,601,411	$359,116,411	$364,717,822

There were no loans past due 90 days or more and still accruing interest at December 31, 2019 or 2018.

3.	LOANS AND THE ALLOWANCE FOR LOAN LOSSES (Continued)

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt obligations based on: current financial information, aging analysis, historical payment experience, credit documentation and public information, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis generally includes all loans and is generally performed at least quarterly. The Company uses the following definitions for its loan risk ratings:

Pass: Loans classified with a pass rating have been deemed to have acceptable credit quality by bank management.

Watch: Loans classified as watch have potential weaknesses that deserve management’s close attention. If not improved, those potential weaknesses may result in deterioration of the repayment prospects for the loan in the future.

Substandard: Loans classified as substandard are inadequately protected by the borrower’s current net worth, paying capacity of the borrower or the fair value of collateral. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt obligation by the borrower. These are characterized by the reasonable possibility that some loss will be sustained if the deficiencies are not favorably resolved.

Doubtful: Loans classified as doubtful have all weaknesses inherent in the substandard category and are more than 90 days past due, where collection or liquidation in full is highly questionable and improbable. The possibility of loss is extremely high. The borrower exhibits significant illiquidity, significant losses and negative cash flow. Notable collateral shortfalls exist.

Based on management’s analysis, the risk categories of loans are summarized as follows at December 31:

	2019
	Pass	Watch	Substandard	Doubtful	Total Portfolio Loans
Loans secured by real estate:
Commercial	$116,514,543	$4,802,690	$2,409,382	$3,315,330	$127,041,945
Residential (including multi-family)	80,620,302	957,006	555,177	313,269	82,445,754
Construction, land development and other land	64,004,496	9,844,027	414,775	1,531,048	75,794,346

Total loans secured by real estate	261,139,341	15,603,723	3,379,334	5,159,647	285,282,045
Commercial and other business-purpose loans	53,391,956	3,378,098	817,056	612,132	58,199,242
Consumer	2,696,369	—	—	—	2,696,369
Agricultural production and other	32,598,465	7,621,673	2,094,859	—	42,314,997

Total	$349,826,131	$26,603,494	$6,291,249	$5,771,779	$388,492,653

Based on management’s analysis, the risk categories of loans are summarized as follows at December 31:

	2018
	Pass	Watch	Substandard	Doubtful	Total Portfolio Loans
Loans secured by real estate:
Commercial	$112,614,516	$1,868,210	$2,377,454	$788,373	$117,648,553
Residential (including multi-family)	77,229,244	182,524	144,704	—	77,556,472
Construction, land development and other land	62,665,947	7,687,063	650,102	1,119,847	72,122,959

Total loans secured by real estate	252,509,707	9,737,797	3,172,260	1,908,220	267,327,984
Commercial and other business-purpose loans	53,184,305	119,880	352,836	584,529	54,241,550
Consumer	2,026,191	985	—	—	2,027,176
Agricultural production and other	34,769,716	4,299,202	2,052,194	—	41,121,112

Total	$342,489,919	$14,157,864	$5,577,290	$2,492,749	$364,717,822

4.	PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2019	2018
Land	$1,057,882	$1,057,882
Building and building improvements	5,040,165	4,555,024
Leasehold improvements	470,930	470,930
Equipment, furniture and software	2,431,935	2,226,770
Construction in progress	26,342	32,169

	9,027,254	8,342,775
Less accumulated depreciation	(3,216,324)	(2,789,887)

	$5,810,930	$5,552,888

Depreciation expense for the years ended December 31, 2019 and 2018 was $400,272 and $364,777, respectively.

5.	DEPOSITS

Scheduled maturities of time deposits were as follows as of December 31, 2019:

2020	$150,924,856
2021	55,273,619
2022	6,193,854
2023	8,288,530
2024	8,028,767

$228,709,626

The aggregate amount of time deposits of $250,000 or more approximated $79,130,000 and $72,300,000 at December 31, 2019 and 2018, respectively.

6.	BORROWINGS

The Company has secured borrowing facilities with the Federal Home Loan Bank of New York (FHLB). The Company had pledged collateral of approximately $100,739,000 and $94,233,000 at December 31, 2019 and 2018 respectively, which consisted primarily of undiscounted residential mortgage loans. The Company’s borrowing capacity is offset by outstanding borrowings, and municipal letters of credit and credit enhancements with the FHLB, as disclosed in Note 12. The Company had the capacity to borrow an additional $11,338,403 and $13,853,107, from the FHLB at December 31, 2019 and 2018, respectively.

Outstanding fixed rate FHLB borrowings consisted of the following at December 31:

	2019	2018
Term note with monthly payments of $12,246, including interest at 1.64% through maturity on 12/7/2021	300,786	441,555
Term note with monthly payments of $9,464, including interest at 1.66% through maturity on 2/14/2022	250,633	359,057
Term note with monthly payments of $12,261, including interest at 2.59% through maturity on 7/5/2023	514,782	646,740
Term note with monthly payments of $14,106, including interest at 2.45% through maturity on 3/28/2024	695,264	845,506

	$1,761,465	$2,292,858

6.	BORROWINGS (Continued)

The following table sets forth the contractual maturities of all FHLB borrowings at December 31, 2019:

2020	$542,714
2021	566,516
2022	332,609
2023	263,488
2024	56,138
Thereafter	—

$1,761,465

At December 31, 2019 and 2018, the Company also had a secured borrowing facility at the Federal Reserve Bank which provides borrowing capacity based on a discounted value of pledged collateral. The Company pledged specific loans with aggregate balances of approximately $4,241,000 and $4,564,000 at December 31, 2019 and 2018, respectively. There were no outstanding borrowings under this borrowing facility at December 31, 2019 or 2018. There was $1,513,000 in available borrowing capacity at December 31, 2019.

The Company had unsecured federal funds lines at correspondent banks which totaled $14,500,000 at December 31, 2019 and 2018. There was $2,000,000 of outstanding borrowings on these lines at December 31, 2019 which carried an interest rate of 2.00%. There was $4,000,000 of outstanding borrowings on these lines at December 31, 2018 which carried an interest rate of 2.75%. Federal funds transactions are generally entered into on an overnight basis.

7.	STOCKHOLDERS’ EQUITY

Preferred Stock

The Company had 2,000,000 shares of preferred stock authorized at December 31, 2019 and 2018, with a par value of $5 per share. There was no preferred stock issued or outstanding at December 31, 2019 and 2018.

Common Stock

The Company had 4,000,000 shares of common stock authorized at December 31, 2019 and 2018, with a par value of $5 per share. The Company had common shares issued and outstanding of 2,208,000 and 2,193,500 at December 31, 2019 and 2018, respectively.

The Company has an Equity Incentive Plan (the “Plan”) covering certain employees and directors of the Company. Awards that may be granted under the Plan include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and performance compensation awards. A total of 150,000 shares of the Company’s common stock are available for awards under the Plan. Shares of common stock available for distribution under the Plan may consist of authorized and unissued shares, treasury shares or shares acquired by the Company in any manner. Awards may be subject to vesting provisions determined at the time of the award.

As of December 31, 2019, a total of 110,500 shares of restricted stock have been granted under the Plan to certain directors and officers of the Company, with 14,500 shares granted during the year ended December 31, 2019 and 16,750 shares granted during the year ended December 31, 2018. These shares were valued at $24.20 and $24.00 per share based on a valuation performed by an independent third party as of December 31, 2018 and 2017, respectively, and reflect the most recent valuations performed as of these financial statements. Of the 110,500 shares awarded, 28,000 shares vested immediately and 82,500 shares are subject to a 3-year vesting schedule. As of December 31, 2019, there were 21,000 shares that had not vested. As of December 31, 2018, there were 25,500 shares that had not vested. Restricted shares subject to vesting provisions are not included in the weighted average number of common shares outstanding for the purpose of determining net income per common share.

8.	EMPLOYEE BENEFIT PLANS

The Company has a 401(k) retirement plan for the Company’s employees. Employer contributions for this plan approximated $164,000 and $191,000 in 2019 and 2018, respectively.

8.	EMPLOYEE BENEFIT PLANS (Continued)

The Company has a Supplemental Executive Retirement Plan for designated Company officers. The benefits accrued under this plan were $180,772 and $192,622 as of December 31, 2019 and 2018, respectively and is recorded in other liabilities in the consolidated balance sheets. Salaries and employee benefits expense on the consolidated statements of income includes $28,970 and $33,282 for the fiscal year ended December 31, 2019 and 2018, respectively related to this plan.

The Company has a Stock Appreciation Rights Plan covering certain employees of the Company. A Stock Appreciation Right Unit (SARU) represents the right to receive a cash payment on the determination date equal to the positive difference between the strike price on the grant date and the tangible book value of a share of the Bank’s stock on the determination date. As of December 31, 2019, a total of 223,500 units have been granted under the Plan, with 23,500 and 28,250 units awarded during the years ended December 31, 2019 and 2018, respectively. The settlement of a SARU on the determination date shall be in cash, subject to applicable tax withholding. The determination date is three years after the grant date of an award. The benefits accrued under this plan were $384,031 and $429,162 as of December 31, 2019 and 2018, respectively and is recorded in other liabilities in the consolidated balance sheets. Salaries and employee benefits expense on the consolidated statements of income includes $191,719 and $260,505 for the years ended December 31, 2019 and 2018, respectively, related to this plan.

9.	OTHER NONINTEREST EXPENSE

Other noninterest expense consisted of the following as of December 31:

	2019	2018
Professional fees	$470,772	$362,730
Advertising	437,022	361,934
Bank services (ATMs, telephone and internet banking)	316,983	278,858
FDIC insurance premiums and other regulatory fees	161,983	177,221
Paper, printing and supplies	114,575	110,753
Other	882,207	687,271

	$2,383,542	$1,978,767

10.	REVENUE FROM CONTRACTS WITH CUSTOMERS

The majority of the Bank’s revenue-generating transactions are not subject to ASC Topic 606, including revenue generated from financial instruments, such as loans and investment securities which are presented in the income statement as components of interest income. All of the Bank’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. The following table presents revenues subject to ASC 606 for the years ended December 31, 2019 and 2018, respectively.

	2019	2018
Service charges on deposit accounts:
Insufficient funds and overdraft charges	$189,081	$293,813
Savings account charges	11,880	13,313
Demand deposit account charges	2,588	2,195
Other	2,845	4,790

Total service charges on deposit accounts	$206,394	$314,111

Debit card interchange and ATM servicing fees:
Debit card interchange	$273,404	$241,763
ATM servicing fees	17,292	15,092

Total debit card interchange and ATM servicing fees	$290,696	$256,855

11.	INCOME TAXES

The provision for income taxes consists of the following components:

	2019	2018
Current	$1,527,055	$1,729,432
Deferred	(405,255)	(167,560)

	$1,121,800	$1,561,872

The provision for income taxes differs from that computed by applying federal statutory rates to income before income taxes due primarily to the effects of state income taxes and investments in tax-exempt municipal bonds for the years ended December 31, 2019 and 2018.

Net deferred income tax assets, included as a component of other assets, consisted of the following at December 31:

	2019	2018
Allowance for loan losses	$2,029,972	$1,568,695
Loan origination costs	(461,512)	(431,338)
Depreciation	(201,046)	(178,816)
Organizational costs	36,973	51,285
Unrealized (gain) loss on investment securities available for sale	(57,618)	16,455
Other, net	94,221	83,527

	$1,440,990	$1,109,808

12.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of the Company’s customers. Such loan commitments include stand-by letters of credit, lines of credit and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Company to make payments on behalf of customers when certain specified future events occur and are used infrequently. Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments. These loan commitments generally expire within one year and are reviewed periodically for continuance or renewal.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments summarized as follows at December 31:

	2019	2018
Commitments to extend credit:
Commitments to grant commercial loans	$20,529,000	$16,162,000
Consumer credit line commitments	17,659,000	14,543,000
Commitments to grant residential mortgage loans	643,000	413,000
Other unused commitments	20,545,000	26,549,000
Standby letters of credit	902,000	245,000

	$60,278,000	$57,912,000

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Company’s normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

The Company provides credit enhancement on residential mortgages that are sold to the Federal Home Loan Bank of New York. Generally, the Federal Home Loan Bank of New York absorbs the first 1% of losses on a specific pool of loans and the Company absorbs losses in excess of that amount up to the credit enhancement commitment. The

12.	COMMITMENTS AND CONTINGENCIES (Continued)

Company believes its exposure to losses is minimal as the Company does not anticipate losses in excess of 1% on these loans. All of the loans sold to Federal Home Loan Bank of New York are current as to principal and interest payments at December 31, 2019.

The Company has entered into an agreement with the FHLB whereby the FHLB agrees to issue letters of credit for the benefit of securing municipal deposits. In the event the FHLB makes a payment under this agreement, such payment will constitute an advance to the Company and shall be immediately due and payable. The Company has pledged unencumbered mortgage-related assets to secure letters of credit from the FHLB. As of December 31, 2019 and 2018, the Company had letters of credit outstanding with the FHLB of $59.5 million and $51.2 million, respectively.

Deposits at the Company are insured up to the maximum amount covered by FDIC insurance which was $250,000 per relationship at December 31, 2019 and 2018.

13.	CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Total” capital, “Tier 1 common equity capital,” “risk-weighted assets,” and “average assets” as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Company’s consolidated financial statements. Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

At December 31, 2019, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as “well-capitalized” as that term is defined by the applicable agencies. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 common equity risk based, and Tier 1 leverage ratios as set forth in the table. The Bank’s approximate capital amounts and ratios at December 31 are also presented in the table.

There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank. Management believes, at December 31, 2019, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s various amounts of regulatory capital and related ratios at December 31 are summarized below (amounts in thousands):

	2019
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions		Minimum for Capital Adequacy with Buffer, Fully Phased in 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$51,317	12.7%	$32,386	8.0%	$40,482	10.0%	$42,507	10.5%
Tier I Capital (to Risk Weighted Assets)	46,223	11.4%	24,289	6.0%	32,386	8.0%	34,409	8.5%
Tier 1 Common Equity (to Risk Weighted Assets)	46,223	11.4%	18,217	4.5%	26,313	6.5%	28,338	7.0%
Tier I Capital (to Average Assets)	46,223	10.6%	17,428	4.0%	21,786	5.0%	21,786	5.0%

13.	CAPITAL REQUIREMENTS (Continued)

	2018
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions		Minimum for Capital Adequacy with Buffer, Fully Phased in 2019
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$45,877	12.3%	$29,768	8.0%	$37,210	10.0%	$39,071	10.5%
Tier I Capital (to Risk Weighted Assets)	41,207	11.1%	22,326	6.0%	29,768	8.0%	31,629	8.5%
Tier 1 Common Equity (to Risk Weighted Assets)	41,207	11.1%	16,744	4.5%	24,186	6.5%	26,046	7.0%
Tier I Capital (to Average Assets)	41,207	10.4%	15,832	4.0%	19,790	5.0%	19,790	5.0%

14.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company may make loans to executive officers and directors of the Company including their immediate families and companies in which they are principal owners. At December 31, 2019, total loans outstanding to these persons, including loans which have been sold but are still being serviced by the Company, approximated $2,386,000 ($3,442,000 as of December 31, 2018). During 2019, approximately $612,000 of new loans were made to these persons and repayments totaled approximately $1,668,000. Such loans, when made, are at the Company’s normal credit terms.

Such executive officers and directors of the Company (and their associates, family and/or affiliates) are also depositors at the Bank, and those deposits, at December 31, 2019 and 2018, approximated $2,881,000 and $2,376,000, respectively. Such deposits are made at the Company’s normal terms as to interest rate, term and deposit insurance.

15.	FAIR VALUE

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of an asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, there may be no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

15.	FAIR VALUE (Continued)

The Company groups its assets and liabilities measured at fair value in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1:	Valuation is based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3:	Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures:

Investment Securities Available for Sale

Where quoted prices are available in an active market, the Company classifies securities within Level 1 of the valuation hierarchy.

If quoted market prices are not available, the Company estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. Treasury and agency securities and state and local government securities.

Impaired Loans

Impaired loans are those for which the Bank has measured impairment generally based on the fair value of the loan’s collateral. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These real estate appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property) and the cost approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, if applicable. Although the fair value of the property normally will be based on an appraisal, the valuation should be consistent with the price that a market participant will pay to purchase the property at the measurement date. Circumstances may exist that indicate that the appraised value is not an accurate measurement of the property’s current fair value. Examples of such circumstances include changed economic conditions since the last appraisal, change in property use, stale appraisals, or imprecision and subjectivity in the appraisal process. Appraisal adjustments may be made by management to reflect these conditions resulting in a discount of the appraised value. In addition, a discount is typically applied to account for estimated costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuations, and management’s expertise and knowledge of the client and client’s business. At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific valuation allowance for loan losses. The methods used to determine the fair values of impaired loans typically result in a level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

15.	FAIR VALUE (Continued)

Impaired Loans  (Continued)

Assets measured at fair value on a recurring basis at December 31 are as follows:

Description	Total	Level 1	Level 2	Level 3
Investment Securities Available for Sale:
	2019
U.S. agencies and government sponsored enterprises	$3,289,504	$—	$3,289,504	$—
State and local governments	13,740,417	—	13,740,417	—

	$17,029,921	$—	$17,029,921	$—

	2018
U.S. agencies and government sponsored enterprises	$3,739,726	$—	$3,739,726	$—
State and local governments	13,452,820	—	13,452,820	—

	$17,192,546	$—	$17,192,546	$—

Certain assets are also measured at fair value on a non-recurring basis. These include impaired loans if the loan’s fair value is based on the fair value of the underlying collateral and other real estate owned. At December 31, 2019 and 2018, the Bank had no significant amount of other real estate owned measured at fair value on a non-recurring basis.

Assets measured at fair value on a nonrecurring basis at December 31 are as follows:

	Total	Level 1	Level 2	Level 3
December 31, 2019:
Impaired Loans	$2,126,418	$—	$—	$2,126,418

December 31, 2018:
Impaired loans	$619,847	$—	$—	$619,847

Quantitative Information about Level 3 Fair Value Measurements
	Valuation Techniques	Unobservable Input	Rate (Weighted Average)
Impaired Loans	Appraisal of collateral (market approach)	Appraisal adjustments and costs to sell	2019: 28.52% 2018: 30.00%

16.	SUBSEQUENT EVENTS

On January 8, 2020, the Company signed a definitive merger agreement with Norwood Financial Corp. (Norwood), pursuant to which Norwood will acquire the Company in a stock and cash transaction. Norwood is the holding company for Wayne Bank, based in Honesdale, Pennsylvania. Pursuant to the terms of the merger agreement, shareholders of the Company will elect to receive for each share of the Company they own, either 0.9390 shares of Norwood common stock or $33.33 in cash per share, or a combination of both. The merger is expected to close later during 2020.

Management has evaluated subsequent events through February 28, 2020, the date the consolidated financial statements were available to be issued.

Annex A

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,

WAYNE BANK,

UPSTATE NEW YORK BANCORP, INC.

AND

USNY BANK

Dated as of January 8, 2020

A-i

A-ii

A-iii

Section 11.14	No Presumption Against Drafting Party	A-52
Section 11.15	Waiver of Jury Trial	A-52

Appendix I	Per Share Price Adjustment

Exhibits
Exhibit A	Form of Norwood Voting Agreement
Exhibit B	Form of UpState Voting Agreement
Exhibit C	Form of Bank Plan of Merger

A-iv

AGREEMENT AND PLAN OF MERGER

By and Among

NORWOOD FINANCIAL CORP.,

WAYNE BANK,

UPSTATE NEW YORK BANCORP, INC.

AND

USNY BANK

This AGREEMENT AND PLAN OF MERGER, dated as of the 8th day of January, 2020 (this “Agreement”), by and among Norwood Financial Corp., a Pennsylvania corporation (“Norwood”), Wayne Bank, a Pennsylvania-chartered bank (“Wayne”), UpState New York Bancorp, Inc., a New York corporation (“UpState”) and USNY Bank, a bank chartered under the Banking Law of the State of New York (“USNY Bank”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH THAT:

WHEREAS, the Boards of Directors of Norwood and UpState deem it in the best interests of Norwood and UpState, respectively, and of their respective shareholders, that Norwood and UpState enter into this Agreement pursuant to which Norwood will acquire all of the issued and outstanding shares of capital stock of UpState through the merger of UpState with and into Norwood (the “Merger”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the transaction shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, Norwood owns all of the issued and outstanding capital stock of Wayne and UpState owns all of the issued and outstanding capital stock of USNY Bank, and it is contemplated that, immediately following the Merger, USNY Bank will be merged with and into Wayne with Wayne as the surviving entity (the “Bank Merger”); and

WHEREAS, as a condition and inducement to Norwood’s and UpState’s willingness to enter into this Agreement, each member of the Board of Directors of each of Norwood and UpState has entered into an agreement dated as of the date hereof in the forms of Exhibits A and B, respectively, pursuant to which he or she will vote his or her shares of Norwood Common Stock or UpState Common Stock, as the case may be, in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree that all the outstanding shares of common stock of UpState will be acquired by Norwood through the merger of UpState with and into Norwood and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of UpState into cash or shares of the common stock of Norwood, par value $0.10 per share (the “Norwood Common Stock”), shall be as hereinafter set forth.

ARTICLE 1

THE MERGER

Section 1.1    Consummation of Merger; Closing Date.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Effective Time of the Merger (as defined herein), UpState shall be merged with and into Norwood in accordance with Chapter 3 of the Pennsylvania

Associations Code (“PAC”) and Section 907 of the New York Business Corporation Law (“NYBCL”) (the “Merger”), with Norwood as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”). Each share of common stock, par value $.01 per share, of UpState (“UpState Common Stock”) outstanding immediately prior to the Effective Time of the Merger (other than Dissenting Shares, shares held by UpState (including treasury shares), Norwood or any of their respective wholly-owned subsidiaries (in each case, other than in a fiduciary capacity)) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive 0.9390 of a share of Norwood Common Stock or $33.33 in cash, without interest (the “Merger Consideration”) as provided in Section 2.1 hereof, and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Bank Plan of Merger.

(b)    The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by each of the Boards of Directors of Norwood, Wayne, UpState and USNY Bank.

(c)    Subject to the prior satisfaction or waiver of the conditions set forth in Articles 7, 8 and 9 hereof, the Merger shall become effective as of the later of the date and time of filing of a Statement of Merger with the Pennsylvania Department of State pursuant to Section 335 of the PAC and the date and time of filing of a Certificate of Merger with the Department of State of the State of New York, unless a later date or time is specified as the effective time in the Statement of Merger and the Certificate of Merger (such term is heretofore and hereinafter referred to as the “Effective Time of the Merger”). Subject to the terms and conditions hereof, unless otherwise agreed upon by Norwood and UpState, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined herein) of any Regulatory Authority (as defined herein) having authority over the transactions contemplated under this Agreement and the satisfaction of all of the other terms and conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) the date on which the shareholders of UpState approve the transactions contemplated by this Agreement.

(d)    The closing of the Merger (the “Closing”) shall take place at the principal offices of Norwood at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date, time and place as the Parties hereto may agree (the “Closing Date”). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the Parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2    Effect of Merger. At the Effective Time of the Merger, UpState shall be merged with and into Norwood and the separate existence of UpState shall cease. The articles of incorporation and bylaws of Norwood, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the articles of incorporation and bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a Pennsylvania corporation and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent corporations. The Merger shall have the effects set forth in the PAC and the NYBCL. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim, action or proceeding existing or pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

Section 1.3    Further Assurances. If, at any time after the Effective Time of the Merger, Norwood shall reasonably consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of UpState or any UpState Subsidiary (as defined herein) or (ii) otherwise carry out the purposes of this Agreement, UpState, the UpState Subsidiaries and their officers and directors shall be deemed to have granted to Norwood an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Norwood its right, title or interest in, to or under any of the rights, properties or assets of UpState or the UpState Subsidiaries or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Norwood are authorized in the name of UpState and the UpState Subsidiaries or otherwise to take any and all such action.

Section 1.4    Directors and Officers. Except as otherwise set forth herein in Section 6.10, from and after the Effective Time of the Merger, the directors of the Surviving Corporation and officers of the Surviving Corporation shall be those persons serving as directors and officers of Norwood immediately prior to the Effective Time of the Merger.

ARTICLE 2

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

Section 2.1    Manner of Conversion of UpState Common Stock. Subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of Norwood, UpState or the holder of any shares of any of them, the shares of the constituent corporations shall be converted as follows:

(a)    Each share of capital stock of Norwood outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged.

(b)    Each share of UpState Common Stock held by UpState (including treasury shares) or by Norwood (or any of their subsidiaries) other than such shares held in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

(c)    Except with regard to the shares of UpState Common Stock excluded under Section 2.1(b) above and Dissenting Shares (as defined in Section 2.6) and subject to the limits in Section 2.2 hereof, each issued and outstanding share of UpState Common Stock outstanding immediately prior to the Effective Time of the Merger (whether or not subject to restriction) shall be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in, and as adjusted pursuant to, Section 2.1(d) and Section 2.7:

(1)    for each such share of UpState Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Cash Election”), cash in an amount equal to $33.33, without interest, (the “Cash Consideration”) (collectively, the “Cash Election Shares”);

(2)    for each such share of UpState Common Stock with respect to which an election to receive Norwood Common Stock has been effectively made and not revoked or lost pursuant to Section 2.2 (a “Stock Election”), 0.9390 of a share of Norwood Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or

(3)    for each such share of UpState Common Stock other than shares as to which a Cash Election, a Stock Election or a Mixed Election (as defined in Section 2.2) has been effectively made and not revoked or lost pursuant to Section 2.2 (collectively, the “Non-Election Shares”), the Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

(d)    UpState Adjusted Consolidated Shareholders’ Equity. As of the end of the month immediately prior to the Closing Date, if UpState’s actual equity, as adjusted as provided herein (“Actual Equity”), is greater than the target equity as set forth in Column A of Appendix I for the respective month end (“Target Equity”), then the per share offer price would be increased by an amount equal to (i) Actual Equity minus the Target Equity divided by (ii) 2,208,000 (the “Per Share Increase”). In no event will the Per Share Increase be greater than $0.67 in cash and in no case less than $0.00, resulting in the Cash Consideration as increased by the Per Share Increase having a maximum value of $34.00 per share for each USNY share. Recipients of the Stock Consideration will receive the Per Share Increase in cash. The Cash Consideration and the Stock Consideration shall be increased, as applicable, to reflect such Per Share Increase in accordance with Appendix I, attached hereto and made a part of the Agreement. Actual Equity will exclude recognized gains and losses on the investment portfolio and changes in the valuation of the other accumulated comprehensive income account after September 30, 2019; Actual Equity also would be revised to add back any of the following that have been expensed in calculating net income, (i) reasonable expenses associated with the Agreement (including expenses of attorneys, accountants, consultants, financial advisors and other professional advisors and printing and other shareholder meeting expenses) (ii) any termination fee expenses under UpState’s or USNY’s vendor agreements, (iii) change in control payments under employment agreements and change in control agreements, (iv) the reduction in shareholders’ equity caused by any redemption of restricted stock awards after the date of the this Agreement, and (v) other expenses as reasonably and in good faith agreed to by Norwood and UpState. Actual Equity will be appropriately adjusted to reflect aggregate net income for the appropriate periods, calculated in accordance with GAAP consistently applied throughout the periods, then revised in accordance with (i) through (v), above.

Section 2.2    Election Procedures.

(a)    Holders of shares of UpState Common Stock may elect to receive shares of Norwood Common Stock or cash (in either case without interest) in exchange for their shares of UpState Common Stock in accordance with the procedures and subject to the limitations set forth in this Section 2.2. Shares of UpState Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of UpState Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of UpState Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”

(b)    An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as UpState and Norwood shall mutually agree (“Election Form”), shall be mailed on the same date as the Joint Proxy Statement/Prospectus (as defined herein) is mailed to stockholders of UpState (the “Mailing Date”) to each holder of record of UpState Common Stock eligible to vote at the UpState Stockholders’ Meeting (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 2.2, (i) to elect to receive the Cash Consideration for all of the shares of UpState Common Stock held by such holder, in accordance with Section 2.1(c)(1), (ii) to elect to receive the Stock Consideration for all of such shares, in accordance with Section 2.1(c)(2), (iii) to elect to receive the Stock Consideration for a certain whole number of such holder’s shares and the Cash Consideration for all other shares of such holder’s shares (a “Mixed Election”) (all such shares together, the “Mixed Election Shares”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Norwood Common Stock for such shares. A holder of record of shares of UpState Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Stockholder Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of UpState Common Stock held by such Stockholder Representative for a particular beneficial owner. Any shares of UpState Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of Norwood Common Stock; provided, however, that for purposes of making the proration calculations provided for in this Section 2.2, only Dissenting Shares as existing at the Effective Time shall be deemed Cash Election Shares.

(c)    To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the day of the UpState Shareholders’ Meeting (or such other time and date as Norwood and UpState may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. UpState shall use commercially reasonable efforts to make available up to two separate Election Forms, or such additional Election Forms as Norwood may permit, to all persons who become holders (or beneficial owners) of UpState Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. UpState shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of UpState Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an UpState stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of UpState Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Norwood shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. All Elections (whether Cash, Stock or Mixed) shall be revoked automatically if the Exchange Agent is notified in writing by Norwood or UpState, upon exercise by Norwood or UpState of its respective or their mutual rights to terminate this Agreement to the extent provided under Article 10, that this Agreement has been terminated in accordance with Article 10.

(d)    The number of shares of UpState Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 10% of the number of shares of UpState Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”) and the number of shares of UpState Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 90% of the number of shares of UpState Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”).

(e)    If the number of Cash Election Shares is less than the Aggregate Cash Limit, then:

(1)    all Cash Election Shares shall be converted into the right to receive the Cash Consideration,

(2)    Non-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares equal the Aggregate Cash Limit. If less than all of the Non-Election Shares need to be treated as Cash Election Shares, then a sufficient number of Non-Election Shares shall be deemed Cash Election Shares (“Deemed Cash Election Shares”) and Share Election Shares (“Deemed Share Election Shares”) on a pro rata basis as described below such that the sum of the number of Cash Election Shares plus the number of Deemed Cash Election Shares equals the Aggregate Cash Limit and all Deemed Share Election Shares shall be treated as Stock Election Shares,

(3)    if all of the Non-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares is less than the Aggregate Cash Limit, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares equals the Aggregate Cash Limit, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration, and

(4)    the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.

(f)    If the number of Cash Election Shares is greater than the Aggregate Cash Limit, then:

(1)    all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration,

(2)    the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals the Aggregate Cash Limit, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration, and

(3)    the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(g)    If the number of Cash Election Shares is equal to the Aggregate Cash Limit, then subparagraphs (d)(i) and (ii) above shall not apply and all Non-Election Shares and all Stock Election Shares will be converted into the right to receive the Stock Consideration.

(h)    In the event that the Exchange Agent is required to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

(i)    Notwithstanding any other provision hereof, no fractional shares of Norwood Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, Norwood will pay to each holder of UpState Common Stock who would otherwise be entitled to a fractional share of Norwood Common Stock (after taking into account all certificates formerly representing shares of UpState Common Stock delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction of a share of Norwood Common Stock by the average of the closing sale prices of Norwood Common Stock, as reported on The Nasdaq Stock Market for the twenty consecutive trading days ending on the day immediately prior to the Closing Date; provided, however, that in the event Norwood Common Stock does not trade on one or more of the trading days in such period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Norwood Common Stock actually traded during such period.

(j)    Within seven business days after the Effective Time of the Merger, Norwood shall cause the Exchange Agent to effect the allocation of the Cash Consideration and the Stock Consideration among holders of UpState Common Stock and to distribute the Merger Consideration as set forth herein.

Section 2.3    Effectuating Conversion.

(a)    On the business day immediately prior to the Effective Time of the Merger, Norwood will deliver or cause to be delivered to Computershare or another third-party agent to be appointed by Norwood and reasonably acceptable to UpState (the “Exchange Agent”) an amount of cash equal to the aggregate Cash Consideration to be paid pursuant to Section 2.1 hereof (the “Exchange Fund”). As promptly as practicable after the Effective Time of the Merger, but not later than ten (10) days after the Effective Time, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of UpState Common Stock who did not previously submit an Election Form transmittal materials (the “Letter of Transmittal”) for use in exchanging their certificates formerly representing shares of UpState Common Stock for the Merger Consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing shares of UpState Common Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of shares of UpState Common Stock to transfer good and marketable title to such shares of UpState Common Stock to Norwood, free and clear of all liens, claims and encumbrances.

(b)    At the Effective Time of the Merger, the stock transfer books of UpState shall be closed as to holders of shares of UpState Common Stock immediately prior to the Effective Time of the Merger, no transfer of shares of UpState Common Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing shares of UpState Common Stock shall, without any action on the part of any holder thereof, no longer represent shares of UpState Common Stock. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration other than Dissenting Shares.

(c)    In the event that any holder of record as of the Effective Time of the Merger of shares of UpState Common Stock is unable to deliver the certificate which represents such holder’s shares of UpState Common Stock, Norwood, in the absence of actual notice that any shares of UpState Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

(i)    an affidavit or other evidence to the reasonable satisfaction of Norwood that any such certificate has been lost, wrongfully taken or destroyed;

(ii)    such security or indemnity as may be reasonably requested by Norwood to indemnify and hold Norwood harmless in respect of such stock certificate(s); and

(iii)    evidence to the reasonable satisfaction of Norwood that such holder is the owner of shares of UpState Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

(d)    If the delivery of the Merger Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing shares of UpState Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the reasonable satisfaction of Norwood that such tax has been paid or is not applicable.

(e)    No dividends or other distributions declared with respect to Norwood Common Stock shall be paid to the holder of any unsurrendered certificate or certificates representing shares of UpState Common Stock entitled to be converted into Norwood Common Stock until the holder thereof shall surrender such certificate or certificates in accordance with this Section 2.3. Following the surrender of such certificate or certificates in accordance with this Section 2.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to the whole shares of Norwood Common Stock which the shares of UpState Common Stock represented by such certificate or certificates have been converted into the right to receive.

(f)    Except as provided herein, the consideration contemplated by this Agreement shall not be paid to the holder of any unsurrendered certificate or certificates representing shares of UpState Common Stock, and neither the Exchange Agent nor Norwood shall be obligated to deliver any of the Merger Consideration contemplated by this Agreement until such holder shall surrender the certificate or certificates representing shares of UpState Common Stock as provided for by this Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates formerly representing shares of UpState Common Stock, without interest at the time of such surrender, the Merger Consideration.

(g)    At any time following six months after the Effective Time, Norwood shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not yet been disbursed to former holders of shares of UpState Common Stock, and thereafter, such holders shall be entitled to look to Norwood (subject to abandoned property and escheat laws) with respect to any amounts due upon surrender of their certificates formerly representing shares of UpState Common Stock.

(h)    Norwood or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of shares of UpState Common Stock, such amounts as Norwood (or any Affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Norwood or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of UpState Common Stock in respect of whom such deduction and withholding were made by Norwood or the Exchange Agent.

Section 2.4    Determination of Alternative Structures. UpState hereby agrees that Norwood may at any time change the method of effecting the Merger; provided, however, that no such changes shall (a) alter or change the amount or kind of the Merger Consideration to be paid to holders of the shares of UpState Common Stock, (b) materially impede or delay consummation of the transactions contemplated by this Agreement, or (c) adversely affect the tax treatment of UpState’s stockholders as a result of receiving the Merger Consideration or the tax treatment of any Party pursuant to this Agreement.

Section 2.5    Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of shares of UpState Common Stock is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Norwood or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of UpState, Norwood, the Exchange Agent, nor any other Person acting on behalf of any of them shall be liable to a holder of shares of UpState Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

Section 2.6    Appraisal Rights. Each issued and outstanding share of UpState Common Stock the holder of which has perfected his right to dissent under the NYBCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NYBCL. UpState shall give Norwood prompt notice upon receipt by UpState of any such demands for payment of the fair value of such shares of UpState Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and Norwood shall have the right to participate in all negotiations and proceedings with respect to any such demands. UpState shall not, except with the prior written consent of Norwood, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such

Dissenting Stockholder as may be necessary to perfect appraisal rights under the NYBCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Entity. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of UpState Common Stock shall be converted into a right to receive cash or Norwood Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of UpState Common Stock of such holder shall be treated as a Non-Election Share.

Section 2.7    Anti-Dilution. If Norwood changes the number or kind of shares of Norwood Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Stock Consideration will be adjusted proportionately to account for such change and all references herein to the term Stock Consideration will be deemed to mean the Stock Consideration as adjusted.

Section 2.8    Absence of Control. It is the intent of the parties hereto that Norwood, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, UpState or USNY, or to exercise, directly or indirectly, a controlling influence over the management or policies of UpState or USNY.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF UPSTATE AND USNY BANK

Except as (i) disclosed in a Schedule, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure) (“Confidential Supervisory Information”), UpState and USNY Bank hereby represent and warrant to Norwood and Wayne as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger:

Section 3.1    Corporate Organization.

(a)    UpState is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. UpState has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on UpState. UpState is duly registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHCA”). True and correct copies of the Certificate of Incorporation and the Bylaws of UpState, each as amended to the date hereof, have been delivered to Norwood and such Certificate of Incorporation and Bylaws are in full force and effect.

(b)    UpState has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on UpState.

(c)    USNY Bank is a bank, duly organized, validly existing and in good standing under the Banking Law of the State of New York. USNY Bank is a member in good standing of each of the Federal Home Loan Bank (“FHLB”) and owns the requisite amount of stock therein. USNY Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Organization Certificate and the Bylaws of USNY Bank, each as amended to the date hereof, have been delivered to Norwood and such Organization Certificate and Bylaws are in full force and effect.

(d)    The respective minute books of UpState and USNY Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

(e)    Each direct and indirect subsidiary of UpState (other than USNY Bank) is a corporation, business trust, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each subsidiary has the corporate or requisite power or authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties or assets owned or leased by each subsidiary makes such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on UpState. All of such subsidiaries and other entities are in compliance with all applicable laws, rules and regulations relating to direct investment in equity ownership interests. A true and correct list of all direct and indirect subsidiaries of UpState (including USNY Bank, each an “UpState Subsidiary” and collectively, the “UpState Subsidiaries”) is attached hereto as Schedule 3.1(e). Such schedule details the jurisdiction of organization, type of entity, percentage ownership and a brief description of the activities conducted by such UpState Subsidiary.

Section 3.2    Capitalization.

(a)    The authorized capital stock of UpState consists of 4,000,000 shares of UpState Common Stock, of which 2,208,000 are issued and outstanding as of the date hereof and at the Effective Time and no shares are held in the treasury of UpState as of the date hereof. All of the issued and outstanding shares of UpState Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights. Except as set forth on Schedule 3.2(a), there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of UpState.

(b)    UpState owns, directly, or indirectly, all of the capital stock of USNY Bank and the other UpState Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. All the equity securities of each UpState Subsidiary held by UpState or the UpState Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of USNY Bank or any other UpState Subsidiary. Except for the UpState Subsidiaries, UpState does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in USNY Bank’s investment portfolio as set forth in Schedule 3.2(b).

(c) Since January 1, 2016, each offering or sale of shares of securities of UpState (i) was either registered under the Securities Act of 1933, as amended (“Securities Act”), or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Act and regulations thereunder and state “blue sky” laws including disclosure and broker/dealer registration requirements and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of a registration statement, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such offering documents not misleading.

Section 3.3    Financial Statements; Filings.

(a)    UpState has previously delivered to Norwood copies of the audited consolidated financial statements of UpState as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the unaudited consolidated financial statements for the nine months ended September 30, 2019, and UpState shall deliver to Norwood, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of UpState, the additional financial statements of UpState as of and for such subsequent calendar quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of UpState”).

(b)    USNY Bank has previously delivered to Norwood copies of the Consolidated Reports of Condition and Income (“Call Reports”) of USNY Bank as of and for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and USNY Bank shall deliver to Norwood, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of USNY Bank”).

(c)    Each of the Financial Statements of UpState and each of the Financial Regulatory Reports of USNY Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied by UpState during the periods involved, except as otherwise noted therein, the books and records of UpState and

USNY Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of UpState and each of the Financial Regulatory Reports of USNY Bank (including the related notes, where applicable) fairly presents or will fairly present the financial position of UpState or USNY Bank, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of UpState or USNY Bank, as applicable, for the respective periods therein set forth.

(d)    UpState has heretofore delivered or made available, or caused to be delivered or made available, to Norwood all reports and filings made or required to be made by UpState or USNY Bank with the Regulatory Authorities, and will from time to time hereafter furnish to Norwood, upon filing or furnishing the same to the Regulatory Authorities, all such material reports and filings made after the date hereof with the Regulatory Authorities. Each such report (including the financial statements, exhibits and schedules thereto) complied in all material respects with the applicable statutes, rules, regulations and orders enforced by the Regulatory Authority with which they were filed.

(e)    Since December 31, 2016, neither UpState nor any of the UpState Subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UpState except obligations and liabilities which are accrued or reserved against in the Financial Statements of UpState or the Financial Regulatory Reports of USNY Bank, or reflected in the notes thereto. Since December 31, 2016, neither UpState nor any of the UpState Subsidiaries has incurred or paid any obligation or liability which would be material to UpState, except as may have been incurred or paid in the ordinary course of business, consistent with past practices or as disclosed in the Financial Statements of UpState or the Financial Regulatory Reports of USNY Bank.

Section 3.4    Loan Portfolio; Reserves.

(a)    All evidences of indebtedness reflected as assets in the Financial Statements of UpState were (or will be, as the case may be) as of such dates in all respects (i) were made for good, adequate, and valuable consideration in the ordinary course of business, (ii) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (iii) to the extent carried on the books and records as secured loans, have been secured by valid liens which have been perfected, and (iv) are the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b)    The allowances for possible loan losses shown on the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank were, and the allowance for possible loan losses to be shown on the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of UpState and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Neither UpState nor USNY Bank has been notified by any bank regulatory agency that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of UpState or USNY Bank.

(c)    No agreement pursuant to which any loans or other assets have been or shall be sold by UpState or any of the UpState Subsidiaries entitles the buyer of such loans or other assets, unless there is material breach of a representation or covenant by UpState or the UpState Subsidiaries, to cause UpState or any of the UpState Subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against UpState or any of the UpState Subsidiaries. To the Knowledge of UpState, there has been no material breach of a representation or covenant by UpState or any of the UpState Subsidiaries in any such agreement.

Section 3.5    Certain Loans and Related Matters. Except as set forth in Schedule 3.5, neither UpState nor any of the UpState Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by UpState or any of the UpState Subsidiaries, should have been classified (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of UpState, any UpState Subsidiary or any five percent (5%) shareholder of UpState, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; (iv) each asset of it or any of the UpState Subsidiaries that, as of December 31, 2018, was classified as “Other Real Estate Owned” and the book value thereof; (v) loan where the interest rate terms have been reduced, principal reduced and/or the maturity extended due to concerns about the borrower’s ability to repay; (vi) loan where a specific reserve allocation exists in connection therewith; or (vii) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to UpState or any of the UpState Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Regulatory Authority. Schedule 3.5 specifies the name of the borrower, the amount of principal and the unpaid interest outstanding, together with a description of any collateral, for all such loans required to be disclosed.

Section 3.6    Authority; No Violation.

(a)    UpState and USNY Bank have full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of UpState and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Boards of Directors of UpState and USNY Bank have duly and validly approved this Agreement and the transactions contemplated hereby including the Bank Merger, have authorized the execution and delivery of this Agreement, have directed that this Agreement and the transactions contemplated hereby be submitted to UpState’s shareholders for approval and have resolved to recommend its approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceeding on the part of UpState or USNY Bank is necessary to consummate the transactions so contemplated. This Agreement (assuming due authorization, execution and delivery by Norwood and Wayne) constitutes the valid and binding obligation of UpState and USNY Bank and is enforceable against UpState and USNY Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)    Neither the execution and delivery of this Agreement by UpState or USNY Bank nor the consummation by UpState or USNY Bank of the transactions contemplated hereby including the Bank Merger, nor compliance by UpState or USNY Bank with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of UpState or the Organization Certificate or Bylaws of USNY Bank or any governing documents of any of the other UpState Subsidiaries, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UpState or USNY Bank or any of the other UpState Subsidiaries or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of UpState or USNY Bank or any of the other UpState Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which UpState, USNY Bank or any of the other UpState Subsidiaries is a party, or by which it or any of their properties or assets may be bound or affected, except in the case of clauses (ii) and (iii) as would not constitute a Material Adverse Effect on UpState.

Section 3.7    Consents and Approvals. Except for (i) the approval of the shareholders of UpState; (ii) the Consents of the Regulatory Authorities; and (iii) as set forth in Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by UpState and USNY Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 3.8    Broker’s Fees. Except for Boenning & Scattergood, Inc., whose engagement letter is set forth in Schedule 3.8, none of UpState, any UpState Subsidiary nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.9    Absence of Certain Changes or Events. Except as set forth in Schedule 3.9, since December 31, 2016, there has not been (a) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of shares of UpState Common Stock or (b) any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of UpState, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on UpState, including, without limitation, any change in the administration or in the supervisory standing of UpState or USNY Bank with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 3.10    Legal Proceedings; Etc.

(a)    Neither UpState nor any of the UpState Subsidiaries is a party to any, and there are no pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against UpState or any of the UpState Subsidiaries challenging the validity of the transactions contemplated by this Agreement. There is no proceeding, claim, action or governmental investigation pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened against UpState or any of the UpState Subsidiaries; no judgment, decree, injunction, rule or order of Governmental Entity or arbitrator is outstanding against UpState or any of the UpState Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on UpState; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by UpState or any of the UpState Subsidiaries under any contract or agreement to which any of them is a party which has had, or is reasonably likely to have, a Material Adverse Effect on UpState; and, neither UpState nor any of the UpState Subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of UpState or any of the UpState Subsidiaries, and neither UpState nor any of the UpState Subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)    There are no actions, suits, claims, proceedings or investigations of any kind pending or, to UpState’s Knowledge, threatened against any of the directors or officers of UpState or any of the UpState Subsidiaries in their capacities as such, and no director or officer of UpState or any of the UpState Subsidiaries currently is being indemnified or seeking to be indemnified by UpState or any of the UpState Subsidiaries pursuant to applicable law or their governing documents.

Section 3.11    Taxes and Tax Returns.

(a)    UpState has previously delivered or made available to Norwood copies of the federal, state and local income tax returns of UpState and the UpState Subsidiaries for the years 2018, 2017 and 2016 and all schedules and exhibits thereto, and, except as set forth on Schedule 3.11(a), UpState has not received any notice that any such returns have been examined by the Internal Revenue Service or any other taxing authority. UpState and the UpState Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by UpState or any of the UpState Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and is disclosed on Schedule 3.11(a) hereto and all such tax returns are true and complete in all material respects, and UpState has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by UpState or any of the UpState Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of UpState or any of the UpState Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by UpState during the periods involved. UpState is not responsible for the taxes of any other person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

(b)    Except as set forth on Schedule 3.11(b), no federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of UpState or any of the UpState Subsidiaries nor has UpState or any of the UpState Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated. Neither UpState nor any of the UpState Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of UpState, have been adequately provided for in the Financial Statements of UpState.

(c)    Neither UpState nor any of the UpState Subsidiaries has made any payment, is obligated to make any payment or is a party to any contract, agreement or other arrangement that could obligate it to make any payment that would exceed the amounts that are eligible to be a deduction under Section 280G or 162(m) of the Code (or any corresponding provisions of state, local or foreign tax law).

(d)    There has not been an ownership change, as defined in Section 382(g) of the Code, of UpState that occurred during or after any taxable period in which UpState incurred an operating loss that carries over to any taxable period ending after the fiscal year of UpState immediately preceding the date of this Agreement.

(e)    (i) Proper and accurate amounts have been withheld by UpState and the UpState Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by UpState and the UpState Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by UpState in the Financial Statements of UpState.

(f)    None of UpState, USNY Bank or any UpState Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the Internal Revenue Service and no pending request for permission to change any accounting method has been submitted by UpState, USNY Bank or any UpState Subsidiary.

(g)    Since January 1, 2015, no claim has been made by an authority in a jurisdiction where UpState or any of the UpState Subsidiaries do not file tax returns that UpState or any of the UpState Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of UpState or any of the UpState Subsidiaries.

Section 3.12    Employee Benefit Plans.

(a)    Schedule 3.12(a) contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, long-term care, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by UpState, any UpState Subsidiary or any of its ERISA Affiliates for the benefit of employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors or other beneficiaries of UpState and under which employees, former employees, retirees, dependents, spouses, directors, former directors or other beneficiaries of UpState are eligible to participate (collectively, the “UpState Benefit Plans”). Such UpState Benefit Plans shall also include any such plans or arrangements between UpState or any UpState Subsidiaries and any former employees, retirees, dependents, spouses, former directors, independent contractors or other beneficiaries of any prior entity previously acquired by UpState or any UpState Subsidiaries through merger or consolidation or similar transactions for which UpState or UpState Subsidiaries have or reasonably have an obligation, financial or otherwise, to any such individuals. UpState has furnished or otherwise made available to Norwood true and complete copies of (i) the plan documents and summary plan descriptions for each written UpState Benefit Plan, (ii) a summary of each unwritten UpState Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each UpState Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified UpState Benefit Plan that is a defined benefit plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which implement the UpState Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified UpState Benefit Plan (or, for a UpState Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any UpState Benefit Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity within the past five (5) years.

(b)    Schedule 3.12(b) identifies each UpState Benefit Plan that may be subject to Section 409A of the Code (“UpState Non-qualified Deferred Compensation Plan”), the aggregate amounts deferred, if any, and per-participant aggregate deferrals, under each such UpState Non-qualified Deferred Compensation Plan as of the date specified therein. Each UpState Non-qualified Deferred Compensation Plan has been administered and documented in compliance with the requirements of Section 409A of the Code, except where any non-compliance has not and cannot reasonably be expected to result in any tax liabilities or penalties to the UpState or any of its Subsidiaries or any employee of UpState or any of its Subsidiaries for non-compliance.

(c)    All UpState Benefit Plans are in material compliance with their respective terms (and have been established, operated and administered in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Each UpState Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and UpState is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of UpState or the UpState Subsidiaries, there exists no fact which would adversely affect the qualification of any of the UpState Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the UpState Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity.

(d)    Except as set forth on Schedule 3.12(d), no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by UpState, any UpState Subsidiary or any of its ERISA Affiliates for the benefit of the employees or former employees of UpState or any of the UpState Subsidiaries. Schedule 3.12(d) sets forth an estimate of any financial reporting expense that would be incurred by such plan upon the termination of any such defined benefit plan set forth therein assuming a termination date of December 31, 2019.

(e)    Within the last six (6) years, none of UpState, any UpState Subsidiary nor any of its ERISA Affiliates maintained or had any obligation to contribute to a UpState Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither UpState nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” With respect to each UpState Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by UpState, any UpState Subsidiary, or any of its ERISA Affiliates, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event has occurred within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by UpState or any UpState Subsidiary, (v) the PBGC has not instituted proceedings to terminate any such plan, and (vi) no other event or condition exists that could reasonably be expected to result in the imposition of any liability on UpState or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on Norwood or Wayne.

(f)    UpState has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to UpState Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. Records with respect to UpState Benefit Plans have been maintained in compliance with Section 107 of ERISA. Neither UpState nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of UpState Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA.

(g)    UpState has not, with respect to any UpState Benefit Plan, nor, to Knowledge of UpState, has any administrator of any UpState Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject UpState, any ERISA Affiliate of UpState, or any UpState Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA. All contributions required to be made to any UpState Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UpState Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of UpState and any UpState Subsidiary.

(h)    Except as set forth on Schedule 3.12(h), UpState has no liability or obligation for post-termination of service or post-retirement health, medical, long-term care, life insurance or other benefits or perquisites under any UpState Benefit Plan other than any benefits required under COBRA or similar state laws.

(i)    Except as set forth on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance or termination pay) becoming due to any director, employee or other service provider of UpState or any UpState Subsidiary from or under any UpState Benefit Plan, (B) increase any benefits otherwise payable under any UpState Benefit Plan (C) result in any acceleration of the time of payment or vesting of any such benefit, or trigger any payment or funding obligation through a grantor trust or otherwise of such compensation or benefits, or (D) result in any breach or violation of, or a default under, any UpState Benefit Plan. Except as set forth (with detailed calculations) on Schedule 3.12(i), no payment which is or may be made by, from or with respect to any UpState Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by UpState or any of its ERISA Affiliates that would not be deductible under Code Section 162(m). No UpState Benefit Plan provides for the indemnification, gross-up or reimbursement of any taxes which may be incurred by a participant under any such plan with respect to Sections 409A or 4999 of the Code, or otherwise as a result of the transactions contemplated hereby.

(j)    Except as set forth on Schedule 3.12(j), the actuarial present values of all benefits obligations with respect to the UpState Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees, former employees, directors and former directors and their respective beneficiaries of UpState (including any predecessor entities), other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements of UpState to the extent required by and in accordance with GAAP. Additionally, Schedule 3.12(j) sets forth the actuarial present values of all projected benefits obligations with respect to the UpState Non-qualified Deferred Compensation Plans (including entitlements under any executive compensation, director plans, supplemental retirement, or employment agreement) of employees, and former employees, directors and former directors and their respective beneficiaries of UpState (including any predecessor entities), including any such obligations that will become vested or will accelerate as a result of the Merger or the termination of service of such individuals upon the Effective Time of the Merger assuming that such Effective Time is as of the date stated.

(k)    There is not, and has not been, any trust or fund maintained by or contributed to by UpState or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

(l)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations or other actions that have been asserted or instituted and no set of circumstances exists that may reasonably be likely to give rise to any such claim or lawsuit, against the UpState Benefit Plans, any fiduciaries thereof with respect to their duties to the UpState Benefit Plans or the assets of any of the trusts under any of the UpState Benefit Plans, that could in any case reasonably be likely to result in any liability of UpState or any UpState Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a UpState Benefit Plan, or any other party.

(m)    None of UpState, any UpState Subsidiary, any Employee Benefit Plan or any employee, administrator or agent thereof, is or has been in material violation of any applicable transaction code set rules under HIPAA §§ 1172-1174 or the HIPAA privacy rules under 45 CFR Part 160 and subparts A and E of Part 164. No penalties have been imposed on UpState, any Employee Benefit Plan, or any employee, administrator or agent thereof, under HIPAA § 1176 or § 1177. For purposes of this Agreement, “HIPAA” means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

(n)    UpState and the UpState Subsidiaries have obtained the written consent of each director and employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. UpState and the UpState Subsidiaries have taken all actions necessary to comply with applicable law in connection with all purchases of BOLI. Schedule 3.12(n) sets forth all BOLI owned by UpState or any UpState Subsidiary, a breakdown of the cash surrender values on each policy, the beneficiaries of such policy and a list of the lives insured thereunder.

Section 3.13    Title and Related Matters.

(a)    UpState and the UpState Subsidiaries have good and marketable title, and as to owned real property, have marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned on the Financial Statements of UpState or the Financial Regulatory Reports of USNY Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2016), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank or incurred in the ordinary course of business after December 31, 2016, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the financial condition, results of operations, business or prospects of UpState.

(b)    All agreements pursuant to which UpState or any of the UpState Subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on UpState. UpState or one of the UpState Subsidiaries has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor) as of the Effective Time of the Merger, and, except as set forth on Schedule 3.13(b), Norwood shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law.

(c)    Except as set forth in Schedule 3.13(c), (i) all of the buildings, structures and fixtures owned, leased or subleased by UpState and the UpState Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by UpState or the UpState Subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

Section 3.14    Real Estate.

(a)    Schedule 3.14(a) identifies each parcel of real estate or interest therein owned, leased or subleased by UpState or any of the UpState Subsidiaries or in which UpState or any of the UpState Subsidiaries has any ownership or leasehold interest.

(b)    Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which UpState or any of the UpState Subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of UpState or any of the UpState Subsidiaries.

(c)    None of UpState or any of the UpState Subsidiaries has violated in any material respect, or is currently in violation in any material respect of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter. As to each parcel of real property owned or used by UpState or any of the UpState Subsidiaries, neither UpState nor the respective UpState Subsidiary has received notice of any pending or, to the Knowledge of UpState or the UpState Subsidiary, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

Section 3.15    Environmental Matters.

(a)    Each of UpState’s and UpState Subsidiaries’ properties owned or used by UpState or the UpState Subsidiaries, the Participation Facilities (as defined in Section 11.1 of this Agreement), and, to the Knowledge of UpState and UpState Subsidiaries, the Loan Properties (as defined in Section 11.1 of this Agreement) are, and have been during the period of UpState’s or UpState’s Subsidiaries ownership or operation thereof, in material compliance with all applicable Environmental Laws, and there are no present circumstances that would reasonably be expected to prevent or interfere with the continuation of such compliance with all applicable Environmental Laws.

(b)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened before any Governmental Entity in which UpState, any of the UpState Subsidiaries or any Participation Facility has been or, with respect to threatened action, may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a site owned, leased or operated by UpState, the UpState Subsidiaries or any Participation Facility.

(c)    There is no litigation pending or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened before any Governmental Entity in which any Loan Property (or UpState or any of the UpState Subsidiaries in respect of such Loan Property) has been named or is reasonably expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on or involving a Loan Property.

(d)    To the Knowledge of UpState or any of the UpState Subsidiaries, there is no reasonable basis for any action of a type described in Section 3.15(b) and Section 3.15(c) of this Agreement.

(e)    During the period of (i) ownership or operation by UpState or any of the UpState Subsidiaries of any of its current properties, or (ii) participation by UpState or any of the UpState Subsidiaries in the management of any Participation Facility, and to the Knowledge of UpState and any of the UpState Subsidiaries, during the period of holding by UpState or any of the UpState Subsidiaries of a security interest in any Loan Property, there have been no releases of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(f)    To the Knowledge of UpState or any of the UpState Subsidiaries, prior to the period of (i) ownership or operation by UpState or any of the UpState Subsidiaries of any of its current properties, (ii) participation by UpState or any of the UpState Subsidiaries in the management of any Participation Facility, or (iii) holding by UpState or any of the UpState Subsidiaries of a security interest in any Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(g)    There are no underground storage tanks on, in or under any properties owned or operated by UpState or any of the UpState Subsidiaries or any Participation Facility and no underground storage tanks have been abandoned, closed or removed from any properties owned or operated by UpState or any of the UpState Subsidiaries or any Participation Facility except in compliance with applicable Environmental Law.

(h)    Except as disclosed on Schedule 3.15(h), neither UpState nor any UpState Subsidiary has conducted or received from other parties any environmental studies during the past ten years (other than Phase I or Phase II environmental site assessments which did not indicate the presence of Hazardous Materials in the environment under such conditions or in such quantities or concentrations as to require (i) reporting to a Governmental Entity; or (ii) a responsive action, in each case under applicable Environmental Laws) with respect to any property owned, lease or operated by UpState or any UpState Subsidiary, any Participation Facility or any Loan Property.

Section 3.16    Commitments and Contracts.

(a)    Except as set forth in Schedule 3.16(a), neither UpState nor any of the UpState Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(i)    any employment, severance or consulting contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee, including in any such person’s capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by UpState or any of the UpState Subsidiaries);

(ii)    any labor contract or agreement with any labor union;

(iii)    any contract covenants which limit the ability of UpState or any of the UpState Subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which UpState or any of the UpState Subsidiaries may carry on its businesses (other than as may be required by law or applicable regulatory authorities);

(iv)    any agreement which by its terms limits the payment of dividends by UpState or any of the UpState Subsidiaries;

(v)    any lease or other agreements or contracts with annual payments aggregating $50,000 or more;

(vi)    any instrument evidencing or related to borrowed money (other than as lender, deposits, FHLB of New York advances or securities sold under agreement to repurchase) or that contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due);

(vii)    any contract not terminable without cause within 60 days’ notice or less without penalty or that obligates UpState for the payment of $50,000 annually over its remaining term;

(viii)    any other contract, agreement, commitment or understanding (whether or not oral) that is material to the financial condition, results of operations or business of UpState or any of the UpState Subsidiaries, taken as a whole; and

(ix)    any other contract or agreement which would be required to be disclosed in reports filed (or that would be filed if UpState were subject to such requirements) by UpState with the Securities and Exchange Commission (“SEC”), the State of New York Banking Department (“NY Banking Department”) or the Federal Deposit Insurance Corporation (“FDIC”) or the Board of Governors of the Federal Reserve System (“FRB”).

Collectively, those contracts or agreements listed on Schedule 3.16(a) are referred to herein as the “Contracts”. True and correct copies of Contracts have been provided to Norwood on or before the date hereof, as listed in the respective disclosure schedules and are in full force and effect on the date hereof.

(b)    Except as set forth on Schedule 3.16(b), there is not, under any Contract to which UpState or any of the UpState Subsidiaries is a party, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

(c)    Except as set forth on Schedule 3.16(c), (i) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in termination of any of the Contracts or modify or accelerate any of the terms of such Contracts; and (ii) no consents are required to be obtained and no notices are required to be given in order for the Contracts to remain effective, without any modification or acceleration of any of the terms thereof, following the consummation of the transactions contemplated by this Agreement.

(d)    Schedule 3.16(d) lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically data processing agreements) listed on Schedule 3.16(a) to which UpState or any of the UpState Subsidiaries is a party.

(e)    Other than the UpState Voting Agreement, there are no voting agreements or voting trusts among shareholders of UpState relating to their ownership of UpState Common Stock.

Section 3.17    Regulatory Matters. Neither UpState nor any of the UpState Subsidiaries has taken or agreed to take any action or has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and Community Reinvestment Act and protests thereunder. USNY Bank was rated at least “Satisfactory” following its most recent Community Reinvestment Act examination. USNY Bank has not received any notice of any planned or threatened objection by any community group to the Merger or the Bank Merger.

Section 3.18    Registration/Repurchase Obligations. UpState is not under any obligation, contingent or otherwise, which will survive the Merger to register any of its securities under the Securities Act or any state securities laws or to redeem, repurchase or otherwise acquire any shares of UpState Common Stock.

Section 3.19    Antitakeover Provisions. Neither UpState nor USNY Bank is required to take any action to exempt UpState, USNY Bank, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations. The vote required to approve this Agreement is the affirmative vote of a majority of the votes entitled to vote thereon by holders of the issued and outstanding shares of UpState Common Stock.

Section 3.20    Insurance. UpState and the UpState Subsidiaries are presently insured as set forth on Schedule 3.20, and during each of the past three calendar years have been insured, for such amounts against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of UpState and the UpState Subsidiaries provide adequate coverage against loss, and the fidelity bonds in effect as to which UpState or any of the UpState Subsidiaries is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in
Schedule 3.20.

Section 3.21    Labor.

(a)    No work stoppage involving UpState or any of the UpState Subsidiaries is pending as of the date hereof or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened. Neither UpState nor any of the UpState Subsidiaries is involved in, or, to the Knowledge of UpState or any of the UpState Subsidiaries, threatened with or affected by, any proceeding asserting that UpState or any of the UpState Subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on UpState. No union represents or claims to represent any employees of UpState or any of the UpState Subsidiaries, and no labor union is attempting to organize employees of UpState or any of the UpState Subsidiaries.

(b)    UpState has made available to Norwood a true and complete list of all employees of UpState and the UpState Subsidiaries as of the date hereof, together with the employee position, title, salary and date of hire. Except as set forth on Schedule 3.16(a) hereto, no employee of UpState or any of the UpState Subsidiaries has any contractual right to continued employment by UpState or any of the UpState Subsidiaries.

(c)    UpState and the UpState Subsidiaries are in material compliance with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

(d)    During the last three years, there has not been, there is not presently pending or existing and, to the Knowledge of UpState or any of the UpState Subsidiaries, there is not threatened any proceeding against or affecting UpState or any of the UpState Subsidiaries relating to the alleged violation of any Federal or State law or regulation pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting UpState or any of the UpState Subsidiaries.

Section 3.22    Compliance with Laws. UpState and the UpState Subsidiaries have complied in all material respects with all applicable federal, foreign, state and local laws, regulations and orders, and are in compliance with such laws, regulations and orders. Except as disclosed in Schedule 3.22, none of UpState or any of the UpState Subsidiaries:

(a)    Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b)    Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (ii) threatening to revoke any permit or license, (iii) requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to national banks or their holding companies) nor are there any pending or, to UpState or any UpState Subsidiary’s Knowledge, threatened regulatory investigations or other actions by any Regulatory Authority that could reasonably be expected to lead to any such restriction;

(c)    Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by UpState pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of UpState has adopted and UpState has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)    Has any (i) “covered transactions” between USNY Bank and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder or (ii) transactions between USNY Bank and an affiliate covered under Section 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 3.23    Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of UpState or any UpState Subsidiary at the time such deposits were entered into, (b) the loans listed on Schedule 3.5 or arm’s length loans to employees entered into in the ordinary course of business, (c) compensation arrangements or obligations under employee benefit plans of UpState or any of the UpState Subsidiaries set forth in Schedule 3.12(a), and (d) any loans or deposit agreements entered into in the ordinary course with customers of UpState or USNY Bank, and, except as set forth in Schedule 3.23, there are no contracts with or commitments to directors, officers or employees involving the expenditure of more than $10,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $10,000 for all such contracts for commitments in the aggregate for all such individuals.

Section 3.24    Derivative Contracts. None of UpState or any of the UpState Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of UpState which is a financial derivative contract (including various combinations thereof) (“Derivative Contracts”), except for those Derivative Contracts set forth in Schedule 3.24. All expenses related to such Derivative Contracts will have been properly accrued for prior to Closing and the estimated costs of terminating such Derivative Contracts is disclosed in Schedule 3.24. All Derivative Contracts whether entered into for its own account, or for the account of one or more of the UpState Subsidiaries or their respective customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of the UpState Subsidiaries, as the case may be, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither UpState, the UpState Subsidiaries, nor any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of UpState and the UpState Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in the books and records of UpState and such UpState Subsidiary in accordance with GAAP consistently applied.

Section 3.25    Deposits. The deposits of USNY Bank are insured up to applicable limits by the FDIC. Except as set forth in Schedule 3.25, none of the deposits of USNY Bank have been obtained through a “Deposit Broker” as such term is defined in Section 29(g)(1) of the FDIC Act or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of UpState or any UpState Subsidiary.

Section 3.26    Controls and Procedures.

(a)    UpState has designed and maintains a system of internal control over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by UpState, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by UpState and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(b)    No personal loan or other extension of credit by UpState or any UpState Subsidiary to any of its or their executive officers or directors has been made or modified except in compliance with Regulation O, 12 C.F.R. Part 215.

(c) Neither UpState nor any of the UpState Subsidiaries nor, to the Knowledge of UpState or any UpState Subsidiary, any director, officer, employee, auditor, accountant or representative of UpState or any of the UpState Subsidiaries has received any written complaint, allegation, assertion, or claim that UpState or any UpState Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(d)     No attorney representing UpState or any UpState Subsidiary, whether or not employed by UpState or any UpState Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by UpState, any of the UpState Subsidiaries or any of their respective officers, directors, employees or agents to any officer of UpState, the Board of Directors of UpState or any member or committee thereof.

Section 3.27    Data Security.

(a) UpState and the UpState Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) UpState’s and the UpState Subsidiaries’ information technology systems, Software owned or purported to be owned by UpState and the UpState Subsidiaries (“UpState-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “UpState Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and UpState and the UpState Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the UpState Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2016, have not been any, pending or, to the Knowledge of UpState or the UpState Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of UpState’s and the UpState Subsidiaries’ information technology systems, including the UpState-Owned Software; or (ii) UpState Data or any other such information collected, maintained or stored by or on behalf of UpState and the UpState Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on UpState and USNY Bank, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of UpState and the UpState Subsidiaries.

Section 3.28    UpState Information. None of the information relating to UpState and the UpState Subsidiaries to be provided by UpState or the UpState Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by Norwood in connection with the issuance of shares of Norwood Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the joint proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of UpState in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and thereby (“Joint Proxy Statement/Prospectus”), as of the date such Joint Proxy Statement/Prospectus is mailed to stockholders of UpState and up to and including the date of the meeting of stockholders to which such Joint Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 3.29    Deposit Insurance. The deposit accounts of USNY Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “FDIC Act”). UpState has paid all regular premiums, required prepayments of premiums and special assessments and filed all reports required under the FDIC Act.

Section 3.30    Intellectual Property. Schedule 3.30 sets forth all (i) trademarks, tradenames, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefore, (iii) trade secrets, (iv) inventions, discoveries, designs and drawings, (v) computer software (excluding any so-called “shrink-wrap” or “click-through” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers), and (vi) patents and patent applications owned or licensed by UpState and any of the UpState Subsidiaries (collectively, the “Intellectual Property Rights”). Neither UpState nor any of the UpState Subsidiaries has granted to any Person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not. The Intellectual Property Rights will not cease to be the rights of UpState, or its successor, or be impaired by reason of performance of this Agreement or the consummation of the transactions contemplated hereby. No other Person (i) has notified UpState or any of the UpState Subsidiaries that such Person claims any ownership or right of use of the Intellectual Property Rights or, (ii) is infringing upon any Intellectual Property Rights of UpState or any of the UpState Subsidiaries. The use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any Person. No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of UpState and the UpState Subsidiaries, threatened against UpState or any of the UpState Subsidiaries alleging that the use of the Intellectual Property Rights infringes upon or otherwise violates the rights of any Person.

Section 3.31    Fairness Opinion. Prior to the execution of this Agreement, UpState has received an opinion from Boenning & Scattergood, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of UpState from a financial point of view (the “Fairness Opinion”). Such Fairness Opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.32    Fiduciary Activities. USNY Bank has properly administered all accounts for which it acts or has acted as a fiduciary in all material respects, including but not limited to accounts for which it serves or has served as agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither USNY Bank nor any of its respective directors, officers or employees committed any breach of trust with respect to any such fiduciary account and the records of each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.33    Indemnification. Except as set forth in Schedule 3.33 or the Certificate of Incorporation and Bylaws of UpState, UpState is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of UpState (a “Covered Person”), and, except as set forth in Schedule 3.33, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation and Bylaws of UpState, or under the governing documents of any of the UpState Subsidiaries, applicable law, regulation or any indemnification agreement.

Section 3.34    Investment Securities. No investment security or mortgage-backed security held by UpState or any of the UpState Subsidiaries, were it held as a loan, would be classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned,” “special mention,” “credit risk assets,” or any comparable classifications.

Section 3.35    Reorganization Treatment. Neither UpState nor any of the UpState Subsidiaries has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section  368(a) of the Code.

Section 3.36    Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Schedules contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF NORWOOD

Except as (i) disclosed in a Schedule, and (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), Norwood and Wayne hereby represent and warrant to UpState and USNY Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger:

Section 4.1    Organization and Related Matters of Norwood.

(a)    Norwood is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Norwood has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and Norwood is licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by Norwood, or the character or location of the properties and assets owned or leased by Norwood makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood. Norwood is duly registered as a bank holding company under the BHCA. True and correct copies of the Articles of Incorporation of Norwood and the Bylaws of Norwood, each as amended to the date hereof, have been made available to UpState and such Articles of Incorporation and Bylaws are in full force and effect.

(b)    Wayne is a commercial bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Wayne has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted. True and correct copies of the Articles of Incorporation and the Bylaws of Wayne, each as amended to the date hereof, have been delivered to UpState and such Articles of Incorporation and Bylaws are in full force and effect.

(c)    Each direct and indirect subsidiary of Norwood (only for purposes of this Section 4.1(c) other than Wayne, but otherwise including Wayne, each a “Norwood Subsidiary” and collectively, the “Norwood Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Norwood Subsidiary has the corporate or requisite power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and is duly licensed or qualified to do business in all such places where the nature of the business being conducted by each subsidiary or the character or location of the properties and assets owned or leased by each subsidiary make such qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on Norwood.

(d)    Norwood has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on Norwood.

(e)    The respective minute books of Norwood and Wayne contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Boards of Directors (including all committees thereof).

Section 4.2    Capitalization.

(a)    The authorized capital stock of Norwood consists of 20,000,000 shares of Norwood Common Stock, of which, as of the date hereof, 6,340,563 are issued and outstanding and 12,007 shares are held in the treasury of Norwood and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. All of the issued and outstanding shares of Norwood Common Stock have been duly authorized and validly issued and all such shares are fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any preemptive rights. Except as set forth in Schedule 4.2(a), there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of Norwood at the date hereof.

(b)    Norwood owns, directly, or indirectly, all of the capital stock of Wayne and the other Norwood Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. All the equity securities of each Norwood Subsidiary held by Norwood or a Norwood Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable There are no subscriptions, options, commitments, calls or other agreements outstanding with respect to the capital stock of Wayne or any other Norwood Subsidiary. Except for the Norwood Subsidiaries, Norwood does not possess, directly or indirectly, any material equity interest in any entity, except for equity interests in Wayne’s investment portfolio.

(c) The shares of Norwood Common Stock to be issued in exchange for shares of UpState Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

Section 4.3    Financial Statements; Filings; Reserves.

(a) Each of the consolidated financial statements of Norwood as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 and the unaudited consolidated financial statements for the nine months ended September 30, 2019 (such financial statements and the financial statements of Norwood as of and for each subsequent calendar quarter (or other reporting period,) or year, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of Norwood”), and each of the Call Reports of Wayne as of and for each of the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (such Call Reports, and such additional Call Reports of Wayne as of and for each subsequent calendar quarter (or other reporting period), unless otherwise indicated, being hereinafter referred to collectively as the “Financial Regulatory Reports of Wayne”), (including the related notes, where applicable) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, which principles have been consistently applied by Norwood during the periods involved, except as otherwise noted therein, and the books and records of Norwood and Wayne have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of Norwood and each of the Financial Regulatory Reports of Wayne (including the related notes, where applicable) fairly presents or will fairly present the financial position of Norwood or Wayne, as applicable, as of the respective dates thereof and fairly presents or will fairly present the results of operations of Norwood or Wayne, as applicable, for the respective periods therein set forth.

(b) Since September 30, 2016, neither Norwood nor any Norwood Subsidiary has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Norwood except obligations and liabilities which are accrued or reserved against in the Financial Statements of Norwood or the Financial Regulatory Reports of Wayne, or reflected in the notes thereto. Since September 30, 2019, neither Norwood nor any Norwood Subsidiary has incurred or paid any obligation or liability which would be material to Norwood, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

(c) The allowances for possible loan losses shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne were, and the allowance for possible loan losses to be shown on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Wayne and other extensions of credit (including letters of credit or commitments to make loans or extend credit). Neither Norwood nor Wayne has been notified by any Regulatory Authority that its reserves are inadequate or that its practices and policies used in establishing its allowance and in accounting for delinquent and classified assets fail to comply with applicable accounting and regulatory requirements or that regulators or independent auditors believe that such reserves are inadequate or inconsistent with the historical loss experience of Norwood or Wayne.

(d) Since December 31, 2016, there has not been any change or any event involving a prospective change in the financial condition, results of operations, business or prospects of Norwood, or a combination of any such change(s) and any such event(s), which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood, including, without limitation, any change in the administration or supervisory standing of Norwood or Wayne with any Regulatory Authority and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

Section 4.4    Authority; No Violation.

(a)    Norwood and Wayne have full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby.

The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been duly authorized by the Boards of Directors of Norwood and Wayne, and no other corporate or other proceedings on the part of Norwood and Wayne are or will be necessary to authorize this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Norwood’s Common Stock. Norwood’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Norwood’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement is the valid and binding obligation of Norwood and Wayne enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)    Neither the execution, delivery or performance of this Agreement by Norwood or Wayne nor the consummation by Norwood or Wayne of the transactions contemplated hereby including the Bank Merger, nor compliance by Norwood or Wayne with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Norwood or the Articles of Incorporation or Bylaws of Wayne or, (ii) assuming that the Consents of the Regulatory Authorities and approvals referred to herein (including, without limitation the declaration of effectiveness of the Form S-4, compliance with all blue sky laws and NASDAQ notification requirements) are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Norwood or Wayne or any of their subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Norwood or any Norwood Subsidiary is a party, or by which it or any of its subsidiaries or any of their properties or assets may be bound or affected, or (iv) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Norwood or any Norwood Subsidiary or any of their material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Schedule 4.4 and (Y) with respect to clause (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on Norwood.

Section 4.5    Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities and as disclosed in Schedule 4.5, and (ii) the filing with the SEC of a Joint Proxy Statement-Prospectus in definitive form relating to the meetings of the Norwood’s and UpState’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Form S-4 in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Norwood and Wayne of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

Section 4.6     Norwood Information. None of the information relating to Norwood or any Norwood Subsidiary to be provided by Norwood or any Norwood Subsidiary for use in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus as of the date such Joint Proxy Statement/Prospectus is mailed to stockholders of UpState and up to and including the date of the meeting of stockholders to which such Joint Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

Section 4.7    Regulatory Matters. Neither Norwood nor any Norwood Subsidiary has agreed to take any action, has any Knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement including, without limitation, matters relating to the Bank Secrecy Act and the Community Reinvestment Act and protests thereunder.

Section 4.8    Deposit Insurance. The deposit accounts of Wayne are insured by the FDIC in accordance with the provisions of the FDIC Act. Wayne has paid all regular premiums, required prepayments and special assessments and filed all reports required under the FDIC Act.

Section 4.9    Legal Proceedings; Etc.

(a) Neither Norwood nor any Norwood Subsidiary is a party to any, and there are no pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against Norwood or any Norwood Subsidiary challenging the validity of the transactions contemplated by this Agreement and there is no governmental investigation pending or, to the Knowledge of Norwood or any Norwood Subsidiary, threatened against Norwood or any Norwood Subsidiary; no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator is outstanding against Norwood or any Norwood Subsidiary which has had, or is reasonably likely to have, a Material Adverse Effect on Norwood; there is no default (or an event which, with notice or lapse of time, or both, would constitute a default) by Norwood or any Norwood Subsidiary under any material contract or agreement to which any of them is a party; and, neither Norwood nor any Norwood Subsidiary is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of Norwood or any Norwood Subsidiary, and neither Norwood nor any Norwood Subsidiary has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

(b)    There are no actions, suits, claims, proceedings or investigations of any kind pending or, to the Knowledge of Norwood, threatened against any of the directors or officers of Norwood or any Norwood Subsidiary in their capacities as such, and no director or officer of Norwood or any Norwood Subsidiary currently is being indemnified or seeking to be indemnified by Norwood or any Norwood Subsidiary pursuant to applicable law or their governing documents.

Section 4.10     Taxes and Tax Returns

(a)    Norwood and the Norwood Subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by Norwood or any of the Norwood Subsidiaries on or prior to the date hereof, unless subject to a validly filed extension of time for filing that has not yet expired and all such tax returns are true and complete in all material respects, and Norwood has duly paid or made adequate provisions for the payment of all taxes and other governmental charges relating to taxes which are owed by Norwood or any of the Norwood Subsidiaries to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Norwood or any of the Norwood Subsidiaries), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of Norwood and the Financial Regulatory Reports of Wayne are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with GAAP as consistently applied by Norwood during the periods involved.

(b)    No federal, state or local administrative proceedings or court proceedings, and no federal, state or local audits, examinations or investigations are presently pending with regard to any taxes or tax returns filed by or on behalf of Norwood or any of the Norwood Subsidiaries nor has Norwood or any of the Norwood Subsidiaries received any notification that any such audit or examination of any of its taxes or tax returns is being contemplated. Neither Norwood nor any of the Norwood Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of Norwood, have been adequately provided for in the Financial Statements of Norwood.

(c)    To the Knowledge of Norwood there are no material liens for taxes (other than taxes not yet due and payable) upon any of the assets of Norwood or any of the Norwood Subsidiaries.

(a)    Since January 1, 2016, (i) Proper and accurate amounts have been withheld by Norwood and the Norwood Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding; (ii) federal, state and local returns have been filed by Norwood and the

Norwood Subsidiaries for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority; and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by Norwood in the Financial Statements of Norwood.

Section 4.11    Employee Benefit Plans.

(a)    To the Knowledge of Norwood, each of the employee benefit plans (within the meaning of Section 3(3) of ERISA) established, maintained and/or contributed by Norwood and Wayne has been administered in accordance with its terms and applicable law in all material respects.

(b)    Norwood has not, with respect to any Norwood Benefit Plan, nor, to Knowledge of Norwood, has any administrator of any Norwood Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Norwood, any ERISA Affiliate of Norwood, or any Norwood Benefit Plan to a tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA. All contributions required to be made to any Norwood Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Norwood Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Norwood and any Norwood Subsidiary.

(c)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations or other actions that have been asserted or instituted against the Norwood Benefit Plans, any fiduciaries thereof with respect to their duties to the Norwood Benefit Plans or the assets of any of the trusts under any of the Norwood Benefit Plans.

Section 4.12    Environmental Matters.

(a)    Each of Norwood’s and Norwood Subsidiaries’ properties and the Participation Facilities, and, to the Knowledge of Norwood, the Loan Properties, are, and have been during the period of Norwood’s or Norwood Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(b)    There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Norwood or any of the Norwood Subsidiaries, threatened before any Governmental Entity, arbitrator or other forum in which Norwood, any of the Norwood Subsidiaries has been or, with respect to threatened action, may be, named as defendant relating to (i) alleged noncompliance (including by any predecessor), with respect to any Environmental Law or (ii) relating to the release into the environment of any Hazardous Materials.

(c)    Neither Norwood nor any of the Norwood Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity indicating that it may be in violation of, or liable under, any Environmental Law.

(d)    To the Knowledge of Norwood, there are no underground storage tanks at any properties owned or operated by Norwood or any Norwood Subsidiaries or any Participation Facility. To the Knowledge of Norwood or any Norwood Subsidiaries, neither Norwood nor any Norwood Subsidiary has closed or removed any underground storage tanks from any properties owned or operated by Norwood or any Norwood Subsidiaries or any Participation Facility.

Section 4.13    Data Security.

(a)    Norwood and the Norwood Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) Norwood’s and the Norwood Subsidiaries’ information technology systems, Software owned or purported to be owned by Norwood and the Norwood Subsidiaries (“Norwood-Owned Software”), and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority) (the “Norwood Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and Norwood and the Norwood Subsidiaries are in compliance in all material respects with applicable confidentiality and data security laws, statutes, orders, rules, regulations, policies, agreements, and guidelines of any Regulatory Authority, and all industry standards applicable to the Norwood Data, including card association rules and the payment card industry data security standards. There currently are not any, and since January 1, 2016, have not been any, pending or, to the Knowledge of Norwood or the Norwood Subsidiaries, threatened claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Norwood’s and the Norwood Subsidiaries’ information technology systems, including the Norwood-Owned Software; or (ii) Norwood Data or any other such information collected, maintained or stored by or on behalf of Norwood and the Norwood Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

(b)    Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Norwood and Wayne, to the Knowledge of Norwood and Wayne, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Norwood and Wayne.

Section 4.14    Controls and Procedures.

(a)    Norwood has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act to allow Norwood’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Norwood required under the Exchange Act.

(b)    Norwood has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP as consistently applied by Norwood, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP as consistently applied by Norwood and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iii) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(c)    No personal loan or other extension of credit by Norwood or any Norwood Subsidiary to any of its or their executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act).

(d)    Since January 1, 2016, (i) neither Norwood nor any of the Norwood Subsidiaries nor, to the Knowledge of Norwood, any director, officer, employee, auditor, accountant or representative of Norwood or any of the Norwood Subsidiaries has received any written complaint, allegation, assertion, or claim that Norwood or any Norwood Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing Norwood or any Norwood Subsidiary, whether or not employed by Norwood or any Norwood Subsidiary, has reported evidence of a material violation of U.S. federal or state securities laws, a material breach of fiduciary duty or similar material violation by Norwood, any of the Norwood Subsidiaries or any of their respective officers, directors, employees or agents to any officer of Norwood, the Board of Directors of Norwood or any member or committee thereof.

Section 4.15    SEC Filings. Norwood has filed all forms, reports and documents required to be filed by Norwood with the SEC since January 1, 2016 (collectively, the “Norwood SEC Reports”). The Norwood SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Norwood SEC Reports or necessary in order to make statements in the Norwood SEC Reports, in light of the circumstances under which they were made, not misleading.

Section 4.16    Reorganization Treatment. As of the date hereof, neither Norwood nor any Norwood Subsidiary has any reason to believe that any conditions exist that would reasonably be expected to prevent or impede the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17    Access to Funds. On the Closing Date Norwood will have access to all funds necessary to consummate the Merger and pay the aggregate Cash Consideration.

Section 4.18    Compliance with Laws. Norwood and the Norwood Subsidiary have materially complied with all applicable federal, foreign, state and local laws, regulations and orders, and are in material compliance with such laws, regulations and orders. Except as set forth in Schedule 4.18, none of Norwood or any Norwood Subsidiary:

(a) Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business (other than where such violation will not, alone or in the aggregate, have a Material Adverse Effect on Norwood) or has failed to comply with any directives, orders, agreements or memoranda of understanding with any Regulatory Authority;

(b) Has received a notification or communication from any agency or department of any federal, state or local governmental authority or any Regulatory Authority or the staff thereof (i) asserting that it is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces (other than where such non-compliance will not, alone or in the aggregate, have a Material Adverse Effect on Norwood and the Norwood Subsidiaries), (ii) threatening to revoke any permit or license other than licenses or permits the revocation of which will not, alone or in the aggregate, have a Material Adverse Effect on Norwood, (iii) except as set forth on Schedule 4.18, requiring it to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any material manner, its operations, including, without limitation, any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit policies, management or business (other than regulatory restrictions generally applicable to banks or their holding companies) nor are there any pending or, to Norwood or any Norwood Subsidiary’s Knowledge, threatened regulatory investigations or other actions by any Regulatory Authority that could reasonably be expected to lead to any such restriction;

(c)    Is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause it: (i) to be deemed to be operating in violation in any material respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Norwood pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the Board of Directors of Norwood has adopted and Norwood has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that materially comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder; or

(d)    Has any (i) “covered transactions” between Wayne and an “affiliate” within the meaning of Section 23A of the Federal Reserve Act and the regulations thereunder, or (ii) transactions between Wayne and an “affiliate” covered under Section 23B of the Federal Reserve Act and the regulations thereunder that are not in compliance with such provisions.

Section 4.19    Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Schedules of Norwood or Wayne contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS

Section 5.1    Conduct of the Business of UpState.

(a)    During the period from the date of this Agreement to the Effective Time of the Merger, UpState shall, and shall cause the UpState Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and other business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of UpState or Norwood to obtain any Consent from any Regulatory Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b)    During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, neither UpState nor any of the UpState Subsidiaries shall, without the prior written consent of Norwood (which shall not be unreasonably withheld):

(i)    change, delete or add any provision of or to the Certificate of Incorporation or Bylaws or other governing documents of any such entity or appoint any new director to the board of directors of UpState or USNY Bank;

(ii)    except for (A) the planned issuance of shares of equity awards described in Schedule 5.1(b)(ii) and (B) the exercise or settlement of outstanding equity awards set forth on Schedule 3.2(a),change the number of shares of its authorized, issued or outstanding capital stock, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to its capital stock, or declare, set aside or pay any dividend or other distribution with respect to its outstanding capital stock;

(iii)    incur any material liabilities or material obligations (other than brokered deposits and borrowings from the FHLB of New York with maturities of one year or less in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(iv)    make any capital expenditures individually in excess of $25,000 other than expenditures necessary to maintain existing assets in good repair;

(v)    sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein;

(vi)    except as disclosed in Schedule 5.1(b)(vi), pay any bonuses to any employee, officer, director or other person; enter into any new, or amend in any respect any existing, employment, severance, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend any existing employee benefit plan; grant any increase in compensation or fringe benefits to its directors, officers or employees;

(vii)    replacement hire any employee who has total target annual compensation in excess of $75,000;

(viii)    except for the extension of USNY Bank’s agreement with BITS described on Schedule 5.1(b)(viii), enter into, amend or extend any material certificate or agreement, lease or license relating to real property, personal property, data processing or bankcard functions that involves an aggregate of $10,000 or more;

(ix)    make any equity investment, either by purchase of stock or securities, contribution of capital, property transfers, or purchase any property or assets of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided however, UpState shall consult with Norwood with respect to any such foreclosures;

(x)    except for the renewal of existing lines of credit classified as special mention in the ordinary course of business, enter into, renew, extend additional credit, modify, reclassify or increase aggregate exposure of, any assets classified as special mention, substandard, doubtful, loss, nonaccrual, past due more than 60 days or troubled debt restructurings, provided however that the prior written consent of Norwood for this clause shall be deemed to mean the prior written approval of the Chief Credit Officer of Wayne or another officer designated in writing by Wayne, which approval or rejection shall be given in writing (e-mail to suffice) within five (5) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(xi)    originate, purchase, extend or grant any loan in principal amount in excess of $100,000 if such loan is not fully secured or $750,000 if the loan is fully secured, except loans as to which it has a binding obligation to make such loans as of the date hereof, all of which are listed on Schedule 5.1(b)(x), provided however that the prior written consent of Norwood for this clause shall be deemed to mean the prior written approval of the Chief Credit Officer of Wayne or another officer designated in writing by Wayne, which approval or rejection shall be given in writing (e-mail to suffice) within five (5) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(xii)    merge or consolidate USNY Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of USNY Bank; file any applications or make any contract with respect to branching by USNY Bank (whether de novo, purchase, sale, closure or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property;

(xiii)    form any new subsidiary;

(xiv)    increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(xv)    take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 or Article 8 not being satisfied;

(xvi)    purchase or sell or otherwise acquire any investment securities other than those issued by the U.S. Treasury, a U.S. agency or government sponsored enterprise with a maximum remaining maturity of two years or less, and local/in market municipal bonds;

(xvii)    commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against it for material money damages or material restrictions upon any of their operations;

(xviii)    waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which it is a party, other than in the ordinary course of business, consistent with past practice;

(xix)    enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate other than pursuant to existing policies;

(xx)    enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xxi)    except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement (other than salary earned for prior service);

(xxii)    make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Regulatory Authority or changes in GAAP, as advised by UpState’s independent public accountants;

(xxiii)    except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Employee Benefit Plan;

(xxiv)    purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(xxv)    foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or if such assessment indicates the presence of Hazardous Material or an underground storage tank;

(xxvi)    make any written communications to the employees of UpState, USNY Bank or any UpState Subsidiary pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without first providing Norwood with a copy or description of the intended communication and Norwood and UpState shall cooperate in providing any such mutually agreeable communication;

(xxvi)    purchase or sell any participation interest in any loan other than in the ordinary course of business consistent with past practice;

(xxvii)    terminate any individual that is a party to an employment contract or change of control agreement prior to the Effective Time of the Merger other than termination for “cause” as such term is defined in the applicable agreement; or

(xxviii)     agree to do any of the foregoing.

Section 5.2    Conduct of the Business of Norwood. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time of the Merger, Norwood shall, and shall cause each of the Norwood Subsidiaries, to maintain its rights and franchises in all material respects, and shall not, without the prior written consent (which may include consent via electronic mail) of UpState (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend, repeal or modify any provision of its Articles of Incorporation or Bylaws in a manner that would materially and adversely affect UpState or the ability to consummate the transactions contemplated by this Agreement;

(ii) knowingly take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time;

(iii) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(iv) take any action that is intended to, would or would be reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(v) make, declare or pay any extraordinary dividend on the capital stock of Norwood; or

(vi) agree to do any of the foregoing.

Section 5.3    Current Information.

(a)    During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, UpState will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Norwood and to report the general status of the ongoing operations of UpState. UpState will promptly notify Norwood of any material change in the normal course of business or the operations or the properties of UpState, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting UpState or USNY Bank or the threat of material litigation, claims, threats or causes of action involving UpState, and will keep Norwood fully informed of such events. UpState will furnish to Norwood, promptly after the preparation by UpState thereof, copies of its unaudited monthly and unaudited quarterly periodic financial statements and Call Reports for the applicable periods then ended, and such financial statements and Call Reports shall, upon delivery to Norwood, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of UpState and the Financial Regulatory Reports of USNY Bank, as applicable.

(b)    On a monthly basis, USNY Bank shall provide Norwood a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, USNY Bank shall provide Norwood with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(c)    To the extent permitted by law, USNY Bank shall promptly inform Norwood upon receiving notice of each legal, administrative, arbitration or other proceeding, demand, notice, audit or investigation (by any federal, state or local commission, agency or board) relating to the alleged liability of USNY Bank or any UpState subsidiary under any labor or employment law.

(d)    During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, Norwood will cause one or more of its designated representatives to confer on a regular basis with representatives of UpState and to report the general status of the ongoing operations of Norwood.

Section 5.4    Access to Properties; Personnel and Records; Systems Integration; Insurance.

(a)    During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, UpState and USNY Bank shall permit Norwood or its agents reasonable access, during normal business hours, to its properties, and shall disclose and make available (together with the right to copy) to Norwood and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of UpState and the UpState Subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports (excluding Confidential Supervisory Information), correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant’s reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which Norwood may have a reasonable interest, and UpState shall use its reasonable best efforts to provide to Norwood and its representatives access to the work papers of UpState’s accountants. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, UpState shall provide to Norwood with as much notice as possible of all special and regular meetings of the UpState Board of Directors and committees thereof and UpState will invite a Norwood or Wayne representative to attend all such meetings and provide Norwood with a copy of the meeting agenda, board informational packages in advance of such meetings and a copy of the minutes of such meetings promptly thereafter; provided, however, that any such Norwood or Wayne representative shall, at the request of the UpState Board of Directors or any committee thereof, as the case may be, recuse himself or herself from any such meeting in the event that this Agreement or any Acquisition Transaction is the subject of discussion or if counsel to UpState advises that such recusal is required to preserve the attorney-client privilege with respect to any specific matter. UpState shall provide information not less than weekly regarding the business activities and operations of UpState and all Parties will establish procedures for coordinating and monitoring of transition activities. No Party shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement, and (y) information where such access or disclosure would violate or prejudice the rights of USNY Bank’s customers, would jeopardize the attorney-client privilege or the right to assert the work product doctrine of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint similar defense or similar agreement between the parties), would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement entered into by UpState prior to the date hereof; provided that each Party shall cooperate with the other Party in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement.

(b)    All information furnished by the Parties hereto pursuant to this Agreement, whether furnished before or after the date of this Agreement, shall be treated as the sole property of the Party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the Party receiving the information shall return to the Party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the Party receiving the information was already in possession of prior to disclosure thereof by the Party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten (10) business days prior notice thereof. Each Party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.4 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law. Without the consent of the other Party, neither Party shall use information furnished to such Party other than for the purposes of the transactions contemplated hereby.

(c)    From and after the receipt of all Consents from any Regulatory Authority required for the consummation of the transactions contemplated hereby, UpState shall, and shall cause its directors, officers and employees to, and shall make all reasonable efforts to cause UpState’s data processing service providers to, cooperate and assist Norwood in connection with its preparations for an electronic and systematic conversion after the Effective Time of all applicable data regarding UpState to Wayne’s system of electronic data processing. In furtherance of, and not in limitation of, the foregoing, UpState shall make reasonable arrangements during normal business hours to permit personnel and representatives of Wayne to train UpState’s employees in Wayne’s system of electronic data processing as may be deemed necessary by Norwood. UpState shall permit Norwood to train the UpState employees during the one-month period before the anticipated Effective Time of the Merger with regard to Norwood’s operations, policies and procedures at Norwood’s sole cost and expense. This training may take place at either UpState’s branch offices or at Norwood’s corporate headquarters at such times to be determined in cooperation with UpState and shall be conducted in a manner so as to not interfere with the business operations of UpState.

(d)    UpState and USNY Bank shall use all commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their businesses.

Section 5.5    Registration Statement/Approval of Shareholders.

(a)    Norwood will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Norwood Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 50 days after the Form S-4 has been declared effective). The Board of Directors of Norwood will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and Norwood will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b)    Norwood agrees to prepare and file, as soon as reasonably practicable, the Form S-4 with the SEC in connection with the issuance of Norwood Common Stock in the Merger including the Joint Proxy Statement/Prospectus and other proxy solicitation materials of UpState constituting a part thereof and all related documents. UpState shall prepare and furnish to Norwood such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its Knowledge of and access to the information required for said documents and as Norwood may request, and UpState, and its legal, financial and accounting advisors, shall have the right to review in advance such Form S-4 prior to its filing. UpState agrees to cooperate with Norwood and Norwood’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Form S-4 and the Joint Proxy Statement/Prospectus. Each of UpState and Norwood agrees to use its commercially reasonable efforts to cause the Form S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Norwood also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Form S-4 effective under the Securities Act, UpState shall promptly mail at its expense the Joint Proxy Statement/Prospectus to its shareholders.

(c)    Each of UpState and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Form S-4 shall, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of UpState and Norwood agree that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make therein not misleading. Each of UpState and Norwood further agree that if such party shall become aware prior to the Effective Time of the Merger of any information furnished by such party that would cause any of the statements in the Form S-4 or the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of UpState and Norwood.

(d)    Norwood agrees to advise UpState, promptly after Norwood receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Norwood Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Norwood is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Form S-4 or for additional information.

(e)    UpState will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the Parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “UpState Shareholders’ Meeting”), at such time as may be mutually agreed to by the parties (but in no event later than 50 days after the Form S-4 has been declared effective). UpState may engage a proxy solicitor in connection with the UpState Shareholders’ Meeting on terms and conditions acceptable to Norwood. The Board of Directors of UpState will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and UpState will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, if (x) UpState has complied in all material respects with its obligations under Section 5.6, (y) UpState (1) has received a bona fide written proposal for an Acquisition Transaction not solicited in violation of Section 5.6 hereof from a third party that UpState’s Board of Directors concludes in good faith after consultation with and considering the written advice of outside legal counsel and its financial advisor constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by Norwood pursuant to clause (3) below (it being understood that Norwood has no obligation to make any adjustments), (2) has notified Norwood, at least five business days in advance, of its intention to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of UpState’s Board of Directors that UpState’s stockholders vote in favor of approval of this Agreement or make any statement in connection with the UpState Shareholders’ Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), specifying the material terms and conditions of any such Superior Proposal and furnishing to Norwood a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following UpState’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used commercially reasonable efforts to cause its financial and legal advisors to negotiate, with Norwood in good faith (to the extent that Norwood desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such proposal for an Acquisition Transaction ceases to constitute a Superior Proposal and (z) UpState’s Board of Directors, after consultation with and based on the advice of outside legal counsel and its financial advisor, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to stockholders at the UpState Shareholders’ Meeting it may submit this Agreement without recommendation, or following submission of this Agreement to stockholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the stockholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law. Notwithstanding the foregoing, nothing shall limit Norwood’s ability to terminate this Agreement pursuant to Section 10.1(g) hereto or eliminate the right to the payment specified in Section 10.2(b) hereto.

(f)    UpState shall adjourn or postpone the UpState Shareholders’ Meeting, for a reasonable period of time as deemed necessary to conduct the business of the Meeting or to approve the Agreement, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of UpState Common Stock represented, either in person or by proxy, to constitute a quorum to conduct the business of such meeting or if UpState has not received sufficient votes to approve this Agreement; provided that UpState shall not be required pursuant to this Section 5.5(f) to adjourn or postpone the UpState Shareholders’ Meeting more than two (2) times.

Section 5.6    No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby, UpState shall not, and shall not permit or authorize any UpState Subsidiary or any Affiliate thereof, nor any investment banker, attorney, accountant or other representative (collectively, “representative”) retained by UpState to directly or indirectly (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any “Acquisition Transaction” (as defined below) by any other party, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding or furnish any information with respect to, or otherwise cooperate in any way with, any Acquisition Transaction, or (iii) furnish any non-public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any Acquisition Transaction, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing. UpState shall promptly notify Norwood orally and in writing in the event that it receives any inquiry or proposal relating to any such Acquisition Transaction. UpState shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing provisions of this Section 5.6, in the event that, prior to obtaining shareholder approval of the Merger, UpState receives an unsolicited bona fide written proposal for an Acquisition Transaction not solicited in violation of this Agreement, and the UpState Board concludes in good faith (after consultation with and considering the written advice of its outside counsel and financial advisor) (i) it is legally necessary for the proper discharge of its fiduciary duties to respond to such Acquisition Transaction and (ii) such Acquisition Transaction constitutes a “Superior Proposal” (as defined below), UpState may furnish or cause to be furnished confidential information or data to the third party making such proposal and participate in negotiations or discussions, provided that prior to providing (or causing to be provided) any confidential information or data permitted to be provided pursuant to this sentence, UpState shall have entered into a confidentiality agreement with such third party on terms no less restrictive to UpState than the confidentiality agreement with Norwood in effect as of the date hereof, and provided further that UpState also shall provide to Norwood a copy of any such confidential information or data that it is providing to any third party pursuant to this Section 5.6 to the extent not previously provided or made available to Norwood. UpState shall promptly advise Norwood orally and in writing of any Acquisition Transaction, the material terms and conditions of any such Acquisition Transaction (including any changes thereto) and the identity of the person making any such Acquisition Transaction. UpState shall (i) keep Norwood fully informed in all material respects of the status and details (including any change to the terms thereof) of any Acquisition Transaction, (ii) provide to Norwood as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to UpState or any UpState Subsidiary from any person that describes any of the terms or conditions of any Acquisition Transaction (including any draft acquisition agreement) and (iii) keep Norwood fully informed in all material respects of the status and details of any determination by UpState’s Board of Directors with respect to any such Acquisition Transaction.

The term “Acquisition Transaction” shall, with respect to UpState, mean any proposal for any of the following: (a) a merger or consolidation, or any similar transaction (other than the Merger) of any company with UpState or any UpState Subsidiary, (b) a purchase, lease or other acquisition of all or substantially all the assets of UpState or any UpState Subsidiary, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of UpState, or (d) a tender or exchange offer to acquire securities representing 25% or more of the voting power of UpState. “Superior Proposal” means an Acquisition Transaction which the Board of Directors of UpState reasonably determines (after consultation with its financial advisor or another financial advisor of nationally recognized reputation) and legal counsel to be (i) more favorable to the shareholders of UpState from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Norwood in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Section 5.7    Maintenance of Properties; Certain Remediation and Capital Improvements. UpState and each UpState Subsidiary will use commercially reasonable efforts to maintain its respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

Section 5.8    Environmental Audits. Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, UpState will, at Norwood’s expense, with respect to each parcel of real property that UpState or any UpState Subsidiary owns, procure and furnish to Norwood, a Phase I environmental assessment which assessments, in each case, shall be conducted by a firm reasonably acceptable to Norwood (the “Designated Environmental Consultant”). If any Phase II environmental site assessments or other environmental investigation or testing are determined to be necessary or required by Norwood due to the presence of any Hazardous Materials identified in the Phase I environmental assessment, UpState will, at Norwood’s expense, with respect to each such parcel of real property that UpState or any UpState Subsidiary owns, procure and furnish to Norwood, a Phase II environmental assessment, which assessments, in each case, shall be conducted by the Designated Environmental Consultant. In the event that the Merger is not consummated and the Agreement is terminated, Norwood shall return to UpState all materials produced by the Designated Environmental Consultant, by UpState or by Norwood in accordance with this Section 5.8 or such materials shall be destroyed by Norwood, and Norwood shall be restricted from making any disclosure of such information or materials to any party whatsoever in accordance with the confidentiality agreement between Norwood and UpState as in effect of the date hereof for all time thereafter without regard to the termination of the Agreement or such confidentiality agreement, except as required by law, regulation or a court of competent jurisdiction.

Section 5.9    Title Insurance. Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, UpState will, at Norwood’s expense, with respect to each parcel of real property that UpState or any UpState Subsidiary owns, procure and deliver to Norwood, at least forty (40) days prior to the Effective Time of the Merger, a commitment to issue owner’s title insurance insurable at regular rates by a title insurance company licensed to do business in the State of New York and by such insurance company reasonably acceptable to Norwood, which policy shall be free of all title defects that may materially interfere with the use of the property as a banking office.

Section 5.10    Surveys. Upon the written request of Norwood, which request shall occur within forty (40) days of the date hereof, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, UpState, at Norwood’s expense, will procure and deliver to Norwood at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to Norwood, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the “Survey”). The Survey shall not disclose any survey defect or encroachment from or onto such real property that will materially limit or impede the continued operation of the facility for its intended use.

Section 5.11    Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.14(b), UpState will use its best efforts to obtain all Consents necessary to transfer and assign all right, title and interest of UpState and the UpState Subsidiaries to Wayne and to permit the use and operation of the leased premises by Wayne as of the Closing. UpState shall use reasonable efforts to procure estoppel certificates from each such lessor.

Section 5.12    Compliance Matters. Prior to the Effective Time of the Merger, UpState shall take, or cause to be taken, all steps reasonably requested by Norwood to address any deficiencies in regulatory compliance by UpState or the UpState Subsidiaries; provided, however, neither Norwood nor Wayne shall be responsible for discovering, nor shall Norwood have any liability resulting from, such deficiencies or attempts to address them.

Section 5.13    Voting Agreements. (i) UpState shall deliver to Norwood as of the date of this Agreement, a Voting Agreement in form and substance as set forth at Exhibit B, executed by each director and executive officer of UpState and USNY Bank, and (ii) Norwood shall deliver to UpState as of the date of this Agreement, a Voting Agreement in form and substance as set forth at Exhibit A, executed by each director and executive officer of Norwood and Wayne.

Section 5.14    Disclosure Controls.

(a)    Between the date of this Agreement and the Effective Time of the Merger, (i) UpState shall maintain disclosure controls and procedures that are effective to ensure that material information relating to UpState and the UpState Subsidiaries is made known to the President and Chief Executive Officer and Chief Financial Officer of UpState to permit UpState to record, process, summarize and report financial data in a timely and accurate manner; (ii) such officers shall promptly disclose to UpState’s auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect UpState’s ability to record, process, summarize and report financial data, any material weaknesses identified in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in UpState’s internal controls; and (iii) UpState shall take appropriate corrective actions to address any such significant deficiencies or material weaknesses identified in the internal controls.

(b)    Between the date of this Agreement and the Effective Time of the Merger, UpState shall, upon reasonable notice during normal business hours, permit Norwood (a) to meet with the officers of UpState and any UpState Subsidiary responsible for the financial statements of UpState and each UpState Subsidiary and the internal control over financial reporting of UpState and each UpState Subsidiary to discuss such matters as Norwood may deem reasonably necessary or appropriate concerning Norwood’s obligations under Sections 302 and 906 of the Sarbanes-Oxley Act; and (b) to meet with officers of UpState and any UpState Subsidiary to discuss the integration of appropriate disclosure controls and procedures and internal control over financial reporting relating to UpState and each UpState Subsidiary’s operations with the controls and procedures and internal control over financial reporting of Norwood for purposes of assisting Norwood in compliance with the applicable provisions of the Sarbanes-Oxley Act following the Effective Time of the Merger. UpState shall, and shall cause its and each UpState Subsidiary’s respective employees and accountants to, fully cooperate with Norwood in the preparation, documentation, review, testing and all other actions Norwood deems reasonably necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act; provided that such schedule shall be mutually agreed upon by UpState’s Chief Executive Officer and Norwood’s Chief Executive Officer.

Section 5.15    Bank Plan of Merger. Prior to the Effective Time, Wayne and USNY Bank shall have executed and delivered the Bank Plan of Merger substantially in the form annexed hereto as Exhibit C.

Section 5.16 All Reasonable Efforts. Subject to the terms and conditions herein provided, UpState and Norwood each agree to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.17     Failure to Fulfill Conditions. In the event that UpState determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Norwood.

Section 5.18     Shareholder Litigation. UpState shall give Norwood prompt notice of any shareholder litigation against UpState and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Norwood the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Norwood’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 5.19 Charter Provisions. UpState shall take all actions necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the imposition of greater than normal vote requirement or compliance with any other anti-takeover provision.

ARTICLE 6

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1    Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

Section 6.2    Regulatory Matters.

(a)    As promptly as practicable following the execution and delivery of this Agreement, Norwood and UpState shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of UpState. Each of the Parties shall have the right to review any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

(b)    Each Party hereto will furnish the other Party with all information concerning itself, the UpState Subsidiaries, directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any Governmental Entity in connection with the transactions, applications or filings contemplated by this Agreement. The Parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries, if any, from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 6.3    Employment and Employee Benefits Matters.

(a)    The Parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between Norwood or any of its affiliates and any officer or employee of UpState or an obligation on the part of Norwood or any of its affiliates to employ any such officers or employees.

(b)    (i) Norwood will honor the employment agreements, severance agreements and other contracts entered into between UpState and the UpState Subsidiaries and its officers, employees and directors as set forth at Schedule 6.3(b)(i). Such Schedule 6.3(b) includes a calculation of the severance payment amount and supporting data as detailed in such Schedule calculated as of the date of this Agreement and to be updated in advance of the Effective Time of the Merger. To the extent required, all such contracts have been amended prior to the date hereof to provide that no payment due thereunder will exceed the limitations set forth in Section 280G of the Code. (ii) Norwood shall establish a retention bonus plan at the Effective Time of the Merger in the form set forth in Schedule 6.3(b)(ii) pursuant to which identified UpState employees will be entitled to a retention bonus if they remain employed with Wayne for a specified duration following the Merger. Such retention bonus program will be administered by the Chief Executive Officer of Norwood in consultation with the Chief Executive Officer of UpState.

(c)    UpState and USNY Bank shall take all necessary action to cause USNY Bank’s 401(k) Plan (the “USNY Bank 401(k) Plan”) to be terminated effective no later than the business day immediately prior to the Effective Time (“Termination Date”). The accounts of all participants and beneficiaries in the USNY Bank 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the USNY Bank 401(k) Plan shall be distributed as each participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Wayne Bank 401(k) Plan and who remains employed by Norwood or Wayne at the time his or her account balance in the USNY Bank 401(k) Plan is distributed may elect to have such account balance rolled over into the Wayne Bank 401(k) Plan. UpState and USNY Bank shall, or shall direct the fiduciaries of the USNY Bank 401(k) Plan to (to the extent permitted by law), provide Norwood and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the USNY Bank 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Norwood’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, USNY Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

(d)    After the Merger, Norwood shall continue, except to the extent not consistent with law, UpState’s health and welfare benefit plans, programs, insurance and other policies until such time as Norwood elects to take alternative action. UpState will assist Norwood before the Effective Time in reviewing such benefit plans and programs and will take such actions that may be requested by Norwood within thirty (30) days prior to the Effective Time with respect to such plans to take effect not sooner than the Effective Time, unless otherwise consented to by UpState. In the event Norwood elects to terminate any of UpState’s health and welfare benefit plans, programs, insurance and other policies, UpState and USNY Bank employees that continue as employees of UpState, Norwood or Wayne after the Effective Time (“Continuing Employees”) will become eligible to participate in the medical, dental, health and disability plans maintained by Norwood or Wayne. Norwood or Wayne, as applicable, shall cause each such plan that shall be implemented as a replacement plan to such UpState plan that is terminating to (i) waive any preexisting condition limitations to the extent such conditions for such participant are covered under the applicable UpState medical, health, dental or disability plans and such coverage for such condition or event is also available under the applicable Norwood or Wayne plan, (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the plan enrollment date, unless such employee had not yet satisfied any similar limitation or requirement under the analogous UpState Employee Benefit Plan prior to the enrollment date, and (iii) credit any deductibles, co-payments or other out-of-pocket expenses paid by a Continuing Employee and his or her eligible dependents under any UpState health and welfare benefit plan with respect to the calendar year through the date of participation in the applicable Norwood or Wayne health and welfare benefit plan towards the satisfaction of any like deductibles, co-payments or other out-of-pocket expenses under such Norwood or Wayne plans.

(e)    Until the Effective Time, UpState shall be responsible for providing continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) with respect to each UpState or USNY Bank qualifying beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) before the Effective Time with the monthly expense for such continuation of benefits being paid by such qualifying beneficiary. Norwood shall be responsible for (i) providing for continued health coverage under COBRA with respect to each UpState or USNY Bank qualified beneficiary (as defined in COBRA) who incurs a qualifying event (as defined in COBRA) from and after the Effective Time, and (ii) providing continued health coverage under COBRA from and after the Effective Time for each UpState or USNY Bank qualified beneficiary who incurs a qualifying event before the Effective Time; provided, in each case, that the monthly expenses for such benefits continuation shall be paid by the qualifying beneficiary.

(f)    Employees of UpState and of USNY Bank (other than those who are parties to an employment agreement, change of control or other type of agreement with UpState or USNY Bank which provides for any form of severance or termination pay) as of the date of this Agreement who remain employed by UpState or USNY Bank as of the Effective Time and whose employment is terminated by UpState, Norwood or Wayne (absent termination for cause as determined by the employer) within one year after the Effective Time shall receive severance pay equal to two weeks of such employee’s base weekly pay for each completed year of employment service commencing with any such employee’s most recent hire date with UpState or any of the UpState Subsidiaries and ending with such employee’s termination date with UpState, Norwood or Wayne, with a minimum severance payment to an individual equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay, and, provided further, that such terminated employees shall enter into a release of claims against UpState, USNY Bank, Norwood and Wayne acceptable in form and substance to Norwood and Wayne. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at UpState or USNY Bank prior to the Effective Time, which plans shall be terminated by UpState and USNY Bank not later than the business day immediately prior to the Effective Time. If termination of any such employee’s employment occurs after the first anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans, if any, that may be in effect at such time at Norwood or Wayne, provided, that any such employee shall receive credit under any such plan for such employee’s service prior to the Effective Time to UpState or any of the UpState Subsidiaries.

(g) Prior to the Effective Time, Norwood shall take all reasonable action so that employees of USNY Bank who become employees of Wayne (“Continuing Employees”) shall be eligible to participate, effective as soon as each Wayne employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of Norwood or Wayne’s employee benefit plans in which similarly situated employees of Norwood or Wayne participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, Norwood or Wayne may instead provide such employees with participation in the employee benefit plans of USNY Bank which they participated immediately prior to the Effective Time, (it being understood that inclusion of Continuing Employees in Wayne’s employee benefit plans may occur at different times with respect to different plans.

(h) With respect to each Norwood or Wayne employee benefit plan for which length of service is taken into account for any purpose, service with UpState or USNY Bank (or predecessor employers to the extent UpState or USNY Bank previously has provided past service credit) shall be treated as service with Norwood and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Norwood or Wayne employee benefit plan.

(i) To the extent requested by Norwood prior to the Closing Date, UpState and USNY Bank shall cooperate in good faith with Norwood to amend, freeze, terminate, modify or fully fund any UpState Benefit Plan not covered by the subsections of this Section 6.3 in accordance with the terms of such plan or agreement and applicable law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. UpState and USNY Bank shall provide Norwood with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 6.03(i), as applicable, and give Norwood a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by UpState and USNY Bank), and prior to the Closing Date, UpState and USNY Bank shall provide Norwood with the final documentation evidencing that the actions contemplated herein have been effectuated.

(j) Concurrently with the execution of this Agreement, Norwood shall obtain from each of USNY’s officers named in Norwood’s Disclosure Schedule at 6.3(j) in the forms included in Norwood’s Disclosure Schedule at Schedule 6.3(j), a settlement agreement (a “Settlement Agreement”) to accept in full settlement of his or her rights under their respective employment agreement the amounts and benefits determined under his or her Settlement Agreement (the aggregate amounts of such payments to be specified in Norwood’s Disclosure Schedule) and pay such amounts to such individuals who are employed at the Effective Time pursuant to the terms of each Settlement Agreement.

(k)    Concurrently with the execution of this Agreement, Norwood shall enter into a consulting agreement with Mr. Briggs as set forth at Schedule 6.3(k) setting for the terms and conditions of such arrangement commencing at the Effective Time. Concurrently with the execution of this Agreement, Norwood shall enter into other agreements and arrangements with certain other continuing employees as set forth at Schedule 6.3(k) commencing at the Effective Time.

Section 6.4    Indemnification.

(a)    For a period of six (6) years after the Effective Time of the Merger, Norwood shall indemnify, defend and hold harmless each person entitled to indemnification from UpState under any applicable law and its Certificate of Incorporation and Bylaws (each an “Indemnified Party”) against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the fullest extent which UpState would have been permitted under any applicable law and its Certificate of Incorporation and Bylaws (and Norwood shall also advance expenses, including, but not limited to, fees and disbursements of legal counsel as incurred).

(b)    After the Effective Time of the Merger, directors, officers and employees of UpState, except for the indemnification rights provided for in this Section 6.4 above, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of Norwood and the Norwood Subsidiaries would be entitled under the Articles of Incorporation and Bylaws of Norwood or the particular subsidiary for which they are serving as officers, directors or employees and under such directors’ and officers’ liability insurance policy as Norwood may then make available to officers, directors and employees of Norwood and the Norwood Subsidiaries.

(c)    Norwood shall use its best efforts (and UpState shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of six (6) years after the Effective Time of the Merger UpState’s existing directors’ and officers’ liability insurance policy (provided that Norwood may substitute therefor (i) policies with comparable coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of UpState (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that Norwood shall not be obligated to make an aggregate premium payment for such six (6) year period in respect of such policy (or coverage replacing such policy) which exceeds 250% of the annual premiums currently paid by UpState for such insurance. If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds 250% of the annual current premiums currently paid by UpState, Norwood shall use its reasonable efforts to maintain the most advantageous policies of director’s and officer’s liability insurance obtainable for a premium equal to the 250% limit.

(d)    The provisions of this Section 6.4 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Norwood or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer of all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Norwood will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.4.

Section 6.5    Transaction Expenses of UpState.

(a)    Schedule 6.5(a) contains UpState’s estimated budget of transaction-related expenses reasonably anticipated to be payable by UpState in connection with this Agreement and the transactions contemplated hereunder, including but not limited to any payments to be made in accordance with any employment agreements between any officer and UpState to be made before or after the Effective Time of the Merger, payments to be made upon the termination of any contracts and the fees and expenses of counsel, accountants, investment bankers and other professionals. UpState shall use commercially reasonable efforts to maintain expenses within the budget.

(b)    Promptly after the execution of this Agreement, UpState shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements within thirty (30) days. UpState shall review these invoices and track such expenses against the budget referenced above, and UpState shall advise Norwood of such matters.

(c)    UpState shall cause its professionals to render monthly invoices within thirty (30) days after the end of each month. UpState shall advise Norwood monthly of such invoices for professional services, disbursements and reimbursable expenses which UpState has incurred in connection with this Agreement, and UpState shall track such expenses against the budget referenced above.

(d)    Not later than two business days prior to the Closing Date, UpState shall provide Norwood with an accounting of all transaction related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred or to be incurred through the Closing Date but as to which invoices have not yet been submitted or payments have not been made. UpState shall detail any variance of such transaction expenses to the budget set forth in UpState Schedule 6.5(a).

Section 6.6    Press Releases. Norwood and UpState agree that they will not issue any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, without first consulting with the other Party as to the form and substance of such disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which is required by law or regulation.

Section 6.7    Prior Notice and Approval Before Payments To Be Made. No payments shall be made by UpState to any director, officer or employee in accordance with any agreement, contract, plan or arrangement (including, but not limited to any employment agreement, severance arrangement, stock option, deferred compensation plan, bonus, vacation or leave plan or other compensation or benefits program), including payments upon the termination of such agreement, contract, plan or arrangement or upon the termination of employment or service of such recipient with UpState, except to the extent that such intended payments (i) have been set forth in the UpState Schedules furnished to Norwood at the date of this Agreement, (ii) are with prior written notice to Norwood of such intended payment, (iii) are made contemporaneous with the delivery of a written acknowledgement and release executed by the recipient and UpState satisfactory to Norwood in form and substance, and (iv) are with the consent of Norwood, which consent will not be unreasonably withheld or delayed). Prior to UpState making any such payments to any officer or director, UpState, with the assistance of its tax accountants, shall determine that no such payments, if made, shall constitute an “excess parachute payment” in accordance with Section 280G of the Code and that such payment shall not exceed the deductibility limitations at Section 162(m) of the Code, and UpState shall furnish Norwood with a detailed schedule related to such determination prior to making any such payments.

Section 6.8    Notification of Certain Matters. Each Party shall give prompt notice to the others of (a) any event, condition, change, occurrence, act or omission which causes any of its representations hereunder to cease to be true in all material respects (or, with respect to any such representation which is qualified as to materiality, causes such representation to cease to be true in all respects); and (b) any event, condition, change, occurrence, act or omission which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to have, a Material Adverse Effect on such Party. Each of UpState and Norwood shall give prompt notice to the other Party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

Section 6.9    Disclosure Supplements. From time to time prior to the Effective Time of the Merger, each Party will promptly supplement or amend their respective Schedules delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is necessary to correct any information in such Schedules that has been rendered materially inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Articles 8 and 9 and shall be for informational purposes only.

Section 6.10    Advisory Board of Directors/Boards of Directors.

(a)    All individuals serving on the Board of Directors of UpState as of the date of this Agreement who will not be selected to join the Boards of Norwood and Wayne, shall be invited to join a newly-formed regional advisory board. Such advisory board members will receive cash compensation for active service on such advisory board at the rate of $1,000 per quarter for a period of not less than two years.

(b)    On or immediately after the Effective Time of the Merger, Norwood and Wayne will appoint two members of the current Board of Directors of UpState,, who shall be Jeffrey S. Gifford and Alexandra K. Nolan, unless either individual is unable to serve, in which case it shall be mutually agreed upon by Norwood and UpState, to the Boards of Directors of Norwood and Wayne (the “Appointees”). One Appointee shall be appointed as a member of the class of the Norwood board of directors with a term expiring in 2022 and one Appointee shall be appointed as a member of the class of the Norwood board of directors with a term expiring in 2023.

Section 6.11    Tax Representation Letters/Tax Treatment. Officers of UpState and Norwood shall execute and deliver to Jones Walker LLP, special counsel to Norwood, and to Stevens & Lee, special counsel to UpState, Tax Representation Letters in the form agreed to by such law firms at such time or times as may be reasonably requested by such law firms including in connection with the filing of the Form S-4 and counsels’ delivery of the tax opinions required by Section 7.6 hereto. None of the parties hereto will take any action that could prevent the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12    Bank of the Finger Lakes and Cooperstown. Norwood and Wayne agree to (i) operate all of the branches of USNY Bank as divisions of Wayne under the Bank of the Finger Lakes and Bank of Cooperstown brand names for a period of at least one year following the Effective Time, and (ii) maintain and utilize for administrative functions USNY’s administration facility in Geneva, New York for a period of at least one year following the Effective Time.

ARTICLE 7

MUTUAL CONDITIONS TO CLOSING

The obligations of Norwood, on the one hand, and UpState, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

Section 7.1    Shareholder Approval. This Agreement shall have been approved by the requisite vote of each of Norwood’s and UpState’s shareholders in accordance with applicable laws and regulations.

Section 7.2    Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

Section 7.3    Litigation. There shall be no pending causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through (iii), and in the reasonable judgment of the Board of Directors of either Norwood or UpState, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of Norwood or UpState, as the case may be. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraints or prohibition preventing the consummation of Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts, or makes illegal the consummation of the Merger.

Section 7.4    Registration Statement. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

Section 7.5    Listing. The shares of Norwood Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.6    Tax Opinions. Norwood and UpState shall have received opinions of Jones Walker, LLP and Stevens & Lee, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to UpState and Norwood, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Norwood and UpState will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may rely on and require, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Norwood and UpState reasonably satisfactory in form and substance as request by such counsel.

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF NORWOOD

The obligation of Norwood to consummate the Merger is subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

Section 8.1    Representations and Warranties. The representations and warranties of UpState and USNY Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than (i) the representations and warranties contained in Section 3.2(a), 3.2(b) and 3.6(a) which shall be true in all respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on UpState and the UpState Subsidiaries taken as a whole.

Section 8.2    Performance of Obligations. UpState and USNY Bank shall have performed all covenants, obligations and agreements required to be performed by them in all material respects under this Agreement prior to the Effective Time of the Merger.

Section 8.3    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to UpState or any UpState Subsidiary.

Section 8.4    Consents Under Agreements. UpState shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of UpState under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the opinion of Norwood, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

Section 8.5    Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Norwood or any Norwood Subsidiary of the transactions contemplated hereby that, had such condition or requirement been known, Norwood would not, in its reasonable judgment, have entered into this Agreement.

Section 8.6 Certification of Claims. UpState shall have delivered a certificate to Norwood that, other than as set forth in such certificate, UpState is not aware of any pending or, to the Knowledge of UpState, threatened claim under the directors and officers insurance policy or the fidelity bond coverage of UpState.

Section 8.7    Dissenting Shareholders. The holders of no more than 10% of the issued and outstanding shares of UpState Common Stock shall have properly exercised dissenters’ rights of appraisal.

Section 8.8    Certificate Representing Satisfaction of Conditions. UpState shall have delivered to Norwood a certificate of the Chief Executive Officer of UpState dated as of the Closing Date as to the satisfaction of the matters described in Article 8 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of UpState under Article 3 of this Agreement.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF UPSTATE

The obligation of UpState to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

Section 9.1    Representations and Warranties. The representations and warranties of Norwood and Wayne contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein), as of the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement unless the failure of such representations and warranties to be true and correct (other than the representations and warranties contained in Section 4.5, which shall be true in all material respects) either individually or in the aggregate and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties, will not have or is not reasonably likely to have a Material Adverse Effect on Norwood and its subsidiaries taken as a whole.

Section 9.2    Performance of Obligations. Norwood and Wayne shall have performed in all material respects all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time of the Merger.

Section 9.3    Delivery of Exchange Fund. On the business day before the closing, Norwood shall have delivered the Exchange Fund to the Exchange Agent.

Section 9.4    Certificate Representing Satisfaction of Conditions. Norwood shall have delivered to UpState a certificate of the Chief Executive Officer of Norwood dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Article 9 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Norwood under Article 4 of this Agreement.

Section 9.5.    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Norwood or Wayne.

ARTICLE 10

TERMINATION, WAIVER AND AMENDMENT

Section 10.1    Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

(a)    By the mutual consent in writing of the Boards of Directors of Norwood and UpState; or

(b)    By the Board of Directors of Norwood or UpState if the Merger shall not have occurred on or prior to October 31, 2020, provided that the failure to consummate the Merger on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the Party electing to terminate pursuant to this Section 10.1(b);

(c)    By the Board of Directors of Norwood or UpState (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this

Agreement in the case of UpState and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 8.1 of this Agreement in the case of UpState and Section 9.1 of this Agreement in the case of Norwood; or

(d)    By the Board of Directors of Norwood or UpState (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in the case of UpState and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(e)    By the Board of Directors of Norwood or UpState in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) the shareholders of UpState fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at UpState’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon, or (iii) the shareholders of Norwood fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law at Norwood’s shareholders’ meeting where the transactions were presented to such shareholders for approval and voted upon; or

(f)    By the Board of Directors of Norwood or UpState (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.1 of this Agreement in this case of UpState and Section 9.1 of this Agreement in the case of Norwood or in breach of any covenant or agreement contained in this Agreement) upon delivery of written notice of termination at the time that it is determined that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(b) of this Agreement; or

(g)    By the Board of Directors of Norwood, (a) if UpState fails to hold its shareholder meeting to vote on this Agreement within the time frame set forth in Section 5.5 hereof, or (b) if UpState’s Board of Directors either (i) fails to recommend, or fails to continue its recommendation, that the shareholders of UpState vote in favor of the adoption of this Agreement, or (ii) modifies, withdraws or changes in any manner adverse to Norwood its recommendation that the shareholders of UpState vote in favor of the adoption of this Agreement or publicly discloses its intent to do so.

(h)    By the Board of Directors of UpState prior to obtaining shareholder approval of the Merger, in the event that, after it has received a Superior Proposal in compliance with Section 5.6 hereof and otherwise complied with its obligations under Section 5.6, the Board makes the determination in good faith based on the advice of legal counsel that such action of accepting such Superior Proposal is required in order for the Board to comply with its fiduciary duties under applicable law, and, provided that UpState is not in breach of the provisions of this Agreement, including, but not limited to Section 5.6 hereof, in the exercise of its fiduciary duty, to terminate this Agreement and accept a Superior Proposal (as defined in Section 5.6) provided, however, that this Agreement may be terminated by UpState pursuant to this Section 10.1(h) only after the fifth calendar day following Norwood’s receipt of written notice from UpState advising Norwood that UpState is prepared to enter into an acquisition agreement with respect to such Superior Proposal, and only if, (i) during such five-calendar day period, UpState has caused its financial and legal advisors to negotiate with Norwood in good faith to make such adjustments in the terms and conditions of this Agreement such that that such Superior Proposal would no longer constitute a Superior Proposal and (ii) UpState’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, after consultation with and considering the written advice of outside legal and financial advisors that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Norwood, and (iii) UpState has paid the Termination Fee set forth in Section 10.2.

(i)    By the Board of Directors of UpState, if the UpState Board of Directors so determines by a majority vote of the members of the entire UpState Board of Directors, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 10th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)    the Norwood Market Value on the Determination Date is less than 80% of the Initial Norwood Market Value; and

(2)    the number obtained by dividing the Norwood Market Value on the Determination Date by the Initial Norwood Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If UpState elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Norwood. During the five day period commencing with its receipt of such notice, Norwood shall have the option, at its sole discretion, of paying additional Merger Consideration by increasing the Stock Consideration to equal the lesser of: (A) the quotient the numerator of which is equal to the product of the Initial Norwood Market Value, the Stock Consideration (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is the Norwood Market Value on the Determination Date or (B) the quotient determined by dividing the Initial Norwood Market Value by the Norwood Market Value on the Determination Date and multiplying the quotient by the product of the Stock Consideration (as then in effect) and 0.80. If within such five business day period, Norwood delivers written notice to UpState that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Consideration shall have been so modified).

For purposes of this Section 10.1(i) only, the following terms shall have the meanings indicated below:

“Determination Date” means the first date on which all Consents of Regulatory Authorities (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price divided by the Initial Index Price.

“Initial Norwood Market Value” means $38.64, adjusted as indicated in the last sentence of this Section 10.1(i).

“Initial Index Price” means the closing value of the Index as of January 7, 2020.

“Final Index Price” means the average of the daily closing values of the Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Norwood Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Norwood Common Stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days immediately preceding such specified date.

If Norwood or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

Section 10.2    Effect of Termination; Termination Fee.

(a)    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall terminate and have no effect, except as otherwise provided herein and except that the provisions of this Section 10.2, Section 10.5 and Article 11 of this Agreement shall survive any such termination and abandonment.

(b)    If, after the date of this Agreement, (i) Norwood terminates this Agreement in accordance with Section 10.1(g)(a) or (b), or (ii) UpState terminates this Agreement pursuant to Section 10.1(h), UpState shall be obligated to pay Norwood a fee of $3.2 million as an agreed-upon termination fee in immediately available funds (the “Termination Fee”) within one (1) business day after such termination. In addition, if, (A) after a proposal for an Acquisition Transaction has been publicly announced by any person or entity and (B) shareholders of UpState failed to approve the Merger, Norwood terminates this Agreement pursuant to Section 10.1(d), UpState shall be obligated to pay Norwood the Termination Fee in immediately available funds within one (1) business day after an Acquisition Transaction is consummated or a definitive agreement relating to an Acquisition Transaction is entered into by UpState, in each case, within fifteen (15) months after the termination of this Agreement pursuant to Section 10.1(d). In each case, UpState shall be obligated to pay to Norwood the Termination Fee, less any amounts previously paid at the time this Agreement was terminated.

(c)    UpState and Norwood agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

Section 10.3    Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of Norwood, Wayne, UpState and USNY Bank.

Section 10.4    Waivers. Subject to Section 11.11 hereof, prior to or at the Effective Time of the Merger, Norwood, on the one hand, and UpState, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

Section 10.5    Non-Survival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by Norwood or UpState shall not survive the Effective Time of Merger, except that Section 5.4(b), Section 6.4 and Section 10.2 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than Norwood, UpState (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of Norwood or UpState contained herein shall be deemed to be terminated or extinguished so as to deprive Norwood, on the one hand, and UpState, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either Party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that Norwood or UpState and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Persons for which a Person described in clause (ii) acts in any such capacity.

“Consent” shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, opinion, agency requirement; injunction or agreement with a Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, exposure to or disposal of any Hazardous Material, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any Hazardous Material. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, asamended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section414 of the Code or Section 4001 of ERISA.

“GAAP” means accounting principles generally accepted in the United States as in effect at the relevant date and consideration applied.

“Governmental Entity” means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance in any concentration that is: (1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, friable asbestos-containing material, lead-containing paint, polychlorinated biphenyls, microbial matter which emits mycotoxins that are harmful to human health, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law;

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known with respect to directors and actually known or reasonably should have been known after due inquiry with respect to the executive officers of such Person and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other material written notice received by that Person.

“Loan Property” means any property in which UpState or any of the UpState Subsidiaries holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect,” with respect to any Party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such Party and their respective subsidiaries, if any, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include changes, effects, events, occurrences or state of facts relating to (with respect to (A), (B) and (C), to the extent the effect of a change on such Party is not substantially disproportionate to the effect on comparable U.S. banking organizations) (A) changes in applicable laws or the interpretation thereof after the date hereof and the taking of action in compliance therewith, (B) changes in GAAP or the interpretation thereof after the date hereof, (C) changes in the economy or financial markets, including changes in market interest rates, (D) any action taken by Norwood or UpState at the written request of the other (E) the direct effects of compliance with this Agreement on the operating performance of UpState or Norwood; and (F) expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.

“Participation Facility” means any facility in which UpState Subsidiary or Norwood Subsidiary, as applicable, has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

“Participation in the Management” of a facility has the meaning set forth in 42 U.S.C. § 9601(20)(F).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Regulatory Authority” shall mean each of, and “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the NY Banking Department, the FDIC, and all state regulatory agencies having jurisdiction over the Parties, all national securities exchanges and the SEC.

Section 11.2    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the documents referred to herein contain the entire agreement among Norwood, Wayne, UpState and USNY Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral with the exception of the Non-Disclosure Agreements between Norwood and UpState which will survive the execution and delivery of this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors. Except as expressly set forth in Section 6.4 of this Agreement, nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.3    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally recognized overnight delivery service or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

If to UpState:

UpState New York Bancorp, Inc.

389 Hamilton Street

Geneva, New York 14456

Attention: R. Michael Briggs, President

Facsimile No.:

Email:

With a copy to:

Stevens & Lee

Princeton Pike Corporate Center

100 Lenox Drive, Suite 200

Lawrenceville, New Jersey 08648

Attn: Edward C. Hogan, Esq.

Facsimile No.:

Email: ech@stevenslee.com

If to Norwood, then to:

Norwood Financial Corp.

717 Main Street

Honesdale, Pennsylvania 18431

Attention: Lewis J. Critelli, President

Facsimile No.: (570) 253-2732

Email: lewis.critelli@waynebank.com

With a copy to:

Jones Walker, LLP

1227 25th Street, NW

Suite 200

Washington, DC 20037

Attention: John J. Spidi, Esq.

  Richard Fisch, Esq.

Facsimile No.: (202) 434-4661

Email: jspidi@joneswalker.com

All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the business day after being deposited with a nationally recognized overnight delivery service, (iii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iv) upon transmission when made by facsimile transmission or email if evidenced by a sender transmission completed confirmation.

Section 11.4    Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended. Upon such a determination, the parties hereto will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

Section 11.5    Costs and Expenses. Except as otherwise set forth herein, expenses incurred by UpState on the one hand and Norwood on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such Party or its affiliates, shall be borne solely and entirely by the Party which has incurred same.

Section 11.6    Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

Section 11.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all Parties had executed the same document.

Section 11.8    Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any Party hereto unless the prior written consent of the other Parties is first obtained (other than by Norwood to a Norwood Subsidiary; provided that Norwood remains primarily liable for all of its obligations under this Agreement).

Section 11.9    Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without respect to its conflicts of laws principles) except to the extent federal law may apply.

Section 11.10    Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in this Agreement where reference to it is made.

Section 11.11    Waiver. The waiver by any Party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any Party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the Party or Parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each Party hereto.

Section 11.12    Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements. The recitals hereto constitute an integral part of this Agreement.

Section 11.13    Specific Performance. The Parties hereto agree that irreparable damage would occur for which there is no adequate remedy at law in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, it being agreed by the Parties that this is in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14    No Presumption Against Drafting Party. The Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.15    Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.

NORWOOD FINANCIAL CORP.

	By:	/s/ Lewis J. Critelli
	Name:	Lewis J. Critelli
ATTEST:	Title:	President and Chief Executive Officer

/s/ William S. Lance
Name: William S. Lance
Its Secretary

WAYNE BANK

	By:	/s/ Lewis J. Critelli
	Name:	Lewis J. Critelli
ATTEST:	Title:	President and Chief Executive Officer

/s/ William S. Lance
Name: William S. Lance
Its Secretary

UPSTATE NEW YORK BANCORP, INC.

	By:	/s/ R. Michael Briggs
	Name:	R. Michael Briggs
ATTEST:	Title:	President and Chief Executive Officer

/s/ Nancy C. Murray
Name: Nancy C. Murray
Its Secretary
USNY BANK

	By:	/s/ R. Michael Briggs
	Name:	R. Michael Briggs
ATTEST:	Title:	President and Chief Executive Officer

/s/ Nancy C. Murray
Name: Nancy C. Murray
Its Secretary

Appendix I

Dollars in thousands, except per share data

		Column A
			Price Per Share Increase
		$0.00	$0.13	$0.27	$0.40	$0.54	$0.67

Month End Immediately Prior to Closing Date	April 30, 2020	$46,827	$47,123	$47,419	$47,714	$48,010	$48,306
	May 31, 2020	$47,327	$47,623	$47,919	$48,214	$48,510	$48,806
	June 30, 2020	$47,827	$48,123	$48,419	$48,714	$49,010	$49,306
	July 31, 2020	$48,327	$48,623	$48,919	$49,214	$49,510	$49,806
	August 31, 2020	$48,827	$49,123	$49,419	$49,714	$50,010	$50,306
	September 30, 2020	$49,327	$49,623	$49,919	$50,214	$50,510	$50,806

Price per Share Increase between the amounts shown are linearly interpolated

EXHIBIT A

FORM OF NORWOOD VOTING AGREEMENT

TO BE COMPLETED BY UPSTATE NEW YORK BANCORP DIRECTORS AND EXECUTIVE OFFICERS

January 8, 2020

Norwood Financial Corp.

717 Main Street

Honesdale, Pennsylvania 18431

Gentlemen:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”), and UpState New York Bancorp, Inc. (“UpState”) and its wholly owned subsidiary, USNY Bank (“USNY”), have entered into an Agreement and Plan of Merger dated as of December     , 2019 (the “Agreement”) whereby UpState will merge with and into Norwood (the “Merger”) and the shareholders of UpState will receive the Merger Consideration as set forth in the Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce Norwood to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    I agree to vote, or cause to be voted, for approval and adoption of the Agreement and the transactions contemplated thereby all shares of UpState Common Stock over which I have sole voting power whether now owned or hereafter acquired, and I agree that I shall vote such shares, or cause such shares to be voted against approval or adoption of any other merger, business combination, recapitalization, liquidation or other similar transaction involving UpState to which Norwood is not a party thereto and is presented for approval or adoption by the shareholders of UpState. I also agree to use my best efforts to cause all shares of UpState Common Stock over which I have shared voting power to be voted in accordance with the foregoing sentence. Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. (b) Through the earliest to occur of (i) approval and adoption by the shareholders of UpState of the Agreement and the transactions contemplated thereby, (ii) the completion of the Merger or (iii) termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of UpState Common Stock over which I have sole dispositive power, except to the extent permitted by paragraph (f) hereof. I also agree to use my best efforts to cause all shares of UpState Common Stock over which I have shared dispositive power to comply with the restrictions set forth the in the foregoing sentence.

(c)    I have beneficial ownership over the number of shares of UpState Common Stock set forth in Appendix A hereto. I do not hold any options or other rights to acquire UpState Common Stock.

(d)    I agree that UpState shall not be bound by any attempted sale of any shares of UpState Common Stock over which I have sole voting and dispositive power, and UpState’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(e)    I represent that I have the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(f)    I may transfer any or all of the shares of UpState Common Stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to Norwood an agreement to be bound by the terms of this Voting Agreement. In addition, I may sell, transfer or assign shares of UpState Common Stock to the extent and on behalf of trusts or estates of which neither I nor my family members are beneficiaries in order to comply with fiduciary obligations or legal requirements.

(g)    I agree that I will not make any public statements with respect to the Merger or the Agreement contrary to or inconsistent with the statements made by UpState in support of the Merger or of the UpState Board of Directors’

A-A-1

recommendation to shareholders to vote in favor of the Agreement and the Merger. In no event will I recommend or advise any shareholder of UpState not to vote in favor of the Agreement or the Merger or not to vote their shares at the shareholders’ meeting at which the Agreement will be considered, nor will I recommend or advise any UpState shareholder to sell their UpState Common Stock prior to the Effective Time of the Merger. Further, subject to paragraph (i) hereof, I agree that I will not recommend or advise any party to vote shares of UpState Common Stock at any meeting of shareholders of UpState for a transaction involving UpState to which Norwood is not a party.

(h)    The restrictions set forth in this agreement shall not apply to any securities beneficially owned by me as a trustee or fiduciary, except for shares for which my spouse, ancestors or descendants shall have a pecuniary interest in such shares or the related trust or holdings.

(i)    [For those eligible to be Advisory Directors] I irrevocably agree not to engage in any Competition (as defined below) with Norwood, Wayne, UpState or USNY or any affiliate or subsidiary of any of the foregoing (the “Companies”) for a period of twelve months after the Closing of the Merger or six months following cessation of my service as a member of a regional advisory board established by Norwood or Wayne, if later. For purposes of this Voting Agreement, “Competition” means becoming an employee, an officer, a director, a consultant, an agent, partner, an advisory director, a founder or a shareholder or other equity holder (other than acquisitions of not more than one percent (1%) of the outstanding capital stock of, or a similar equity interest in, a corporation or other entity) or in any other capacity with any business organization that is doing business or intends to do business in the State of New York in the counties of Otsego, Ontario, Seneca, Yates, Delaware and Sullivan, or in the Commonwealth of Pennsylvania in the Counties of Wayne, Pike, Monroe and Lackawanna, and that is engaged or intends to engage in the provision of financial services to the public, including, but not limited to, accepting retail or commercial deposit accounts, making loans or offering trust services, commercial banking, mortgage banking, lease financing, including but not necessarily limited to commercial banks, savings associations, trust companies, credit unions and parent companies and subsidiary companies of such business entities (collectively, “Financial Services Companies”). Competition shall also mean engaging in efforts to recruit any employee of the Companies or solicit or induce, attempt to solicit or induce, or assist in the solicitation or inducement of any employee of the Companies to terminate his or her employment with the Companies, or otherwise cease his or her relationship with the Companies, or solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Companies that were served by the Companies before or after the Closing of the Merger.

Such restriction on Competition shall not (i) be applicable to officers of UpState and USNY not serving on the regional advisory board described in the next sentence, (ii) limit my ability to continue to provide legal services or other services to such Financial Services Companies, (iii) limit my ability to lease or sell real property to such entities or (iv) limit my ability to use the banking services of such Financial Services Companies. In exchange for my agreement not to engage in any Competition, as detailed above, and for my service on the regional advisory board during the twenty-four-month period immediately following the Closing Date of the Merger, I understand and irrevocably accept that Norwood will pay me the sum of $1,000 per quarter for a period of 24 months following the completion of the Merger.

(j)    I am signing this Voting Agreement solely in my capacity as a shareholder of UpState, and not in any other capacity, such as a director or officer of UpState or as a fiduciary of any trusts in which neither I nor my immediate family members are a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of UpState Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on UpState’s Board of Directors or as an officer of UpState, acting in my capacity as a director, officer or fiduciary of UpState or as fiduciary of any trust of which neither I nor my family members are beneficiaries.

(k)    I further agree that notwithstanding anything to the contrary, if it is determined that any compensation or payments that I may be eligible to receive as a director or officer of UpState or USNY either singularly or together with any other payments which I may have the right to receive from UpState, USNY, Norwood or Wayne, or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the IRC, without regard to Section 1504(b) of the IRC) of which UpState, USNY, Norwood or Wayne is a member, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the IRC), such payments shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the IRC.

This Voting Agreement shall be effective upon acceptance by Norwood. This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the consummation of the

A-A-2

Merger (except that the provisions of Paragraph (h) shall survive the consummation of the Merger in accordance with their terms) and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Norwood’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

[SIGNATURE PAGE FOLLOWS]

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Date: January 8, 2020

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed: Norwood Financial Corp.
By:

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Appendix A

Number of Shares of UpState New York Bancorp, Inc. Held:

Shares:

This amount includes:

                 shares over which I have sole voting power

                 shares over which I have shared voting power

                 shares over which I have sole dispositive power

                 shares over which I have shared dispositive power

Number of Shares of UpState Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record (specify if owned beneficially or of record

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EXHIBIT B

FORM OF UPSTATE VOTING AGREEMENT

TO BE SIGNED BY NORWOOD DIRECTORS AND OFFICERS

January 8, 2020

UpState New York Bancorp, Inc.

389 Hamilton Street

Geneva, New York 14456

Gentlemen:

Norwood Financial Corp. (“Norwood”) and its wholly owned subsidiary, Wayne Bank (“Wayne”), and UpState New York Bancorp, Inc. (“UpState”) and its wholly owned subsidiary, USNY Bank (“USNY”), have entered into an Agreement and Plan of Merger dated as of January     , 2020 (the “Agreement”) whereby UpState will merge with and into Norwood (the “Merger”) and the shareholders of UpState will receive the Merger Consideration as set forth in the Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

In order to induce UpState to enter into the Agreement and, intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a)    I agree to vote, or cause to be voted, for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Norwood Common Stock over which I have sole voting power whether now owned or hereafter acquired. Beneficial ownership shall have the meaning assigned to it pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended. I also agree to use my best efforts to cause all shares of Norwood Common Stock over which I have shared voting power to be voted in accordance with the foregoing sentence.

(b)    Through the earliest to occur of the meeting of Norwood’s shareholders where the Agreement is presented for approval or termination of the Agreement in accordance with its terms, I agree (i) not to offer, sell, transfer or otherwise dispose of any shares of Norwood Common Stock over which I have sole dispositive power, except to the extent permitted by paragraph (f) hereof. I also agree to use my best efforts to cause all shares of Norwood Common Stock over which I have shared dispositive power to comply with the restrictions set forth the in the foregoing sentence.

(c)    I have beneficial ownership over the number of shares of Norwood Common Stock set forth in Appendix A hereto. The restrictions set forth in this agreement shall not apply to any securities beneficially owned by me as a trustee or fiduciary, except for shares for which my spouse, ancestors or descendants shall have a pecuniary interest in such shares or the related trust or holdings.

(d)    I agree that Norwood shall not be bound by any attempted sale of any shares of Norwood Common Stock over which I have sole voting and dispositive power, and Norwood’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(e)    I represent that I have the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(f)    I may transfer any or all of the shares of Norwood Common Stock over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person to which any of such shares or any interest in any of such shares is or may be transferred shall have executed and delivered to UpState an agreement to be bound by the terms of this Voting Agreement. In addition, I may sell, transfer or assign shares of Norwood Common Stock to the extent and on behalf of trusts or estates of which neither I nor my family members are beneficiaries in order to comply with fiduciary obligations or legal requirements.

A-B-1

(g)    I am signing this Voting Agreement solely in my capacity as a shareholder of Norwood, and not in any other capacity, such as a director or officer of Norwood or as a fiduciary of any trusts in which neither I nor my immediate family members are a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of Norwood Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, serving on Norwood’s Board of Directors or as an officer of Norwood, acting in my capacity as a director, officer or fiduciary of Norwood or as fiduciary of any trust of which neither I nor my family members are beneficiaries.

This Voting Agreement shall be effective upon acceptance by UpState. This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the meeting of Norwood’s shareholders where the Agreement is presented for approval or (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to UpState’s rights arising out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at their addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

[SIGNATURE PAGE TO FOLLOW]

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Date:

Very truly yours,

Address:

Facsimile:

Acknowledged and Agreed: UpState New York Bancorp, Inc.
By:

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Appendix A

NAME:

Number of Shares of Norwood Financial Corp. Held:

Shares:

Number of Shares of Norwood Owned Beneficially or of Record	Name of Capacity in which Owned Beneficially or of Record (specify if owned beneficially or of record

A-B-4

Annex B

January 8, 2020

Board of Directors

Norwood Financial Corp.

717 Main Street

Honesdale, Pennsylvania 18431

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Norwood Financial Corp. (“Norwood” or the “Company”) Common Stock, of the Merger Consideration in the proposed merger (the “Merger”) of Upstate New York Bancorp, Inc. (“Upstate”) and its wholly owned subsidiary USNY Bank (“USNY”), into Norwood and Norwood’s wholly owned subsidiary Wayne Bank (“Wayne”) pursuant to the January 8, 2020 “Agreement and Plan of Merger By and Among Norwood Financial Corp., Wayne Bank, Upstate New York Bancorp, Inc. and USNY Bank.” (the “Agreement”). As provided for in the Agreement and subject to the terms, conditions and limitations set forth in the Agreement, holders of UpState Common Stock shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive .9390 of a share of Norwood Common Stock or $33.33 in cash, without interest (the “Merger Consideration”). Defined terms in this fairness opinion letter shall have the same meaning as in the Agreement, unless otherwise noted. The terms and conditions of the Merger are more fully set forth in the Agreement.

Shareholders of UpState Common Stock who elect to receive Norwood Common Stock shall receive .9390 of a share of Norwood Common Stock for each such share of UpState Common Stock (the “Stock Consideration”). Shareholders of UpState Common Stock who elect to receive cash will receive cash in an amount equal to $33.33 per share, without interest (the “Cash Consideration”). Subject to allocation procedures, the number of shares of UpState Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 10% of the number of shares of UpState Common Stock outstanding immediately prior to the Effective Time and the number of shares of UpState Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 90% of the number of shares of UpState Common Stock outstanding immediately prior to the Effective Time. On the Closing Date of the Transaction, the value of the Merger Consideration could be less than, equal to or greater than Merger Consideration on the Agreement date, with the value of the Merger Consideration on the Closing Date dependent upon the value per share of Norwood’s Common Stock on the Closing Date.

Holders of Upstate Common Stock may also receive a special cash dividend on the Closing Date from UpState of up to $0.67 per share based upon UpState’s Adjusted Consolidated Shareholders’ Equity.

The Kafafian Group, Inc. (“TKG”), as part of our financial advisory business, is regularly engaged in the valuation of businesses operating in the financial services industry and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes. In the ordinary course of business TKG provides consulting services to financial institutions, including performance measurement; profitability outsourcing; strategic, capital, and business planning; regulatory assistance; profit and process improvement; and various other financial advisory services.

TKG will receive a fee for rendering this fairness opinion. Norwood has also agreed to indemnify TKG against certain claims and liabilities arising out of TKG’s engagement and to reimburse TKG for out-of-pocket expenses incurred in connection with TKG’s engagement. TKG’s fee for rendering this fairness opinion is not contingent upon any conclusion that TKG may reach or upon completion of the Merger; however, TKG as financial advisor to Norwood is entitled to an additional fixed fee from Norwood upon the successful completion of the Merger. TKG has provided investment banking services and consulting services to Norwood in the two years preceding the date hereof. In the two years preceding the date hereof TKG has not provided any services to Upstate or USNY.

NORWOOD FINANCIAL CORP.

BOARD OF DIRECTORS

January 8, 2020

In connection with this fairness opinion and as part of its analyses, TKG took into account its assessment of general economic, market and financial conditions as of the date hereof and the information made available to TKG through the respective dates thereof, its experience in similar transactions, as well as its experience in and knowledge of the banking industry and reviewed and considered, among other things deemed relevant by TKG: (i) an executed version of the Agreement, dated January 8, 2020, (ii) certain publicly available financial statements and other historical financial information of Norwood and Wayne, (iii) certain publicly available financial statements and other historical financial information of UpState and USNY, (iv) budget information for Norwood and UpState respectively for 2020, (v) the pro forma financial impact of the Merger on Norwood based on certain assumptions relating to transaction expenses, acquisition accounting adjustments and anticipated cost savings, as provided by the management of Norwood, (vi) the publicly reported historical price and trading activity for Norwood Common Stock, including a comparison of certain stock trading information for Norwood Common Stock, relative to certain stock indices as well as to publicly available information for certain other similar companies the securities of which are publicly traded, (vii) a comparison of certain financial information for Norwood and UpState relative to banking institutions considered comparable to Norwood and UpState for which information is publicly available, (viii) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis) that are considered by TKG to be similar to that of the Merger, for which information is publicly available, and (ix) other such information, studies, analyses and investigations and financial, economic and market criteria as TKG considered relevant.

In preparing its analyses, TKG was also provided by the management of Norwood and UpState long-term earnings per share, estimated dividends per share, if any, and asset growth rates for the years ending December 31, 2021 to December 31, 2024. TKG also received and used in its pro forma analyses certain preliminary assumptions relating to transaction expenses, acquisition accounting adjustments and anticipated cost savings, as provided by the management of Norwood. With respect to the foregoing information, the respective managements of Norwood and UpState confirmed to TKG that such information reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Norwood and UpState, respectively, and TKG assumed that such performance would be achieved. TKG does not express an opinion as to such information, or the assumptions on which such information is based. TKG has also assumed that there has been no material change in Norwood’s or UpState’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to TKG and that Norwood and UpState will remain as going concerns for all periods relevant to TKG’s analyses. Any estimates contained in the analyses performed by TKG are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

TKG also discussed with certain members of the management of Norwood the business, financial condition, results of operations and prospects of Norwood and held similar discussions with certain members of the management of Upstate regarding the business, financial condition, results of operations and prospects of Upstate.

In performing its review, TKG relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by TKG from public sources, that was provided to TKG by Norwood, UpState or their respective representatives or that was otherwise reviewed by TKG and as such, TKG has assumed such accuracy and completeness for purposes of rendering this fairness opinion without any independent verification or investigation. TKG has further relied on the assurances of the respective managements of Norwood and UpState that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. TKG has not been asked to and has not undertaken an independent verification of any of such information and TKG does not assume any responsibility or liability for the accuracy or completeness thereof. Additionally, TKG assumes that the Merger is, in all respects, lawful under applicable law as of the date hereof.

TKG has assumed (i) that Norwood will provide the Merger Consideration in accordance with the terms of the Agreement and all applicable laws and regulations, (ii) in all respects material to its analyses that all of the representations and warranties contained in the Agreement and all related agreements were true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement have not been nor will be waived, (iii) that there are no factors that would delay or subject to any

NORWOOD FINANCIAL CORP.

BOARD OF DIRECTORS

January 8, 2020

adverse conditions, any necessary regulatory or governmental approval and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement and, (iv) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Norwood or UpState.

TKG did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Norwood or UpState, nor has TKG been furnished with any such evaluations or appraisals. TKG does not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of Norwood or Upstate nor did TKG make an independent evaluation of the adequacy of the allowance for loan losses of Norwood or UpState, or the combined entity after the Merger and TKG has not reviewed individual credit files relating to Norwood or Upstate. TKG has assumed, with Norwood’s consent, that the respective allowances for loan losses for both Norwood and UpState are currently adequate to cover such losses and will be adequate on a combined basis for Norwood with UpState.

TKG expresses no opinion as to the trading values of Norwood’s Common Stock or Upstate’s Common Stock at any time or what the value of Norwood’s Common Stock may be once it is received by the holders of Upstate Common Stock. Nothing in TKG’s fairness opinion is to be construed as constituting tax advice or a recommendation to take any tax position, nor does TKG’s fairness opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Norwood has obtained such advice as it deemed necessary from qualified professionals. TKG does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Agreement, or any class of such persons, relative to the compensation to be received by the holders of Upstate’s Common Stock in the Merger.

TKG’s fairness opinion is for the benefit of Norwood’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of Norwood in connection with the Merger. TKG’s fairness opinion is directed to the Board of Directors of Norwood in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Norwood as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. TKG’s fairness opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Norwood and does not address the underlying business decision of Norwood to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Norwood, or the effect of any other transaction in which Norwood might engage. This fairness opinion should not be construed as creating any fiduciary duty on the part of TKG to any party or person, or any duties whatsoever to the holders of Norwood’s Common Stock.

This fairness opinion has been approved by TKG’s fairness opinion committee. This fairness opinion shall not be reproduced or summarized without TKG’s prior written consent; provided, however, TKG will provide its consent for the fairness opinion to be included in regulatory or securities filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Merger Consideration, as defined herein and described in the Agreement is fair from a financial point of view, to the holders of the Common Stock of the Norwood Financial Corp.

Very truly yours,

The Kafafian Group, Inc.

Annex C

January 8, 2020

Board of Directors

UpState New York Bancorp, Inc.

389 Hamilton Street

Geneva, NY 14456

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding common stock, $0.01 par value (the “Company Common Shares”) of UpState New York Bancorp, Inc., a New York corporation (“USNY”), of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) by and between USNY and Norwood Financial Corp., a Pennsylvania Corporation (“Norwood”), as set forth in the draft Agreement and Plan of Merger dated January 8, 2020 (the “Merger Agreement”). As detailed in the Merger Agreement, USNY will merge with and into Norwood, and each USNY common share issued and outstanding shall be cancelled and converted into the right to receive at the election of the holder and subject to the election procedures in the Merger Agreement, $33.33 in cash (“Cash Consideration”), 0.9390 shares of common stock of Norwood (“Stock Consideration”), or a combination of the aforementioned (the “Merger Consideration”). Holders of USNY Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of the Company Common Shares, provided, however, that, in the aggregate, 90% of the total number of shares of the Company Common Shares issued and outstanding shall be converted into the Stock Consideration and 10% of the total number of the Company Common Shares issued shall be converted into the Cash Consideration. In addition, holders of the Company Common Shares are eligible to receive up to an additional $0.67 in cash per share of the Company Common Shares based on the financial performance of USNY prior to the closing of the Proposed Merger, as detailed more fully in Section 2.1(d) of the Merger Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of USNY and Norwood and reviewed certain internal financial analyses and forecasts prepared by the management of USNY and Norwood, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance and trading history of USNY and Norwood, (iv) studied and analyzed the consolidated financial and operating data of USNY and Norwood, (v) reviewed the pro forma financial impact of the Proposed Merger on USNY, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of USNY and Norwood, (vi) considered the financial terms of the Proposed Merger between USNY and Norwood as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of USNY’s and Norwood’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

We have acted as USNY’s financial advisor in connection with the Proposed Merger and will receive a fee for our service, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. USNY has also agreed to indemnify us against certain liabilities arising out of our engagement.

Our opinion is given in reliance on information and representations made or given by USNY and Norwood, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by USNY and Norwood, including, without limitation, financial statements, financial projections, and stock price data as well as

{DC026906.1} 4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979

phone (610) 832-1212 • fax (610) 832-5301

www.boenninginc.com • Member FINRA/SIPC

UpState New York Bancorp, Inc.

January 8, 2020

certain information from recognized independent sources. We have not independently verified the information concerning USNY and Norwood or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of USNY and Norwood as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of USNY or Norwood, nor have any such valuations or appraisals been provided to us.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business, or prospects of either USNY or Norwood since the date of the last financial statements of each such entity that were made available to us.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of USNY and Norwood, we have assumed that such information, projections and estimates have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of USNY and Norwood as to their most likely future performance. We have further relied on the assurances of management of USNY and Norwood that they are not aware of any facts or circumstances that would make any of such information inaccurate, incomplete or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowances for loan losses indicated on the balance sheets of USNY and Norwood are adequate to cover such losses; we have not reviewed individual loans or credit files of USNY or Norwood. We have assumed that all of the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents are true and correct, that each party under the agreements and documents will perform all of the covenants required to be performed by such party under the agreements and documents, and that the conditions precedent in the agreements and documents will not be waived. We have assumed that the Merger Agreement represents the entire agreement between the parties, that it has not been modified or amended, and that its terms have not been superseded or supplemented by other agreements or documents. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will materially affect either USNY or Norwood, the combined entity or the contemplated benefits of the Proposed Merger, including, without limitation, the cost savings and related expenses expected to result from the Proposed Merger. We have also assumed, with your consent, that the Proposed Merger will be treated as a tax-free reorganization for federal income tax purposes.

Our opinion is based upon (i) information provided to us by USNY and Norwood and their respective officers, directors, auditors, counsel and other agents; (ii) filings, releases and other information issued by USNY and Norwood including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources; and (iii) market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and, accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that USNY’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of USNY’s Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which Norwood’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that USNY has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of USNY’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to USNY’s Board of Directors in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other

UpState New York Bancorp, Inc.

January 8, 2020

document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included, in its entirety, in any filing made by USNY with the Securities and Exchange Commission with respect to the Proposed Merger; provided, however, that any description of, or reference to, our opinion, or to Boehning & Scattergood, Inc., shall be in a form reasonably acceptable to us and to our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, USNY and Norwood or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of USNY and Norwood for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning & Scattergood, Inc. has not had any material investment banking relationship with USNY during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and USNY, on the other hand. Boenning & Scattergood, Inc. previously advised Norwood on a potential transaction which was not consummated and no compensation was paid; other than as previously disclosed, Boenning & Scattergood, Inc. has not had any other material investment banking relationship with Norwood during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and Norwood, on the other hand. Boenning & Scattergood, Inc. may also provide investment banking services to Norwood and USNY (in the event the Proposed Merger is not consummated) in the future for which Boenning & Scattergood, Inc. would expect to receive compensation, although there is no agreement to do so.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee in accordance with our written procedures for approval of fairness opinions. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Proposed Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.

Sincerely,

BOENNING & SCATTERGOOD, INC.

ANNEX D

NEW YORK BUSINESS CORPORATION LAW—BSC §623. Procedure to enforce shareholder’s right to receive payment for shares.

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors

The Registrant has authority under the Pennsylvania Business Corporation Law to indemnify its directors and officers to the extent provided in such statute. The Registrant’s Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. In general, Pennsylvania law permits a Pennsylvania corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation’s request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The provisions of the Pennsylvania Business Corporation Law that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Articles.

Item 21. Exhibits and Financial Statement Schedules.

No.	Description
2.1	Agreement and Plan of Merger, dated January 8, 2020, by and among Norwood Financial Corp., Wayne Bank, UpState New York Bancorp, Inc. and USNY Bank (attached as Annex A to the joint proxy statement/prospectus)(1)

3(i)	Amended and Restated Articles of Incorporation of Norwood Financial Corp.(2)

3(ii)	Bylaws of Norwood Financial Corp. (3)

4.0	Specimen Stock Certificate of Norwood Financial Corp. (4) (P)

5.1	Opinion of Jones Walker, LLP as to validity of the securities to be issued*

8.1	Opinion of Jones Walker, LLP as to tax consequences

8.2	Opinion of Stephens & Lee, PC as to tax consequences

10.1	Form of Voting Agreement (5)

23.1	Consent of S.R. Snodgrass, P.C.

23.2	Consent of Bonadio & Co., LLP

23.3	Consent of Jones Walker, LLP (included in Exhibit 5.1)*

23.4	Consent of Jones Walker, LLP (included in Exhibit 8.1)

No.	Description

23.5	Consent of Stevens & Lee, PC (included in Exhibit 8.2)

24.1	Power of Attorney (included on signature page)*

99.1	Consent of The Kafafian Group, Inc.*

99.2	Consent of Boenning & Scattergood, Inc.*

99.3	Form of proxy of Norwood Financial Corp.

99.4	Form of proxy of UpState Bancorp, Inc.

99.5	Consent of Jeffrey S. Gifford

99.6	Consent of Alexandra K. Nolan

*	Previously filed.
(1)

Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Norwood agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

(2)	Incorporated herein by reference into this document from the Exhibits to the Registrant’s Form 10-K filed with the Commission on March 13, 2020.
(3)	Incorporated by reference into this document from the identically numbered exhibits to the Registrant’s Form 10-Q filed with the Commission on August 8, 2014.
(4)

Incorporated by reference into this document from the identically numbered exhibits to the Registrant’s Form 10 Registration Statement initially filed with the Commission on April 29, 1996, Registration No. 028364.

(5)	Included as Exhibit A to Annex A to the joint proxy statement/prospectus.

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Exchange Act of 1934, each filing of the registrant’s annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Honesdale, Commonwealth of Pennsylvania, on April 6, 2020.

NORWOOD FINANCIAL CORP.

By:	/s/ Lewis J. Critelli
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities indicated on April 6, 2020.

/s/ Lewis J. Critelli	/s/ William W. Davis, Jr.*
Lewis J. Critelli President, Chief Executive Officer and Director (Principal Executive Officer )	William W. Davis, Jr. Director

/s/ Dr. Andrew A. Forte*	/s/ Susan Campfield*
Dr. Andrew A. Forte Director	Susan Campfield Director

/s/ Joseph W. Adams*	/s/ Meg L. Hungerford*
Joseph W. Adams Director	Meg L. Hungerford Director

/s/ Ralph A. Matergia*	/s/ Dr. Kenneth A. Phillips*
Ralph A. Matergia Director	Dr. Kenneth A. Phillips Director

/s/ William S. Lance*	/s/ Kevin M. Lamont*
William S. Lance Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	Kevin M. Lamont Director

*	By:	/s/ Lewis J. Critelli
Lewis J. Critelli
Attorney-in-Fact

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